Registration No. 333-100908

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to
Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Superconductor Technologies Inc.

(Exact name of registrant as specified in its charter)

Delaware	3663	77-0158076
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

460 Ward Drive

Santa Barbara, CA 93111
(805) 690-4500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

M. Peter Thomas

President and Chief Executive Officer
Superconductor Technologies Inc.
460 Ward Drive
Santa Barbara, CA 93111
(805) 690-4500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Daniel G. Christopher, Esq. GuthChristopher LLP 10866 Wilshire Boulevard, Suite 1250 Los Angeles, California 90024 Telephone: (310) 234-6923	Charles E. Shalvoy President and Chief Executive Officer Conductus, Inc. 969 West Maude Avenue Sunnyvale, California 94085 Telephone: (408) 523-9950	Richard Grey, Esq. Orrick, Herrington & Sutcliffe LLP 400 Sansome Street San Francisco, California 94111- 3143 Telephone: (415) 392-1122

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and upon consummation of the merger described in the enclosed prospectus.

      If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF SUPERCONDUCTOR

To Be Held on December 17, 2002

To the Stockholders of Superconductor:

      A special meeting of stockholders of Superconductor Technologies Inc. (Superconductor), a Delaware corporation, will be held at Superconductor’s principal executive offices located at 460 Ward Drive Santa Barbara, California 93111 on December 17, 2002, at 10:00 a.m., local time, for the following purposes:

1. To consider and vote upon a proposal to approve the merger of Conductus, Inc. (Conductus), a Delaware corporation, with and into Superconductor. This would be accomplished by merging STI Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Superconductor, with and into Conductus, under the terms of the Agreement and Plan of Merger attached as Annex A. In the merger, stockholders of Conductus would receive 0.6 shares of newly issued common stock of Superconductor for each share of Conductus common stock owned.

2. To consider and vote upon a proposal to approve the terms of Superconductor’s private financing transaction of approximately $20 million which would result in the issuance of stock concurrently with the closing of the merger. Stockholder approval is required under Nasdaq corporate governance rules because the shares were priced at a discount to the market price on the date of execution of the purchase agreement and the total number of shares issued at closing will exceed 20% of Superconductor’s outstanding common stock. The receipt of a minimum of $15 million of financing on these terms is a condition to the closing of the merger.

3. To consider and vote upon a proposal to approve an amendment to Superconductor’s Restated Certificate of Incorporation, as amended, increasing the authorized common stock of Superconductor from 75,000,000 shares to 125,000,000 shares. An increase will facilitate Superconductor’s completion of the merger and the financing.

4. To consider and vote upon a proposal to approve an amendment to Superconductor’s Restated Certificate of Incorporation that would enable Superconductor’s board of directors, at its discretion, to effect a reverse stock split of Superconductor common stock at an exchange ratio ranging from one newly issued share for each two outstanding shares to one newly issued share for each ten outstanding shares. The proposed amendment is attached as Annex B to this proxy statement/ prospectus.

5. To transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

      Superconductor’s common stock, referred to as “Superconductor stock,” is currently traded on the Nasdaq Stock Market under the symbol “SCON.” Record holders of Superconductor stock at the close of business on November 18, 2002, referred to as “Superconductor stockholders,” are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. It is important that you vote. You are cordially invited to attend the meeting. However, to ensure that you are represented at the special meeting, please complete, sign and date the enclosed proxy card and return it as promptly as possible in the enclosed postage-paid envelope. If you hold any shares of common stock in “street name” by a broker, your broker will only vote your shares upon receiving proper instructions with respect to casting your vote. You have the right to revoke your proxy at any time before it is voted by giving Superconductor written notice of revocation by mail or by facsimile, by submitting a subsequent proxy or by voting in person at the special meeting. If you indicate no instructions on your proxy card with respect to a proposal, Superconductor will vote your shares “FOR” that proposal.

i

      You should carefully consider the risk factors relating to the merger, the financing proposal, the increase in authorized shares, the reverse stock split proposal and Superconductor’s business, which begin on page 19 of the enclosed proxy statement/ prospectus.

      Superconductor’s board of directors has carefully considered the terms of each proposal, including the proposed merger, and has determined that they are each in the best interests of Superconductor and its stockholders, and unanimously recommends that you vote “FOR” the merger, the financing, increasing Superconductor’s authorized shares, and the reverse stock split.

By Order of the Board of Directors of Superconductor

M. PETER THOMAS
President and Chief Executive Officer

Santa Barbara, California

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF CONDUCTUS

To Be Held on December 17, 2002

To the Stockholders of Conductus:

      A special meeting of stockholders of Conductus, Inc. (Conductus), a Delaware corporation, will be held at Conductus’ principal executive offices located at 969 West Maude Avenue, Sunnyvale, California 94085, on December 17, 2002, at 10:00 a.m., local time, for the following purposes:

1. To consider and vote upon a proposal to approve the merger of Conductus, with and into Superconductor Technologies Inc. (Superconductor), a Delaware corporation. This would be accomplished by merging STI Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Superconductor, with and into Conductus, under the terms of the Agreement and Plan of Merger attached as Annex A. In the merger, stockholders of Conductus would receive 0.6 shares of newly issued common stock of Superconductor for each share of Conductus common stock owned.

2. To transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

      Conductus’ common stock, referred to as “Conductus stock,” is currently traded on the Nasdaq Stock Market under the symbol “CDTS.” Record holders of Conductus stock at the close of business on November 18, 2002, referred to as “Conductus stockholders,” are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. It is important that you vote. You are cordially invited to attend the meeting. However, to ensure that you are represented at the special meeting, please complete, sign and date the enclosed proxy card and return it as promptly as possible in the enclosed postage-paid envelope. If you hold any shares of common stock in “street name” by a broker, your broker will only vote your shares upon receiving proper instructions with respect to casting your vote. You have the right to revoke your proxy at any time before it is voted by giving Conductus written notice of revocation by mail or by facsimile, by submitting a subsequent proxy or by voting in person at the special meeting. If you indicate no instructions on your proxy card with respect to a proposal, Conductus will vote your shares “FOR” that proposal.

      You should carefully consider the risk factors relating to the merger proposal and Conductus’ business before and after the merger, which begin on page 19 of the enclosed proxy statement/prospectus.

      Conductus’ board of directors has carefully considered the terms of the proposed merger, and has determined that the merger proposal is in the best interests of Conductus and its stockholders, and unanimously recommends that you vote FOR approval of the merger proposal.

By Order of the Board of Directors of Conductus

CHARLES E. SHALVOY
President and Chief Executive Officer

Sunnyvale, California

SUPERCONDUCTOR TECHNOLOGIES INC.

AND
CONDUCTUS, INC.

JOINT PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

      This joint proxy statement/prospectus, and the annexes hereto (together, referred to as the “proxy statement/prospectus”), is being furnished to Superconductor stockholders in connection with the solicitation of proxies by Superconductor’s board of directors, for use at a special meeting of stockholders to be held at 460 Ward Drive, Santa Barbara, California 93111, on December 17, 2002, at 10 a.m., local time. Superconductor stock is listed on the Nasdaq National Market under the trading symbol “SCON” and on November 14, 2002, the closing price was $1.10 per share.

      This proxy statement/prospectus also is being furnished to Conductus stockholders in connection with the solicitation of proxies by Conductus’ board of directors for use at a special meeting of stockholders to be held at 969 West Maude Avenue, Sunnyvale, CA 94085, on December 17, 2002, at 10 a.m., local time. Conductus stock is listed on the Nasdaq National Market under the trading symbol “CDTS” and on November 14, 2002, the closing price was $0.56 per share.

Record Date; Voting Rights

      The boards of directors of Superconductor and Conductus have each fixed the close of business on November 18, 2002, as the record date for determining the Superconductor stockholders and Conductus stockholders entitled to receive notice of and to vote at each company’s respective special meeting of stockholders. Only stockholders of record as of the close of business on the record date will be entitled to vote at the meeting.

      Superconductor had 25,198,270 shares of stock outstanding and entitled to vote as of the close of business on the record date. Each share is entitled to one vote.

      Conductus had 22,510,401 shares of stock outstanding and entitled to vote as of the close of business on the record date. Each share is entitled to one vote.

Board of Directors — Recommendation

      Superconductor’s board of directors has unanimously approved the proposals submitted to Superconductor’s stockholders in this proxy statement/prospectus and recommends Superconductor stockholders vote “FOR” the merger, “FOR” the issuance of additional Superconductor stock in connection with the financing transaction, “FOR” the increase in the number of authorized shares of common stock and “FOR” the reverse stock split.

      Conductus’ board of directors has unanimously approved the merger and recommends Conductus stockholders vote “FOR” the merger.

Costs of Solicitation

      Superconductor and Conductus will jointly pay the expenses of printing, assembling and mailing this proxy statement/prospectus. In addition to the use of the mails, directors, officers or regular employees of Superconductor, with respect to Superconductor stockholders, or Conductus, with respect to Conductus stockholders, may solicit proxies without additional compensation, except for reimbursement of actual expenses. They may do so using the mails, in person, by telephone or by facsimile transmission. Superconductor has also retained Investor Com, Inc. as a proxy solicitor for a fee of approximately $7,500. Additionally, both Superconductor and Conductus will post this proxy statement/prospectus on their website for public review. Although neither Superconductor nor Conductus has done so to date, either of them may also make arrangements with brokerage firms and custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of common stock held of record by such persons as of the record date. Brokers, fiduciaries, custodians and other nominees will be reimbursed for out-of-pocket expenses incurred in sending these proxy materials to, and obtaining instructions from, beneficial owners.

v

DATED NOVEMBER 20, 2002

SUPERCONDUCTOR TECHNOLOGIES INC.

AND
CONDUCTUS, INC.

PROSPECTUS

       This proxy statement/prospectus forms a part of a Registration Statement on Form S-4, which Superconductor has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the purpose of registering the Superconductor stock to be issued to Conductus stockholders in the merger, if the merger proposal is approved. We refer to that registration statement, including its exhibits and any amendments, as the “Registration Statement.”

      This proxy statement/prospectus does not contain all the information in the Registration Statement. Please review the Registration Statement for further information with respect to Superconductor, Conductus and the Superconductor stock. See “Where You Can Find More Information.” For your convenience, this proxy statement/prospectus summarizes certain terms of the merger and related merger agreement and the Superconductor stock. However, the legal rights of the parties would be governed by the actual language of the Agreement and Plan of Merger, attached as Annex A, to this proxy statement/ prospectus. Please review it carefully for a complete description of the rights and obligations summarized in this proxy statement/ prospectus. The information contained in this proxy statement/ prospectus concerning the provisions of these and other documents is necessarily a summary, and for the full terms of those agreements you should carefully read the copy of the applicable document filed with the SEC or attached as an annex to this proxy statement/prospectus.

      Neither the SEC nor any state securities regulator has determined if this proxy statement/ prospectus is truthful or complete accurate or adequate. Any representation to the contrary is a criminal offense. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where such an offer or solicitation would be illegal. No person has been authorized to give any information or to make any representation not contained or incorporated by reference in this proxy statement/ prospectus. Any representation to the contrary is a criminal offense and you should not rely on such information or representation.

      This proxy statement/prospectus is dated November 20, 2002, and was first mailed to stockholders of Superconductor and Conductus on or about November 20, 2002.

FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT/PROSPECTUS
THE SUPERCONDUCTOR SPECIAL MEETING
THE CONDUCTUS SPECIAL MEETING
PROPOSAL ONE--THE MERGER PROPOSAL
QUESTIONS AND ANSWERS ABOUT THE MERGER
RISK FACTORS
Risks Related to the Merger
Risks Common to the Businesses of Superconductor and Conductus
Risks Related to Superconductor Common Stock
THE MERGER
Background of the Merger
Superconductor’s Reasons for the Merger
Recommendation of the Superconductor Board of Directors
Opinion of Financial Advisor to Superconductor
Interests of Certain Persons in the Merger -- Superconductor
Conductus’ Reasons for the Merger
Recommendation of the Conductus Board of Directors
Opinion of Financial Advisor to Conductus
Interests of Certain Persons in the Merger -- Conductus
Completion and Effectiveness of the Merger
Structure of the Merger and Conversion of Conductus stock
Exchange of Conductus Stock Certificates
Treatment of Conductus Equity-Based Awards
Treatment of Warrants
Material United States Federal Income Tax Consequences of the Merger
Accounting Treatment of the Merger
Regulatory Filings and Approvals Required to Complete the Merger
Restrictions on Sales of Shares by Affiliates of Superconductor or Conductus
Rights of Dissenting Stockholders
Listing of Superconductor Stock to Be Issued in the Merger
Delisting and Deregistration of Conductus stock after the Merger
THE MERGER AGREEMENT
Effective Time and Effect of Merger
Merger Consideration
Exchange of Conductus Stock Certificates
Treatment of Conductus Equity-Based Awards
Treatment of Warrants
Representations and Warranties
Conduct of Business of Superconductor and Conductus Prior to the Effective Time
Conduct of Business Following the Merger
No Solicitation
Certain Other Covenants
Conditions to the Completion of the Merger
Termination
Fees, Expenses and Termination Fee
Amendment and Waiver; Parties in Interest
Other Agreements
COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION
COMPARATIVE PER SHARE DATA
SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
SUPERCONDUCTOR SELECTED HISTORICAL FINANCIAL DATA
SUPERCONDUCTOR MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS OF SUPERCONDUCTOR
Cryogenic Cooling Technology
Cryogenic Packaging
How Superconductor Uses Government Contracts to Fund Technology Development
Superconductor’s Manufacturing Capabilities
Intellectual Property
Competition
Employees
Environmental Issues
Properties
Legal Proceedings
MANAGEMENT OF SUPERCONDUCTOR AFTER MERGER
Directors and Executive Officers
SUPERCONDUCTOR EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants in Fiscal 2001
Aggregated Option Exercises in Fiscal 2001 and 2001 Fiscal Year-End Option Values
Employment Agreements
Director Compensation
Compensation Committee Interlocks and Insider Participation
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF SUPERCONDUCTOR
CERTAIN TRANSACTIONS
CONDUCTUS SELECTED HISTORICAL FINANCIAL DATA
CONDUCTUS MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS OF CONDUCTUS
Overview
Industry Background
Technology
The Conductus Solution
Business and Development Strategy
Sales and Marketing
Strategic Relationships
Research and Development
Intellectual Property
Manufacturing
Competition
Employees
Government Regulation and Environmental Matters
Legal Proceedings
Employment Contracts, Termination of Employment Arrangements and Change in Control Agreements
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CONDUCTUS
COMPARISON OF RIGHTS OF HOLDERS OF CONDUCTUS CAPITAL STOCK AND SUPERCONDUCTOR CAPITAL STOCK
Comparison of Authorized Capital Stock
Number of Directors
Classification of Directors
Cumulative Voting For Directors
Director Voting
Removal of Directors
Filling Vacancies on the Board of Directors
Special Meetings of Stockholders
Voting Rights; Quorums for Meetings of Stockholders
Stockholder Action by Written Consent
Advance Notice Provisions for Stockholder Nominations and Proposals
Amendment of Certificate of Incorporation
Amendment of Bylaws
Indemnification of Directors and Officers
Stockholder Rights Plans
PROPOSAL TWO -- SUPERCONDUCTOR’S PROPOSAL FOR A PRIVATE FINANCING
Dilution
Registration Rights; Future Stock Sales
Changes to Superconductor’s Board
Termination
Vote Required
Board Recommendation
PROPOSAL THREE -- SUPERCONDUCTOR’S PROPOSAL TO INCREASE ITS AUTHORIZED COMMON STOCK
PROPOSAL FOUR -- SUPERCONDUCTOR’S PROPOSAL FOR A REVERSE STOCK SPLIT
Introduction
Reasons for the Reverse Stock Split
Principal Effects
Exchange of Stock Certificates and Elimination of Fractional Share Interests
Federal Income Tax Consequences
No Appraisal Rights
Vote Required
Board Recommendation
FUTURE STOCKHOLDER PROPOSALS
EXPERTS
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
BALANCE SHEET
STATEMENT OF OPERATIONS
STATEMENT OF CASH FLOWS
NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS
REPORT OF INDEPENDENT ACCOUNTANTS
BALANCE SHEET
STATEMENT OF OPERATIONS
STATEMENT OF STOCKHOLDERS’ EQUITY
STATEMENT OF CASH FLOW
ANNEX A
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers
Item 21. Exhibits and Financial Statement Schedules
Item 22. Undertakings
SIGNATURES
EXHIBIT INDEX
EXHIBIT 5.1
EXHIBIT 8.1
EXHIBIT 23.1
EXHIBIT 23.2
EXHIBIT 99.3
EXHIBIT 99.4
EXHIBIT 99.5
EXHIBIT 99.6
EXHIBIT 99.7

x

FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT/ PROSPECTUS

      Statements contained in this proxy statement/ prospectus that are not statements of historical fact are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements with respect to Superconductor’s and Conductus’ financial condition, results of operations and business as well as the expected effects of the merger on Superconductor’s financial performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will” and similar expressions often identify forward-looking statements.

      These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include:

•	one or more of the conditions to the merger will not be satisfied and the merger will not be consummated;

•	the anticipated benefits from the merger will not be fully realized, if at all;

•	the timing, costs or difficulties related to the integration of Superconductor’s and Conductus’ businesses and infrastructure are greater than expected;

•	the effect of the costs of completing the merger and the transaction’s potential impairment of the value of certain intangible assets on results of operations;

•	the effect of competition on achieving revenues and maximizing margins;

•	rapidly changing technology and shifting customer requirements; and

•	other risks and uncertainties, including, without limitation, the risks and uncertainties involved in continued acceptance of the combined company’s products and services, as may be detailed from time to time in Superconductor’s and Conductus’ public announcements and filings with the SEC.

      In evaluating the merger, you should carefully consider the discussion of these and other factors in the section titled “Risk Factors” beginning on page 19. You are cautioned not to place undue reliance on such statements, which speak of only as of the date of this proxy statement/ prospectus or the date of any document to which you are referred. Both Superconductor and Conductus have an obligation to update and disclose any material developments related to information disclosed in this proxy statement/ prospectus through and including the date of the special meetings of stockholders, however, neither company undertakes an obligation to update or revise any forward-looking statements that are or may be affected by developments which their respective management does not deem material.

THE SUPERCONDUCTOR SPECIAL MEETING

General

Meeting Date; Time; and Location	December 17, 2002, at 10:00 a.m., local time, at the Superconductor’s principal executive offices located at 460 Ward Drive, Santa Barbara, California 93111.

Quorum	A quorum of stockholders is necessary to hold a valid meeting. Holders of a majority of the issued and outstanding shares of Superconductor stock, present in person or by proxy, will constitute a quorum for the transaction of business at the special meeting. Abstentions and broker non-votes will be counted for the purpose of determining a presence of a quorum at the special meeting.

Record Date and Shares Entitled to Vote	Only Superconductor stockholders of record at the close of business on November 18, 2002, are entitled to notice of and to vote at the Superconductor special meeting. As of the record date, there were 25,198,270 shares of Superconductor stock, par value $0.001 per share, outstanding and entitled to vote held by 221 stockholders of record.

Voting Procedure	After you read and consider the information in this proxy statement/ prospectus, mark your proxy card fully with respect to each matter, and then mail your signed and dated proxy card in the enclosed return envelope as promptly as possible. To make sure you are represented at the meeting, you should return your proxy card whether or not you plan to attend.

If you hold your shares in “street name,” you must instruct your broker how you would like him or her to vote your shares in order for your shares to be voted with respect to the merger, the financing transaction, the increase in the number of authorized shares and the reverse stock split. You may abstain from voting on any proposal by marking “ABSTAIN” on your proxy card or ballot. Please refer to the vote required under each proposal for an explanation of the effect of broker non-votes and abstentions on each proposal.

Revocation of Proxies	You have the right to revoke your proxy at any time before it is voted by giving written notice of revocation to the Secretary of Superconductor by mail or facsimile, by submitting a subsequent later-dated proxy, or by voting in person at the special meeting. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Superconductor at 460 Ward Avenue, Santa Barbara, California 93111, Attention: Secretary, or hand delivered to the Secretary of Superconductor, in each case at or before the taking of the vote at the Superconductor special meeting of stockholders.

Risk Factors	Each proposal submitted for approval by Superconductor’s stockholders carries certain risks. We urge you to carefully consider the risk factors set forth in this proxy statement/ prospectus. See section entitled “Risk Factors” beginning on page 19.

Matters To Be Considered At The Meeting

Proposal One: The Merger Proposal	Under the merger proposal, Superconductor would acquire Conductus. This would be accomplished by the merger of a newly formed Delaware corporation wholly owned by Superconductor, STI Acquisition Inc., referred to as Merger Sub, with and into Conductus, with Conductus as the surviving corporation in the merger. The merger would be accomplished pursuant to the terms of the Agreement and Plan of Merger, attached to this proxy statement/ prospectus as Annex A.

The Merger Consideration	Conductus stockholders will receive 0.6 shares of Superconductor stock for each share of Conductus stock. Conductus stockholders will receive cash for any fractional shares of Superconductor stock they would otherwise be entitled to receive in the merger.

In the merger, Superconductor will issue more than 20% of its outstanding shares of stock (before giving effect to the merger and the financing transaction) to Conductus’ stockholders. Superconductor stock is traded on Nasdaq, and, as a result, Superconductor must comply with Nasdaq corporate governance rules. Nasdaq’s corporate governance rules require stockholder approval for any acquisition pursuant to which the number of shares issued in the offering will be equal to or in excess of 20% of the numbers of shares of common stock outstanding before the transaction. Because Conductus stockholders will own in excess of 20% of Superconductor’s stock after the merger, Nasdaq’s rules require Superconductor’s stockholders to approve the merger.

Reasons for the Merger	Superconductor considered a number of factors in its decision to pursue the merger, including the following:

• The acquisition of Conductus by Superconductor is expected to present numerous opportunities to streamline the combined businesses and integrate the capabilities of the two companies;

• The combined company is anticipated to present a more attractive investment opportunity and would likely be able to raise needed capital on more favorable terms than either company could individually;

• Superconductor and Conductus represent 30 years of collective experience in superconductor technology and together expect to accelerate the wide scale deployment of the technology in the telecommunications industry;

• With combined revenues expected to be between $27 and $30 million by fiscal year 2002, the new Superconductor is expected to reach critical mass sooner than either company could have achieved on its own; and

• The combined company should be a stronger force within the wireless sub-system equipment market, and should be well positioned to benefit from the deployment of new cell sites.

The Effect of the Merger	If the merger is approved:

• Conductus would become a wholly owned subsidiary of Superconductor.

• Conductus’ stock would cease to be publicly traded.

• The Superconductor Certificate would continue to be the certificate of incorporation of Superconductor, except that if Proposal 3 is adopted, an amendment will be filed to increase the shares of authorized common stock to 125,000,000 and if proposal 4 is adopted the amendment attached as Annex B will be adopted.

• Superconductor’s board of directors would be expanded from eight (8) to twelve (12) members, consisting of all eight (8) of the current directors of Superconductor, three (3) new directors from the board of Conductus and one (1) new director chosen by certain investors in the private financing affiliated with the Special Situations family of funds (the Special Situations Funds). The three new directors from Conductus will be Martin A. Kaplan, David L. Short and Charles E. Shalvoy. The Special Situations Funds appointee will be Robert J. Majteles.

• Mr. Charles E. Shalvoy, the President and Chief Executive Officer of Conductus, will remain President of the Conductus subsidiary and will become an Executive Vice President of Superconductor. Other than this addition, the executive officers of Superconductor immediately before the merger will continue to be executive officers of Superconductor after the merger.

• After giving effect to the merger and the private financing transaction discussed in proposal 2 below, Conductus stockholders would own approximately 23% of Superconductor’s stock then outstanding. However, this percentage does not take into account the fact that some Conductus stockholders already own shares of Superconductor stock or that they will acquire additional shares of Superconductor stock in the financing.

Recommendation of the Superconductor Board	Superconductor’s board of directors has unanimously approved and recommends that you vote “FOR” the merger and the approval of the merger agreement. See the section entitled “The Merger — Recommendation of Superconductor Board of Directors’ on page 40.

Vote Required	The merger must be approved by a majority of votes cast by Superconductor stockholders at the special meeting.

Failure to Vote; Abstentions	If you fail to send in your proxy card, you will not be counted for purposes of constituting a quorum and will not be counted for purposes of determining a majority of votes cast at the special meeting. “Withheld” votes, and broker “non-votes” by Superconductor stockholders will be counted towards determining a quorum, but will not be counted towards the number of votes cast, and, therefore, will not be counted for purposes of determining a majority of votes cast at the special meeting.

If you abstain from voting on this proposal by marking “ABSTAIN” on your proxy card or ballot, your vote will be counted both towards determining a quorum for the special meeting and will be counted among the number of votes cast on the merger proposal. Therefore, if you “ABSTAIN,” your vote will be effectively cast “AGAINST” the proposal. The financing transaction and the merger are each conditioned on the other. Therefore, both proposals must be approved for either transaction to be effected. In addition, the increase in authorized shares has been included primarily to facilitate the merger and the financing. If you vote “FOR” the financing proposal, you should also vote “FOR” the merger proposal and “FOR” the proposed increase in authorized shares.

No Dissenters’ or Appraisal Rights	Superconductor stockholders will not be entitled to appraisal rights under Section 262 of the Delaware General Corporation Law in connection with the merger or the exchange of Conductus stock into shares of Superconductor stock.

Proposal Two: The Financing Proposal	The financing proposal seeks Superconductor stockholder approval for a private financing transaction of approximately $20 million, which would result in the issuance of Superconductor stock and warrants to purchase Superconductor stock concurrently with the closing of the merger. The financing would be made pursuant to a securities purchase agreement dated October 10, 2002, as amended.

The financing transaction and the merger are each conditioned on each other. Therefore both transactions must be approved for either transaction to be effected.

Terms of Stock Sale	In the transaction, Superconductor will sell 21,096,954 shares of unregistered common stock, in excess of 20% of the outstanding shares of Superconductor stock before giving effect to the merger and the financing transaction, at a purchase price of $0.95 per share. This was a below market price when the securities purchase agreement was signed. The investors also will acquire warrants to purchase an additional 5,274,240 shares with an above market exercise price. Under Nasdaq’s rules, market price is the closing price for Superconductor’s stock on the date of execution of the purchase agreement.

The Nasdaq corporate governance rules require stockholder approval of unregistered common stock issuances priced at a discount to the market on the date of execution of the purchase agreement if the proposed issuance would result in the issuance of 20% or more of the common stock or voting power of the company before the issuance. To comply with Nasdaq’s rules, Superconductor’s stockholders are being asked to approve the private financing transaction.

Recommendation of the Superconductor Board	Superconductor’s board of directors has unanimously approved and recommends that you vote “FOR” the financing transaction. See section entitled “Superconductor’s Proposal for a Private Financing — Board Recommendation” on page 153.

Vote Required	A majority of the votes cast by Superconductor stockholders must affirmatively approve the financing proposal at the special meeting.

Failure to Vote; Abstentions	If you fail to send in you proxy card, you will not be counted for purposes of constituting a quorum and will not be counted for purposes of determining a majority of votes cast at the special meeting. “Withheld” votes, and broker “non-votes” by Superconductor stockholders will be counted towards determining a quorum, but will not be counted towards the number of votes cast, and, therefore, will not be counted for purposes of determining a majority of votes cast at the special meeting.

If you abstain from voting on this proposal by marking “ABSTAIN” on your proxy card or ballot, your vote will be counted both towards determining a quorum for the special meeting and will be counted among the number of votes cast on the financing proposal. Therefore, if you “ABSTAIN” your vote will be effectively cast “AGAINST” the proposal. The financing transaction and the merger are each conditioned on the other. Therefore, both proposals must be approved for either transaction to be effected. In addition, the increase in authorized shares has been included primarily to facilitate the merger and the financing. If you vote “FOR” the merger proposal, you should also vote “FOR” the financing proposal and “FOR” the proposed increase in authorized shares.

Proposal Three: Increase in Authorized Shares of Superconductor Stock	Superconductor’s stockholders are being asked to approve a proposed amendment to Superconductor’s Restated Certificate of Incorporation, as amended, referred to as the Superconductor Certificate, to increase the number of authorized shares of Superconductor common stock from 75,000,000 shares to 125,000,000 shares. After giving effect to the merger and the financing, Superconductor would have more than 75,000,000 shares outstanding and issuable upon exercise of options and warrants. Therefore, an increase will facilitate Superconductor’s ability to meet its commitments under the terms of the merger and the financing and fully reserve for all shares issuable upon exercise of options and warrants.

Superconductor will abandon the increase in authorized shares under this proposal 3 if the merger and financing are not consummated.

Principal Reasons for Proposal	The principal purpose for the increase is to facilitate the merger and the financing. However, the increase also includes additional shares that may be used in connection with possible stock splits or dividends, additional acquisitions, equity financings, management incentive and employee benefit plans, investments, and for other purposes. Except for the merger and the financing described in this proxy statement/ prospectus, Superconductor does not have any present plans to issue or use the proposed additional shares of common stock in acquisitions or otherwise, but expects to explore potential acquisitions from time to time as opportunities arise.

Effect on Superconductor Stock, Options and Warrants	Increasing the number of authorized shares would have no effect on the number of outstanding shares of Superconductor stock or issuable upon exercise of options or warrants. Superconductor currently has authorized preferred stock of 2,000,000 shares, which will not be affected by this proposal.

Recommendation of the Superconductor Board	Superconductor’s board of directors has unanimously approved and recommends that you vote “FOR” the an increase in the number of authorized shares of Superconductor stock. See “Superconductor’s Proposal to Increase its Authorized Common Stock — Board Recommendation” on page 156.

This proposal is contingent upon the merger in proposal 1 and the financing in proposal 2, and Superconductor’s board of directors will implement this increase in the authorized common stock only if the merger and financing are approved and consummated.

Vote Required	The affirmative vote of the holders of at least a majority of the shares of Superconductor stock outstanding on the record date is required to approve the increase in authorized shares proposal.

If you fail to send in your proxy card, or abstain with respect to the reverse stock split proposal your vote will have the effect of voting “AGAINST” the increase in authorized shares proposal.

To facilitate the merger and the concurrent financing transaction, the number of authorized shares of Superconductor stock should be increased. Therefore, if you voted “FOR” the merger in proposal 1 and the financing in proposal 2, you should also vote “FOR” the approval of this proposal 3.

Proposal Four: The Reverse Stock Split	Superconductor’s stockholders are being asked to approve a proposed amendment to Superconductor’s Certificate to effect a reverse stock split of Superconductor stock at an exchange ratio ranging from one newly issued share for each two outstanding shares to one newly issued share for each ten outstanding shares. Although Superconductor is seeking stockholder approval, Superconductor’s board of directors will have the discretion to postpone or cancel the reverse stock split.

Effect on Superconductor Stock, Options and Warrants	A reverse stock split would decrease the number of outstanding shares of Superconductor stock, thereby increasing the number of shares of Superconductor stock that are authorized but which are unissued. As of October 22, 2002, Superconductor had outstanding options and warrants to purchase 6,124,622 shares, including unvested warrants to purchase 585,560 shares, of Superconductor stock, all of which include provision for adjustments in the event of a reverse stock split, including exercise prices which will be proportionally adjusted.

Recommendation of the Superconductor Board	Superconductor’s board of directors has unanimously approved and recommends that you vote “FOR” the reverse stock split. See

“Superconductor’s Proposal for a Reverse Stock Spilt — Board Recommendation” on page 159.

Vote Required	The affirmative vote of the holders of at least a majority of the shares of Superconductor stock outstanding on the record date is required to approve the reverse stock split proposal.

If you fail to send in your proxy card, instruct your broker or nominee on how you would like him or her to vote your shares with respect to the reverse stock split proposal, or if you abstain with respect to the reverse stock split proposal, your vote will have the effect of voting “AGAINST” the reverse stock split proposal.

THE CONDUCTUS SPECIAL MEETING

General

Meeting Date; Time; and Location	December 17, 2002 at 10:00 a.m., local time, located at 969 West Maude Avenue, Sunnyvale, California 94085.

Quorum	A quorum of stockholders is necessary to hold a valid meeting. Holders of a majority of the issued and outstanding shares of Conductus stock, present in person or by proxy, will constitute a quorum for the transaction of business at the special meeting.

Record Date and Shares Entitled to Vote	Only Conductus stockholders of record at the close of business on November 18, 2002, are entitled to notice of and to vote at the Conductus special meeting. As of the record date, there were 22,510,401 shares of Conductus stock, par value $0.0001 per share, outstanding and entitled to vote held by approximately 136 stockholders of record.

Voting Procedure	After you read and consider the information in this proxy statement/ prospectus, mark your proxy card fully with respect to each matter, and then mail your signed and dated proxy card in the enclosed return envelope as promptly as possible. To make sure you are represented at the meeting, you should return your proxy card whether or not you plan to attend.

If you hold your shares in “street name,” you must instruct your broker how you would like him or her to vote your shares in order for your shares to be voted with respect to the merger. Abstaining from voting on the merger will have the same effect as a vote “AGAINST” that proposal.

Revocation of Proxies	You have the right to revoke your proxy at any time before it is voted by giving written notice of revocation to our Secretary by mail or facsimile, by submitting a subsequent later-dated proxy, or by voting in person at the special meeting. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Conductus at 969 West Maude Avenue, Sunnyvale, California 94085, Attention: Secretary, or hand delivered to the Secretary of Conductus, in each case at or before the taking of the vote at the Conductus special meeting of stockholders.

Risk Factors	The proposal submitted for approval by Conductus’ stockholders carries certain risks. We urge you to carefully consider the risk factors set forth in this proxy statement/ prospectus. See “Risk Factors” beginning on page 19.

Matters To Be Considered At The Meeting

Proposal One

The Merger Proposal	Under the merger proposal, Superconductor would acquire Conductus. This would be accomplished by the merger of a newly formed Delaware corporation wholly owned by Superconductor, Merger Sub, with and into Conductus, with Conductus as the surviving corporation in the merger. The merger would be accom-

plished pursuant to the terms of the Agreement and Plan of Merger, attached to this proxy statement/ prospectus as Annex A.

The Merger Consideration	Conductus stockholders will receive 0.6 shares of Superconductor stock for each share of Conductus stock. Conductus stockholders will receive cash for any fractional shares of Superconductor stock they would otherwise be entitled to receive in the merger.

Reasons for the Merger	Conductus’ management has identified significant complementary strengths and products between the two companies and believes that the combined company has the potential to:

• be a much stronger force within the wireless sub-system equipment market;

• leverage global presence in sales, support and alliances;

• achieve synergies and reduce costs through the integration of the operations of the two companies and the elimination of redundant manufacturing overhead expenses as well as duplicate sales, marketing and administrative functions;

• integrate the individual companies complementary technologies to potentially expand and enhance the overall product offering to existing and prospective customers;

• grow more rapidly than Conductus can grow as an independent company in the wireless telecommunications equipment market.

The Effect of the Merger	If the merger is approved:

• Conductus would become a wholly owned subsidiary of Superconductor.

• Conductus’ stock would cease to be publicly traded.

• The Superconductor Certificate would continue to be the certificate of incorporation of Superconductor, except that if Proposal 3 is adopted, an amendment will be filed to increase the shares of authorized common stock to 125,000,000 and if Proposal 4 is adopted, the amendment attached as Annex B may be adopted.

• Superconductor’s board of directors would be expanded from eight (8) to twelve (12) members, consisting of all eight (8) of the current directors of Superconductor, three (3) new directors from the board of Conductus and one (1) new director chosen by certain investors in the private financing affiliated with the Special Situations Funds. The three new directors from Conductus will be Martin A. Kaplan, David L. Short and Charles E. Shalvoy. The Special Situations Funds appointee will be Robert J. Majteles.

• Mr. Charles E. Shalvoy, the President and Chief Executive Officer of Conductus, will remain President of the Conductus subsidiary and will become an Executive Vice President of Superconductor. Other than this addition, the executive officers of Superconductor immediately before the merger will continue to be executive officers of Superconductor after the merger.

• After giving effect to the merger and the private financing transaction discussed in proposal 2 below, Conductus stockholders would own approximately 23% of Superconductor’s stock then outstanding. However, this percentage does not take into account the fact that some Conductus stockholders already own shares of Superconductor stock or that they will acquire additional shares of Superconductor stock in the financing.

Recommendation of the Conductus Board	Conductus’s board of directors has unanimously approved and recommends that you vote “FOR” the merger and the approval of the merger agreement. See “The Merger — Recommendation of Conductus Board of Directors” on page 47.

Vote required	The affirmative vote of the holders of at least a majority of the shares of Conductus stock outstanding on the record date is required to approve the merger.

If you fail to instruct your broker on how you would like him or her to vote your shares, your actions will have the same effect as a vote “AGAINST” the merger agreement and the merger. If you submit a proxy that indicates an abstention from voting on all matters presented at the special meeting, your proxy will have the same effect as a vote “AGAINST” the merger agreement and the merger.

No Dissenters’ or Appraisal Rights	Conductus stockholders will not be entitled to appraisal rights under Section 262 of the Delaware General Corporation Law in connection with the merger or the exchange of Conductus stock into shares of Superconductor stock.

PROPOSAL ONE—THE MERGER PROPOSAL

      Superconductor develops, manufactures and markets high performance products based on semiconductor technology to service providers, systems integrators and original equipment manufacturers in the wireless telecommunications industry. Superconductor’s products, known collectively as SuperLink Solutions, are designed to maximize the performance of wireless networks. See “Business of Superconductor” beginning on page 97.

      Conductus develops, manufactures and markets electronic components and systems based on superconductors for applications in the worldwide wireless telecommunications market. From Conductus’ incorporation in 1987 to 1997, Conductus developed materials and processes for high-temperature superconductor technology and researched potential applications for the technology and now focuses on developing applications for the telecommunications market. See “Business of Conductus” beginning on page 134.

      Superconductor and Conductus believe that combining the two companies offers significant strategic opportunities. See “Superconductor’s Reasons for the Merger” beginning on page 39 and “Conductus’ Reasons for the Merger” beginning on page 45.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:     What will happen in the merger? (See page 56)

A:     In the merger, Merger Sub (STI Acquisition Inc.), a Delaware corporation and wholly owned subsidiary of Superconductor, will merge into Conductus, with Conductus as the surviving company and a wholly owned subsidiary of Superconductor after the merger. The merger will be accomplished pursuant to the terms of the Agreement and Plan of Merger attached to this proxy statement/prospectus as Annex A. You are encouraged to read it carefully.

Q:     What will Conductus stockholders receive in the merger? (See page 60)

A:     Conductus stockholders will receive 0.6 shares of Superconductor common stock for each share of Conductus common stock. After the merger, Conductus stock will cease to trade. Conductus stockholders will receive cash for any fractional shares of Superconductor stock that they would otherwise be entitled to receive in the merger.

Q:     What will Conductus option and warrant holders receive in the merger? (See page 61)

A:     Each Conductus option and warrant holder will receive an equivalent instrument to purchase Superconductor stock on the same terms and conditions as the Conductus security. The number of shares of Superconductor common stock will be adjusted by multiplying the number of Conductus securities times the exchange ratio. The exercise price will be adjusted accordingly.

Q:     Will the number of shares received in the merger change if the price of Superconductor stock fluctuates? (See page 60)

A:     No. The exchange ratio of 0.6 shares of Superconductor stock for each share of Conductus stock is fixed, and will not be adjusted for any changes in the market value of the Superconductor stock.

Q:     When do you expect the merger to be completed? (See page 60)

A:     Superconductor and Conductus intend to complete the merger by December 31, 2002. However, the exact timing of the merger cannot be determined at this time because completion of the merger is subject to a number of conditions.

Q:     What stockholder approvals are required for the merger? (See pages 4 and 11)

Superconductor:

A:     A majority of votes cast by Superconductor stockholders at the special meeting must approve the merger proposal and the financing proposal.

Conductus:

A:     The holders of a majority of outstanding shares of Conductus stock on the record date for the special meeting must approve the merger and the merger agreement.

Q:     Are there any stockholders already committed to voting in favor of the merger and the financing? (See page 69)

A:     Yes. Certain Superconductor stockholders, affiliated with The Hillman Company, who collectively beneficially hold approximately 25% of the voting power of the Superconductor stock outstanding as of October 10, 2002, entered into voting agreements with Conductus pursuant to which they will vote all of their beneficially owned shares in favor of approval and adoption of the merger agreement and in favor of the approval of the financing.

Q:     Who will be the directors of Superconductor following the merger? (See page 108)

A:     Following the merger and concurrent financing, Superconductor’s board of directors will be increased from eight to twelve members — the eight current members of Superconductor’s board of directors, the following members of Conductus’ current board of directors, (Martin A. Kaplan, David L. Short and Charles E. Shalvoy) and an additional member to be appointed by the investors affiliated with Special Situations Funds (who will be Robert J. Majteles) who are investors in the financing. The parties have also agreed that at the next annual meeting of stockholders, Superconductor will reduce its board of directors to a total of ten members. The board will then consist of six individuals chosen by the current eight directors of Superconductor from among the current directors of Superconductor, two individuals chosen by the current eight directors of Superconductor from among the current eight directors of Conductus (who will be Messrs. Kaplan and Short), Mr. John Shoch (or another person designated by Alloy Ventures Fund 2000, LLC, an investor in the financing, acceptable to the current directors of Superconductor) and the representative chosen by the investors affiliated with the Special Situations Funds (who will be Robert J. Majteles).

Q:     Who will be the executive officers of Superconductor following the merger? (See page 108)

A:     Following the merger, the executive officers of Superconductor will retain their positions at the combined company. In addition, Charles E. Shalvoy, the current President and Chief Executive of Conductus will be appointed an Executive Vice President of Superconductor and President of the post-merger Conductus subsidiary.

Q:     What are the expected United States federal income tax consequences of the merger? (See page 57)

A:     Conductus and Superconductor have structured the merger so that, in general, Conductus, Superconductor and their respective stockholders will not recognize gain or loss for United States federal income tax purposes in the merger, except with respect to cash received by Conductus stockholders in lieu of fractional shares of Superconductor stock.

Q:     What are the conditions that must be satisfied for the merger to occur? (See page 65)

A:     Completion of the merger is subject to the satisfaction or waiver of a number of conditions, including:

•	receipt of the required vote from the stockholders of Superconductor and Conductus to approve the merger;

•	concurrent closing of the Superconductor financing for a minimum of $15 million;

•	the registration statement, of which this proxy statement/prospectus is a part, must be declared and remain effective with the SEC;

•	no law, regulation or order preventing the completion of the merger is in effect and any required consents must be obtained;

•	the shares of Superconductor stock to be issued in the merger must be approved for listing on the Nasdaq National Market; and

•	Superconductor’s board of directors must have been increased from 8 members to 12 members, and 3 members of Conductus’ board of directors and the Special Situations Funds nominee will have been appointed to fill the newly created vacancies.

Q:     Does the merger agreement permit termination of the merger? (See page 67)

A:     Yes. Conductus and Superconductor may mutually agree to terminate the merger agreement without completing the merger. Additionally, either Conductus or Superconductor may terminate the merger agreement under any of the following circumstances:

•	if the merger is not completed by February 15, 2003;

•	if a final court order prohibiting the merger is issued and is not appealable;

•	if the stockholders of either company do not provide the required approvals; or

•	if the conditions to completion of the merger would not be satisfied because the other party breaches a representation or warranty in the merger agreement which results in a material adverse effect or fails to comply in all material respects with a covenant or agreement in the merger agreement which is not cured within 30 days of notice.

Superconductor may also terminate the merger agreement for any of a number of Conductus actions set forth in the merger agreement. Most of these events relate to the actions of Conductus in pursuing or responding to a competing transaction. Conductus also may terminate the merger agreement in the event of a specific set of actions set forth in the merger agreement. The most significant of these actions is the acceptance by Conductus of a superior proposal as defined in the merger agreement.

Q:     Could Conductus be required to pay a termination fee? (See page 68)

A:     Yes. If the merger agreement is terminated by Conductus because of its acceptance of a superior competing proposal, Conductus will be required to pay to Superconductor a termination fee of 3% of the aggregate consideration received in consummation of the superior competing proposal.

Q:     May Conductus negotiate with other parties? (See page 62)

A:     No. Conductus has agreed, subject to limited exceptions for responses to unsolicited bona fide offers, not to initiate or engage in discussions with another party concerning a business combination with a party other than Superconductor while the merger is pending. If another party makes an unsolicited written proposal to Conductus for a transaction that Conductus’ board of directors believes in good faith, after consultation with Conductus’ financial advisor, would, if consummated, be more favorable to the Conductus stockholders than the merger with Superconductor and the failure to withdraw or change its recommendation would be inconsistent with the board’s fiduciary duties, the merger agreement permits Conductus’ board of directors to withdraw or change its recommendation in favor of the merger.

Q: Are there restrictions on the ability to sell Superconductor stock received as a result of the merger? (See page 59)

A:     No. All Superconductor stock received by Conductus stockholders in connection with the merger will be freely transferable, unless the holder is considered an affiliate of Conductus under the Securities Act of 1933, as amended. Superconductor stock issued to Conductus affiliates in the merger may only be sold pursuant to a registration statement under the Securities Act, in compliance with volume and other limitations imposed by

Rule 145 of the Securities Act or in the opinion of counsel pursuant to an exemption from registration. Generally, an affiliate is considered to be someone who is an executive officer or director of a company or someone who owns more than 10% of the outstanding stock of a company. Pursuant to the merger agreement, affiliates of Conductus must execute an affiliates agreement prior to closing specifically acknowledging these limitations.

Reasons for the Merger

Q:     Why are Superconductor and Conductus proposing the merger? (See pages 39 and 45)

A:     Superconductor’s and Conductus’ management have identified significant complementary strengths between the two companies and believe that the combined company has the potential to:

•	be a much stronger force within the wireless sub-system equipment market;

•	present a more attractive investment opportunity and would likely be able to raise capital on more favorable terms than either company individually;

•	leverage global presence in sales, support and alliances;

•	achieve synergies and reduce costs through the integration of the operations of the two companies and the elimination of redundant manufacturing overhead expenses as well as duplicate sales, marketing and administrative functions; and

•	integrate the individual companies’ complementary technologies to potentially expand and enhance the overall product offering to existing and prospective customers.

Q:     Do the boards of directors of Superconductor and Conductus recommend voting in favor of the merger? (See pages 40 and 47)

A:     Yes. Both the Conductus board of directors and the Superconductor board of directors have unanimously approved, and recommend that its stockholders vote in favor of, adopting and approving the merger agreement and approving the merger. For a more complete description of the recommendations of the boards of directors of both companies, see the sections entitled “The Merger — Superconductor’s Reasons for the Merger” on page 39, and “The Merger — Conductus’ Reasons for the Merger” on page 45.

Q:     Do persons involved in the merger have interests which may conflict with mine as a Conductus stockholder? (See page 53)

A:     Yes. When considering the recommendations of Conductus’ board of directors, you should be aware that certain Conductus directors and officers have interests in the merger that are different from, or are in addition to, yours. These interests include the appointment of three current Conductus board members to the Superconductor board of directors, the appointment of the Special Situations Funds nominee to the Superconductor board, the addition of the Alloy Ventures nominee to the Superconductor board at the next annual meeting, the indemnification of directors and officers of Conductus against certain liabilities for events that occurred or may occur before the merger is completed and the effectiveness of stock option extension agreements for Conductus’ non-employee board members. In addition, Conductus’ executive officers and certain key employees have entered into change in control agreements with Conductus which entitle such persons to severance benefits upon a qualifying termination of employment within thirty-six months of consummation of this merger. These severance benefits include salary continuation payments, accelerated vesting of equity securities and post-termination continuation of health/life insurance benefits. The change in control arrangements are more fully described in the “Employment and Change in Control Agreements” section on page 54.

Q:     Do persons involved in the merger have interests which may conflict with mine as a Superconductor stockholder? (See page 45)

A:     Yes. When considering the recommendations of Superconductor’s board of directors, you should be aware that certain Superconductor directors have interests in the merger that are different from, or are in addition to, yours. Two directors of Superconductor are affiliated with The Hillman Company which is a significant Superconductor stockholder and which is a significant investor in the financing.

Q:     Did Superconductor’s and Conductus’ financial advisors render favorable opinions concerning the merger? (See pages 40 and 47)

A:     Yes. In connection with its decision to approve and recommend the merger, Superconductor’s board of directors considered the opinion it received dated October 4, 2002, from its financial advisor, Standard & Poor’s Corporate Value Consulting (“S&P CVC”), as to the fairness as of such date, from a financial point of view, to the holders of Superconductor stock, of the per share merger consideration exchange ratio provided for in the merger agreement. Superconductor stockholders are urged to read S&P CVC’s opinion carefully and in its entirety to understand the procedures followed, the assumptions made, the matters considered and the limitations on the review undertaken by S&P CVC in rendering its opinion. S&P CVC’s opinion was directed to the Superconductor board of directors and does not constitute a recommendation to any stockholder as to any matter relating to the merger.

In connection with its decision to approve and recommend the merger, Conductus’ board of directors considered the opinion it received dated October 8, 2002, from Conductus’ financial advisor, U.S. Bancorp Piper Jaffray, as to the fairness as of such date, from a financial point of view, to the holders of Conductus stock, of the per share merger consideration exchange ratio provided for in the merger agreement. Conductus stockholders are urged to read U.S. Bancorp Piper Jaffray’s opinion carefully and in its entirety to understand the procedures followed, the assumptions made, the matters considered and the limitations on the review undertaken by U.S. Bancorp Piper Jaffray in rendering its opinion. U.S. Bancorp Piper Jaffray’s opinion was directed to the Conductus board of directors and does not constitute a recommendation to any stockholder as to any matter relating to the merger.

The written opinions of the financial advisors do not address the prices at which Superconductor’s stock will trade after the proposed merger nor do they represent a recommendation by either S&P CVC or U.S. Bancorp Piper Jaffray that Superconductor stockholders or Conductus stockholders vote in favor of the merger, or any other matters set forth in this proxy statement/prospectus.

Other Matters to Consider

Q:     Are there risks I should consider in deciding whether to vote for the merger? (See page 19)

A:     Yes. In evaluating the merger, you should carefully consider the factors discussed in the section titled “Risk Factors” beginning on page 19.

Q:     Am I entitled to dissenters’ or appraisal rights? (See page 59)

A:     No. Under Delaware law, neither Superconductor nor Conductus stockholders are entitled to dissenters’ or appraisal rights.

Q:     How do the market prices of Superconductor and Conductus stock compare? (See page 71)

A.     Shares of Superconductor stock and Conductus stock are listed on the Nasdaq National Market. Superconductor’s trading symbol is “SCON” and Conductus’ trading symbol is “CDTS”. On October 10, 2002, the last full trading day prior to the public announcement of the proposed merger, the last reported sale prices were:

•	$1.03 per share of Superconductor stock; and

•	$0.49 per share of Conductus stock.

Superconductor and Conductus urge you to obtain current market quotations.

Why Superconductor Stockholders Are Being Asked to Approve Proposals Other than the Merger

Q:     Is the merger conditioned upon the approval of any other proposal? (See pages 152 and 153)

A:     Yes. Proposal 2, the financing transaction, and the merger are each conditioned on the other. Therefore both proposals must be approved for either transaction to be consummated. Superconductor stockholders voting “FOR” the merger, should also vote “FOR” proposal 2.

Q:     Why does Superconductor want to increase its authorized shares of common stock, as described in proposal 3? (See pages 154 through 156)

A:     Increasing the number of authorized shares of Superconductor stock would facilitate the merger and the financing transaction. Superconductor currently has 75,000,000 shares of authorized common stock. After giving effect to the merger and financing, Superconductor would have more than 75,000,000 shares outstanding and issuable upon exercise of options reserved for issuance under its stock option plans and warrants. Increasing the number of its authorized shares would enable Superconductor to meet its commitments in the merger and the financing, as well as fully reserve for all shares issuable upon exercise of options and warrants. Superconductor stockholders voting “FOR” the merger and the financing transaction, are encouraged to also vote “FOR” proposal 3. Superconductor will abandon the increase in authorized common stock if the merger and the financing do not occur.

Q:     Why is Superconductor also soliciting approval of a reverse stock split in proposal 4? (See pages 156 through 159)

A:     Superconductor believes that the low market value of Superconductor stock impairs its acceptability to important segments of the financial community and the investing public. If proposal 4 is approved, Superconductor’s board of directors may effect a reverse stock split within one year from the date of the special meeting without further stockholder approval. If and when effected, the reverse stock split would be intended to increase the stock’s market price, insure compliance with Nasdaq’s market price minimums, increase investor interest and eliminate certain other market factors that disfavor securities trading at a low market value. Although proposal 4 is independent of the merger in proposal 1, the financing in proposal 2, and the increase in authorized Superconductor stock in proposal 3, Superconductor’s board of directors recommends that Superconductor stockholders vote “FOR” proposal 4.

Steps for You to Take Now

Q:     As a Conductus stockholder, what do I need to do now? (See page 9)

A:     Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at your special meeting. If you return a properly signed proxy card but do not include instructions on how to vote your proxy, your shares will be voted “FOR” the approval and adoption of the merger agreement and the approval of the merger.

Q:     Should I send in my Conductus stock certificate now? (See page 56)

A:     No. After the merger is completed, we will send written instructions, including a letter of transmittal, that explain how to exchange Conductus stock for Superconductor stock. Please do not send in any Conductus stock certificates until you receive these written instructions and the letter of transmittal. Superconductor stockholders will keep their current stock certificates.

Q:     As a Superconductor stockholder, what do I need to do now? (See page 2)

A:     Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at your special meeting. If you return a properly signed proxy card but do not include instructions on how to vote your proxy, your shares will be voted “FOR” the approval of the proposals submitted to Superconductor stockholders in this proxy statement/ prospectus, including the merger proposal.

Q:     If my broker holds my shares in “street name,” will my broker vote my shares for me? (See pages 2 and 9)

A:     No. Your broker will not be able to vote your shares without instructions from you. If you do not provide your broker with voting instructions, your shares will not be considered to have been voted in favor of the proposals and therefore will have the effect of a vote “AGAINST” the merger if you are a Conductus stockholder and will have no effect if you are a Superconductor stockholder.

Q:     What do I do if I want to change my vote? (See pages 2 and 9)

A:     If you are a stockholder of record and you want to change your vote, send the secretary of Superconductor or Conductus, as appropriate, a written notice that you wish to revoke your proxy; send the secretary of Superconductor or Conductus, as appropriate, a later-dated, signed proxy card before your special meeting; or attend your special meeting in person and vote in person. If you are a beneficial owner and you want to change your vote, submit new voting instructions to your broker, bank or nominee; or obtain a legal proxy from your broker, bank or nominee that gives you the right to vote your shares and attend your special meeting and vote in person.

Q:     When and where will the votes take place? (See pages i and iii)

Superconductor

A:     The Superconductor special meeting of stockholders will be held at Superconductor’s headquarters at 460 Ward Drive, Santa Barbara, CA 93111 on December 17, 2002, starting at 10 a.m., local time.

Conductus

A:     The Conductus special meeting of stockholders will be held at Conductus’ headquarters at 969 West Maude Avenue, Sunnyvale, California 94085 on December 17, 2002, starting at 10 a.m., local time.

Other documents to review (See page A-1)

      This summary does not contain all of the information that is important to you. You should read carefully this entire document and the other documents we refer to for a more complete understanding of the merger. In particular, holders of Superconductor and Conductus stock should read the merger agreement, which is attached hereto as Annex A.

RISK FACTORS

      The merger involves a high degree of risk for the stockholders of Superconductor and Conductus. Conductus’s stockholders will be choosing to invest in Superconductor common stock by voting in favor of approving the merger proposal. An investment in Superconductor common stock involves a high degree of risk. The stockholders of Conductus and Superconductor are being asked to decide to combine the businesses of Superconductor and Conductus, which will change the business of both companies and will involve significant risks. In addition to the other information contained or incorporated by reference in this proxy statement/prospectus, both Conductus and Superconductor stockholders should carefully consider the following risk factors in deciding whether to vote for the approval and adoption of the merger agreement and approval of the merger, and refer to the matters discussed under the caption “Forward-looking Statements” on page 1 of this proxy statement/ prospectus.

Risks Related to the Merger

The shares of Superconductor common stock to be received by Conductus’ stockholders in the proposed merger may decrease in value before the merger occurs.

      The number of shares of Superconductor common stock that Conductus stockholders will receive in the proposed merger for their shares of Conductus common stock is fixed and will not change, even if the market price of Superconductor common stock changes. There will be no adjustment to the exchange ratio or right to terminate the merger agreement or the merger based solely on fluctuations in the price of Superconductor common stock. In recent years, the stock market has experienced extreme price and volume fluctuations. These market fluctuations have adversely affected the market price of Superconductor common stock and may do so again in the future. The market price of Superconductor common stock upon and after completion of the proposed merger could be lower than the market price on the date the merger agreement was entered into or lower than the current market price. You should obtain recent market quotations of Superconductor common stock.

Integration of the two businesses may be difficult to achieve, which may adversely affect operations.

      The proposed merger involves risks related to the integration and management of technology, sales force, operations and personnel of two companies. The integration of the businesses of Superconductor and Conductus will be a complex, time-consuming and expensive process and may disrupt their businesses if not completed in a timely and efficient manner. Following the merger, Superconductor and Conductus must operate as a combined organization utilizing common information and communications systems, operating procedures, financial controls and human resources practices.

      Superconductor and Conductus may encounter substantial difficulties, costs and delays involved in integrating their operations, including:

•	potential conflicts between business cultures;

•	adverse changes in business focus perceived by third-party constituencies;

•	potential conflicts in distribution, marketing or other important relationships;

•	inability to implement uniform standards, controls, procedures and policies;

•	integration of research and development and product development efforts; and

•	loss of key employees and/or the diversion of management’s attention from other ongoing business concerns.

      In addition, Conductus is headquartered in Northern California and Superconductor is headquartered in Southern California. The geographic distance between the companies and their respective offices and operations and the consolidation of operations increase the risk that the integration will not be completed successfully or in a timely and cost-effective manner. Management of the combined company may not be successful in overcoming these risks or any other problems encountered in connection with the integration of the companies.

The costs to complete the proposed merger are substantial. These costs and the manner of accounting for the merger may affect Superconductor’s reported results of operations after the merger.

      It is anticipated that Superconductor and Conductus will incur approximately $2 million of costs to complete the proposed merger. This does not include costs associated with combining the businesses of the two companies, such as integration costs and costs associated with the consolidation of operations which will be charged as an expense and will reduce the earnings or increase the loss of Superconductor in the period when charged. Superconductor and Conductus may also recognize certain other expenses in connection with the merger. The costs to complete the merger, consisting primarily of fees and expenses paid to financial advisors, attorneys and accountants, will be a component of the purchase price and capitalized as an element of goodwill. Goodwill is required to be tested for impairment at least annually and the combined company will be required to record a charge to earnings in any period that impairment of goodwill is determined.

      Management of Superconductor after the proposed merger may not be able to effectively control the costs associated with the integration of the two companies. These costs may also be higher than anticipated. If integration costs are not managed effectively or if they are higher than anticipated then Superconductor’s financial results after the merger and its stock price could be materially adversely affected.

      A substantial amount of these costs and expenses will be incurred whether or not the merger is completed.

If Superconductor does not successfully integrate Conductus or the merger’s benefits do not meet the expectations of investors or financial or industry analysts, the market price of Superconductor common stock may decline.

      The market price of Superconductor common stock may decline as a result of the merger for many reasons, including:

•	the integration of Superconductor and Conductus may not be completed in a timely and efficient manner;

•	perceived benefits of the merger are not achieved as rapidly as, or to the extent, anticipated;

•	Superconductor’s assumptions about Conductus’s business model and operations, such as the ability of Superconductor to move the manufacturing of Conductus’s products to Superconductor’s facilities, may prove incorrect;

•	the effect of the proposed merger on Superconductor’s financial results after the merger may not be consistent with the expectations of financial or industry analysts; or

•	significant stockholders of Superconductor following the proposed merger may decide to dispose of their shares because the results of the merger are not consistent with their expectations.

Commercial product revenue growth could be adversely affected if Superconductor is unable to convert Conductus’ customers to the SuperFilter product line.

      Conductus’ primary commercial product line is the ClearSite® front-end receiver system for cellular and personal communication services cell sites. Superconductor’s primary commercial product line is the SuperFilter front-end receiver system. Superconductor plans to consolidate the two commercial product lines based on the SuperFilter® platform. The consolidation of the product lines will require significant time, and Superconductor plans in the interim to offer the Conductus customers its current SuperFilter product line. In order to successfully transition and retain the Conductus customers, Superconductor must convince those customers that the SuperFilter product meets their performance requirements at a cost-effective price. These customers could elect to purchase other front-end solutions, such as conventional filter technology, tower-top amplifiers and smart antennas, instead of the SuperFilter product. Superconductor cannot predict whether it will be successful in selling the SuperFilter to the Conductus customers, and the failure to do so could have a material adverse effect on future commercial product revenue growth.

Conductus executive officers and directors have interests that may influence them to support and approve the proposed merger.

      Some of the directors and executive officers of Conductus will receive continuing indemnification against liabilities and have Conductus stock, stock options and employment agreements that provide them with interests in the proposed merger that are different from, or are in addition to, your interests in the merger. In addition, upon the completion of the merger, if terminated or constructively terminated, certain officers of Conductus will be entitled to severance payments. As a result, the Conductus directors and executive officers may be more likely to vote to adopt and approve the merger agreement and approve the merger than if they did not have these interests. See the section entitled “The Merger — Interests of Certain Persons in the Merger — Conductus” beginning on page 53.

Uncertainties associated with the merger may cause Superconductor and Conductus to lose key personnel.

      Current and prospective Superconductor and Conductus employees may experience uncertainty about their future roles with Superconductor after the proposed merger. These employees could include executive officers and other key employees whose continued employment may be critical to the success of Superconductor after the merger. This uncertainty may adversely affect the ability of Superconductor and Conductus to attract and retain key management, sales, marketing and technical personnel, including executive officers.

Risks Common to the Businesses of Superconductor and Conductus

Superconductor and Conductus each have a history of losses and may never become profitable.

      Conductus incurred significant losses since inception. In 2001, Conductus incurred a net loss of $17,997,000 and used cash totalling $18,730,000 in operating activities. During the first nine months of 2002, Conductus incurred a net loss of $13,894,000 and used cash of $11,031,000 in operating activities. It had an accumulated deficit of $103,807,000 as of September 30, 2002. Conductus expects that operating losses and negative cash flows will continue at least through 2002 as it continues to market its ClearSite product and increase its customer base. Conductus does not yet know when, if ever, Conductus will operate on a profitable basis and generate cash from operations.

      Superconductor has experienced significant net losses and negative cash flows from operations in each of its last five fiscal years. It had an accumulated deficit of $101,535,000 as of September 28, 2002. Superconductor expects to incur net losses for fiscal 2002 and 2003 and must significantly increase its revenues to achieve and maintain profitability. If it fails to increase revenues from sales of its SuperFilter products, it will continue to experience losses indefinitely.

Conductus’ audit opinion includes a paragraph explaining that it may be unable to continue as a going concern.

      Given Conductus’ revenue and expense expectations for 2002, Conductus believes that it will need to raise as much as $8-12 million of additional capital in order to continue as a going concern into 2003. If the proposed merger does not occur, Conductus expects to raise additional capital. However, there can be no assurance that additional financing will be available on acceptable terms or at all. Unless Conductus is able to raise significant additional funds through new financing, it may be required to obtain funds on unfavorable terms or to delay, reduce or eliminate one or more of its research and development programs. If it is unable to raise significant additional funds and unable ever to generate cash from operations, it will be unable to continue as a going concern.

      Conductus’s financial statements have been prepared assuming that it will continue as a going concern. The financial statements do not include any adjustments that might be necessary if it is unable to continue as a going concern.

Superconductor will need to raise additional capital in the future.

      As of September 28, 2002, Superconductor had cash and cash equivalents of $8.1 million. Superconductor believes that this cash balance should be sufficient to fund operations into the first half of 2003, however, there can be no assurance that changes in Superconductor’s plans or other events will not result in the expenditure of its resources before then. If the merger transaction is delayed significantly or is not completed at all, Superconductor will need to raise additional capital. Superconductor cannot assure you that capital will be available on acceptable terms, if at all. Superconductor’s inability to obtain any needed additional financing could have a material adverse effect on its business and operating results.

      Superconductor may also require additional capital to acquire or invest in complementary businesses or products or obtain the right to use complementary technologies. If Superconductor cannot raise any needed funds on acceptable terms, it will harm its business. If Superconductor issues additional equity securities to raise funds, the ownership percentage of existing stockholders would be reduced. New investors may also demand rights, preferences or privileges senior to those of existing holders of common stock.

The future operating results of Superconductor and Conductus are unpredictable and likely to fluctuate significantly.

      Both Superconductor and Conductus focus their efforts on developing superconductive products for the wireless telecommunications industry. Their operating history in that market is limited and their operating results may be subject to significant fluctuations. Thus, future operating results cannot be reliably predicted, making it difficult to assess the value of either the Superconductor common stock or the Conductus common stock. Both Superconductor and Conductus believe that period-to-period comparisons of their respective operating results are not necessarily meaningful, and you should not rely upon period-to-period comparisons as indications of future performance.

      Future operating results of Superconductor and Conductus may vary significantly due to factors including:

•	Their products have not yet achieved market acceptance, making future demand uncertain;

•	The size and timing of significant orders, and their fulfillment;

•	The size and timing of government funded contracts;

•	Their products may have a long development cycle, which may affect their ability to change their product offering quickly and compete effectively;

•	Limited life cycle of their products due to factors outside of their control, such as changing needs of service providers and the emergence of competing products;

•	Changes in their pricing policies, or those of their competitors;

•	Changes in their operating expenses and their ability to control costs;

•	Their customers’ budget cycles;

•	Product quality problems;

•	Their ability to obtain sufficient supplies of limited or sole-source components for their products;

•	Consolidation by competitors and indirect channel partners;

•	Regulatory changes affecting the wireless telecommunications industry or their products;

•	Their gain or loss of significant customers;

•	Their ability to increase sales to existing customers;

•	Delays in customer orders;

•	Their ability to reduce manufacturing costs;

•	Their ability to manufacture at acceptable quality levels;

•	Their ability to introduce new filter products or enhancements to their existing filter products;

•	Commercial market acceptance of new products introduced by them or their competitors;

•	Introduction of or enhancement of competitive or substitute products by their competitors; and

•	Limitations in their existing and future manufacturing capacity.

      Another factor making their future operating results difficult to predict is that they currently have a limited backlog of unshipped orders. Accordingly, future quarterly revenue is difficult to predict since it depends substantially upon orders that are yet to be booked. Product revenue is also difficult to predict because their sales cycle (which may increase in the future), varies substantially from customer to customer and by distribution channel.

      The expense levels and expansion plans of Superconductor and Conductus, including plans to increase research and development efforts, manufacturing capacity and sales and marketing, are based in large part on expectations of future revenue. These items of expense are relatively fixed in the short-term. Consequently, operating results in any given period are likely to be disproportionately harmed if revenue in that period falls below expectations.

Superconductor and Conductus cannot predict whether their products will be commercially accepted, because commercial application of superconductive electronics technology has been limited to date.

      Although a number of commercial superconductive electronic products have been introduced by Superconductor and Conductus to date, a significant portion of their aggregate revenue to date has been derived from government research and development contracts. New products or product enhancements may or may not be successfully developed, introduced and marketed. Any new products or product enhancements that are marketed may not be well received in the marketplace or achieve any significant degree of commercial acceptance.

The ability of Superconductor and Conductus to protect their patents and other proprietary rights is uncertain, exposing them to possible losses of competitive advantage.

      The efforts of Superconductor and Conductus to protect their proprietary rights may not succeed in preventing their infringement by others or ensure that these rights will provide them with a competitive advantage. Pending patent applications may not result in issued patents and the validity of issued patents may be subject to challenge. Third parties may also be able to design around the patented aspects of the products. Additionally, certain of the issued patents and patent applications are owned jointly with third parties. Because any owner or co-owner of a patent can license its rights under jointly-owned patents or applications, inventions made by Superconductor or Conductus jointly with others are not subject to their exclusive control. Any of these possible events could result in losses of competitive advantage.

Intellectual property infringement claims against Superconductor or Conductus could materially harm results of operations.

      The products of Superconductor and Conductus incorporate a number of technologies, including high temperature superconductor technology, technology related to other materials, and electronics technologies. Their patent positions, and that of other companies using high-temperature superconductor technology, is uncertain and there is significant risk that others, including their competitors or potential competitors, have obtained or will obtain patents relating to their products or technologies or products or technologies planned to be introduced by one of them.

      Superconductor and Conductus believe that patents may be or have been issued or applications may be pending claiming various compositions or features which Superconductor or Conductus would need a license to utilize in their products. You cannot be assured that such licenses could be obtained on commercially reasonable terms, or at all. Superconductor or Conductus, or both of them, may be required to expend significant resources to develop alternatives that would not infringe such patents or to obtain licenses to the related technology. They may not be able to successfully design around these patents or obtain licenses to them and may have to defend themselves at substantial cost against allegations of infringement of third party patents or other rights to intellectual property.

      On July 17, 2001, ISCO International, Inc. (“ISCO”) filed a complaint in the United District Court for the District of Delaware against Superconductor and Conductus, alleging that the current base station front-end systems of both companies containing cryogenically cooled superconducting filters infringe ISCO’s U.S. Patent No. 6,263,215, entitled “Cryoelectronically Cooled Receiver Front End for Mobile Radio Systems,” which was issued on July 17, 2001. On September 17, 2001, ISCO amended its complaint to allege willful infringement and to seek treble damages for the alleged infringement. The complaint seeks injunctive relief and damages for infringement. Superconductor and Conductus have both denied infringement, denied that the patent is valid and alleged that the patent was procured through inequitable conduct. Both Superconductor and Conductus have filed counterclaims seeking declarations of invalidity and non-infringement and damages for unfair competition. Both Superconductor and Conductus believe that ISCO’s claims are without merit and they are defending themselves vigorously. While the outcome of this claim cannot be predicted with certainty, they do not believe that the outcome will have a material adverse effect on their financial position, results of operations or cash flows. The parties completed fact discovery on June 28, 2002, and filed dispositive motions in July. The judge held a “Markman hearing” on October 15, 2002. At the Markman hearing, the judge received evidence concerning the scope and meaning of the patent claims asserted by ISCO. The judge issued his rulings regarding the hearing on October 30, 2002. The parties expect to complete expert discovery by December 23, 2002. The trial is scheduled to start March 17, 2003.

      An adverse outcome in the pending litigation, or in litigation of other intellectual property claims could subject Superconductor or Conductus, or both of them, to significant liabilities or require them to cease using key technology. In any case, the cost of defending an intellectual property lawsuit could constitute a major financial burden.

Both Superconductor and Conductus depend upon technology licensed from others which may be subject to challenge by third parties.

      Both Superconductor and Conductus utilize technologies under licenses of patents from others. These patents may be subject to challenge, which may result in significant litigation expense (which may or may not be recoverable against future royalty obligations).

Because competition for target employees is intense, Superconductor or Conductus may be subject to claims of unfair hiring practices, trade secrets misappropriation or other related claims.

      Companies in the wireless telecommunications industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices, trade secrets misappropriation or other related claims. Superconductor or Conductus may be subject to such claims in the future as they seek to hire qualified personnel, and such claims may result in material litigation. Substantial costs could be incurred in defending against these claims, regardless of their merits.

Superconductor and Conductus depend on specific patents and licenses to technologies, and they will likely need additional technologies in the future that they may not be able to utilize.

      Both Superconductor and Conductus are continually trying to develop new products. In the course of doing so, they may be required to utilize intellectual property rights owned by others and may seek licenses to do so. Such licenses may not be obtainable on commercially reasonable terms, or at all. It is also possible that Superconductor or Conductus may inadvertently utilize intellectual property rights held by others, which could result in substantial claims.

Other parties may have the right to utilize technology important to the business of Superconductor and Conductus.

      Both Superconductor and Conductus utilize certain intellectual property rights under non-exclusive licenses or have granted to others the right to utilize certain intellectual property rights licensed from a third party. Because Superconductor and Conductus may not have the exclusive rights to utilize such intellectual property, other parties may be able to enter into competition with Superconductor or Conductus, which may harm their business.

Superconductor and Conductus have focused on one material for their product development efforts, which may not prove competitive against other materials.

      To date, Superconductor has principally focused its development efforts on thallium barium calcium copper oxide, and Conductus has principally focused its development efforts on yttrium barium copper oxide. Other materials are currently known to have advantages over thallium barium calcium copper oxide and yttrium barium copper oxide for some applications. Neither of these materials may ultimately prove commercially competitive against other currently known materials. Furthermore, other materials may be discovered with higher critical temperatures or other superior qualities, and neither Superconductor nor Conductus may be able to obtain the rights to those superior materials.

The failure of Superconductor and Conductus to anticipate and respond to developments in the wireless telecommunications market could substantially harm their business.

      The efforts of Superconductor and Conductus are focused on the wireless telecommunications market, including the 2G, 2.5G and 3G markets. The concentration of their resources on the wireless telecommunications market makes them potentially vulnerable to changes in this market, such as new technologies, future competition, changes in availability of capital resources or regulatory changes that could affect the competitive position and rate of growth of the wireless industry.

Superconductor and Conductus may not be able to compete effectively in the superconductive electronics industry or against alternative technologies.

      The products of Superconductor and Conductus compete with a number of alternative approaches and technologies that increase the capacity and improve the quality of wireless networks. Some of these alternatives may be more cost effective or offer better performance than the products of Superconductor or Conductus. Wireless network operators may opt to increase the number of transmission stations, increase tower heights, install filters and amplifiers at the top of antennas or use advanced antenna technology in lieu of purchasing products offered by Superconductor or Conductus. Superconductor and Conductus may not succeed in competing with these alternatives.

      The market for superconductive electronics currently is small and in the early stages of commercialization. As superconductive electronics emerge as a viable alternative to current solutions, the market will become intensively competitive. A number of large companies with substantially greater financial resources and capabilities are engaged in programs to develop and commercialize products that may compete with those offered by Superconductor and Conductus, or promote alternative solutions to meet the needs of the wireless network operators. For example, Dupont exhibited a tower top HTS front-end unit at a trade show in March 2002. Small companies, including ISCO International and CryoDevices, Inc., are also developing and commercializing superconductive electronic products for the telecommunications industry. Furthermore, academic institutions, governmental agencies and other public and private research organizations are engaged in development programs that may lead to commercial superconductive electronic products. The success of Superconductor and Conductus will depend on their ability to develop and maintain their technological leadership while managing the various risks described in this document.

Changes in the mix of sales channels used by Superconductor and Conductus could cause fluctuations in future operating results.

      Superconductor and Conductus currently sell most of their products directly to wireless network operators in the United States. They plan, however, to expand their business in international markets by increasing their direct sales force and selling through resellers or directly through original equipment manufacturers. If changes in the mix of their sales channels occur, their gross profit and operating margins may fluctuate significantly.

Superconductor and Conductus depend upon government contracts for a substantial portion of revenue, and their business may suffer if significant contracts are terminated or adversely modified or they are unable to win new contracts.

      Both Superconductor and Conductus derive a portion of their revenue from contracts with the U.S. government. Their government contracts include both research and development contracts and government product sales. Revenue from government contracts is derived primarily from a few large contracts. As a result, a reduction in, or discontinuance of, the government’s commitment to current or future programs could materially reduce government contract revenue. Furthermore, Conductus’s license agreement with one company, GDES, prevents them from competing with GDES for certain hardware research and development government contracts. If future government research and development projects were limited to areas in which GDES may prevent Conductus from competing, their financial condition could be significantly harmed.

      Contracts involving the U.S. government may include various risks, including:

•	Termination by the government;

•	Reduction or modification in the event of changes in the government’s requirements or budgetary constraints;

•	Increased or unexpected costs causing losses or reduced profits under contracts where prices are fixed or unallowable costs under contracts where the government reimburses for costs and pays an additional premium;

•	Risks of potential disclosure of confidential information to third parties;

•	The failure or inability of the main contractor to perform its contract in circumstances where Superconductor or Conductus is a subcontractor;

•	The failure of the government to exercise options for additional work provided for in the contracts; and

•	The government’s right in certain circumstances to freely use technology developed under these contracts.

      The programs in which Superconductor and Conductus participate may extend for several years, but are normally funded on an annual basis. The U.S. government may not continue to fund programs under which Superconductor or Conductus have entered into contracts. Even if funding is continued, Superconductor or Conductus may fail to compete successfully to obtain funding pursuant to such programs.

      All costs for services under government contracts are subject to audit, and the acceptance of such costs as allowable and allocable is subject to federal regulatory guidelines. Both Superconductor and Conductus record contract revenues in amounts which they expect to be realized upon final audit settlement. Any disallowance of costs by the government could have an adverse effect on their business, operating results and financial condition. Neither Superconductor nor Conductus can assure you that audits and adjustments will not result in decreased revenues and net income for those years. Additionally, because of their participation in government contracts, Superconductor and Conductus are subject to audit from time to time for their compliance with government regulations by various agencies. Government agencies may conduct inquiries or investigations that may cover a broad range of activity. Responding to any such audits, inquiries or investigations may involve significant expense and divert management attention. In addition, an adverse finding in any such audit, inquiry or investigation could involve penalties that may harm the business of Superconductor or Conductus.

The future success of Superconductor and Conductus depends on their ability to focus primarily on commercial markets.

      Both Superconductor and Conductus believe that any future growth they may experience will depend on their ability to develop, market and manufacture products for the commercial marketplace. Because there are substantial differences between the requirements for a government contracting business and a technology products business, Superconductor and Conductus face a number of challenges in developing their commercial products business. In particular, they must implement an effective sales and marketing strategy and volume manufacturing capability, neither of which is required to support the government contracting business. If they are unable to develop their commercial products business, their business will be harmed.

The business of Superconductor or Conductus could be significantly damaged by harm to, or the loss of, a relationship with any one of their small number of customers.

      A relatively small number of customers have accounted for a significant portion of the total revenue of Superconductor and Conductus, and they expect that this trend will continue for the foreseeable future. For example, in the nine months ended September 28, 2002, 94% of Superconductor’s commercial product revenue was derived from sales to Alltel and U.S. Cellular. During the same period, Conductus had one primary customer, Dobson Communications Corporation, for its commercial product revenues. Accordingly, their future operating results will continue to substantially depend on the success of these few customers and their relationships with them. Any reduction or delay in sales of products to one or more of these key customers could significantly harm the business of Superconductor or Conductus. Operating results will also depend on the ability of Superconductor and Conductus to successfully develop relationships with additional key customers. Neither Superconductor nor Conductus can assure you that they will retain their largest customers or that they will be able to sell products to additional key customers.

      Most customers of Superconductor and Conductus have the right to cease doing business with them with limited notice and with little or no penalty. Customer agreements typically do not require minimum purchases. Customers may also have relationships with competitors of Superconductor and Conductus. These relationships may affect the purchasing decisions of such customers. Neither Superconductor nor Conductus can assure you that their customers will not choose to direct their business to competitors of Superconductor and Conductus.

The wireless communication industry is highly concentrated, which limits the number of potential customers.

      The wireless communication industry is highly concentrated in nature and may become more concentrated due to anticipated industry consolidation. As a result, both Superconductor and Conductus believe that the number of potential customers for their products will be limited. For example, the U.S. wireless operations of three of their target customers — AirTouch, Bell Atlantic and GTE — were consolidated in 2000 into one entity called Verizon. Later in 2000, SBC Communications and BellSouth combined to form Cingular. If the wireless communication industry does not adopt the products of Superconductor and Conductus and they fail to capture a significant percentage of the commercial wireless market customers, their business will be harmed.

Superconductor and Conductus currently rely on specific technologies and may not successfully adjust to the rapidly changing superconductive electronics market.

      The field of superconductivity is characterized by rapidly advancing technology. The success of Superconductor and Conductus depends upon their ability to keep pace with advancing superconductive technology, including materials, processes and industry standards. Their development efforts to date are focused principally on thallium barium calcium copper oxide, in the case of Superconductor, and yttrium barium copper oxide, in the case of Conductus. However, these materials may not ultimately prove commercially competitive against other currently known materials or materials that may be discovered in the future.

      Superconductor and Conductus will have to continue to develop and integrate advances in technology for the fabrication of electronic circuits and devices and manufacture of commercial quantities of products. They will also need to continue to develop and integrate advances in complementary technologies. Neither Superconductor nor Conductus can assure you that their development efforts will not be rendered obsolete by research efforts and technological advances made by others or that materials other than those currently used by us will not prove more advantageous for the commercialization of superconductive electronic products.

The sales cycles of Superconductor and Conductus are unpredictable and may be long, making future performance unpredictable.

      The experience of Superconductor and Conductus with the sales cycle for telecommunications products is limited. The sales cycle includes identification of decision makers within the customers’ organizations, development of an understanding of customer-specific performance and economic issues, convincing the customer through field trial reports of the benefits of systems offered, negotiation of purchase orders and deployment.

      Because customers who purchase systems from Superconductor or Conductus must commit a significant amount of capital and other resources, sales are subject to delays beyond the control of Superconductor or Conductus. Their customers must consider budgetary constraints, comply with internal procedures for approving large expenditures and complete whatever testing is necessary for them to integrate new technologies that will affect their key operations. While the sales cycle for an initial order is typically 6 to 12 months, Superconductor and Conductus may experience longer sales cycles in the future. Such delays or lengthened sales cycles could have a material adverse effect on their business.

Superconductor and Conductus depend on the capital spending patterns of wireless network operators, and if capital spending is decreased or delayed, the business of Superconductor or Conductus may be harmed.

      Because Superconductor and Conductus rely on wireless network operators for product purchases, any substantial decrease or delay in capital spending patterns in the wireless communication industry may harm the business of Superconductor or Conductus. Demand from customers for the products offered by Superconductor and Conductus depends to a significant degree upon the magnitude and timing of capital spending by these customers for constructing, rebuilding or upgrading their systems. The capital spending patterns of wireless network operators depend on a variety of factors, including access to financing, the status of federal, local and foreign government regulation and deregulation, changing standards for wireless technology, overall demand for wireless services, competitive pressures and general economic conditions. In addition, capital spending patterns in the wireless industry can be subject to some degree of seasonality, with lower levels of spending in the third calendar quarter, based on annual budget cycles.

The dependence of Superconductor and Conductus on a small number of suppliers makes the companies particularly vulnerable to events that impact their suppliers, most of which are beyond their control.

      Superconductor and Conductus currently obtain certain product components from a single source or a limited number of suppliers. For example, Conductus obtains its cryocoolers from a single source. The business of Superconductor or Conductus could be significantly harmed by:

•	An inability to develop alternative sources for components to meet customer demand;

•	A prolonged interruption in supply; or

•	A significant increase in price of one or more components.

The failure of Superconductor and Conductus to successfully develop collaborative relationships with government agencies, research institutions and other companies could harm their business.

      Superconductor and Conductus have established and continue to seek collaborative arrangements with corporate partners, government agencies and public and private research institutions to develop, manufacture and market superconductive electronic products. Their success depends on the development and success of these collaborative arrangements. However, they may not be able to enter into collaborative arrangements on commercially reasonable terms, and even if established, these arrangements may not succeed. If these programs are successful, their collaborative partners may seek to manufacture jointly developed products themselves or obtain them from alternative sources, rather than purchase them from Superconductor or Conductus. Finally, these programs:

•	May require Superconductor or Conductus to share control over our development, manufacturing and marketing programs and relinquish rights to their technology;

•	May be subject to termination at the discretion of the collaborative partners; and

•	May restrict the ability of Superconductor or Conductus to engage in certain areas of product development, manufacturing and marketing.

The limited commercial manufacturing experience and capabilities of Superconductor and Conductus could hamper their success.

      The failure of Superconductor and Conductus to develop adequate manufacturing capabilities would significantly harm their business. Currently, they have only limited production facilities. To date, they have focused primarily on developing fabrication processes and producing limited quantities of products. Although their processing technology derives principally from semiconductor manufacturing technology, the fabrication of high-temperature superconductor components is especially difficult because of specific properties unique to high-temperature superconductor materials.

      Neither Superconductor nor Conductus can assure you that they can develop the necessary manufacturing capability to attain yields sufficient to meet the demand for their products at a cost that will allow them to provide a price/ performance advantage to customers in comparison with other alternatives. While they have established limited production facilities for their products, they may not be able to expand their processing, production control, assembly, testing and quality assurance capabilities to produce existing or planned superconductive electronic products in adequate commercial quantities.

      Even if the products of Superconductor and Conductus meet performance standards acceptable to the superconductive electronics market, neither Superconductor nor Conductus can assure you that any such products will offer price/ performance advantages in comparison with other alternatives sufficient to achieve market acceptance, or that production costs will be low enough to operate profitably.

Superconductor and Conductus anticipate decreases in average selling prices, requiring them to reduce costs and introduce new systems in order to achieve and maintain profitability.

      A large order of products of Superconductor was discounted in December 2001; future orders may also be discounted. There has been a reduction in average selling prices of Superconductor products in 2002. The companies will need to further reduce their manufacturing costs through engineering improvements and economies of scale in production and purchasing in order to achieve adequate gross margins. Neither Superconductor nor Conductus may be able to achieve the required cost savings at a rate needed to keep pace with competitive pricing pressure. Failure to reach that objective may harm their business.

If Superconductor or Conductus is unable to forecast their inventory needs accurately, they may be unable to obtain efficient manufacturing capacity or may incur unnecessary costs and produce excess inventory.

      Superconductor and Conductus each use a rolling forecast based on anticipated product orders to determine manufacturing requirements. If they overestimate their requirements, they may have excess inventory, and their suppliers may as well, which could increase costs to Superconductor and Conductus. If they underestimate their requirements, their suppliers may have inadequate inventory, which could interrupt manufacturing and result in delays in shipments and recognition of revenues. In addition, lead times for ordering materials and components vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. Accordingly, if Superconductor or Conductus inaccurately forecast demand, they may be unable to obtain adequate manufacturing capacity from suppliers to meet customers’ delivery requirements, which would harm the business of Superconductor or Conductus.

The success of Superconductor and Conductus depends on the attraction and retention of senior management and technical personnel with relevant expertise.

      As a competitor in a highly technical market, Superconductor and Conductus depend heavily upon the efforts of their existing senior management and technical teams. The loss of the services of one or more members of these teams could slow product development and commercialization objectives. Due to the specialized nature of high-temperature superconductors, Superconductor and Conductus also depend upon their ability to attract and retain qualified technical personnel with substantial industry knowledge and expertise. Competition for qualified personnel is intense and neither Superconductor nor Conductus may be able to continue to attract and retain qualified personnel necessary for the development of their business.

Regulatory changes negatively affecting wireless communications companies could substantially harm the business of Superconductor and Conductus.

      The Federal Communications Commission strictly regulates the operation of wireless base stations in the United States. Other countries also regulate the operation of base stations within their territories. Base stations and equipment marketed for use in base stations must meet specific technical standards. The ability of Superconductor and Conductus to sell their high-temperature superconductor filter subsystems will depend upon the rate of deployment of other new wireless digital services, the ability of base station equipment manufacturers and of base station operators to obtain and retain the necessary approvals and licenses, and changes in regulations that may impact the product requirements. Any failure or delay of base station manufacturers or operators in obtaining necessary approvals could harm the business of Superconductor and Conductus.

Superconductor and Conductus derive a portion of their revenue from sales outside the United States, and their international business activities subject them to risks that could reduce the demand for their products and increase their operating expense.

      A significant part of the strategy of Superconductor and Conductus involves the continued pursuit of growth opportunities in a number of international markets, including Japan, Korea and Taiwan. Superconductor and Conductus also anticipate expanding their efforts into Europe and Latin America. In many international markets, barriers to entry are the result of long-standing relationships between potential customers and their local suppliers and protective regulations, including local content and service requirements. In addition, pursuit of international growth opportunities may require significant investments for an extended period before any returns are realized by Superconductor or Conductus from their investment.

      The business of Superconductor and Conductus in international markets could be adversely affected by:

•	Different technology standards and design requirements;

•	Difficulty in attracting qualified personnel;

•	Longer payment cycles for and greater difficulties collecting accounts receivable;

•	Export controls, tariffs and other barriers;

•	Fluctuations in currency exchange rates;

•	Nationalization, expropriation and limitations on repatriation of cash;

•	Social, economic, banking and political risks;

•	Taxation;

•	Changes in U.S. laws and policies affecting trade, foreign investment and loans; and

•	Cultural differences in the conduct of business.

Superconductor and Conductus may acquire or make investments in companies or technologies that could cause loss of value to stockholders and disruption of business.

      Superconductor and Conductus intend to explore opportunities to acquire companies or technologies in the future. Entering into an acquisition entails many risks, any of which could adversely affect the business of Superconductor or Conductus, including:

•	Failure to integrate the acquired assets and/or companies with current business;

•	The price paid may exceed the value eventually realized;

•	Loss of share value to existing stockholders as a result of issuing equity securities as part or the entire purchase price;

•	Potential loss of key employees from either the then current business of Superconductor or Conductus or the acquired business;

•	Entering into markets in which Superconductor or Conductus has little or no prior experience;

•	Diversion of financial resources and management’s attention from other business concerns;

•	Assumption of unanticipated liabilities related to the acquired assets; and

•	The business or technologies acquired or invested in may have limited operating histories and may be subjected to many of the same risks to which Superconductor and Conductus are exposed.

If any companies or technologies are acquired by Superconductor or Conductus in the future, they could prove difficult to integrate, could disrupt business, dilute stockholder value or adversely affect their operating results.

      Superconductor or Conductus may acquire or make investments in complementary companies, services and technologies in the future. No such acquisitions or investments have been made to date and, therefore, the ability of Superconductor or Conductus as an organization to make acquisitions or investments is unproven.

      Acquisitions and investments involve numerous risks, including:

•	difficulties in integrating operations, technologies, services and personnel;

•	diversion of financial and management resources from existing operations;

•	risk of entering new markets;

•	potential loss of key employees; and

•	inability to generate sufficient revenues to offset acquisition or investment costs.

      In addition, future acquisitions could result in potentially dilutive issuances of equity securities, or the incurrence of debt, contingent liabilities or amortization expenses or charges related to goodwill or other intangible assets, any of which could harm the business of Superconductor or Conductus. As a result, if Superconductor or Conductus fails to properly evaluate and execute acquisitions or investments, their business and prospects may be seriously harmed.

If Superconductor and Conductus are unable to implement appropriate controls and procedures to manage their expected growth, they may not be able to successfully offer their products and implement their business plan.

      The ability of Superconductor and Conductus to successfully offer their products and implement their business plan in a rapidly evolving market requires an effective planning and management process. Anticipated growth in future operations will continue to place a significant strain on management systems and resources. Superconductor and Conductus expect that they will need to continue to improve their financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage their work force worldwide. Furthermore, they expect that they will be required to manage multiple relationships with various customers and other third parties.

Compliance with environmental regulations could be especially costly due to the hazardous materials used in the manufacturing process.

      Superconductor and Conductus are subject to a number of federal, state and local governmental regulations related to the use, storage, discharge and disposal of toxic, volatile or otherwise hazardous chemicals used in their business. Any failure to comply with present or future regulations could result in fines being imposed, suspension of production or interruption of operations. In addition, these regulations could restrict the ability of Superconductor or Conductus to expand or require them to acquire costly equipment or incur other significant expense to comply with environmental regulations or to clean up prior discharges.

Terrorism and the declaration of war by the United States against terrorism may have adversely affected, and may in the future adversely affect, the business of Superconductor or Conductus.

      The terrorist attacks in the United States on September 11, 2001, and the declaration of war by the United States against terrorism has created significant instability and uncertainty in the world, which may have had, and may in the future have, a material adverse effect on world financial markets, including financial markets in the United States. In addition, such adverse political events may have had, and may in the future have, an adverse impact on economic conditions in the United States. Unfavorable economic conditions in the United States may have had, and may in the future have, an adverse affect on Superconductor and Conductus, including, but not limited to, their ability to expand the market for their products, obtain financing as needed, enter into strategic relationships and effectively compete in the information exchange and knowledge exchange markets.

The reliability of market data included in Superconductor public filings is uncertain.

      Since Superconductor is relatively new to the commercial market and operates in a rapidly changing market, Superconductor has in the past, and may from time to time in the future, include market data from industry publications in some of the documents filed with the Securities and Exchange Commission. The reliability of this data cannot be assured. The market data and information used to prepare this proxy statement /prospectus was obtained from internal company surveys and industry publications. Industry publications generally state that the information contained in these publications has been obtained from sources believed to be reliable, but that its accuracy and completeness is not guaranteed. Although Superconductor believes that the market data used is and will be reliable, it has not been independently verified. Similarly, internal company surveys, while believed by Superconductor to be reliable, have not been verified by any independent sources.

Risks Related to Superconductor Common Stock

Superconductor’s common stock may continue to be volatile and we may be exposed to costly securities class action lawsuits.

      The market price of Superconductor common stock has been and is likely to continue to be highly volatile. Our common stock may be significantly affected by the following factors:

•	Actual or anticipated fluctuations in operating results;

•	Announcements of technological innovations;

•	Announcements of new products or new contracts by Superconductor or its competitors;

•	Conditions and trends in the telecommunications and other technology industries; and

•	Changes in estimates of Superconductor’s future financial results or recommendations by securities analysts.

      In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the securities of technology companies. In the past, securities class action lawsuits have often been brought against such companies following periods of stock price volatility. Superconductor may be affected by similar litigation in the future, which could result in substantial costs and cause a diversion of management’s attention and resources. These events could significantly harm the business, operating results or financial condition of Superconductor.

Your ability to sell shares of Superconductor common stock may depend upon Superconductor maintaining its Nasdaq listing.

      Superconductor’s common stock is listed on the Nasdaq National Market. Superconductor cannot assure you that it will always be listed. The Nasdaq National Market has rules for maintaining a listing, including (currently) a minimum stock price of $1 per share. Superconductor may not meet all of these requirements in the future, particularly if the price of Superconductor’s common stock declines. If Superconductor’s common stock is not listed with Nasdaq, it may be difficult or impossible to sell it.

The market price of Superconductor common stock may be adversely affected by the sale of significant numbers of shares of Superconductor common stock by major holders, including those purchasing shares of Superconductor common stock and warrants to purchase Superconductor common stock in the private placement.

      Sales of a substantial number of Superconductor’s common shares in the public market could cause the market price of its common stock to decline. Superconductor had 25,198,270 shares of common stock outstanding at October 22, 2002, plus another 6,124,622 shares of common stock covered by then outstanding options and warrants, including 585,560 shares covered by unvested warrants. All of the shares issuable upon option exercises and 1,863,983 of the shares issuable upon warrant exercises are freely tradable. The shares issuable upon exercise of the balance of the warrants will be restricted securities, but have certain registration rights. Upon completion of the private placement financing concurrently with the proposed merger, Superconductor will have 59,806,845 shares of common stock outstanding, and 15,531,089 shares of common stock covered by outstanding options and warrants. The shares and warrants issued in connection with the private placement will not be registered when sold and therefore may not be sold immediately in a public transaction. However, Superconductor will be required to register all such shares promptly after closing, upon which such shares may be sold in public transactions.

      In addition, after closing of the proposed merger, Superconductor will have five stockholders each of which will own more than 5% of Superconductor’s common stock.

      If Superconductor’s common stockholders sell substantial amounts of common stock in the public market, or the market perceives that such sales may occur, the market price of Superconductor’s common stock could fall or fail to rise.

The market for purchases and shares of Superconductor common stock may be very limited. The sale of a limited number of shares of Superconductor could cause the price to fall sharply.

      The price of Superconductor’s stock has been volatile and had a historical book value of $0.90 per share at September 28, 2002. A variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low-priced stocks. Some of those policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that function to make the handling of low-priced stocks unattractive to brokers from an economic standpoint. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of low-priced stock because the brokerage commission on a sale of low-priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher-priced issue.

      As a result, although there presently exists a market for Superconductor’s stock, the stock is thinly traded and the price per share will likely decline substantially if a large number of shares of Superconductor stock are offered for sale at or around the same time. Unless demand for, and the market price of, Superconductor stock significantly increases, your ability to sell Superconductor stock at a favorable price, if at all, may be severely limited and your investment may become illiquid. After the merger and the concurrent private placement financing, the number of shares of Superconductor stock outstanding will be significantly increased. If one or more holders of a substantial number of shares seek to sell their shares in the public market within a relatively short time period, the market price of Superconductor’s stock would likely decline as a result.

Superconductor’s corporate governance structure may prevent their acquisition by another company at a premium over the public trading price of Superconductor shares.

      It is possible that the acquisition of a majority of Superconductor’s outstanding voting stock by another company could result in Superconductor’s stockholders receiving a premium over the public trading price for their shares. Provisions of the Superconductor restated certificate of incorporation and bylaws and of Delaware corporate law could delay or make more difficult an acquisition of our company by merger, tender offer or proxy contest, even if it would create an immediate benefit to our stockholders. For example, Superconductor’s restated certificate of incorporation does not permit stockholders to act by written consent and its bylaws require advance notice of any matters to be brought before the stockholders at the annual meeting.

      In addition, Superconductor’s board of directors has the authority to issue up to 2,000,000 shares of preferred stock and to determine the terms, rights and preferences of this preferred stock, including voting rights of those shares, without any further vote or action by the stockholders. The rights of the holders of common stock may be subordinate to, and adversely affected by, the rights of holders of preferred stock that may be issued in the future. The issuance of preferred stock could also make it more difficult for a third party to acquire a majority of our outstanding voting stock, even at a premium over our public trading price.

      Further, Superconductor’s certificate of incorporation also provides for a classified board of directors with directors divided into three classes serving staggered terms. These provisions may have the effect of delaying or preventing a change in control of Superconductor without action by Superconductor’s stockholders and, therefore, could adversely affect the price of Superconductor’s stock or the possibility of sale of shares to an acquiring person.

Superconductor’s stock price is extremely volatile.

      The trading price of Superconductor’s common stock has fluctuated significantly in recent periods, and it is likely that it will continue to be volatile. It is possible that the price of the common stock will decline below current prices, and that you would lose all or part of your investment. Equity markets, particularly for technology companies, have recently experienced significant price and volume fluctuations that are unrelated to the operating performance of individual companies. These broad market fluctuations may cause the market price of Superconductor’s common stock to decline.

Superconductor’s and Conductus’ net operating loss carryforwards could be reduced if there is a “change of ownership” under Section 382 of the Internal Revenue Code.

      At December 31, 2001, Superconductor had federal net operating loss carryforwards of approximately $85.6 million and Conductus had federal net operating loss carryforwards of approximately $72.1 million. Under Section 382 of the Internal Revenue Code of 1986, as amended, if the percentage of stock (by value) of a loss corporation that is owned by one or more 5-percent shareholders has increased by more than 50-percentage points over the lowest percentage of stock owned by the same shareholders during a three year testing period (an ownership change), the use of pre-ownership change net operating losses of the loss corporation following such ownership change will be limited based on the value of the loss corporation immediately before the ownership change (a Section 382 Limitation). Generally, the annual Section 382 Limitation that applies is determined by multiplying the value of the loss corporation’s stock by a rate published monthly by the Internal Revenue Service. If a corporation cannot use its entire Section 382 Limitation in a given taxable year (e.g., because it has insufficient taxable income), the unused portion is carried forward and added to the Section 382 Limitation that applies for the following year.

      Superconductor had an ownership change for purposes of Section 382 in 1999. This event limits the ability of Superconductor to utilize net operating loss carryforwards incurred through the date of the ownership change (totaling $32.6 million) to an annual Section 382 Limitation of $2.3 million. Net operating losses incurred subsequent to the ownership change totaled $53.0 million and are not presently subject to any limitation under Section 382. However, it is likely that the consummation of the merger and contemporaneous offering will cause Superconductor to have another ownership change for purposes of Section 382 that further restricts the future utilization of Superconductor’s net operating loss carryforwards incurred through the ownership change date. If such an ownership change occurs, the applicable Section 382 Limitation will be significantly lower than the $2.3 million limitation that resulted from the 1999 ownership change.

      In addition, it is likely that the consummation of the merger will cause Conductus to have an ownership change for purposes of Section 382 that severely limits the future utilization of Conductus’ net operating loss carryforwards incurred through the ownership change date.

THE MERGER

      This section describes the merger, the merger agreement and the other agreements entered into by Superconductor, Conductus and their officers and directors in connection with the merger. While Superconductor and Conductus believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents referred to in this proxy statement/ prospectus, such as the merger agreement, for a more complete understanding of the merger.

Background of the Merger

      The respective management groups of Conductus and Superconductor review, on a regular basis, the strategic focus of their companies in light of the rapidly changing competitive environment of the wireless infrastructure industry. An objective of these strategic reviews is to identify opportunities to enhance stockholder value. Senior management of Conductus and Superconductor have met with each other in various industry and business settings from time to time. In these encounters, executives of the two companies have discussed topics relating to the wireless business. In addition, on September 25, 2001, the companies announced an agreement to cooperate in denying ISCO’s claim of willful infringement.

      In early July 2002, Charles Shalvoy, President and Chief Executive Officer of Conductus called Peter Thomas, President and Chief Executive Officer of Superconductor to discuss whether Superconductor had an interest in entering into discussions regarding a possible business combination with Conductus.

      In early July 2002, Mr. Thomas called Mr. Shalvoy to further discuss what a proposed business combination would look like. During this call, the parties decided to meet on July 11, 2002 to discuss the strategic merits of a business combination.

      On July 10, 2002, management of Conductus and its financial advisor, U.S. Bancorp Piper Jaffray, met to discuss the issues Conductus should consider in evaluating and structuring a business combination.

      On July, 11, 2002, Mr. Thomas and Mr. Shalvoy met in Sunnyvale, California to discuss a proposed combination of the two companies. Prior to the commencement of this meeting, both parties signed a mutual non-disclosure agreement.

      On July 22, 2002, Superconductor sent a letter to Conductus, which was intended only for discussion purposes, that outlined the terms and conditions acceptable to Superconductor regarding an acquisition of Conductus.

      On July 25, 2002, John Shoch, Chairman of the Board of Conductus, John Lockton, Chairman of the Board of Superconductor, Mr. Shalvoy and Mr. Thomas met for dinner. During this meeting, the parties discussed the letter received from Superconductor.

      On July 28, 2002, Superconductor received a draft merger agreement from Conductus incorporating the terms and conditions set forth in the letter received from Superconductor on July 22, 2002.

      On July 31, 2002, Ron Wilderink, Vice President of Finance and Chief Financial Officer of Conductus and Martin McDermut, Senior Vice President and Chief Financial Officer of Superconductor exchanged preliminary due diligence request lists.

      Between July 31, 2002 and August 14, 2002, members of Superconductor’s management team prepared materials in response to Conductus’ due diligence request list and members of Conductus’ management team prepared materials in response to Superconductors’ due diligence request list.

      On August 8, 2002, Mr. Shalvoy, Mr. Wilderink, Mr. Shoch and representatives of Conductus’ financial advisor met telephonically to discuss valuation and strategic issues in connection the potential transaction.

      On August 14, 2002, Conductus and its counsel received comments to the draft merger agreement from counsel to Superconductor.

      On August 14, 2002, Mr. McDermut and other members of Superconductor’s management team traveled to and attended a dinner in Sunnyvale, California with Mr. Wilderink and later visited Conductus’ headquarters in Sunnyvale, California to gain an overview of Conductus’ operations and facilities.

      On August 15, 2002, the board of directors of Superconductor held a special telephonic meeting to discuss the merits of the transaction. Open items included the exchange ratio and post-merger financing requirements.

      On August 15, 2002 through August 16, 2002, Mr. McDermut and other members of Superconductor’s management team, representatives of GuthChristopher LLP, Superconductor’s legal counsel, Mr. Wilderink and other members of Conductus’ management team, representatives of Conductus’ financial advisor and representatives of Orrick, Herrington and Sutcliffe LLP, Conductus’ legal counsel met at the offices of Orrick Herrington and Sutcliffe LLP in Menlo Park, California to review the financial, legal and operational materials prepared by each of Conductus and Superconductor in response to the preliminary due diligence request lists and to discuss matters relating to financial, operational and legal due diligence. At the outset of this meeting, Superconductor presented Conductus with an addendum to the non-disclosure agreement, which both parties signed after discussions among the parties and their counsel.

      On August 19, 2002, Superconductor engaged S&P CVC as financial advisor to Superconductor in connection with the potential transaction.

      On August 21, 2002 members of Conductus’ management team and Conductus’ financial advisor traveled to Superconductor’s headquarters in Santa Barbara, California to meet with members of Superconductor’s management team and Superconductor’s financial advisors. During the meeting, the parties conducted further due diligence and addressed the resolution of key deal issues including board composition, exchange ratio matters, integration issues and operational strategy going forward. Following the meeting, members of Conductus’ management team and Conductus’ financial advisor took a tour of Superconductor’s facilities.

      On August 26, 2002, Mr. Wilderink, representatives of Conductus’ financial advisor and representatives of Superconductor’s financial advisor met in Sunnyvale to conduct additional due diligence on Conductus.

      On August 26, 2002, Mr. Shoch and Mr. Lockton discussed methods of financing the post merger company and the possibility of the participation of Alloy Ventures in a financing.

      On August 28, 2002, Mr. Shoch and members of Conductus’ management team, Mr. Lockton and members of Superconductor’s management team, and representatives of Conductus’ financial advisors met at the offices of Orrick, Herrington & Sutcliffe in Menlo Park, California for further discussions regarding deal terms and the merger agreement and financing of the company post merger.

      On August 30, 2002, Mr. Wilderink, Conductus’ legal counsel, Mr. McDermut, Superconductor’s legal counsel and representatives of Conductus’ financial advisor met telephonically to discuss outstanding issues regarding the merger agreement. Later that day, counsel to Conductus sent Superconductor and its counsel a revised merger agreement reflecting the day’s discussions.

      In addition, on August 30, 2002, the board of directors of Superconductor held a special telephonic meeting where Mr. Thomas updated them on the status of negotiations and potential for private financing post merger. Mr. Thomas indicated to Conductus’ management team that Superconductor would only negotiate the acquisition of Conductus in connection with a concurrent new round of financing relating to the merged company.

      On September 1, 2002, Mr. Thomas sent investor materials relating to the new round of financing to Mr. Shalvoy for review.

      From September 3, 2002 through September 9, 2002, Mr. Thomas and Mr. Shalvoy met with potential investors to discuss the new round of financing relating to the merged company.

      On September 12, 2002, Mr. Shoch sent Superconductor’s management team a preliminary term sheet regarding the financing which indicated that Alloy Ventures would lead the financing with an investment of $5 million.

      On September 13, 2002, the board of directors of Superconductor held a telephonic meeting to discuss the merger transaction, related strategic matters, and the terms of the financing and issues relating thereto.

      Between September 14, 2002 and September 23, 2002, through various telephone conferences, representatives of Conductus’ management team and its financial advisor, representatives of Superconductor’s management team and its financial advisor, and potential investors in the new round of financing continued discussing the terms of the merger transaction and the terms of and issues relating to the financing.

      On September 25, 2002, the board of directors of Superconductor held a special telephonic meeting to discuss the method of repayment of a premium due shortly to its Series E preferred stockholder which at Superconductor’s option could be paid in cash or stock and further discussed the terms of the merger transaction and concurrent financing. Superconductor agreed to pay the premium using a combination of cash and a promissory note to avoid additional dilution.

      On September 26, 2002, Mr. Shalvoy and Mr. Thomas conferred by telephone to reach a tentative agreement on the principal economic terms of the proposed merger transaction and the financing.

      On September 27, 2002, Mr. Thomas sent Mr. Shoch a draft purchase agreement containing the terms of the financing.

      Between September 30, 2002 and October 4, 2002, Mr. Thomas met with potential investors to obtain commitments for the financing.

      Between October 2, 2002, and October 6, 2002, through various telephone conferences, representatives of Conductus’ management team, its financial advisors and counsel, and representatives of Superconductor’s management team, its financial advisors and counsel finalized the merger agreement, the purchase agreement relating to the financing, and the related agreements contemplated thereby.

      On October 8, 2002, the Conductus board of directors held a special meeting to consider the final terms of the merger. At the meeting, Conductus’ financial advisor presented summaries of financial analyses it had constructed and delivered and discussed its fairness opinion regarding the merger consideration. Counsel to Conductus discussed with the board the legal aspects of the proposed transaction, the board’s duties in connection with the proposed transaction, and described the terms of the merger agreement and related documents. The directors discussed their views of the presentations and the transaction, including the potential advantages and risks associated with the merger. After extensive discussion, the Conductus board of directors unanimously determined that the merger was advisable, in the best interests of the Conductus stockholders and on terms that are fair to the Conductus stockholders. The board unanimously approved the merger and the merger agreement and recommended that the Conductus stockholders vote their shares in favor of adopting and approving the merger and the merger agreement, and further authorized the officers of Conductus to execute and deliver the merger agreement to Superconductor.

      On October 8, 2002, the Superconductor board of directors held a special telephonic meeting to consider the final terms of the merger and the financing. At the meeting, Superconductor’s financial advisor reviewed its financial analyses and its views as to the fairness, from a financial point of view, to holders of Superconductor common stock of the exchange ratio. Superconductor’s counsel reviewed the legal terms of the merger agreement, the purchase agreement and other agreements relating to the financing and discussed with the board its duties in connection with the merger. After extensive discussion, the Superconductor board of directors unanimously determined that the merger and the financing were advisable, in the best interests of Superconductor’s stockholders and on terms that are fair to the Superconductor stockholders. The board unanimously approved the merger and the merger agreement and the financing. The board authorized a finance committee to negotiate and approve the terms of the purchase documents and recommended that the Superconductor stockholders vote their shares in favor of adopting and approving the merger and the merger agreement and the financing. The Superconductor board authorized the officers of Superconductor to execute and deliver the merger agreement to Conductus and to execute and deliver the purchase agreement approved by the finance committee to the investors in the financing.

      On October 10, 2002, the merger agreement, the purchase agreement and the ancillary agreements, including the registration rights agreement and related documents were executed and delivered.

      On October 10, 2002, Conductus and Superconductor issued a joint press release regarding the merger and the related financing. In addition, Mr. Thomas and Mr. Shalvoy hosted a telephonic press conference call to discuss the transaction in more detail and accept questions from the press and representatives of the superconductor and wireless industry and the financial community.

Superconductor’s Reasons for the Merger

      At a special telephonic meeting held on October 8, 2002, the board of directors of Superconductor unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the issuance of Superconductor stock in the merger. Superconductor’s board of directors concluded that the proposed merger and related transactions were fair to and in the best interests of Superconductor and its stockholders. In reaching its decision, the board of directors consulted with S&P CVC and with Superconductor’s senior management. The Superconductor board took into consideration a number of factors, including the following:

•	The acquisition of Conductus by Superconductor presents numerous opportunities to streamline the combined businesses and integrate the capabilities of the two companies;

•	The combined company presents a more attractive investment opportunity and would likely be able to raise needed capital on more favorable terms than either company could individually;

•	Superconductor and Conductus represent 30 years of collective experience in superconductor technology and together expect to accelerate the wide scale deployment of the technology in the telecommunications industry;

•	With combined revenues expected to be between $27 and $30 million by fiscal year 2002, the combined company is expected to reach critical mass sooner than either company could have achieved on its own;

•	Management believes that the potential exists to merge complementary technologies to develop better and lower cost products through improved cryogenic cooling, filter design and wafer fabrication technologies;

•	The government business of Conductus complements the commercial products business of Superconductor;

•	Superconductor anticipates significant cost savings through synergies in a number of areas, including sales and marketing, research and development, manufacturing, and general and administrative activities, through the elimination of redundancies and efficiencies realized through the new infrastructure;

•	Additional synergies are anticipated from plant rationalization in servicing the commercial and government customers;

•	Management expects to accelerate profitability as a result of the transaction;

•	The combined company should be a stronger force within the wireless sub-system equipment market, and should be well positioned to benefit from the deployment of new cell sites; and

•	The opinion of S&P CVC that, based on information available through September 26, 2002, and subject to certain matters stated therein, the consideration to be paid by Superconductor in the merger was fair to Superconductor and its stockholders from a financial point of view.

      The Superconductor board also identified and considered a variety of potential risks and potentially negative factors in its deliberations concerning the merger, including, but not limited to:

•	The risk that the potential benefits and desired synergies sought in the merger might not be fully realized;

•	The possibility that the merger might not be consummated;

•	The possibility that integration may cost more and take longer than anticipated and not be effective;

•	The potential dilutive effect of the issuance of Superconductor stock in the merger;

•	The substantial charges to expense to be incurred, primarily in the quarter ending December 31, 2002, in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger; and

•	Various other risks.

      The Superconductor board believed that these risks were outweighed by the potential benefits of the merger.

      In view of the wide variety of the material factors considered in connection with the evaluation of the merger and the complexity of these matters, the Superconductor board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to the various factors considered. In addition, the Superconductor board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Superconductor board of directors, but rather the Superconductor board of directors conducted an overall analysis of the factors described above, including discussions with and questioning of Superconductor’s senior management and legal and financial advisors.

Recommendation of the Superconductor Board of Directors

      For the reasons discussed above, Superconductor’s board of directors unanimously approved the merger agreement and determined that the merger and the merger agreement are fair to and in the best interests of Superconductor and its stockholders and recommends to its stockholders that they vote “FOR” approval of the merger proposal.

Opinion of Financial Advisor to Superconductor

      Superconductor retained Standard & Poor’s Corporate Value Consulting, referred to as S&P CVC, to furnish financial advisory services with respect to the proposed merger and to render an opinion as to the fairness, from a financial point of view, to Superconductor and its stockholders of the consideration to be paid by Superconductor in the merger. The exchange ratio and the amount and form of consideration to be paid in the merger was determined through arm’s length negotiations between Superconductor and Conductus and not by S&P CVC, although S&P CVC assisted Superconductor in these negotiations.

      On October 8, 2002, S&P CVC presented its findings to the Superconductor board of directors. On October 9, 2002, S&P CVC delivered its written opinion that, subject to the assumptions, factors and other limitations described in the written opinion, concludes the consideration to be paid by Superconductor in the merger is fair to Superconductor and its stockholders from a financial point of view. S&P CVC’s opinion is addressed to the Superconductor board, is directed only to the financial terms of the merger agreement and does not constitute a recommendation to any Superconductor stockholder as to how that stockholder should vote on, or take any other action relating to, the merger.

      A copy of S&P CVC’s opinion, which sets forth the assumptions made, matters considered, limitations on and scope of the review undertaken by S&P CVC is filed as an exhibit to the registration statement to which this proxy statement/prospectus is a part. A copy of S&P CVC’s opinion is available for your review or copying at Superconductor’s principal executive offices during regular business hours.

      The summary of S&P CVC’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to S&P CVC’s opinion. You should read S&P CVC’s opinion carefully and in its entirety for a description of the procedures followed, the factors considered, and the assumptions made by S&P CVC.

      In arriving at its opinion, S&P CVC’s procedures included, but were not limited to, the following:

•	Interviews and meetings with both Superconductor’s and Conductus’ management concerning the history, nature and future operations of both companies;

•	An analysis of Superconductor’s and Conductus’ historical operations and financial results;

•	An analysis of Superconductor’s and Conductus’ financial and operating projections prepared by the management of Superconductor and Conductus;

•	A review of the historical stock prices and trading volumes of Superconductor stock and Conductus stock;

•	A review of the conditions in and outlook for the wireless industry;

•	An analysis of publicly available financial and market data for publicly traded companies engaged in lines of business similar to that of Superconductor and Conductus;

•	An analysis, to the extent publicly available, of the financial terms of recent acquisitions deemed comparable to the proposed merger;

•	A review and analysis of documents related to the merger including: the draft Agreement and Plan of Merger, Preferred Stock Agreements, which were entered into with certain Superconductor investors and are no longer in effect, and public filings with the SEC for both companies;

•	An analysis of the warrants issued and outstanding for both companies to derive the implied equity value;

•	An analysis of other relevant facts and data as S&P CVC deemed appropriate.

      S&P CVC assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by or discussed with it for purposes of rendering its opinion. S&P CVC assumed that the financial forecasts relating to Superconductor and Conductus and information relating to the prospects of the combined company were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective management of Superconductor and Conductus, at the time of preparation, of the future operating and financial performance of Superconductor, Conductus and the combined company. S&P CVC also assumed, based on discussions with Superconductor’s and Conductus’ management, that the publicly available financial forecasts relating to Superconductor and Conductus represent reasonable estimates as to the future financial performance of Superconductor and Conductus. S&P CVC relied on estimates prepared by the management of Superconductor and Conductus of the potential cost savings and other synergies that may be achieved as a result of the merger. S&P CVC did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of, the assets or liabilities of Superconductor or Conductus.

      S&P CVC’s opinion states that it was based on economic, monetary and market conditions existing as of the date it was issued. S&P CVC expressed no opinion as to what the value of Superconductor stock will be when issued to Conductus stockholders pursuant to the merger or the prices at which Superconductor stock will actually trade at any time. In addition, S&P CVC was not asked to consider, and S&P CVC’s opinion does not address, Superconductor’s underlying business decision to engage in the merger, the relative merits of the merger as compared to other business strategies that might exist for Superconductor, or the merger’s effect on any other transaction in which Superconductor might engage.

      In preparing its opinion, S&P CVC performed a variety of financial and comparative analyses. The following paragraphs summarize the material financial analyses performed by S&P CVC in arriving at its opinion. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by S&P CVC, the tables must be read together with the full text of each summary.

     Comparable Company Analysis

      Conductus: S&P CVC analyzed the publicly available financial information and valuation ratios of six publicly traded companies that it deemed comparable to Conductus. This grouping of comparable companies was comprised of Allen Telecom, Inc., Anaren Microwave, Inc., California Amplifier, Inc., EMS Technologies, Inc., Powerwave Technologies, Inc., and REMEC, Inc., as well as Superconductor and Conductus themselves. The valuation multiples that S&P CVC derived using these comparable companies were based on closing stock prices and estimated number of fully diluted shares as of September 26, 2002. These multiples were applied to the relevant operating parameters of Conductus. All projected financial data is based on publicly available Wall Street research analyst estimates. The financial results for Conductus, for calendar year 2002, were based on internally generated estimates by Conductus’ management. This analysis implied per share values for Conductus’ stock ranging from a low of $0.30 to a high of $0.32.

      Superconductor: S&P CVC analyzed the publicly available financial information and valuation ratios of six publicly traded companies that were deemed comparable to Superconductor. This grouping of comparable companies was comprised of Allen Telecom, Inc., Anaren Microwave, Inc., California Amplifier, Inc., EMS Technologies, Inc., Powerwave Technologies, Inc., and REMEC, Inc., as well as Conductus and Superconductor themselves. The valuation multiples that S&P CVC derived using these comparable companies were based on closing stock prices and estimated number of fully diluted shares as of September 26, 2002. These multiples were applied to the relevant operating parameters of Superconductor. All projected financial data is based on publicly available Wall Street research analyst estimates. The financial results for Superconductor for calendar year 2002 were based on internally generated estimates by Superconductor’s management. This analysis implied per share values for Superconductor’s stock ranging from a low of $0.53 to a high of $0.68.

      Relative Values: S&P CVC compared the implied per share equity values of Conductus against Superconductor, based on variations of the methodology described above, and arrived at implied exchange ratios that range from a low of 0.46x to a high of 0.59x on a minority interest basis.

      Sensitivities under this approach were performed using varying estimates of cash balances for each company and the contribution of those cash balances to the market value assessment for each company. The conclusions of this analysis were supportive of the range developed above.

Comparable Acquisition Analysis

      Methodology: S&P CVC reviewed transactions that involved comparable companies by searching news stories, press releases, industry reports, SEC filings, and databases. The following criteria were applied in order to screen these transactions for relevance:

•	Transactions announced between the period of August 2001 and August 2002;

•	Transactions where sufficient financial information was available to arrive at relevant ratios was disclosed; and

•	Transactions where the target company operated in the wireless sub-system equipment market.

Based on this methodology, the following transactions were considered:

Target Company	Acquiring Company

Spectrian*	REMEC
Datron	Tital
Clare	IXYS
InSilicon*	Synopsys

*	Transaction pending

      Conductus: S&P CVC analyzed the selected transactions to arrive at multiples that could be applied to Conductus’ financial results. This analysis implied per share values for Conductus’ stock ranging from $0.42 to $0.56.

      Superconductor: S&P CVC analyzed the selected transactions to arrive at multiples that could be applied to Superconductor’s financial results. This analysis implied per share values for Superconductor’s stock ranging from $0.67 to $1.40.

      Relative Values: S&P CVC compared the implied per share equity values of Conductus against Superconductor, based on variation of the methodology described above, and arrived at implied exchange ratios that range from a low of 0.40x to a high of 0.62x on a controlling interest basis.

Share Price and Exchange Ratio Analysis

      The historical stock prices of both Conductus and Superconductor were analyzed over 1 week, 15 day, 30 day, 2 month, and 3 month time frames prior to the conclusion of data collection efforts on September 26, 2002.

      Conductus: S&P CVC analyzed the historical share prices of Conductus’ stock. This analysis produced average share prices for Conductus ranging from $0.61 to $0.83.

      Superconductor: S&P CVC analyzed the historical share prices of Superconductor’s stock. This analysis produced average share prices for Superconductor ranging from $1.08 to $1.49.

      Relative Values: S&P CVC compared the average historical share prices of Conductus against Superconductor, based on variations of the methodology described above, and arrived at implied exchange ratios that range from a low of 0.51x to a high of 0.60x on a minority interest basis.

Control Premium Analysis

      S&P CVC reviewed the implied premiums payable in the four transactions of our “Comparable Transaction Analysis” over recent trading prices of each target company.

      Based on the analysis, control premiums calculated for each transaction are indicated below:

Comparable Transactions	Control Premium

REMEC-Spectrian*	29.7%
Titan-Datron	31.3%
IXYS-Clare	19.3%
Synopsys-InSilicon*	66.2%

*	Transaction pending

      After an examination of these transactions, S&P CVC selected a control premium of 25% for the proposed acquisition of Conductus by Superconductor.

      The following relative equity values result from applying the selected control premium of 25% to the implied exchange ratios developed above:

Relative Equity Value (with control premium)

Standard & Poor’s Selected
Exchange Ratios (With 25%
Method	Control Premium)

Share Prices	0.63 to 0.74
Comparable Transaction Method	0.40 to 0.62
Comparable Company Method	0.58 to 0.74

      No company, transaction or business used in the “Comparable Company Analysis,” “Comparable Transaction Analysis,” or “Control Premium Analysis” as a comparison is identical to Superconductor, Conductus or the merger. Accordingly, an evaluation of the results of these analyses is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the selected companies or selected transactions or the business segment, company or transaction to which they are being compared.

Discounted Cash Flow Analysis

      In performing its analysis, S&P CVC also considered a discount cash flow analysis based on projections through the end of 2003. Both companies projected negative cash flows over this projection period, and, therefore, value indications under the discounted cash flow methodology were driven primarily by exit multiples of forecasted revenue derived from the market based methodologies set forth above. As a result, the discounted cash flow analysis was of limited value in evaluating the fairness, from a financial point of view, of the merger consideration to be offered by Superconductor in the merger and greater emphasis was placed on the market-based methodologies discussed above.

      In reaching its conclusion as to the fairness, from a financial point of view, of the merger consideration and in its presentation to the board of directors, S&P CVC did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. The summary set forth above does not purport to be a complete description of the analyses performed by S&P CVC in connection with rendering its opinion. Accordingly, S&P CVC believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion.

      In its analyses, S&P CVC made numerous assumptions with respect to industry performance, general business and economic and other matters, many of which are beyond the control of Superconductor and Conductus. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

      S&P CVC’s opinion and its related analyses were only one of many factors considered by Superconductor’s board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of Superconductor’s board of directors or management with respect to the exchange ratio, the consideration to be paid by Superconductor or the merger.

      The terms of the engagement of S&P CVC by Superconductor are set forth in a letter agreement dated as of August 7, 2002. Under the terms of that letter agreement, Superconductor paid to S&P CVC a retainer fee of $75,000 and an additional fee of $50,000 upon delivery of its opinion. The fee is not contingent upon the outcome of S&P CVC’s analysis or the tenor of its conclusions. S&P CVC has also been engaged by Superconductor for an additional $25,000 to provide guidance on the financial reporting requirements associated with the merger prior to or subsequent to the closing. Whether or not the merger is consummated, Superconductor has agreed to pay S&P CVC for its reasonable out-of-pocket expenses arising out of services performed by S&P CVC as a financial advisor to Superconductor and to indemnify S&P CVC from and against certain liabilities in connection with its engagement.

      Superconductor retained S&P CVC to act as its financial advisor on the basis of S&P CVC’s reputation as an internationally recognized investment financial services and valuation firm with substantial expertise in transactions similar to the merger. Standard & Poor’s is the leading provider of valuation and analytical services, independent financial information and credit ratings to the world’s financial and business markets. S&P CVC’s division has advised clients on valuation and corporate finance issues for over thirty years, earning a reputation as the leading provider of insightful, independent and objective valuation advice. As part of its financial advisory business, S&P CVC is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for other corporate purposes.

Interests of Certain Persons in the Merger — Superconductor

      Two of Superconductor’s directors represent a large institutional stockholder of Superconductor, The Hillman Company. Concurrently with the merger, affiliates of The Hillman Company, represented by Joseph C. Manzinger and H. Vaughan Blaxter, III on Superconductor’s board, will participate in Superconductor’s private financing in which they will acquire additional Superconductor stock at a below market price.

Conductus’ Reasons for the Merger

      After careful consideration, the Conductus board of directors has unanimously concluded that the merger agreement is advisable, and that the terms of the merger agreement and the merger are fair to and in the best interests of Conductus and its stockholders, and unanimously recommends that Conductus stockholders adopt and approve the merger agreement and approve the merger. This decision was based upon a number of potential benefits of the merger that the Conductus board of directors believes will contribute to the success of the combined company compared to Conductus continuing to operate as an independent business, including the following:

•	the Conductus board’s judgment that the two companies have significant complementary strengths and complementary products;

•	the combined company’s potential to be a much stronger force within the wireless sub-system equipment market;

•	The combined company presents a more attractive investment opportunity and would likely be able to raise needed capital on more favorable terms than either company could individually;

•	the combined company’s potential to leverage global presence in sales, support and alliances through Superconductor’s extensive sales force, strong service organization and the combined company’s developed customer bases;

•	the combined company’s potential to achieve synergies and reduce costs through the integration of the operations of the two companies and the elimination of redundant manufacturing overhead expenses as well as duplicate sales, marketing and administrative functions;

•	the combined company’s potential to integrate the individual companies complementary technologies to potentially expand and enhance the overall product offering to existing and prospective customers;

•	the potential that Superconductor’s larger market capitalization, broad suite of base station filter products and historical revenue growth will provide Conductus with additional resources to grow and gain market share more rapidly than Conductus can grow as an independent company in the rapidly evolving wireless telecommunications equipment market, which has been characterized by the consolidation of small, independent providers with larger, integrated competitors;

•	that based on the prices of Conductus and Superconductor stock at the time the merger agreement was approved by the Conductus board of directors, the 0.6 exchange ratio was a premium over the price of Conductus stock then prevailing in the market;

•	the all stock consideration provides an opportunity for Conductus’ stockholders to participate in the future growth in value of the combined company as stockholders of Superconductor following the merger; and

•	the presence on the combined company’s board of directors of three members of the Conductus board of directors which will enable the former Conductus directors to continue to participate in the deliberations and decisions of the combined company.

      In identifying these benefits and evaluating the merger, the Conductus board of directors reviewed a number of factors and sources of information, including the following:

•	historical information concerning Conductus and Superconductor and their respective businesses, financial performance, condition, operations, technology, management and position in their respective industries, and information and evaluations regarding the two companies’ strengths, weaknesses and prospects, both before and after giving effect to the merger;

•	the potential effect on stockholder value of Conductus continuing as an independent entity, compared to the potential effect of a combination with Superconductor in light of the financial condition and prospects of Conductus and the current economic climate in general and in Conductus’ markets;

•	in connection with its decision to approve and recommend the merger, Conductus’ board of directors considered the opinion it received dated October 8, 2002, from Conductus’ financial advisor, U.S. Bancorp Piper Jaffray, as to the fairness as of such date, from a financial point of view, to the holders of Conductus stock, of the exchange ratio provided for in the merger agreement. The full text of U.S. Bancorp Piper Jaffray’s written opinion is filed as an exhibit to the registration statement filed by Superconductor in connection with this merger. Conductus stockholders are urged to read U.S. Bancorp Piper Jaffray’s opinion carefully and in its entirety to understand the procedures followed, the assumptions made, the matters considered and the limitations on the review undertaken by U.S. Bancorp Piper Jaffray in rendering its opinion. U.S. Bancorp Piper Jaffray’s opinion was directed to the Conductus board of directors and does not constitute a recommendation to any stockholder as to any matter relating to the merger;

•	current financial market conditions and historical market prices, volatility and trading information for Conductus stock and Superconductor stock, and various factors that might affect the market value of Superconductor stock in the future;

•	the premium represented by the exchange ratio and the premiums paid in other recent transactions that could be viewed as comparable, as well as the negotiations between Conductus and Superconductor relating to the price per share, and exchange ratio; and

•	the terms of the merger agreement and related agreements, by themselves and in comparison to the terms of other transactions, and the intensive negotiations between Superconductor and Conductus, including their negotiations relating to the details of the conditions to the parties’ obligations to complete the merger, the details of the “no shop” restrictions on Conductus and the scope of these restrictions, potential conflict with fiduciary obligations, the parties’ termination rights, the termination fee that Conductus may be required to pay Superconductor in certain circumstances and the voting agreement.

      The Conductus board of directors also identified and considered a number of risks and uncertainties in its deliberations concerning the merger, including the following:

•	the possibility that the dollar value of a share of Superconductor stock at the closing of the merger may be less than the dollar value of a share of Superconductor stock at the signing of the merger agreement and;

•	the fact that pursuant to the merger agreement, Conductus is required to obtain Superconductor’s consent before it can take a variety of actions between the signing and the closing of the merger;

•	the possibility that the merger may not be consummated and the effect of the public announcement of the merger on Conductus’ sales, customer relations and operating results and Conductus’ ability to attract and retain key management, marketing and technical personnel;

•	the risk that despite the efforts of the combined company, key technical, marketing and management personnel might not choose to remain employed by the combined company;

•	the risk that the potential benefits and synergies sought in the merger may not be fully realized, if at all;

•	the risk of customer hesitation about the impact of the merger on Conductus’ product design and manufacturing processes and potential delay or reduction in orders; and

•	various other risks associated with the businesses of Conductus, Superconductor and the combined company and the merger described under the section entitled “Risk Factors” beginning on page 19 of this document.

      The Conductus board of directors concluded, however, that many of these risks could be managed or mitigated by Conductus or by the combined company or were unlikely to have a material impact on the merger or the combined company, and that, overall, the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

      The foregoing discussion of information and factors considered and given weight by the Conductus board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, the Conductus board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations.

Recommendation of the Conductus Board of Directors

      For the reasons discussed above, Conductus’ board of directors unanimously approved the merger and the terms of the merger agreement and determined that the merger and the merger agreement are fair to and in the best interests of Conductus and its stockholders. Conductus’ board of directors unanimously recommends that Conductus stockholders vote to adopt and approve the merger agreement and approve the merger.

      In considering the recommendation of Conductus’ board of directors with respect to the merger, you should be aware that certain directors and officers of Conductus have certain interests in the merger that are different from, or are in addition to, the interests of Conductus stockholders generally as discussed below in the section titled “The Merger — Interests of Certain Persons in the Merger — Conductus” on page 53.

Opinion of Financial Advisor to Conductus

      Conductus retained U.S. Bancorp Piper Jaffray to act as its financial advisor, and, if requested, to render to the board of directors an opinion as to the fairness, from a financial point of view, of the consideration to be received by Conductus stockholders in the transaction.

      U.S. Bancorp Piper Jaffray delivered to the board of directors of Conductus on October 8, 2002, its oral opinion (subsequently confirmed in writing), as of that date and based upon and subject to the assumptions, factors and limitations set forth in the written opinion and described below, the exchange ratio in the proposed merger was fair, from a financial point of view, to the common stockholders of Conductus.

      While U.S. Bancorp Piper Jaffray rendered its opinion and provided certain analyses to the board of directors, U.S. Bancorp Piper Jaffray was not requested to and did not make any recommendation to the board of directors as to the specific form or amount of the consideration to be received by Conductus stockholders in the proposed merger, which was determined through negotiations between Conductus and Superconductor. U.S. Bancorp Piper Jaffray’s written opinion, which was directed to the Conductus board of directors, addresses only the fairness, from a financial point of view, of the exchange ratio set forth in the Agreement, does not address Conductus’ underlying business decision to proceed with or effect the merger or structure thereof, or the relative merits of the merger compared to any alternative business strategy or transaction in which Conductus might engage and does not constitute a recommendation to any Conductus stockholder as to how to vote in the merger. U.S. Bancorp Piper Jaffray was not requested to solicit, and did not solicit, any expressions of interest from any other parties with respect to any business combination with Conductus or any other alternative transaction.

      In arriving at its opinion, U.S. Bancorp Piper Jaffray’s review included:

•	a draft dated October 4, 2002, of the merger agreement;

•	a draft dated October 7, 2002, of the securities purchase agreement;

•	information, including financial planning data, relating to the business, earnings, cash flow, assets, liabilities and prospects of Conductus and Superconductor furnished to or discussed with U.S. Bancorp Piper Jaffray by management of Conductus and Superconductor;

•	publicly available market and securities data of Conductus, Superconductor and of selected public companies deemed comparable to Conductus and Superconductor; and

•	to the extent publicly available, financial information relating to selected transactions deemed comparable to the proposed merger.

      In addition, U.S. Bancorp Piper Jaffray visited the headquarters of Conductus and Superconductor and conducted discussions with members of senior management of both companies concerning the financial condition, operating performance and balance sheet characteristics of Conductus and Superconductor and their views of the strategic rationale of the merger.

      The following is a summary of the material analyses and other information that U.S. Bancorp Piper Jaffray prepared and relied on in delivering its opinion to the board of directors of Conductus.

     Implied Consideration

      Giving effect to the exchange ratio, resulting implied value of Superconductor stock consideration of $0.69 per share of Conductus common stock (based on the closing price for Superconductor common stock on October 7, 2002), and the outstanding Conductus common shares and common share equivalents, U.S. Bancorp Piper Jaffray calculated the aggregate implied value of the stock consideration payable in the merger for Conductus common stock to be approximately $15.5 million. U.S. Bancorp Piper Jaffray also calculated the implied “enterprise value” (equity value plus debt less cash) of Conductus to be approximately $13.4 million. U.S. Bancorp Piper Jaffray also calculated that the fully diluted shares issued to the stockholders and option holders of Conductus would be an aggregate of 34.9% of the total Superconductor common stock and common stock equivalents based on share information furnished by management of Superconductor and without considering the Financing. In addition, U.S. Bancorp Piper Jaffray noted that if the Financing occurs in accordance with the draft dated October 7, 2002, of the securities purchase agreement, the fully diluted shares issued to the stockholders and option holders of Conductus would be approximately an aggregate of 25% of the total Superconductor common stock and common stock equivalents.

     Conductus and Superconductor Market Analysis

      U.S. Bancorp Piper Jaffray reviewed general background information concerning Conductus and Superconductor, including recent financial and operating results and outlook, the price performance of Conductus and Superconductor common stock over the previous twelve months relative to each other, the

Nasdaq Stock Market and the group of comparable wireless subsystems companies described below, and the stock price and volume over selected periods and the stock trading history of Conductus and Superconductor common stock. U.S. Bancorp Piper Jaffray presented the recent common stock trading information contained in the following table:

	Conductus	Superconductor

Closing price on October 7, 2002	$0.61	$1.15
1 week closing average	0.53	1.10
1 month closing average	0.62	1.10
3 months closing average	0.75	1.43
6 months closing average	1.33	2.48
1 year closing average	1.90	3.72
52 week high trade	3.67	7.30
52 week low trade	0.40	0.93

     Comparable Company Analysis

      Conductus. U.S. Bancorp Piper Jaffray analyzed financial information and valuation ratios relating to six publicly traded companies in the wireless subsystems industry deemed comparable to Conductus. This group comprised Allen Telecom Inc., Andrew Corporation, EMS Technologies, Inc., Powerwave Technologies, Inc., REMEC, Inc. (including the pro forma effects of the pending Spectrian acquisition announced on May 19, 2002) and Superconductor. U.S. Bancorp Piper Jaffray applied the resulting multiples of selected valuation data to derive implied equity values per share of Conductus common stock. All multiples were based on Conductus’ closing stock price on October 7, 2002. Forward looking data is based on publicly available Wall Street research analyst estimates for Conductus’ calendar year revenues in 2002. U.S. Bancorp Piper Jaffray also performed its analysis using Conductus management’s internal estimates of calendar year 2002 and 2003 revenues. This analysis produced implied per share values for Conductus ranging from a low of $0.12 to a high of $0.79, with the median implied per share values of $0.28 to $0.71 and mean implied per share values of $0.26 to $0.59.

      Superconductor. U.S. Bancorp Piper Jaffray analyzed financial information and valuation ratios relating to six publicly traded companies in the wireless subsystems industry deemed comparable to Superconductor. This group comprised Allen Telecom Inc., Andrew Corporation, Conductus, EMS Technologies, Inc., Powerwave Technologies, Inc., and REMEC, Inc. (including the pro forma effects of the pending Spectrian acquisition announced on May 19, 2002). U.S. Bancorp Piper Jaffray applied the resulting multiples of selected valuation data to derive implied equity values per share of Superconductor common stock. All multiples were based on Superconductor’ closing stock price on October 7, 2002. Forward looking data is based on publicly available Wall Street research analyst estimates for Superconductor’s calendar year revenues in 2002. U.S. Bancorp Piper Jaffray also performed its analysis using Superconductor management’s internal estimates of calendar year 2002 and 2003 revenues. This analysis produced implied per share values for Superconductor ranging from a low of $0.16 to a high of $1.74, with median implied per share values of $0.42 to $1.00 and mean implied per share values of $0.43 to $0.88.

      Relative Comparable Company Analysis. U.S. Bancorp Piper Jaffray compared the mean and median implied per share equity values computed for Conductus and Superconductor as described above to derive implied exchange ratios ranging from a low of 0.359x to a high of 0.802x.

     Comparable Acquisition Analysis

      U.S. Bancorp Piper Jaffray reviewed nine acquisition transactions that it deemed comparable to the transaction between Conductus and Superconductor. It selected these transactions by searching SEC filings, news stories, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

•	transactions that were announced between October 1, 2000 and October 7, 2002;

•	transactions involving target companies in the wireless infrastructure equipment market deemed comparable to Conductus;

•	transactions which were not repurchases or hostile transactions; and

•	transactions involving public acquiring companies.

      U.S. Bancorp Piper Jaffray performed its analysis on the following transactions:

Target Company	Acquiring Company

Microwave Power Devices	LM Ericsson Telefon AB
MPD Technologies — RF Microwave	Comtech Telecommunications
Wireless Inc.	InterWAVE Communications
Floware Wireless Systems	BreezeCom
ADC Solitra	Remec
Bartley R.F. Systems	Allen Telecom
Com Dev Wireless	Mitec Telecom
Celiant	Andrew
Spectrian*	Remec*

*	Transaction pending

      Conductus. U.S. Bancorp Piper Jaffray applied the resulting multiples of selected valuation data to derive implied equity values per share of Conductus common stock ranging from a low of $0.19 to a high of $0.61, with a median implied per share value of $0.31 and a mean implied per share value of $0.36.

      Superconductor. U.S. Bancorp Piper Jaffray applied the resulting multiples of selected valuation data to derive implied equity values per share of Superconductor common stock ranging from a low of $0.30 to a high of $1.13, with a median implied per share value of $0.53 and a mean implied per share value of $0.64.

      Relative Comparable Acquisition Analysis. U.S. Bancorp Piper Jaffray compared the implied mean and median equity values computed for Conductus and Superconductor described above to derive implied exchange ratios ranging from a low of 0.489x to a high of 0.675x.

     Premiums Paid Analysis

      U.S. Bancorp Piper Jaffray reviewed publicly available information for selected transactions announced between January 1, 2001 and October 7, 2002 with transaction values of $10 million to $100 million which U.S. Bancorp Piper Jaffray deemed similar to this transaction to determine the implied premiums (discounts) payable in the transactions over recent trading prices. It selected these transactions by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources.

      U.S. Bancorp Piper Jaffray performed its analysis on 32 transactions. U.S. Bancorp Piper Jaffray derived implied equity values per share of Conductus common stock based on the premiums (discounts) paid in these transactions ranging from a low of $0.24 to a high of $1.58, with median implied per share values of $0.70 to $0.87 and mean implied per share values of $0.73 to $0.90.

     Discounted Cash Flow Analysis

      Conductus. U.S. Bancorp Piper Jaffray performed a discounted cash flow analysis for Conductus in which it calculated the present value of the projected hypothetical future cash flows of Conductus based on

Conductus management estimates. U.S. Bancorp Piper Jaffray estimated a range of theoretical values for Conductus based on the net present value of its implied annual cash flows and a terminal value for Conductus in 2006 calculated based upon a multiple of revenue. U.S. Bancorp Piper Jaffray applied a range of discount rates of 25% to 30% and a range of terminal value multiples of 0.5x to 1.0x of forecasted 2006 revenue. This analysis resulted in implied per share values of Conductus ranging from a low of $0.32 to a high of $1.17.

      Superconductor. U.S. Bancorp Piper Jaffray performed a discounted cash flow analysis for Superconductor in which it calculated the present value of the projected hypothetical future cash flows of Superconductor based on Superconductor management estimates. U.S. Bancorp Piper Jaffray estimated a range of theoretical values for Superconductor based on the net present value of its implied annual cash flows and a terminal value for Superconductor in 2006 calculated based upon a multiple of revenue. U.S. Bancorp Piper Jaffray applied a range of discount rates of 25% to 30% and a range of terminal value multiples of 0.5x to 1.0x of forecasted 2006 revenue. This analysis yielded implied per share values of Superconductor ranging from a low of $0.80 to a high of $1.95.

      Relative Discounted Cash Flow Analysis. U.S. Bancorp Piper Jaffray compared the mean and median implied per share equity values of Superconductor with the mean and median implied per share equity values computed for Conductus to derive an implied exchange ratio range for Conductus and Superconductor. This analysis indicated implied exchange ratios ranging from a low of 0.536x to a high of 0.539x.

     Pro Forma Analyses

      U.S. Bancorp Piper Jaffray analyzed pro forma effects resulting from the impact of the transaction on the projected earnings per share of the combined company for calendar year 2003 based on management estimates of Conductus and Superconductor and without including possible synergies and other transaction related expenses. U.S. Bancorp Piper Jaffray determined that the transaction could be dilutive for calendar year 2003 to the projected stand-alone earnings per share of Superconductor, without considering the financing. U.S. Bancorp Piper Jaffray noted to the Conductus board of directors that the financing could be additionally dilutive for calendar year 2003 to the projected stand-alone earnings per share of Superconductor.

      U.S. Bancorp Piper Jaffray analyzed the expected contributions of each of Conductus and Superconductor to revenue of the combined company for calendar year 2002 based on publicly available Wall Street estimates, and without including possible synergies and other transaction related expenses. The analysis indicated that Conductus would contribute to the combined entity revenue of 23% for the full 2002 calendar year including 29.9%, 20.8%, 21.1% and 21.1% for the four calendar quarters, respectively. In addition, U.S. Bancorp Piper Jaffray analyzed the expected contributions of the companies on revenue and gross margin of the combined company for calendar years 2002 and 2003 based on management estimates of Superconductor and Conductus and without including possible synergies and other transaction related expenses. The analysis indicated that Conductus would contribute to the combined entity (i) revenue of 22.0% for the full 2002 calendar year including 29.9%, 20.8%, 21.3% and 17.7% for the four calendar quarters, respectively, (ii) revenue of 35.4% for the full 2003 calendar year including 26.1%, 34.7%, 36.4% and 39.0% for the four calendar quarters, respectively, and (iii) gross margin of 24.8% for the full 2003 calendar year including 4.9%, 24.9%, 25.0% and 29.6% for the four calendar quarters, respectively.

Historical Exchange Ratio Analysis

      U.S. Bancorp Piper Jaffray analyzed the exchange ratio for this transaction against the “implied” exchange ratio based on average historical stock prices for Conductus. U.S. Bancorp Piper Jaffray examined the exchange ratios implied by the one week, one month, three months and six months average closing stock prices for Conductus and Superconductor. This analysis produced the following implied historical exchange ratios and premiums (discounts) the merger exchange ratio represents to such historical exchange ratios:

			Historical Exchange Ratio

			One		One		Three		Six
	Superconductor		Week		Month		Months		Months

Average Implied Exchange Ratio			0.4817	x	0.5596	x	0.5299	x	0.5480	x
Implied Premium (Discount)			25%		7%		13%		9%
	0.6000	x

      In addition, U.S. Bancorp Piper Jaffray analyzed the exchange ratio for this transaction against the “implied” exchange ratio based on historical one week, one month and three month mean and median closing stock prices for Conductus and Superconductor. U.S. Bancorp Piper Jaffray used whichever combination of mean and median prices for the relevant periods which would result in the highest and lowest “implied” exchange ratios. This analysis produced the following ratios of relative value:

			Historical Exchange Ratio

			One		One		Three
	Superconductor		Week		Month		Months

Low			0.482	x	0.553	x	0.473	x
High			0.500	x	0.560	x	0.526	x
	0.6000	x

      In reaching its conclusion as to the fairness of the exchange ratio and in its presentation to the board of directors, U.S. Bancorp Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. U.S. Bancorp Piper Jaffray believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

      The analyses of U.S. Bancorp Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to Conductus, Superconductor or the merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which Conductus and Superconductor were compared and other factors that could affect the public trading value of the companies.

      For purposes of its opinion, U.S. Bancorp Piper Jaffray relied upon and assumed the accuracy and completeness of the financial statements and other information provided to it by Conductus and Superconductor, or otherwise made available to it, and did not assume responsibility for the independent verification of that information. U.S. Bancorp Piper Jaffray relied upon the assurances of the management of Conductus and Superconductor that the information provided to it by Conductus and Superconductor was prepared on a reasonable basis in accordance with industry practice and the financial planning data reflects the best currently available estimates and judgment of Conductus’ and Superconductor’ respective management, and management was not aware of any information or facts that would make the information provided to U.S. Bancorp Piper Jaffray incomplete or misleading.

      For purposes of its opinion, U.S. Bancorp Piper Jaffray assumed that neither Superconductor nor Conductus is a party to any material pending transaction, including any external financing, recapitalizations, acquisitions or merger discussions, other than the merger and the Financing (which U.S. Bancorp Piper Jaffray assumed, for purposes of its opinion, would occur on the terms set forth in the draft dated October 7, 2002, of the purchase agreement for the financing). For purposes of its opinion, U.S. Bancorp Piper Jaffray assumed that all the necessary regulatory approvals and consents required for the transaction will be obtained in a manner that will not adversely affect Conductus or Superconductor or alter the terms of the transaction. U.S. Bancorp Piper Jaffray assumed the merger will qualify as a reorganization under the United States Internal Revenue Code.

      In arriving at its opinion, U.S. Bancorp Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities of Conductus or Superconductor and was not furnished with any such appraisals or valuations. Without limiting the generality of the foregoing, U.S. Bancorp Piper Jaffray undertook no independent analysis of any owned real estate, or any pending or threatened litigation, including, without limitation, the litigation involving ISCO International, Inc., possible unasserted claims or other contingent liabilities, to which either Conductus or Superconductor or their respective affiliates was a party or may be subject and U.S. Bancorp Piper Jaffray’s opinion made no assumption concerning and therefore did not consider the possible assertion of claims, outcomes or damages arising out of any such matters. U.S. Bancorp Piper Jaffray made no physical inspection of the properties or assets of Conductus or Superconductor. U.S. Bancorp Piper Jaffray expressed no opinion as to the liquidation value of any entity. Notwithstanding any going concern qualification contained in the Report of Independent Accountants dated February 15, 2002, of PricewaterhouseCoopers LLP relating to the financial statements of Conductus, Inc. of December 31, 2001, the analyses performed by U.S. Bancorp Piper Jaffray in connection with its opinion were going concern analyses. U.S. Bancorp Piper Jaffray was not requested to opine, and no opinion was rendered, as to whether any analysis of an entity, other than as a going concern, was appropriate in the circumstance and, accordingly, U.S. Bancorp Piper Jaffray performed no such analyses.

      U.S. Bancorp Piper Jaffray expressed no opinion as to the price at which shares of Conductus or Superconductor common stock have traded or at which such shares may trade at any future time. U.S. Bancorp Piper Jaffray’s opinion addressed only the exchange ratio and no other transaction terms or arrangements. The opinion is based on information available to U.S. Bancorp Piper Jaffray and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion. U.S. Bancorp Piper Jaffray has not undertaken to and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was given.

      U.S. Bancorp Piper Jaffray, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of its business, U.S. Bancorp Piper Jaffray and its affiliates may actively trade securities of Conductus and Superconductor for their own accounts or the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

      Under the terms of the engagement letter, Conductus paid U.S. Bancorp Piper Jaffray a $50,000 retainer fee upon execution of the engagement letter and has agreed to pay U.S. Bancorp Piper Jaffray a fee of two percent of the aggregate consideration paid up to $50 million, plus 1.5% of such consideration above $50 million (provided that in no event shall such fee be less than $500,000) in connection with a purchase or sale transaction of Conductus, for U.S. Bancorp Piper Jaffray’s financial advisory services. Conductus also agreed to pay U.S. Bancorp Piper Jaffray a fee of $250,000 for rendering its opinion that will be credited against payment of the fee for financial advisory services. Whether or not the transaction is consummated, Conductus has agreed to pay the reasonable out-of-pocket expenses of U.S. Bancorp Piper Jaffray and to indemnify U.S. Bancorp Piper Jaffray against liabilities incurred. These liabilities include liabilities under the federal securities laws in connection with the engagement of U.S. Bancorp Piper Jaffray by the board of directors.

Interests of Certain Persons in the Merger — Conductus

      In considering the recommendation of Conductus’ board of directors with respect to the approval and adoption of the merger agreement and approval of the merger, you should be aware that certain members of the management of Conductus and Conductus’ board of directors may have interests in the merger that are different from, or in addition to, your interests. Conductus’ board of directors was aware of these interests and considered them, among others, in approving and adopting the merger agreement and approving the merger.

Optionholders

      Pursuant to the merger agreement, Superconductor will assume each outstanding Conductus stock option other than options granted under Conductus’ 1994 Director Option Plan.

Employment and Change in Control Agreements

      Conductus does not have any employment agreements with any of its executive officers and their employment may be terminated at any time at the discretion of Conductus’ board of directors.

      In October 2002, Conductus entered into individual “change in control” agreements with each of its executive officers. The persons covered by these change in control agreements include Mr. Shalvoy, James Simmons, Syed Zaidi, Randy Simon, Richard Weiss, Hank Scherf and Ron Wilderink. Consummation of the merger with Superconductor will constitute a change in control under these agreements.

      Each of the change in control agreements provides for severance benefits upon a qualifying termination of employment. The agreements generally provide that if the employee’s employment is terminated within thirty-six months of a change in control of Conductus either by (i) Conductus for any reason other than death, “Cause” or “Disability” (as both terms are defined in the change in control agreements) or (ii) by the employee for “Good Reason,” then the terminated employee will be entitled to receive severance benefits. “Good Reason” generally means that the employee has sustained a material reduction in authority or responsibility, incurred a reduction in total compensation, or been notified that his principal place of work will be relocated by 50 miles or more.

      Severance benefits include salary continuation payments, as well as continued health/life insurance benefits. Salary continuation payments would be made on a monthly basis to the former employee, subject to earlier acceleration under certain circumstances specified in the agreements, for a specified number of months. The aggregate amount received by each individual would be multiple of that employee’s annual salary. The multiplier is 1.25 for Mr. Wilderink, 1.0 for Messrs. Simmons, Simon, Weiss and Scherf, and 0.5 for Mr. Zaidi. Subject to earlier cessation under certain circumstances, the post-termination health/life insurance coverage would be provided for 18 months for Mr. Shalvoy, 15 months for Mr. Wilderink, 12 months for Messrs. Simmons, Simon, Weiss and Scherf, and 6 months for Mr. Zaidi. Each such employee would also be able to exercise his stock options for up to five years after termination of employment. Additionally, Mr. Weiss’ agreement provides that Conductus would also continue to pay to Mr. Weiss a home purchase differential if he becomes entitled to severance benefits. Any payments or distributions made to or for the benefit of the named employees under these change in control agreements will be reduced, if necessary, to an amount that would result in no excise taxes being imposed under Internal Revenue Code section 4999.

      Under the change in control agreements, the exercise date of the employee’s vested options and/or warrants would be extended to the lesser of five years after the date of a qualifying termination or the term of such equity-based security. However, if at any time before December 31, 2004, the employee becomes an employee of a competing company, as defined in the change in control agreement, all of that employee’s vested options would expire within 90 days after he commences such competing employment. In addition, certain officers will be entitled to accelerated vesting if he is involuntarily terminated within 12 months of the transaction.

      Mr. Shalvoy’s change in control agreement is similar to the other change in control agreements but it also provides that he would receive a retention payment equal to 1.5 times his annual salary, if he remains a full-time employee of Conductus through May 2003 and the change in control is completed before June 2003. Mr. Shalvoy would also then be entitled to participate, on a pro-rata basis, in any bonus plan offered to senior executives of Superconductor. The retention payment would be paid out over 18 months or earlier in a lump sum, upon Mr. Shalvoy’s election.

      The retention payment made to Mr. Shalvoy would be equal to the sum of (i) 1.5 times Mr. Shalvoy’s annual salary, and (ii) Mr. Shalvoy’s monthly salary for the number of months remaining, if any, prior to June 2003 after he becomes entitled to severance benefits. If Mr. Shalvoy receives a retention payment, he will not be eligible for the salary continuation payments. Mr. Shalvoy’s agreement has a slightly modified Good Reason definition that includes material reductions in title and status and his agreement also provides that under certain circumstances his employment may continue in a limited capacity with significantly reduced compensation. The outstanding principal balance of $820,244 plus any accrued interest on Mr. Shalvoy’s two loans with Conductus, which are otherwise scheduled to be paid in full in December 2005 and August 2006, shall become due and payable upon Mr. Shalvoy’s termination of employment.

     Continuing Directors

      Three persons who are currently directors of Conductus will serve as directors of Superconductor after the merger.

     Acceleration and Extension of Option Exercise for Non-Employee Directors

      Upon the consummation of the merger, the Conductus non-employee directors will receive a grant of stock options in exchange for the surrender and cancellation of their outstanding stock options that were previously awarded under a formula option grant program. The new options will contain the same terms and conditions as the surrendered options with the exception that the new options will provide for (i) an extended option exercise period following the individual’s cessation of service as a director and (ii) accelerated vesting of any unvested options. The canceled options generally provide that the non-employee director has up to three months to exercise his/her option following termination of service as a director. The new option grants will generally provide that, following termination of service as a director, the option holder will be able to exercise his/her options until the earlier of: (i) five years after such termination of service or (ii) the original expiration date of the applicable surrendered options.

Participation in Superconductor’s Financing

      Several of Conductus’ directors represent large institutional stockholders of Conductus, in which several of these directors have a pecuniary interest. Concurrently with the merger, the Alloy Ventures family of funds, represented by Dr. John Shoch on Conductus’ board, and entities associated with Mr. William Edwards will participate in Superconductor’s private financing in which they will acquire Superconductor stock at a below market price.

     Indemnification

      Under the merger agreement, Superconductor has agreed to honor Conductus’ obligations under the indemnification agreements between Conductus and its directors and officers in effect before the merger and any indemnification provisions in Conductus’ amended and restated certificate of incorporation and bylaws. Superconductor has also agreed, for a period of six years after the closing of the merger, to indemnify and hold harmless the officers and directors of Conductus for any costs, expenses or losses related to any claim or suit arising out of any action taken in such individual’s capacity as an officer or director of Conductus, provided that such action pertains to events which occurred prior to the closing of the merger.

     Insurance

      Superconductor has agreed to maintain directors’ and officers’ liability insurance covering the persons who are currently covered by Conductus’ directors’ and officers’ liability insurance policy for six years from the closing of the merger, provided that Superconductor is not required to pay more than $700,000 (plus the amount of any refunds or credits) to maintain such coverage.

      Conductus’ stockholders should consider whether these interests may have influenced the directors and officers of Conductus to support or recommend the merger.

Completion and Effectiveness of the Merger

      The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including the approval and adoption of the merger agreement and approval of the merger by the Conductus stockholders and approval of the merger agreement, the merger and the issuance of shares of Superconductor stock in the merger by the Superconductor stockholders. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

Structure of the Merger and Conversion of Conductus stock

      STI Acquisition Inc. is a newly formed and wholly owned subsidiary of Superconductor referred to in this document as Merger Sub. To effect the merger, Merger Sub will be merged with and into Conductus, with Conductus being the surviving corporation.

      Upon completion of the merger, shares of Conductus stock (other than shares held by Conductus or any of its subsidiaries) will be converted into the right to receive shares of Superconductor stock as described in the section titled “Merger Consideration” on page 60. No fractional shares of Superconductor stock will be issued in the merger. Instead of a fractional share, each Conductus stockholder who receives Superconductor stock as merger consideration will receive an amount of cash (rounded down to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average price of a share of Superconductor stock for the 20-day period prior to the merger.

Exchange of Conductus Stock Certificates

      Promptly after the effective time of the merger, if you are the holder of a Conductus stock certificate, the exchange agent for the merger, will mail to you a letter of transmittal and instructions for surrendering your Conductus stock certificates in exchange for Superconductor stock certificates, cash and any dividends or other distributions, if any, to which you are or may be entitled. When you deliver your Conductus stock certificates to the exchange agent for the merger, along with a properly completed and executed letter of transmittal and any other required documents, you will receive Superconductor stock certificates representing the number of full shares of Superconductor common stock, and cash in lieu of fractional shares, to which you are entitled under the merger agreement. You should not submit your Conductus stock certificates for exchange until you receive instructions from the exchange agent for the merger.

      You are not entitled to receive any dividends or other distributions on Superconductor common stock until you have surrendered your Conductus stock certificates in exchange for Superconductor stock certificates. Promptly after your Superconductor stock certificates are issued, you will receive payment for any dividend or other distribution on Superconductor common stock with a record date after the merger and a payment date prior to the date you surrender your Conductus stock certificates.

      Superconductor will only issue a Superconductor stock certificate in a name other than the exact name in which a surrendered Conductus stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership of the shares of Conductus common stock formerly represented by the Conductus stock certificate, and show that you paid any applicable stock transfer taxes.

      If your stock certificate has been lost, stolen or destroyed, you may be required to deliver an affidavit and a lost certificate bond as a condition to receiving your Superconductor stock certificate.

Treatment of Conductus Equity-Based Awards

      As of October 22, 2002, Conductus had outstanding options to purchase approximately 2,833,757 shares of Conductus stock under existing option agreements and Conductus’ stock option plans. Upon the merger, Superconductor will assume all options to purchase Conductus stock then outstanding under Conductus option agreements and Conductus stock option plans. In addition, as of the effective time, the Conductus employee stock purchase plan will be terminated.

Treatment of Warrants

      As of October 22, 2002, Conductus had outstanding warrants to purchase 2,441,247 shares of Conductus stock under existing warrant agreements. Superconductor will assume all outstanding warrants for Conductus stock in accordance with the terms of such warrants. Each warrant assumed by Superconductor may be exercised for the number of shares of Superconductor common stock equal to the exchange ratio multiplied by the number of shares of Conductus common stock subject to the warrant immediately prior to the merger, and rounded down to the nearest whole share (with cash, less the applicable exercise price, payable for any fraction of a share). The per share exercise price under each warrant assumed shall be adjusted by dividing the per share exercise price under the warrant by the exchange ratio and rounding up to the nearest cent (to the extent permitted by the terms of the warrants).

Material United States Federal Income Tax Consequences of the Merger

      The following are the material United States federal income tax consequences of the merger, assuming that you hold your shares of Conductus stock and warrants to purchase Conductus stock as capital assets. The following discussion is based on and subject to the Internal Revenue Code of 1986, its legislative history, applicable Treasury regulations, administrative rulings and court decisions currently in effect, all of which are subject to change at any time, possibly with retroactive effect, and assumptions, limitations, representations and covenants, including those contained in certificates of officers of Conductus, Superconductor and Merger Sub expected to be executed as of the date of the completion of the merger. The following discussion further assumes that the merger will be consummated in accordance with the provisions of the agreement and plan of merger. The following discussion further does not address all aspects of United States federal income taxation that may be important to you in light of your particular circumstances, or if you are subject to special rules, such as rules relating to:

•	Stockholders who are not citizens or residents of the United States;

•	Financial institutions;

•	Tax-exempt organizations;

•	Insurance companies;

•	Mutual funds;

•	Dealers in securities;

•	Stockholders who received their warrants, options or shares of Conductus stock in connection with the performance of services or by exercising warrants, options or rights to purchase Conductus stock received in connection with the performance of services; and

•	Stockholders who hold their shares of Conductus stock as “qualified small business stock” under Section 1202 of the Internal Revenue Code, or as part of a hedge, straddle or a constructive sale or conversion transaction.

      On the date that the merger is completed, Orrick, Herrington & Sutcliffe LLP, counsel to Conductus will, subject to the qualifications discussed in the following paragraph, deliver its opinion to Conductus and Superconductor, dated the date that the merger is completed, to the effect that, for United States federal income tax purposes, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Provided that the merger qualifies as a reorganization, the following federal income tax consequences will result:

•	No gain or loss will be recognized by Conductus or Superconductor as a result of the merger.

•	No gain or loss will be recognized by holders of Superconductor stock as a result of the merger.

•	No gain or loss will be recognized by you when you exchange all of your Conductus stock solely for Superconductor stock in the merger, except that gain or loss may be recognized by you with respect to cash received in lieu of a fractional share interest in Superconductor stock.

•	The aggregate tax basis of the Superconductor stock you receive in the merger will be the same as your aggregate tax basis in the Conductus stock you surrender in the merger, except that your aggregate tax basis in Superconductor stock will be reduced by the tax basis allocable to any fractional share interest in Superconductor stock for which you receive cash.

•	You will recognize gain or loss for United States federal income tax purposes with respect to the cash you receive instead of a fractional share interest in Superconductor stock, measured by the difference between the amount of cash you receive and the portion of the tax basis of your shares of Conductus stock that is allocable to the fractional share interest in Superconductor stock. This gain or loss will be capital gain or loss and will be a long-term capital gain or loss if your shares of Conductus stock have been held for more than one year at the time the merger is completed.

•	The tax holding period of the Superconductor stock that you receive in the merger (including any fractional interest for which you receive cash as described above) will include the period during which you held the Conductus stock surrendered in the merger.

•	No gain or loss will be recognized by you when your warrants to purchase Conductus stock are exchanged for warrants to purchase Superconductor stock in the merger, the aggregate tax basis of the warrants to purchase Superconductor stock you receive in the merger will be the same as your aggregate tax basis in your pre-merger Conductus warrants and the holding period of the warrants to purchase Superconductor stock you receive in the merger will include the period during which you held the pre-merger Conductus warrants.

      Conductus’ and Superconductor’s obligation to complete the merger is conditioned on receipt of a closing tax opinion from Orrick, Herrington & Sutcliffe LLP regarding the United States federal income tax treatment of the merger. The closing tax opinion (1) will be based on facts, representations and assumptions set forth or referred to in the closing tax opinion that are consistent with the facts existing at the time that the merger occurs and (2) may rely on representations and covenants including those contained in certificates of officers of Conductus, Superconductor, Merger Sub, and others, reasonably satisfactory in form and substance to Orrick, Herrington & Sutcliffe LLP. The closing tax opinion is not binding on the IRS or the courts, and neither Conductus nor Superconductor intend to request a ruling from the IRS with respect to the merger. Accordingly, there can be no assurance that the IRS will not challenge the conclusions set forth in the closing tax opinion or that a court will not sustain such a challenge. Neither Conductus nor Superconductor currently intends to waive the condition relating to the receipt of a closing tax opinion.

      If you receive cash in lieu of a fractional share interest in Superconductor stock, you may be subject to backup withholding at a rate of 30% on the cash payments you receive. Backup withholding will not apply, however, if you are an exempt recipient (such as a corporation) or are otherwise exempt from backup withholding, if you furnish your taxpayer identification number and certify that you are not subject to backup withholding on the substitute IRS Form W-9 included in the Transmittal Letter, or you provide a certificate of foreign status on IRS Form W-8BEN.

      The foregoing discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences or any other consequences of the merger and, except as described herein, does not address transactions effectuated prior or subsequent to or concurrently with the merger whether or not such transactions are in connection with the merger. In addition, this discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, this discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you of the merger.

Accounting Treatment of the Merger

      Superconductor will account for the merger as a purchase for financial accounting purposes in accordance with accounting principles generally accepted in the United States. For purposes of preparing Superconduc-

tor’s consolidated financial statements, Superconductor will establish a new accounting basis for Conductus’ assets and liabilities based upon their estimated fair values as of the closing of the merger, the merger consideration and the costs of the merger. Any excess of cost over the estimated fair value of the net assets of Conductus will be recorded by Superconductor as goodwill. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Superconductor will determine the fair value of Conductus’ assets and liabilities and will make appropriate purchase accounting adjustments, including adjustments to the amortization period of the intangible assets, upon completion of that determination.

Regulatory Filings and Approvals Required to Complete the Merger

      Superconductor and Conductus do not believe that any material governmental filings in the United States or other foreign jurisdictions, other than the certificate of merger in Delaware, are required with respect to the merger.

Restrictions on Sales of Shares by Affiliates of Superconductor or Conductus

      The issuance of Superconductor stock in the merger will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for shares of Superconductor stock issued to any person who is an affiliate of Conductus (or becomes an affiliate of Superconductor following the merger). Persons who may be deemed to be affiliates of Conductus include individuals or entities that control, are controlled by, or are under common control with Conductus and may include some of the officers and directors of Conductus, as well as the principal stockholders of Conductus. For a period of one year following the merger, affiliates of Conductus may not sell their shares of Superconductor stock acquired in the merger except pursuant to (1) an effective registration statement under the Securities Act covering the resale of those shares, (2) in compliance with Rule 145 under the Securities Act or (3) any other applicable exemption under the Securities Act. After the one-year anniversary of the merger, Superconductor shares held by affiliates of Conductus (who are not affiliates of Superconductor) will be freely tradable. Shares held by affiliates of Superconductor will continue be subject to Rule 144 under the Securities Act.

Rights of Dissenting Stockholders

      Neither Superconductor stockholders nor Conductus stockholders will be entitled to any appraisal rights under the Delaware General Corporation Law or any other applicable law in connection with the merger.

Listing of Superconductor Stock to Be Issued in the Merger

      It is a condition to the closing of the merger that the shares of Superconductor stock to be issued in the merger be approved for listing on the Nasdaq National Market, subject to official notice of issuance.

Delisting and Deregistration of Conductus stock after the Merger

      If the merger is completed, Conductus stock will be delisted from the Nasdaq National Market and will be deregistered under the Exchange Act. Consequently, following completion of the merger, Conductus stockholders will no longer be able to trade shares of Conductus stock on any stock exchange.

THE MERGER AGREEMENT

      The following is a summary of the material provisions of the merger agreement attached as Annex A to this proxy statement/prospectus. This description is not complete, and you are urged to read the full text of the merger agreement. In addition, important information about the merger agreement and the merger is provided in the previous section titled “The Merger” beginning on page 36.

Effective Time and Effect of Merger

      The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed to in writing by Superconductor, Conductus and Merger Sub. That time is the “effective time” of the merger. The closing of the merger will occur no later than the third business day after the satisfaction or waiver of the conditions to the merger unless the parties agree otherwise. The date upon which the closing occurs is the “closing date” of the merger. The certificate of merger will be filed on the closing date. The closing and the effective time are anticipated to occur no later than December 31, 2002.

      At the effective time, Merger Sub will cease to exist as a corporation and will be merged with and into Conductus, with Conductus being the surviving corporation.

Merger Consideration

      Each Conductus stockholder will have the right to receive 0.6 shares of Superconductor stock for each share of Conductus stock held by the stockholder.

      A Conductus stockholder will not receive any fraction of a share of Superconductor stock in the merger. All fractions of a share of Superconductor stock that a given Conductus stockholder is entitled to receive will be aggregated. Any fractional share of Superconductor stock remaining after the aggregation will be paid in cash equal to the fraction multiplied by the average price of a share of Superconductor stock during the 20-day period prior to the merger.

      Pursuant to the terms of the merger agreement, Conductus and Superconductor expect that the closing date will be the day of or the next business day after the Conductus stockholders and Superconductor stockholders vote to approve and adopt the merger agreement and approve the merger. It is expected that the Superconductor and Conductus special meetings of stockholders will be held on December 17, 2002. However, the merger is subject to governmental and regulatory approvals and other conditions, some of which are beyond Superconductor’s and Conductus’ control, and, therefore, Superconductor and Conductus cannot predict the exact timing of the completion of the merger.

Exchange of Conductus Stock Certificates

      Holders of certificates previously representing Conductus stock will not be paid dividends or distributions on any Superconductor common shares or cash they are entitled to receive as merger consideration, and will not be paid cash in lieu of a fractional Superconductor stock, until their Conductus stock certificates are surrendered for exchange. When the certificates are surrendered, any unpaid dividends declared by Superconductor after the consummation of the merger and any cash in lieu of a fractional Superconductor stock will be paid without interest.

      The exchange agent will deliver the merger consideration in exchange for lost, stolen or destroyed certificates if the owner of such certificates signs an affidavit of loss, theft or destruction, as appropriate. The exchange agent may also, in its discretion, require the holder of such lost, stolen or destroyed certificates to deliver a bond in a reasonable sum as indemnity against any claim that might be made against Superconductor or the exchange agent with respect to alleged lost, stolen or destroyed certificates.

Treatment of Conductus Equity-Based Awards

      As of October 22, 2002, Conductus had outstanding options to purchase approximately 2,833,757 shares of Conductus stock under existing option agreements and Conductus’ stock option plans. Upon the merger, Superconductor will assume all options to purchase Conductus stock then outstanding under Conductus option agreements and Conductus stock option plans.

      Each Conductus option that is outstanding and unexercised upon the consummation of the merger will be converted into an option to purchase that number of shares of Superconductor stock equal to the exchange ratio multiplied by the number of shares of Conductus stock covered by the option immediately before the merger (rounded down to the nearest whole stock). The exercise price per share of Superconductor stock subject to each option will equal its pre-conversion price per share of Conductus stock subject to such option divided by the exchange ratio (rounded to five decimal places). In the event the aggregate exercise price results in the payment of a fraction of a cent at the time of exercise, the aggregate exercise price will be rounded up to the nearest whole cent. The exchange ratio is described above under the caption “The Merger Agreement — Merger Consideration.” Within 45 business days after the closing of the merger, Superconductor will file a registration statement on Form S-8 with the Securities and Exchange Commission to register the Superconductor stock issuable upon exercise of the Conductus options it assumes in the merger.

      In addition, Conductus amended its employee stock purchase plan to provide that as of the effective time of the merger no additional purchase rights will be issued and all outstanding purchase rights will terminate on the date of the merger.

Treatment of Warrants

      As of October 22, 2002, Conductus had outstanding warrants to purchase 2,441,247 shares of Conductus stock under existing warrant agreements. Superconductor will assume all outstanding warrants for Conductus stock in accordance with the terms of such warrants. Each warrant assumed by Superconductor may be exercised for the number of shares of Superconductor common stock equal to the exchange ratio multiplied by the number of shares of Conductus common stock subject to the warrant immediately prior to the merger, and rounded down to the nearest whole share (with cash, less the applicable exercise price, payable for any fraction of a share). The per share exercise price under each warrant assumed shall be adjusted by dividing the per share exercise price under the warrant by the exchange ratio and rounding up to the nearest cent (to the extent permitted by the terms of the warrants).

Representations and Warranties

      Each of Conductus and Superconductor have made customary representations and warranties to the other in the merger agreement. To review these representations and warranties, please refer to the text of the merger agreement attached as Annex A to this proxy statement/ prospectus. None of the representations and warranties will survive the effective time of the merger.

Conduct of Business of Superconductor and Conductus Prior to the Effective Time

      Until the earlier of the termination of the merger agreement or the effective time, each of Superconductor and Conductus has agreed to conduct its operations according to its ordinary and usual course of business consistent with past practice and to use commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees in each business function and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it.

      The merger agreement includes a non-exclusive list of limitations on the actions of Superconductor and Conductus during this period in addition to the general statements above. To review the list of limitations on each parties’ conduct of business, please refer to the text of the merger agreement attached as Annex A to the proxy statement/prospectus.

      The merger agreement further provides that Conductus will not take, without the prior written consent of Superconductor, any of the following actions until the earlier of the termination of the merger agreement or the effective time:

•	adopt or amend any option plan;

•	increase compensation or severance to executive officer or employee, except as required by existing agreements or ordinary course or business, or terminate any employee except for cause;

•	incur indebtedness outside the ordinary course of business in excess of $25,000; and

•	other than in the ordinary course, permit its assets to be encumbered.

Conduct of Business Following the Merger

      Merger Sub will be merged with and into Conductus. As a result, Merger Sub will cease to exist as a corporation and Conductus will be the surviving corporation of the merger. All the property, rights, privileges, powers and franchises of Merger Sub will vest in Conductus, and all the debts, liabilities and duties of Merger Sub will becomes the debts, liabilities and duties of Conductus. Conductus, the surviving corporation, will become a wholly owned subsidiary of Superconductor.

      The certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the effective time will be the certificate of incorporation and bylaws of the surviving corporation. At the effective time, the certificate of incorporation will be amended so that the name of the surviving corporation is “Conductus, Inc.” The directors and officers of Merger Sub at the effective time will become the initial directors and officers of the surviving corporation.

      Superconductor will enlarge its board of directors to a total of twelve (12) members following the merger and the concurrent private financing. The board will consist of all eight (8) of the current directors of Superconductor, three (3) new directors from the board of Conductus and one (1) new director chosen by certain investors affiliated with the Special Situations Funds. The three new directors from Conductus will be Martin A. Kaplan, David L. Short and Charles E. Shalvoy. The Special Situations Funds appointee is Robert J. Majteles.

      At the next annual meeting of stockholders, Superconductor will reduce its board of directors to a total of ten (10) members. The board will then consist of six (6) individuals chosen by the eight (8) current directors of Superconductor from among the eight (8) current directors of Superconductor, two (2) individuals chosen by the current eight (8) directors of Superconductor from among the current directors of Conductus (who will be Messrs. Kaplan and Short), Mr. John Shoch (or another person designated by Alloy Ventures Fund 2000, LLC, an investor in the financing, acceptable to the current directors of Superconductor) and one (1) representative chosen by the investors affiliated with the Special Situations Funds (who will be Robert J. Majteles).

No Solicitation

      Until the earlier of the termination of the merger agreement or the effective time of the merger, Conductus has agreed that it will not, and its subsidiaries will not, and that it will use reasonable efforts to cause its or any of its subsidiaries’ officers, directors, affiliates, employees, attorneys, investment bankers or other advisors or representatives not to, directly or indirectly:

•	solicit or initiate any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below);

•	enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction;

•	agree to or endorse any Competing Transaction; or

•	authorize or permit any of its representatives to take any such action.

      Conductus has agreed to immediately notify Superconductor if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made, and Conductus has agreed to immediately inform Superconductor as to the material details of any such proposal, offer, inquiry or contact, including, without limitation, the identity of the party making any such proposal, offer, inquiry or contact, and, if in writing, promptly deliver to Superconductor a copy of such proposal, offer, inquiry or contact and any other written material relating thereto.

      By signing the merger agreement, Conductus agreed to immediately cease all discussions or negotiations with any parties previously conducted with respect to a Competing Transaction. Additionally, Conductus agreed not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Conductus is a party.

      Notwithstanding anything to the contrary, Conductus’ board of directors may furnish information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction if Conductus’ board of directors has:

•	reasonably concluded after consultation with U.S. Bancorp Piper Jaffray or other financial advisor of nationally recognized reputation that such proposal or offer constitutes a Superior Proposal (as more specifically discussed below);

•	reasonably concluded, after consultation with its outside legal counsel, that, in light of such Superior Proposal, the furnishing of such information or entering into discussions is required to comply with its fiduciary obligations to Conductus and its stockholders under applicable Federal and state law, provided Conductus first gives Superconductor written notice of the intent to furnish information or enter into discussions with such person at least three business days prior to taking any such action; and

•	obtained from such person an executed confidentiality agreement on terms substantially similar to terms contained in the non-disclosure agreement to which Conductus and Superconductor are both signatories.

      A “Competing Transaction” means any of the following involving Conductus:

•	a merger, consolidation, share exchange, business combination or other similar transaction;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of Conductus;

•	a tender offer or exchange offer for, or any offer to purchase directly from Conductus 20% or more of the outstanding voting securities of Conductus;

•	any solicitation in opposition to adoption by Conductus stockholders of the merger proposal; or

•	any liquidation, dissolution, recapitalization or other significant corporate reorganization of Conductus.

      A “Superior Proposal” means an unsolicited written bona fide offer made by a third party to consummate a Competing Transaction:

•	that is not attributable to a material breach by Conductus of the applicable merger agreement provisions; and

•	on terms (including conditions to consummation of the contemplated transaction) that the board of directors of Conductus determines, in its good faith reasonable judgment (based on the written advice of the U.S. Bancorp Piper Jaffray or another financial advisor of nationally recognized reputation), to be more favorable to the Conductus stockholders from a financial point of view than the terms of the merger and with any financing required to consummate the transaction contemplated by such offer committed or likely, in the reasonable good faith judgment of the Conductus board of directors (based on the written advice of a financial adviser of nationally recognized reputation), to be obtained by such third party on a timely basis.

      To the extent a Superior Proposal is received, Conductus has agreed to furnish Superconductor all information provided to the person who has made the Superior Proposal, to the extent that such information has not been previously provided to Superconductor and shall keep Superconductor promptly and reasonably informed as to the status of any discussions regarding such Superior Proposal.

      Conductus’ board of directors may not withhold, withdraw, amend or modify its recommendation in favor of the merger unless all of the conditions below are met:

•	a Superior Proposal is made and not withdrawn;

•	Conductus provides written notice to Superconductor of receipt of the Superior Proposal in the manner described above;

•	Superconductor has not, within five business days of its receipt of notice of the Superior Proposal, made an offer that Conductus’ board of directors concludes in good faith, based upon written advice of its financial advisor, to be more favorable to Conductus’ stockholders than the Superior Proposal;

•	Conductus’ board of directors concludes, after consultation with legal counsel, that, in light of such Superior Proposal, the failure to withhold, withdraw, amend or modify its recommendation would be inconsistent with its fiduciary obligations to Conductus’ stockholders under Federal and state law; and

•	Conductus has not violated its agreement not to solicit Competing Proposals.

      Unless the merger agreement has been terminated in accordance with its terms, the merger agreement must be submitted to Conductus’ stockholders for approval and adoption regardless of whether Conductus’ board of directors has withheld, withdrawn, amended or modified its recommendation in favor of the merger as set forth above.

Certain Other Covenants

     Indemnification and Insurance

      The certificate of incorporation and bylaws of the surviving corporation will contain the same provisions with respect to indemnification, advancement and director exculpation as contained in the certificate of incorporation and bylaws of Conductus on the date the merger agreement was signed, and those provisions cannot be amended, repealed or otherwise modified for six years following the merger in any manner that would affect adversely the rights of persons who at any time prior to merger were entitled to indemnification, advancement or exculpation under the certificate of incorporation or bylaws of Conductus, unless the modification is required by law.

      For six years following the merger, Superconductor, as the the surviving corporation, will indemnify and hold harmless each present and former director or officer of Conductus or any of its subsidiaries and each person who served at the request of Conductus or any of its subsidiaries as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the merger), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacities as officers or directors, in each case occurring before the merger.

      Superconductor also will maintain Conductus’ current directors and officers liability insurance policies for six years after the merger, although Superconductor is not obligated to spend more than an aggregate of $700,000 in that six year period (plus the amount of any refunds or credits) to maintain such coverage.

     Employee Matters

      The Conductus employees will continue on their existing benefit plans until such time as, in Superconductor’s sole discretion, an orderly transition can be accomplished and the employees may be transferred to employee benefit plans and programs maintained by Superconductor. Superconductor will take reasonable actions, to the extent permitted by its benefit programs, as are necessary to allow eligible employees of Conductus to participate in the health, welfare and other employee benefits (excluding equity incentive plans for this purpose) programs of Superconductor or alternative benefits programs in the aggregate substantially equivalent to those applicable to employees of Superconductor in similar functions and positions on similar terms. Pending such action, Superconductor will maintain the effectiveness of Conductus’ benefit plans. Each continuing employee will be given credit, for purposes of any service requirements for participation or vesting, for his or her period of service with Conductus credited under a similar benefit plan or program prior to the merger.

Conditions to the Completion of the Merger

Conditions to Obligations of Superconductor and Conductus

      Each of Superconductor’s, Merger Sub’s and Conductus’ respective obligations to complete the merger is subject to the satisfaction or waiver at or prior to the consummation of the merger of the following conditions:

•	the registration statement registering shares of Superconductor stock to be issued in the merger is effective in accordance with the Securities Act and no stop orders have been issued suspending the effectiveness of the registration statement, nor has the SEC started or threatened any proceedings for that purpose;

•	the Superconductor stockholders must have approved the merger and the merger agreement in accordance with the applicable rules of Nasdaq;

•	the Conductus stockholders must have approved the merger and adopted the merger agreement in accordance with the Delaware General Corporation Law;

•	no governmental entity or court of competent jurisdiction shall have enacted, or threatened to enact, any law, rule, regulation, judgment, decree, injunction, executive order or award, that has, or would have, the effect of making the merger illegal or otherwise prohibit the consummation of the merger;

•	any waiting periods applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the comparable laws of other jurisdictions that the parties have reasonably determined to apply must have expired or been terminated;

•	the filing with Nasdaq of a Notification Form for Listing of Additional Shares with respect to the shares of Superconductor stock issuable upon exchange of Conductus stock in the merger, upon exercise of the options under Conductus’ Stock Option Plan, and upon exercise of the outstanding Conductus warrants that are assumed by Superconductor in the merger; and

•	each party must have received an opinion of Orrick, Herrington & Sutcliffe, LLP that, on the basis of the facts, representations and assumptions set forth in such opinions, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and that each of Superconductor, Merger Sub and Conductus will be a party to such reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Additional Conditions to Obligation of Superconductor and Merger Sub

      The obligations of Superconductor and Merger Sub to complete the merger are also subject to the satisfaction or waiver of the additional following conditions:

•	the representations and warranties Conductus contained in the merger agreement are true and correct, except to the extent that any breach of the representations and warranties could not, individually or in the aggregate, reasonably be expected to have a Conductus Material Adverse Effect, and Superconductor shall have received a certificate from the Chief Executive Officer and Chief Financial Officer of Conductus to that effect;

•	Conductus has performed or complied, in all material respects, with all agreements and covenants required by the merger agreement, and Superconductor shall have received a certificate from the Chief Executive Officer and Chief Financial Officer of Conductus to that effect;

•	all consents, approvals and authorizations legally required to be obtained to consummate the merger shall have been obtained from and made with all governmental or quasi-governmental entities, and all consents for all material agreements to which Conductus is a party or is bound and which are legally required to consummate the merger and the transactions described in the merger agreement;

•	all of Conductus’ directors and officers shall have resigned, effective as of the merger;

•	S&P CVC, Superconductor’s financial advisor shall not have withdrawn its fairness opinion with respect to the merger or the transactions contemplated by the merger agreement;

•	no Conductus Material Adverse Effect shall have occurred since October 10, 2002, the date of the merger agreement;

•	Conductus shall have taken all necessary actions to extinguish and cancel all outstanding stock purchase rights, issued pursuant to Conductus’ rights plan, as of the effective date of the merger;

•	if Conductus stockholders are entitled to dissenter’s rights or appraisal rights under Delaware or California law, no more than five percent (5.0%) of the outstanding shares of Conductus stock as of the record date shall have perfected those rights;

•	Superconductor shall have closed, or concurrently with the merger close, the private financing transaction that is proposal 2 in this proxy statement/ prospectus; and

•	Conductus’ directors, officers, stockholders or employees who are affiliates of Conductus, within the meaning of the Securities Act, shall have entered into affiliate agreements with Superconductor, pursuant to which each Conductus affiliate will agree not to dispose of his, her or its shares of Superconductor stock received in the merger unless the disposition is permitted under the rules and regulations of the federal securities laws.

      The merger agreement defines a “Conductus Material Adverse Effect” to mean any changes in or effects on the business of Conductus that is materially adverse to the business, condition (financial or otherwise), assets (tangible or intangible), liabilities (including contingent liabilities), or results of operations or prospects of Conductus, except for any such changes or effects principally resulting from or principally arising in connection with (i) any changes affecting the wireless telecommunications equipment industry that do not have a disproportionate impact on Conductus, (ii) any changes in general economic conditions that do not disproportionately impact Conductus, (iii) in and of itself, any change in the trading price of the Conductus common stock (including any proceedings which may be initiated by Nasdaq with respect to the listing status of Conductus common stock based on the failure of the trading price to meet the minimum bid requirements), (iv) the taking of any action expressly required by the terms of the merger agreement or (v) a decline in commercial product revenues attributable to the public announcement of the merger.

Additional Conditions to Obligation of Conductus

      The obligation of Conductus to complete the merger is also subject to the satisfaction or waiver of the additional following conditions:

•	the representations and warranties of Superconductor contained in the merger agreement are true and correct, except to the extent that any breach of the representations and warranties could not, individually or in the aggregate, reasonably be expected to have a Superconductor Material Adverse Effect, and Conductus shall have received a certificate from the Chief Executive Officer and Chief Financial Officer of Superconductor to that effect;

•	Superconductor and Merger Sub have performed or complied, in all material respects, with all agreements and covenants required by the merger agreement, and Conductus shall have received a certificate from the Chief Executive Officer and Chief Financial Officer of Superconductor to that effect;

•	Superconductor’s board of directors shall have increased its membership from eight (8) to twelve (12), with the vacancies filled by three (3) new directors from the board of Conductus and one (1) new director chosen by certain investors in the private financing affiliated with the Special Situations family of funds;

•	U.S. Bancorp Piper Jaffray, Conductus’ financial advisor shall not have withdrawn its fairness opinion with respect to the merger consideration; and

•	no Superconductor Material Adverse Effect shall have occurred since October 10, 2002, the date of the merger agreement.

      The merger agreement defines a “Superconductor Material Adverse Effect” to mean any changes in or effects on the business of Superconductor that is materially adverse to the business, condition (financial or otherwise), assets (tangible or intangible), liabilities (including contingent liabilities), or results of operations or prospects of Superconductor, except for any such changes or effects principally resulting from or principally arising in connection with (i) any changes affecting the wireless telecommunications equipment industry that do not have a disproportionate impact on Superconductor, (ii) any changes in general economic conditions that do not disproportionately impact Superconductor, (iii) in and of itself, any change in the trading price of the Superconductor common stock or (iv) the taking of any action expressly required by the terms of this Agreement.

Termination

      The merger agreement may be terminated and the merger and the other transactions contemplated by the merger agreement may be abandoned at any time prior to the completion of the merger as follows:

•	by mutual written consent duly authorized by the board of directors of both Superconductor and Conductus;

•	by either party if the merger has not been consummated by February 15, 2003, provided that this right to terminate is not available to a party whose action or failure to act has caused the failure of the merger to occur by February 15, 2003;

•	if a governmental entity or court of competent jurisdiction has issued any law, rule, regulation, judgment, decree, injunction, executive order or award, whether temporary, preliminary or permanent, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

•	by Superconductor if (i) the board of directors of Conductus withholds, withdraws, amends, modifies or changes its unanimous recommendation of the adoption of the merger agreement or the approval of the merger or the other transactions contemplated by the merger agreement in a manner adverse to Superconductor or shall have resolved to do so, (ii) the board of directors of Conductus shall have recommended to the stockholders of Conductus a Competing Transaction or shall have resolved to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Competing Transaction, (iii) the board of directors of Conductus fails to reject a Competing Transaction within ten (10) days following receipt by Conductus of the proposal for such Competing Transaction, (iv) Conductus shall have failed to include in the proxy statement the unanimous recommendation of Conductus’ board of directors in favor of the approval of the merger or the merger agreement, (v) Conductus’ board of directors fails to reaffirm its unanimous recommendation in favor of the approval of the merger and the merger agreement within five (5) business days after Superconductor requests in writing that such recommendation be reaffirmed, (vi) Conductus shall have breached its confidentiality obligations under the merger agreement or (vii) a tender offer or exchange offer for 20% or more of outstanding Conductus stock is commenced, and the board of directors of Conductus fails to recommend against acceptance of such tender offer or exchange offer by its stockholders;

•	by Conductus if (i) the board of directors of Superconductor withholds, withdraws, amends, modifies or changes its unanimous recommendation of the adoption of this merger agreement or the approval of the merger or the other transactions contemplated by the merger agreement in a manner adverse to Conductus or shall have resolved to do so, (ii) Superconductor shall have failed to include in the proxy statement the unanimous recommendation of Superconductor’s board of directors in favor of the approval of the merger or the merger agreement, (iii) Superconductor’s board of directors fails to reaffirm its unanimous recommendation in favor of the approval of the merger and the merger agreement within five (5) business days after Superconductor requests in writing that such recommendation be reaffirmed, (iv) a tender offer or exchange offer for 20% or more of the outstanding Superconductor stock is commenced, and the board of directors of Superconductor fails to recommend against acceptance of such tender offer or exchange offer by its stockholders, or (v) if Conductus accepts a Superior Proposal and has satisfied the conditions set forth in the merger agreement to do so;

•	by either party if the merger agreement shall fail to receive the requisite vote for approval and adoption at the applicable stockholders’ meeting;

•	by Superconductor if any representation, warranty, covenant or agreement on the part of Conductus set forth in the merger agreement is untrue when made or becomes untrue, such that the conditions to the terminating party’s obligation to complete the merger described above under “Conditions to the Completion of the Merger” would not be satisfied, provided that such inaccuracy in any representation or warranty is not curable within thirty (30) days following written notice from the terminating party of such inaccuracy; or

•	by Conductus if any representation, warranty, covenant or agreement on the part of Superconductor set forth in the merger agreement is untrue when made or becomes untrue, such that the conditions to the terminating party’s obligation to complete the merger described above under “Conditions to the Completion of the Merger” would not be satisfied, provided that such inaccuracy in any representation or warranty is not curable within thirty (30) days following written notice from the terminating party of such inaccuracy.

Fees, Expenses and Termination Fee

      In general, all fees and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement will be paid by the party that incurs them. However, Superconductor and Conductus will share equally the costs of printing, filing with the SEC and mailing of this proxy statement/ prospectus, the costs of soliciting stockholder approval, and any other out-of-pocket expenses associated with any other regulatory filing associated with the merger.

      If Conductus terminates the merger agreement because of a Superior Proposal from a third party, then Conductus must pay Superconductor a cash termination fee equal to 3.0% of the aggregate value of the Superior Proposal.

Amendment and Waiver; Parties in Interest

      Superconductor, Merger Sub and Conductus may together amend the merger agreement in writing by action taken by or on behalf of their respective Boards of Directors at any time prior to completion of the merger.

      At any time prior to the completion of the merger, any of Superconductor, Merger Sub or Conductus may waive compliance with any of the agreements or conditions contained in the merger agreement. Any waiver will be valid if set forth in writing signed by the party or parties granting the waiver.

      The merger agreement is binding on upon and inures solely to the benefit of the parties thereto, and nothing in the merger agreement confers upon any other person any right, benefit, remedy or obligation, other than the indemnification and insurance obligations of Superconductor and the surviving corporation following the completion of the merger, which are intended for the benefit of certain specified officers and directors of Conductus and may be enforced by such individuals.

Other Agreements

      The following is a summary of the material provisions of the voting agreement signed by certain stockholders of Superconductor, the affiliate agreements to be signed at the closing of the merger by certain officers and directors of Conductus and the purchase agreement signed by investors in the financing which is a condition to closing of the merger.

     Voting Agreements

      Superconductor Stockholder Voting Agreements. As of October 10, 2002, certain affiliates of The Hillman Company owned 6,183,472 shares of Superconductor stock representing approximately 25% of the then outstanding shares of Superconductor stock. The Hillman Company also has two representatives on Superconductor’s board of directors. The affiliates of The Hillman Company have entered into a voting agreement with Conductus. The voting agreement requires them to vote all of their shares of Superconductor stock:

•	in favor of the approval of the merger and the merger agreement, and any matter that could reasonably be expected to facilitate the merger;

•	against any action or agreement that would result in a breach of any representation, warranty, covenant or other obligation or agreement of Superconductor under the merger agreement; and

•	against any action or agreement that would cause any provision contained in Article VII of the merger agreement to not be satisfied.

      Those stockholders also agreed not to transfer any of their shares of Superconductor stock, tender any of their shares of Superconductor stock to any person, or create or permit any encumbrance on their shares of Superconductor stock which affects, directly or indirectly, the right to vote the shares as provided in the voting agreement. None of those stockholders received any consideration for entering into the voting agreement. The voting agreement terminates on the earlier to occur of the date of the termination of the merger agreement or the effective date of the merger.

      Conductus Stockholder Voting Agreements. Superconductor did not request that any stockholders of Conductus sign voting agreements.

     Affiliate Agreements

      Prior to the closing of the merger, Superconductor will enter into affiliate agreements with those Conductus directors, officers, stockholders or employees who are affiliates of Conductus within the meaning of the Securities Act. Pursuant to these affiliate agreements, each Conductus affiliate will agree not to dispose of his, her or its shares of Superconductor stock received in the merger unless the disposition is permitted under the rules and regulations of the federal securities laws.

     Purchase Agreement for Related Private Financing

      Superconductor has secured financing commitments of $20 million pursuant to a purchase agreement dated October 10, 2002 as amended. The investors under the purchase agreement include funds affiliated with an existing investor of Superconductor, The Hillman Company, funds affiliated with an existing investor of Conductus, Alloy Ventures, and funds affiliated with existing investors of both companies, Wellington Management Company, LLP, Specials Situations Funds and Palo Alto Investors. The commitments under the purchase agreement are expressly conditioned on the consummation of the merger. Similarly, because Supercondutor’s board of directors believes outside capital is critical to the combined company’s success, the receipt of $15 million of private financing is a condition to the closing of the merger. By virtue of this structure, the financing transaction is subject to the numerous closing conditions to the merger, which are enumerated in the discussion under the merger proposal entitled “Conditions to the Completion of the Merger” beginning on page 65. If both the merger and Superconductor’s proposal for the financing are approved, the transactions would close simultaneously. The purchase agreement provides that (i) a representative from Special

Situations Funds, who is Robert J. Majteles, will be added to Superconductor’s board upon consummation of the merger and (ii) at the next annual meeting of stockholders, Mr. John Shoch (or another person designated by Alloy Ventures Fund 2000, LLC acceptable to the Superconductor board) will be appointed.

      In the financing, the investors would receive up to 21,096,954 shares of common stock, in excess of 20% of the outstanding shares of Superconductor stock before giving effect to the merger and the financing transaction. The shares would be sold at a purchase price of $0.95 per share, approximately 15% less than the market value of the shares as of the date of the purchase agreement. The investors also would acquire warrants to purchase an additional 5,274,240 shares having an exercise price of $1.19 per share, approximately 25% above the market value of the shares as of the date of the purchase agreement.

      The investors would acquire unregistered Superconductor stock in the financing transaction pursuant to the exemption from the registration requirements of Section 5 of the Securities Act provided by Section 4(2) and Regulation D of that act. Under the terms of the purchase agreement, Superconductor would file a registration statement with the SEC within thirty (30) days of the effective date of the merger to register the shares of Superconductor stock issued in the private financing and issuable upon exercise of their warrants. Superconductor has agreed to use its best efforts to cause the registration statement to become effective within ninety (90) days after the merger. After the registration statement becomes effective, the common stock issued to the investors and issuable upon exercise of the warrants would be freely tradable in the public market. However, the warrants would not be exercisable for six months after the closing.

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

      Superconductor stock is quoted on the Nasdaq National Market and traded under the symbol “SCON.” The table below sets forth for the periods indicated the high and low last reported sale prices per share of Superconductor stock. For current price information with respect to Superconductor stock, you are urged to consult publicly available sources. No assurance can be given as to future prices of, or markets for, Superconductor stock. Superconductor has never declared or paid any cash dividends on Superconductor stock.

      Conductus stock is quoted on the Nasdaq National Market and traded under the symbol “CDTS”. The table below sets forth for the periods indicated the high and low last reported sale prices per share of Conductus stock. For current price information with respect to Conductus stock, you are urged to consult publicly available sources. Conductus has never declared or paid any cash dividends on Conductus stock.

	Superconductor		Conductus
	Common Stock		Common Stock

	High	Low	High	Low

2000
First Quarter	$115.00	$4.38	$81.63	$7.69
Second Quarter	$42.25	$11.06	$26.50	$8.25
Third Quarter	$40.00	$16.88	$12.56	$2.00
Fourth Quarter	$19.50	$2.66	$14.00	$4.56
2001
First Quarter	$10.438	$3.00	$10.44	$3.88
Second Quarter	$9.32	$3.50	$7.70	$3.06
Third Quarter	$6.35	$2.70	$5.02	$3.25
Fourth Quarter	$7.30	$2.885	$3.58	$2.01
2002
First Quarter	$6.79	$3.90	$3.67	$1.74
Second Quarter	$5.09	$1.55	$2.50	$1.01
Third Quarter	$1.93	$0.93	$1.37	$0.40
Fourth Quarter (through 11/14/02)	$1.60	$0.95	$0.99	$0.40

      The following table sets for the closing price per share of Superconductor and Conductus as of October 10, 2002 (the last day before public announcement of the merger) and November 14, 2002 (the last full trading day for which its practicable to obtain such information prior to mailing this proxy statement/prospectus).

	Superconductor	Conductus
	Common Stock	Common Stock
	Closing Price	Closing Price

October 10, 2002	$1.03	$0.49
November 14, 2002	$1.10	$0.56

Dividend Information

      As of November 14, 2002, Superconductor had approximately 221 holders of record of Superconductor stock. As of the same date Conductus had approximately 136 holders of record of Conductus stock. Neither Superconductor nor Conductus has declared or paid cash dividends on their shares of common stock and neither anticipate declaring any cash dividends in the foreseeable future.

COMPARATIVE PER SHARE DATA

      The following table presents selected comparative per share data for Superconductor stock on a historical and pro forma combined basis and for Conductus stock on a historical and pro forma equivalent basis giving effect to the merger and Superconductor’s private financing transaction. You should read the information presented below in conjunction with the historical financial statements and notes thereto of Superconductor and Conductus and the “Unaudited Pro Forma Condensed Combined Financial Statements” and related notes thereto, included in this proxy statement/prospectus. This information is not necessarily indicative of the results of future operations of the combined entity or the actual results that would have occurred had the merger been consummated prior to the periods indicated.

	At or for the	For the
	Nine Months Ended	Year Ended
	September 28,	December 31,
	2002	2001

Superconductor Common Stock
Book value per share
Historical(1)	$0.90
Pro Forma(2)	$0.95
Net loss per basic and diluted share
Historical	$(0.85)	$(1.10)
Pro Forma(3)	$(0.58)	$(0.73)

	At or for the	For the
	Nine Months Ended	Year Ended
	September 30,	December 31,
	2002	2001

Conductus Common Stock
Book value per share
Historical(4)	$0.28
Pro Forma Equivalent(5)	$0.57
Net loss per basic and diluted share
Historical	$(0.65)	$(1.03)
Pro Forma Equivalent(5)	$(0.35)	$(0.44)

(1)	Historical book value for Superconductor is calculated by dividing its stockholders’ equity at September 28, 2002, by the total number of outstanding shares of Superconductor stock on the same date.

(2)	Pro forma book value for Superconductor and Conductus is calculated by dividing pro forma stockholders’ equity at September 28, 2002, by the total pro forma number of outstanding shares of Superconductor stock on the same date.

(3)	Pro forma combined net loss per share is derived from the historical combined financial statements of Superconductor and Conductus, after giving effect to the merger and Superconductor’s financing transaction, and the assumptions and adjustments related to the merger and the financing described in the accompanying notes to the “Unaudited Pro Forma Condensed Combined Financial Statements” and dividing by the weighted average number of outstanding shares of Superconductor stock after giving effect to the merger and financing.

(4)	Historical book value for Conductus is calculated by dividing its stockholders’ equity at September 30, 2002, by the total number of outstanding shares of Conductus stock on the same date.

(5)	The equivalent pro forma combined amounts are calculated by multiplying the pro forma combined per share amounts by the exchange ratio of 0.6 shares of Superconductor stock for each share of Conductus stock.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

      The following table sets forth selected unaudited pro forma combined financial data for Superconductor and Conductus, giving effect to the acquisition of Conductus by Superconductor using the purchase method of accounting and the financing. We have derived the selected unaudited pro forma combined financial data from the unaudited pro forma condensed combined financial statements included elsewhere in this proxy statement/prospectus, which we urge you to review. You should read the selected pro forma unaudited combined financial data in conjunction with “Superconductor Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements of Superconductor and the related notes thereto included elsewhere in this proxy statement/prospectus, and in conjunction with “Conductus Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements of Conductus and the related notes thereto included elsewhere in this proxy statement/prospectus. Superconductor is currently having a valuation performed by a third party valuation specialist and therefore the estimates and assumptions used in computing the pro forma information below is preliminary and may change based on the results of the valuation analysis. The selected unaudited pro forma combined financial data is not necessarily indicative of Superconductor’s and Conductus’ combined results of operations, or the combined financial position that would have resulted had the merger been consummated at the beginning of the applicable periods indicated, nor is it necessarily indicative of Superconductor’s and Conductus’ results of operations in future periods or the future financial position of the combined company.

	Nine Months
	Ended	Year Ended
	September 28,	December 31,
	2002	2001

	(In thousands,
	except per share data)
Statement of Operations Data:
Revenues:
Net product revenues	$15,612	$10,196
Government contract revenues	4,646	8,811
Sub license royalties	10	10

Total net revenues	20,268	19,017
Cost and expenses:
Cost of product revenues	21,057	20,020
Contract research and development	5,974	10,298
Other research and development	6,081	6,790
Selling, general and administrative	18,105	18,983

Total costs and expenses	51,217	56,091

Loss from operations	(30,949)	(37,074)
Interest and other income	376	1,707
Interest expense	(138)	(288)

Net loss	(30,711)	(35,655)
Deemed distribution attributable to beneficial conversion feature	(1,756)	(2,603)

Net loss available to common shareholders	$(32,467)	$(38,258)

Basic and diluted net loss per common share	$(0.58)	$(0.73)

Weighted average number of common shares outstanding	56,253	52,565

As of
September 28,
2002

(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$30,036
Working capital	28,764
Total assets	73,239
Long-term debt, including current portion	668
Total stockholders’ equity	56,519

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

      The following unaudited pro forma condensed combined financial statements give effect to the acquisition by Superconductor of Conductus using the purchase method of accounting. The accompanying pro forma condensed combined financial statements also give effect to the financing which is contingent upon completion of the acquisition by Superconductor of Conductus.

      The following unaudited pro forma condensed combined balance sheet as of September 28, 2002, assumes that the acquisition and financing were consummated on September 28, 2002, and the following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2001 and for the nine months ended September 28, 2002 assume that the acquisition and financing were consummated on January 1, 2001.

      The acquisition will be accounted for as a purchase, with the assets acquired and the liabilities assumed being recorded at estimated fair value. The adjustments included in the unaudited pro forma condensed combined financial statements represent the Company’s preliminary determination of the purchase price allocation based upon available information and there can be no assurance that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the pro forma financial information.

      The unaudited pro forma condensed combined financial statements are not necessarily indicative of the results that would have occurred if the acquisition and financing had been consummated as of the indicated dates or that may occur in the future. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of Superconductor and Conductus together with the related notes thereto, included elsewhere in this proxy statement/ prospectus.

      The following information should be read in conjunction with the “Selected Unaudited Pro Forma Combined Financial Data”, “Superconductor Selected Historical Financial Data”, “Superconductor Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Conductus Selected Historical Financial Data”, “Conductus Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and the historical financial statements of Superconductor and Conductus, including in each case, the notes thereto, and other financial information appearing elsewhere in this proxy statement/ prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 28, 2002

	Historical	Historical	Pro Forma		Pro Forma
	Superconductor	Conductus	Adjustments		Combined

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$8,084	$2,085	$19,867	(1)	$30,036
Short-term investments	—	450			450
Accounts receivable, net	1,978	938			2,916
Inventory	6,225	2,545			8,770
Prepaid expenses and other current assets	689	557			1,246

Total current assets	16,976	6,575			43,418
Intangible assets	—	—	14,904	(6)	14,904
Property and equipment, net	8,909	2,521			11,430
Patents and licenses, net	1,908	—			1,908
Restricted cash	—	374			374
Other assets	702	503			1,205

Total assets	$28,495	$9,973			$73,239

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,710	$1,644			$6,354
Accrued expenses	1,826	1,753	801	(2)	7,781
			1,201	(3)
			2,200	(5)
Current portion of capitalized lease obligations	335	184			519

Total current liabilities	6,871	3,581			14,654
Capitalized lease obligations and other	212	66			278
Noncurrent accrued expenses	—	—	1,100	(5)	1,100
Accrual for loss on contract	688	—			688

Total liabilities	7,771	3,647			16,720
Stockholders’ equity:
Preferred stock	—	—			—
Common stock	23	2	21	(1)	58
			14	(4)
			(2	)(7)
Capital in excess of par value	123,032	110,591	19,846	(1)	159,952
			17,074	(4)
			(110,591	)(7)
Receivable from stockholder	—	(460)			(460)
Deferred warrant charges	(796)	—			(796)
			103,807	(8)
Accumulated deficit	(101,535)	(103,807)	(700	)(9)	(102,235)

Total stockholders’ equity	20,724	6,326			56,519

Total liabilities and stockholders’ equity	$28,495	$9,973			$73,239

See accompanying notes to unaudited pro forma condensed combined financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2001

	Historical	Historical	Pro Forma		Pro Forma
	Superconductor	Conductus	Adjustments		Combined

	(In thousands, except per share data)
Revenues:
Net product revenues	$7,601	$2,595			$10,196
Government contract revenues	4,782	4,029			8,811
Sub license royalties	10	—			10

Total net revenues	12,393	6,624			19,017
Cost and expenses:
Cost of product revenues	10,626	9,394			20,020
Contract research and development	3,359	6,939			10,298
Other research and development	4,606	1,727	457	(10)	6,790
Selling, general and administrative	11,907	7,076			18,983

Total costs and expenses	30,498	25,136			56,091

Loss from operations	(18,105)	(18,512)			(37,074)
Interest income	1,050	575			1,625
Other income	—	82			82
Interest expense	(146)	(142)			(288)

Net loss	(17,201)	(17,997)			(35,655)
Deemed distribution attributable to beneficial conversion feature	(2,603)	—			(2,603)

Net loss available to common stockholders	$(19,804)	$(17,997)			$(38,258)

Basic and diluted net loss per common share	$(1.10)	$(1.03)			$(0.73)

Weighted average number of common shares outstanding	17,956	17,552	(17,552)(11) 13,512(12) 21,097(13)		52,565

See accompanying notes to unaudited pro forma condensed combined financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended September 28, 2002

	Historical	Historical	Pro Forma		Pro Forma
	Superconductor	Conductus	Adjustments		Combined

	(In thousands, except per share data)
Revenues:
Net product revenues	$13,292	$2,320			$15,612
Government contract revenues	2,123	2,523			4,646
Sub license royalties	10	—			10

Total net revenues	15,425	4,843			20,268
Cost and expenses:
Cost of product revenues	15,089	5,968			21,057
Contract research and development	1,515	4,459			5,974
Other research and development	3,951	1,901	229	(10)	6,081
Selling, general and administrative	11,592	6,513			18,105

Total costs and expenses	32,147	18,841			51,217

Loss from operations	(16,722)	(13,998)			(30,949)
Interest income	198	178			376
Interest expense	(64)	(74)			(138)

Net loss	(16,588)	(13,894)			(30,711)
Deemed distribution attributable to beneficial conversion feature	(1,756)	—			(1,756)

Net loss available to common stockholders	$(18,344)	$(13,894)			$(32,467)

Basic and diluted net loss per common share	$(0.85)	$(0.65)			$(0.58)

Weighted average number of common shares outstanding	21,644	21,352	(21,352)(11) 13,512(12) 21,097(13)		56,253

See accompanying notes to unaudited pro forma condensed combined financial statements

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

September 28, 2002
(dollars in thousands)

      Under the terms of the merger agreement, the stockholders of Conductus will receive 0.6 shares of newly issued common stock of Superconductor for each share of Conductus stock. In addition, Superconductor will assume all outstanding options and warrants to purchase shares of Conductus common stock as adjusted for the exchange ratio.

      In addition, several institutional investors have committed to invest an additional $20 million in Superconductor upon consummation of the merger in exchange for unregistered common stock and warrants to purchase common stock. The financing transaction and the merger are conditioned on the other.

      Superconductor estimates the purchase price to be approximately $18,289, which is comprised of the 13,511,621 shares to be issued of $15,268, the estimated fair value of options assumed of $930, the estimated fair value of warrants assumed of $890, and Superconductor’s estimated costs to complete the acquisition of $1,201.

      Superconductor has engaged a third party valuation group to perform a valuation in order to allocate the purchase price to the assets acquired and liabilities assumed in accordance with Financial Accounting Standards No. 141, “Business Combinations.” This valuation is in process and the pro forma adjustments included herein related to the tangible and intangible assets to be acquired may change based on the results of the valuation. Subject to the final analysis, the purchase price has been allocated as follows based upon management’s best estimate of the tangible and intangible assets to be acquired.

Total consideration:
Common stock	$15,268
Options and warrants	1,820

17,088
Estimated merger costs to be incurred by Superconductor	1,201

Total estimated cost	18,289
Historical net book value of Conductus’ assets and liabilities	(6,786)
Estimated merger costs to be incurred by Conductus	801
Estimated severance and lease termination costs	3,300
Allocation of purchase price to acquired in-process research and development	(700)

Total intangibles	$14,904

      The actual allocation of the purchase price will be based on the estimated fair values of the net tangible and intangible assets acquired at the date of purchase. For purposes of the unaudited pro forma combined balance sheet, the preliminary allocation to the intangible assets is as follows:

Completed technology	$3,200
Goodwill	11,704

$14,904

(1)	Represents the estimated net cash proceeds to be received from the issuance of 21,096,954 shares of common stock at $0.95 per share and warrants related to the financing.

(2)	Represents the estimated costs of the merger to be incurred by Conductus.

(3)	Represents the estimated costs of the merger to be incurred by Superconductor.

(4)	Represents the value of the common stock at $1.13 per share (the average selling price of the common stock for the three-day period preceding and following the announcement date of the merger) to be

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

issued in connection with the merger and the estimated value of the options and warrants assumed by Superconductor.

(5)	Represents estimated severance of $1,700 and lease termination costs of $1,600 ($500 current and $1,100 noncurrent) to be incurred in connection with the merger. Superconductor has not yet completed its analysis of the estimated fair value of the inventory and property and equipment to be acquired, but anticipates that the estimated fair value will be significantly less than Conductus’ historical net book value due to the planned discontinuance of certain products or components. Accordingly, no pro forma adjustments have been made for these items.

(6)	To reflect intangible assets of $3,200 for developed technology and $11,704 for goodwill.

(7)	To eliminate the historical equity accounts of Conductus.

(8)	To eliminate the historical accumulated deficit of Conductus.

(9)	Reflects write-off of in-process research and development.

(10)	To reflect amortization expense associated with the developed technology recorded in connection with the acquisition, which is being amortized over seven years.

(11)	To eliminate Conductus weighted average shares outstanding.

(12)	To reflect the issuance of Superconductor common stock for each outstanding share of Conductus common stock.

(13)	To reflect the issuance of Superconductor common stock in the financing.

SUPERCONDUCTOR SELECTED HISTORICAL FINANCIAL DATA

      The selected historical financial information set forth below under the captions “Statement of Operations Data” and “Balance Sheet Data” for, and as of the end of, each of the fiscal years in the five-year period ended December 31, 2001, are derived from Superconductor’s historical audited financial statements. The statement of operations data for the years ended December 31, 1999, 2000 and 2001 and the balance sheet data at December 31, 2000 and 2001 are derived from the audited financial statements included elsewhere in this proxy statement/prospectus. The statement of operations data for the years ended December 31, 1997 and 1998 and the balance sheet data at December 31, 1997, 1998 and 1999 are derived from audited financial statements not included in this proxy statement/ prospectus. The selected historical financial information set forth below for the nine-month periods ended September 29, 2001 and September 28, 2002 are derived from Superconductor’s unaudited historical financial statements, and in the opinion of Superconductor’s management reflects all adjustments necessary for the fair presentation of this unaudited historical financial information. This information should be read in conjunction with “Superconductor Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Superconductor’s financial statements and notes thereto included elsewhere in this proxy statement/ prospectus. Historical results are not necessarily indicative of results to be expected for any future period.

	Nine Months Ended		Years Ended December 31,

	September 28, 2002	September 29, 2001	2001	2000	1999	1998	1997

	(in thousands, except per share data)
Statement of Operations Data:
Revenues:
Net commercial product revenues	$13,292	$5,795	$7,601	$5,303	$2,053	$1,954	$175
Government contract revenues	2,123	3,361	4,782	4,643	5,059	6,029	8,104
Sub license royalties	10	10	10	10	10	—	38

Total net revenues	15,425	9,166	12,393	9,956	7,122	7,983	8,317
Cost and expenses:
Cost of commercial product revenues	15,089	7,728	10,626	15,710	6,848	5,873	—
Contract research and development	1,515	2,396	3,359	4,235	3,427	4,693	6,218
Other research and development	3,951	3,575	4,606	2,633	1,747	1,161	1,809
Selling, general and administrative	11,592	8,487	11,907	8,357	5,664	5,435	4,076

Total costs and expenses	32,147	22,186	30,498	30,935	17,686	17,162	12,103

Loss from operations	(16,722)	(13,020)	(18,105)	(20,979)	(10,564)	(9,179)	(3,786)
Other income (expense)	134	831	904	323	(311)	17	245

Net loss	(16,588)	(12,189)	(17,201)	(20,656)	(10,875)	(9,162)	(3,541)
Deemed distribution attributable to beneficial conversion feature and cumulative preferred stock dividends	(1,756)	(1,965)	(2,603)	(2,203)	(1,364)	(271)	—

Net loss available to common stockholders before cumulative effect of accounting change	(18,344)	(14,154)	(19,804)	(22,859)	(12,239)	(9,433)	(3,541)
Cumulative effect of accounting change	—	—	—	(10,612)	—	—	—

Net loss available to common stockholders	$(18,344)	$(14,154)	$(19,804)	$(33,471)	$(12,239)	$(9,433)	$(3,541)

	Nine Months Ended		Years Ended December 31,

	September 28, 2002	September 29, 2001	2001	2000	1999	1998	1997

	(in thousands, except per share data)
Basic and diluted net loss per common share:
Before cumulative effect of accounting change	$(0.85)	$(0.79)	$(1.10)	$(1.42)	$(1.58)	$(1.22)	$(0.46)
Cumulative effect of accounting change	—	—	—	(0.67)	—	—	—

Net loss per common share	$(0.85)	$(0.79)	$(1.10)	$(2.09)	$(1.58)	$(1.22)	$(0.46)

Weighted average number of common shares outstanding	21,644	17,895	17,956	16,050	7,744	7,725	7,701

			December 31,

	September 28, 2002	September 29, 2001	2001	2000	1999	1998	1997

	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$8,084	$19,691	$15,205	$31,824	$66	$310	$3,537
Working capital	10,105	23,710	18,753	36,186	(13)	1,349	3,500
Total assets	28,495	35,793	30,161	46,761	11,085	12,509	10,087
Long-term debt, including current portion	418	573	551	751	961	1,112	13
Redeemable preferred stock	—	—	—	—	17,125	8,982	—
Total stockholders’ equity (deficit)	20,724	28,400	23,663	38,409	(11,656)	(1,197)	8,166

SUPERCONDUCTOR MANAGEMENT’S DISCUSSION AND

ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis should be read in conjunction with “Superconductor Selected Historical Financial Data” and the financial statements and notes thereto contained elsewhere in this proxy statement/ prospectus. The discussion in the proxy statement/ prospectus contains forward-looking statements that involve risks and uncertainties. The cautionary statements made in this proxy statement/ prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this proxy statement/ prospectus. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include those discussed in “Risk Factors” and “Business of Superconductor” as well as those discussed elsewhere in this proxy statement/prospectus.

General

      Superconductor develops, manufactures and markets high performance products to service providers, systems integrators and original equipment manufacturers in the wireless telecommunications industry. Superconductors products, known collectively as SuperLink Solutions, maximize the performance of wireless networks by improving the quality of “uplink” signals from subscriber terminals (wireless handsets or mobile wireless devices) to network base stations and of “downlink” signals from network base stations to subscriber terminals. These premium products work in concert to provide Total Link Enhancement, a combination of complimentary wireless products built around their flagship SuperFilter System to meet the growing demand of the wireless telecommunications industry for improved capacity, reduced interference, and greater coverage for their network base stations.

      SuperLink Solutions consist of three unique product families: SuperLink Rx Solutions, SuperLink Tx Solutions and SuperPlex Solutions. Together, these solutions allow service providers to benefit from lower capital and operating costs. They also increase the minutes of use because subscribers experience better call quality, fewer dropped calls and higher speed data transmissions.

      1.     SuperLink Rx Solutions. In order to receive uplink signals from wireless terminals, base stations require a wireless filter system to eliminate, or filter out, out-of-band interference. To address this need, Superconductor offers SuperLink Rx Solutions, which includes its flagship product, the SuperFilter System. Deployed in base stations, these solutions combine specialized filters using high-temperature superconducting (HTS) technology with a proprietary cryogenic cooler and a low-noise amplifier. The result is a highly compact and reliable cryogenic receiver front-end that can simultaneously deliver both high selectivity (interference rejection) and high sensitivity (detection of low level signals). SuperLink Rx Solutions thereby offers significant advantages over conventional filter systems.

      2.     SuperLink Tx Solutions. Many wireless networks also suffer from insufficient transmit power on the downlink signal path. In this situation, operators benefit from its SuperLink Tx Solutions, a family of compact, robust, and technologically-advanced high-power amplifiers.

      3.     SuperPlex Solutions. For superior antenna multiplexing functionality, Superconductor offers SuperPlex Solutions, a line of multiplexers that provide extremely low insertion loss and excellent cross-band isolation.

      From 1987 to 1997, Superconductor was engaged primarily in research and development and generated revenues primarily from government research contracts. Superconductor began full-scale commercial production of the SuperFilter in 1997 and shipped 438 units in 2001 and 706 units in the first nine months of 2002. As Superconductor continues to focus on its commercial products, commercial revenues are expected to increase as a percentage of revenues. Superconductor has incurred cumulative losses of $101 million from inception to September 28, 2002.

Critical Accounting Policies

      Superconductor’s discussion and analysis of its financial condition and results of operations are based upon its financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires Superconductor to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, Superconductor evaluates its estimates, including those related to bad debts, inventories, intangible assets, income taxes, warranty obligations, contingencies and its loss contract with U.S. Cellular. Superconductor bases its estimates on historical experience and on various other assumptions that Superconductor believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

      Superconductor believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of the financial statements. Superconductor maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of its customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Superconductor writes down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demands and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

      Superconductor’s net sales consist of revenue from sales of products net of trade discounts and allowances. Superconductor recognizes revenue when evidence of an arrangement exists, contractual obligations have been satisfied, title and risk of loss have been transferred to the customer and collection of the resulting receivable is reasonably assured. At the time revenue is recognized, Superconductor provides for the estimated cost of product warranties if allowed for under contractual arrangements. Its warranty obligation is effected by product failure rates and service delivery costs incurred in correcting a product failure. Should such failure rates or costs differ from these estimates, accrued warranty costs would be adjusted.

      As described in Note 8 to the December 31, 2001 financial statements, in September 2000 Superconductor received a $7.8 million non-cancelable purchase order from U.S. Cellular for SuperFilter systems to be shipped over the next nine quarters. In consideration for the purchase order, Superconductor amended the August 1999 warrant agreement and vested 312,000 warrants to U.S. Cellular.

      After the allocation of sales proceeds to the related warrants, the estimated cost of providing products under the purchase order exceeded related revenue by $5.3 million. The resulting loss was reflected in the results of operations for the year ended December 31, 2000 and a loss reserve established. Through December 31, 2001 and September 28, 2002, an aggregate of $3,302,000 and $4,612,000, respectively, of this reserve was reversed against the cost of product delivered under this purchase order. The reserve is based on estimated future product costs and should these future costs differ from those estimated this reserve will be adjusted.

      Contract revenues are principally generated under research and development contracts. Contract revenues are recognized utilizing the percentage-of-completion method measured by the relationship of costs incurred to total estimated contract costs. If the current contract estimate were to indicate a loss, utilizing the funded amount of the contract, a provision would be made for the total anticipated loss. Revenues from research related activities are derived primarily from contracts with agencies of the United States Government. Credit risk related to accounts receivable arising from such contracts is considered minimal. These contracts include cost-plus, fixed price and cost sharing arrangements and are generally short-term in nature.

      All payments to Superconductor for work performed on contracts with agencies of the U.S. Government are subject to adjustment upon audit by the Defense Contract Audit Agency. Based on historical experience and review of current projects in process, management believes that the audits will not have a significant effect on the financial position, results of operations or cash flows of the Company.

      Superconductor’s valuation allowance against the deferred tax assets is based on its assessment of historical losses and projected operating results in future periods. If and when Superconductor generates future taxable income in the U.S. against which these tax assets may be applied, some portion or all of the valuation allowance would be reversed and an increase in net income would consequently be reported in future years.

      Superconductor is currently engaged in a patent dispute with ISCO International, Inc. Superconductor has not recorded any liability relating to this litigation but may be required to do so if Superconductor is unsuccessful in defending itself.

Backlog

      Superconductor’s backlog consists of accepted commercial product purchase orders scheduled for delivery within 24 months and includes purchase orders denominated in either dollar amounts or a specified number of units. For purposes of calculating backlog, Superconductor estimates a dollar amount for unit commitments based on past purchasing patterns and expected purchasing trends. Superconductor estimates its backlog at September 28, 2002 was approximately $6.7 million, as compared to $21.3 million at December 31, 2001. Superconductor expects that this backlog will be delivered by the end of the first quarter of 2003. The backlog also includes $1.1 million and $3.1 million at September 28, 2002 and December 31, 2001, respectively, remaining under a $7.8 million purchase order from U.S. Cellular that will be delivered by December 31, 2002. The subsection entitled “Non-Cash Charges For Warrants Issued to U.S. Cellular” includes a discussion of the accounting for this purchase order.

Results of Operations

Quarter and Nine Months ended September 28, 2002 as Compared with Quarter and Nine Months ended September 29, 2001

      Total net revenue increased by $2.6 million, or more than 100%, from $2.1 million in third quarter of 2001 to $4.7 million in the third quarter of 2002. Total net revenues increased by $6.3 million, or more than 68%, from $9.2 million in the first nine months of 2001 to $15.4 million in the same period this year. The increase is primarily due to higher commercial product sales, partially offset by lower government revenues.

      Superconductor’s commercial revenue is generated from (i) the sales of its SuperFilter product line which combines specialized superconducting RF filters with a proprietary cryogenic cooler (and, in most cases, a low noise amplifier) in highly compact systems and(ii) starting in February 2001, from the sales of our new multiplexer product line. Net commercial product revenue consists of gross commercial product sales proceeds less sales discounts and the allocation of certain sales proceeds to a warrant issued to one customer in 1999 under a long-term supply agreement. For a discussion of the allocation to warrants, please read the discussion under the caption “Non-Cash Charges for Warrants Issued To U.S. Cellular.” The following table summarizes the calculation of net commercial product revenue for 2002 and 2001:

	Quarter Ended		Nine Months Ended

Dollars in thousands	Sept 29, 2001	Sept 28, 2002	Sept 29, 2001	Sept 28, 2002

Gross commercial product sales proceeds	$1,743	$4,815	$7,790	$14,898
Less allocation of proceeds to warrants issued to U.S. Cellular	(549)	(460)	(1,938)	(1,484)
Less sales discounts	(15)	(45)	(57)	(122)

Net commercial product revenues	$1,179	$4,310	$5,795	$13,292

      Net commercial product revenues in the third quarter of 2002 increased to $4.3 million from $1.2 million in the same period last year, an increase of $3.1 million, or more than 100%. For the first nine months of 2002, net commercial product revenues increased to $13.3 million from $5.8 million in the same period of last year, an increase of $7.5 million, or more than 100%. This increase is the result of higher sales of the SuperFilter products, a shift in the product mix toward higher-priced SIX-Pak units and sales of our new duplexer product introduced in 2001, partially offset by lower average selling prices. Multiplexer sales in the third quarter and first nine months of 2002 totaled $277,000 and $1.8 million, respectively as compared to $123,000 and $604,000, respectively in the same periods in 2001. The increase in gross commercial product sales proceeds was partially offset by $549,000 and $460,000 in the third quarter of 2001 and in 2002, respectively, and by $1.9 million and $1.5 million in the first nine months 2001 and 2002, respectively, to reflect an allocation of sales proceeds to warrants issued to U.S. Cellular in connection with those sales. Our two largest customers accounted for 94% of the net commercial revenues in 2002 and 89% in 2001.

      Government contract revenues decreased by $526,000, or 55%, from $955,000 in the third quarter of 2001 to $429,000 in the same quarter of 2002. For the first nine months of 2002, government contract revenues decreased to $2.1 million from $3.4 million in the same period last year, a decrease of $1.3 million, or 37%. These decreases result primarily from a delay in the award of a government contract and to a lesser extent a lower negotiated cost reimbursement rate charged in 2002 as compared to 2001. This delayed contract was subsequently awarded to us in October 2002.

      Cost of commercial product revenue includes all direct costs, manufacturing overhead and related start-up costs. The cost of commercial product revenues totaled $4.7 million and $15.1 million for the third quarter and first nine months of 2002, respectively, and was reduced by amortization credits of $397,000 and $1.3 million, respectively, relating to the accrual for non-cash contract loss on the purchase order from U.S. Cellular. The cost of commercial product revenues totaled $2.2 million and $7.7 million for the third quarter and first nine months of 2001, respectively, and was reduced by amortization credits of $516,000 and $1.8 million, respectively, relating to the accrual for non-cash contract loss on the purchase order from U.S. Cellular. Please read the subsection below entitled “Non-Cash Charges for Warrants Issued To U.S. Cellular.” Excluding these amortization credits relating to the supply agreement with U.S. Cellular, cost of commercial revenues increased to $5.1 million in third quarter of 2002, or 87%, from $2.7 million in same period in 2001. For the first nine months of 2002, excluding these amortization credits, the cost of commercial revenues totaled $16.4 million as compared to $9.6 million in the first nine months of 2001. These increases result from increased unit shipments and higher costs associated with ramping up the Company’s manufacturing capacity, partially offset by lower material and labor costs per unit and the effect of increased manufacturing efficiencies.

      Superconductor generates negative gross margins on its commercial products at current sales levels primarily due to fixed manufacturing overhead costs. Based on current prices and forecasted product mix and costs, Superconductor expects to achieve positive commercial gross margins in the fourth quarter of 2002, or depending on revenue levels, in the first quarter of 2003.

      Contract research and development expenses totaled $316,000 and $658,000 in the third quarter of 2002 and 2001, respectively. In the first nine months of 2002 and 2001, these expenses totaled $1.5 million and $2.4 million, respectively. These decreases result from the delay in the award of a government contract.

      Other research and development expenses relate to development of our commercial products. These expenses increased to $1.2 million in the third quarter of 2002, as compared to $987,000 in the same period last year. In the first nine months of 2002, these expenses totaled $4.0 million, as compared to $3.6 million in the first nine months of 2001. These increases are due to a higher level of commercial development efforts.

      Selling, general and administrative expenses totaled $3.3 million in the third quarter of 2002, which is comparable to $3.2 million in the same period in the prior year. In the first nine months of 2002 these expenses totaled $11.6 million as compared to $8.5 million in the first nine months of 2001. This increase results primarily from increased domestic and international marketing and sales efforts and ISCO litigation expenses. ISCO litigation expenses totaled $674,000 and $2.5 million for the third quarter and first nine months of 2002 respectively, as compared to $506,000 in the same periods last year.

      Interest income decreased in the third quarter and first nine months of 2002 as compared to the same periods in the prior year due to decreased levels of cash available for investment and the decline in interest rates.

      Interest expense decreased in the third quarter and first nine months of 2002 as compared to the same periods in the prior year and resulted from decreased borrowings in the current year.

      Superconductor had a net loss of $4.8 for the current quarter ended September 28, 2002, which is comparable to the loss in the same period in the prior year. For the first nine months of 2002, the net loss totaled $16.6 million as compared to $12.2 million last year.

      The net loss available to common shareholders totaled $5.4 million in the current quarter, or $0.23 per common share, as compared to $5.5 million, or $0.30 per common share, in the same period last year. The amounts for the third quarter of 2002 and 2001 include a $570,000 and $655,000, respectively, non-cash deemed distribution on preferred stock. The net loss available to common shareholders totaled $18.3 million in the first nine months of 2002, or $0.85 per common share, as compared to $14.2 million, or $0.79 per common share, in the same period last year. The amounts for the first nine months of 2002 and 2001 include a $1.8 million and $2.0 million, respectively, non-cash deemed distribution on preferred stock.

     2001 as Compared to 2000

      Total net revenues increased by $2.4 million, or 24%, from $10.0 million in 2000 to $12.4 million in 2001. The increase is primarily due to higher commercial product sales.

      Superconductor’s commercial revenues are generated from (i) the sales of its SuperFilter product line which combines specialized superconducting RF filters with a proprietary cryogenic cooler (and, in most cases, a low noise amplifier) in highly compact systems and (ii) starting in February 2001, from the sales of its new multiplexer product line. Superconductor also introduced its multi-carrier power amplifier product in March 2001, but it has not yet contributed significantly to its revenues. Net commercial product revenues consist of gross commercial product sales proceeds less sales discounts and the allocation of certain sales proceeds to a warrant issued to one customer in 1999 under a long-term supply agreement. For a discussion of the allocation to warrants, please read the discussion under the caption “Non-Cash Charges for Warrants Issued To U.S. Cellular.” The following table summarizes the calculation of net commercial product revenues for 2000 and 2001:

	Year Ended
	December 31,

	2000	2001

	(Dollars in thousands)
Gross commercial product sales proceeds	$7,647	$9,907
Less allocation of proceeds to warrants issued to U.S. Cellular	(2,295)	(2,238)
Less sales discounts	(49)	(68)

Net commercial product revenue	$5,303	$7,601

      Net commercial product revenues in 2001 increased to $7.6 million from $5.3 million in the same period last year, an increase of $2.3 million, or 43%. This increase is the result of higher sales of Superconductor’s SuperFilter products, a shift in the product mix toward higher-priced SIX-Pak units and sales of its new duplexer product introduced in 2001. Multiplexer sales in 2001 totaled $635,000. The increase in gross commercial product sales proceeds was partially offset by $2.2 million in 2001 and $2.3 million in 2000 to reflect an allocation of sales proceeds to warrants issued to U.S. Cellular in connection with those sales. Its two largest customers accounted for 85% of its net commercial revenues in 2001 as compared to 49% in 2000.

      In 2001, government contract revenue totaled $4.8 million as compared to $4.6 million last year. These revenues included government subcontract revenue which totaled $1.4 million in 2001 as compared to $689,000 in 2000. Excluding the impact of subcontract revenues, government contract revenues declined this last year as Superconductor focused more of its research and development resources on its commercial business. Superconductor plans to focus its future government contract work on projects that have applications to its commercial product business and expect government revenues to increase slightly in the future.

      Cost of commercial product revenues includes all direct costs, manufacturing overhead and related start-up costs. The cost of commercial product revenues totaled $10.6 million for 2001 and was reduced by the amortization of $2.2 million, relating to the accrual for non-cash contract loss on the purchase order received from U.S. Cellular. The cost of commercial product revenues was $15.7 million for 2000 and included an accrued non cash loss of $4.2 million relating to the purchase order received from U.S. Cellular and other non-cash warrant charges relating to U.S. Cellular of $482,000. Please read the subsection below entitled “Non-Cash Charges for Warrants Issued To U.S. Cellular.” Excluding these non-cash charges and credits relating to the supply agreement with U.S. Cellular, cost of commercial revenues increased to $12.9 million in 2001, or 17%, from $11.0 million in 2000. This increase was the result of increased unit shipments and higher costs associated with ramping up the Company’s manufacturing capacity, partially offset by lower material and labor costs per unit and the effect of increased manufacturing efficiencies.

      Superconductor generates negative gross margins on its commercial products at current sales levels primarily due to fixed manufacturing overhead costs.

      Contract research and development expenses totaled $3.4 million in 2001 as compared to $4.2 million in the prior year and included subcontract expenses of $1.4 million and $689,000, respectively. Excluding subcontract expenses, contract research and development expenses decreased to $2.0 million in 2001, as compared to $3.5 million last year. This decrease results from the increased focus on commercial research efforts.

      Other research and development expenses relate to development of Superconductor’s commercial products. These expenses totaled $4.6 million in 2001, as compared to $2.6 million in 2000. This increase is due to increased spending on product line expansion, further development of the SuperFilter product line, including product pilots, and product line cost reduction efforts.

      Selling, general and administrative expenses totaled $11.9 million in 2001 as compared to $8.4 million in the same period last year, an increase of $3.6 million, or 42%. This increase results primarily from increased corporate development, domestic and international marketing and sales efforts, management recruitment activities, insurance premiums and ISCO litigation expenses. ISCO litigation expenses totaled $976,000 for the last six months in 2001 and are expected to increase throughout 2002 as Superconductor approaches the trial which is scheduled for January 2003.

      Interest income increased to $1.1 million in 2001 as compared to $806,000, in the prior year, due to higher levels of cash available for investment.

      Interest expense decreased by $337,000 to $146,000 in 2001 as compared to $483,000 in the prior year and resulted from decreased borrowings in the current year.

      Superconductor had a net loss of $17.2 million in 2001, as compared to $20.7 million in 2001.

      The net loss available to common shareholders totaled $19.8 million in 2001, or $1.10 per common share, as compared to $33.5 million, or $2.09 per common share, in the same period last year. The amounts for 2001 include a $2.6 million non-cash deemed distribution on preferred stock. The amounts for 2000 included $10.6 million for the non-cash cumulative effect of an accounting change and $2.2 million of non-cash deemed dividends on preferred stock.

2000 as Compared with 1999

      Net revenues increased by $2.9 million, or 40%, from $7.1 million in 1999 to $10.0 million in 2000. The increase is due to higher commercial product revenues, partially offset by lower government contract revenues.

      Net commercial product revenues consist of gross commercial product sales proceeds less discounts and an allocation of proceeds to a warrant issued to one customer in 1999 under a long-term supply agreement. For a discussion of the allocation to warrants, please read the discussion under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-Cash Charges for Warrants

Issued To U.S. Cellular.” The following table summarizes the calculation of net commercial product revenues for 1999 and 2000:

	Year Ended
	December 31,

	1999	2000

	(Dollars in thousands)
Gross commercial product sales proceeds	$2,177	$7,647
Less allocation of proceeds to warrants issued to U.S. Cellular	(124)	(2,295)
Less sales discounts	—	(49)

Net commercial product revenues	$2,053	$5,303

      Net commercial product revenues increased by $3.2 million, or 158%, from $2.1 million in 1999 to $5.3 million in 2000. This increase is the result of increased sales of Superconductor’s SuperFilter products and a shift in the product mix toward higher-priced SIX-Pak units. The increase in gross commercial product sales proceeds was partially offset by $2.3 million in 2000 and $124,000 in 1999 to reflect an allocation of sales proceeds to warrants issued to U.S. Cellular in connection with those sales. The warrant charges increased because of growing product shipments to U.S. Cellular and a dramatic increase in Superconductor’s stock price during 2000. Superconductor’s two largest customers accounted for 49% of its net commercial revenues in 2001 as compared to 69% in 2000.

      Government contract revenues decreased by $416,000, or 8%, from $5.1 million in 1999 to $4.6 million in 2000. Superconductor expects government contract revenues to decline as Superconductor focuses more of its research and development resources on its commercial business.

      Cost of commercial product revenues includes all direct costs, manufacturing overhead and related start-up costs. The cost of commercial product revenues was $15.7 million for 2000, including an accrued non-cash loss of $4.2 million relating to the purchase order received from U.S. Cellular and other non-cash warrant charges relating to U.S. Cellular of $482,000. Please read the subsection below entitled “Non-Cash Charges for Warrants Issued To U.S. Cellular.” Excluding the non-cash charges relating to the supply agreement with U.S. Cellular, cost of commercial revenues increased $4.1 million, or over 60%, from $6.9 million for 1999. This increase results from increased units shipments and higher costs associated with ramping up the Company’s manufacturing abilities, partially offset by lower material costs and the effect of increased manufacturing efficiencies.

      Superconductor generates negative gross margins on its SuperFilter products at current sales levels primarily due to fixed manufacturing overhead costs.

      Contract research and development expenses increased by $808,000, or 24%, from $3.4 million in 1999 to $4.2 million in 2000. Contract research and development expenses as a percentage of related revenues totaled 91% for 2000, as compared with 68% last year. The percentage increase is due to higher expenses associated with a completed contract, the effect of spreading fixed expenses over a lower revenue base and the increased use of subcontractors.

      Other research and development expenses increased by $886,000, or 51%, from $1.7 million in 1999 to $2.6 million in 2000. This increase is due to increased spending on product line expansion, further development of the SuperFilter product line and product cost reduction efforts.

      Selling, general and administrative expenses increased by $2.7 million, or 48%, from $5.7 million in fiscal 1999 to $8.4 million in fiscal 2000. This increase results primarily from increased corporate development, domestic and international marketing and sales efforts, management recruitment activities, occupancy expenses, the implementation of a management incentive program, liability insurance premiums and expenses associated with distributing annual meeting information to a larger shareholder base.

      Interest income increased to $806,000 in 2000, as compared to $21,000 in the prior year, due to higher levels of cash available for investment.

      Interest expense increased by $151,000, or 45%, from $332,000 in 1999 to $483,000 in 2000 and resulted from new financing agreements in 1999 and 2000.

      Superconductor had a net loss of $20.7 million for the year ended December 31, 2000, as compared to $10.9 million for the prior year.

      The net loss available to common shareholders of $33.5 million, or $2.09 per share, for 2000 included $10.6 million for the non-cash cumulative effect of an accounting change and $2.2 million of non-cash deemed dividends on preferred stock. The net loss available to common shareholders of $12.2 million, or $1.58 per share, for 1999 included $1.4 million for non-cash dividends and other deemed distributions to preferred stockholders.

Liquidity and Capital Resources

Nine Months ended September 28, 2002

      Cash and cash equivalents decreased by $7.1 million from $15.2 million at December 31, 2001 to $8.1 million at September 28, 2002. Cash used in operations and investing activities during the first nine months of 2002 was partially offset by cash received from the sale of common stock and warrants in a private placement during the first quarter.

      Cash used in operations totaled $13.9 million in the first nine months of 2002. Superconductor used $15.0 million to fund the cash portion of Superconductor’s net losses. Superconductor also used cash to fund a $1.6 million increase in accounts receivable, inventory, patents and licenses and other assets. Cash generated from the increase in accounts payable and other accrued expenses totaled $2.7 million. Cash used in operations in the first nine months of 2001 totaled $10.8 million and was used primarily to fund operating losses of $10.7 million net of non-cash adjustments and $3.7 million for the increase in inventory, prepaid assets, patents and licenses and other assets. These increases were partially offset by the decrease in accounts receivable of $2.5 million.

      Net cash used in investing activities totaled $5.2 million in the first nine months of 2002 and $1.4 million the same period last year and primarily related to the purchase of manufacturing equipment.

      Net cash provided by financing activities totaled $12.0 million in the first nine months of 2002. Cash received from the sale of common stock and warrants and exercise of stock options totaled $12.2 million and was partially offset by the net reduction in borrowings of $220,000. In the same period of 2001, cash provided by financing operations totaled $64,000 and resulted from the exercise of stock options which totaled $242,000 and was partially offset by the net reduction in borrowings of $178,000.

      Superconductor had a revolving line of credit that matured unused on July 20, 2002. Superconductor is in discussions with other lenders to replace this credit facility.

      In March 2002 Superconductor raised net proceeds of $12.2 million from the private sale of 3,714,286 shares of common stock at $3.50 per share and 5-year warrants to purchase an additional 557,143 shares of common stock at $5.50 per share. The common stock was priced on February 27, 2002 when the term sheet was signed, and the Company’s common stock closed at $4.02 per share on that date. The underlying warrants were priced on March 6, 2002 when the definitive purchase agreement was signed, and the Company’s common stock closed at $4.45 per share on that date. In conjunction with this equity issuance, Superconductor also issued to the placement agent 5-year warrants to purchase up to 213,571 shares of common stock at an exercise price of $5.50 per share.

      Pursuant to the transaction documents, Superconductor filed a registration statement covering the shares of common stock issued at the closing and upon exercise of the warrants. The registration statement became effective on April 5, 2002.

      At September 28, 2002, Superconductor had the following cash commitments:

		Payments Due
		by Period
Contractual
Obligations	Total	Less than 1 year	2-3 years	4-5 years	After 5 years

Capital Lease Obligations	$455,000	$362,000	$93,000	—	—
Operating Leases	10,416,000	1,260,000	2,211,000	$2,277,000	$4,668,000
Minimum License Commitment	757,000	120,000	240,000	240,000	157,000
Fixed asset purchase commitments	849,000	849,000	—	—	—

Total Contractual Cash Obligations	$12,477,000	$2,591,000	$2,544,000	$2,517,000	$4,825,000

      Superconductor implemented a cost reduction program early in the third quarter in response to slower-than-expected growth in Superconductor commercial product sales. Superconductor reduced the size of its workforce by approximately 11%, implemented a 10% salary reduction for senior management and eliminated bonuses for senior management. Superconductor also adjusted their facility expansion plans from an original goal of 600 systems per quarter to approximately 300 systems per quarter. Superconductor plans to invest an additional $1.5 to $2.0 million during the remainder of 2002 (including $849,000 million of existing cash commitments reflected above in the table) primarily to improve manufacturing efficiency. Superconductor believes the manufacturing capacity is easily expandable to 600 systems per quarter with an additional investment of $2.0 to $2.5 million.

      Superconductor has continued to incur losses through September 2002 and expect to incur losses for the remainder of the year, although at a decreasing rate. Superconductor’s long-term prospects are dependent upon the continued and increased market acceptance for Superconductor products.

      At September 28, 2002 Superconductor had cash resources on hand of $8.1 million.

      The Company’s future capital requirements depend generally on future levels of revenues and spending. On September 30, 2002 Superconductor converted the remainder of Superconductor Series E Convertible Preferred Stock into 2,155,261 common shares in accordance with the terms of the Series E Certificate of Designation. The associated conversion premium was paid with $3.0 million in cash and a $1.7 subordinated note. The subordinated note carries eight percent interest with interest only payable for the first six months and monthly amortization of principal and interest for the remaining twelve months.

      Superconductor executed two significant agreements dated October 10, 2002 affecting Superconductor’s future liquidity. Superconductor signed a definitive agreement to merge with Conductus, Inc., and Superconductor signed a Securities Purchase Agreement with several investors for a $20 million private equity financing. Please see the discussion. With the completion of the merger with Conductus and the related financing, Superconductor believes that the combined entity will have sufficient cash resources to fund the combined operations of the two companies well into 2004.

      Superconductor believes that the merger transaction contemplated between Superconductor and Conductus will close by the end of the December 2002. If the close of the merger is delayed beyond the end of December 2002, Superconductor believe that its cash balances should be sufficient to fund operations into the first half of 2003, however, there can be no assurance that changes in Superconductor plans or events will not result in the expenditure of its resources before then. If the merger transaction is delayed significantly or is not completed at all, Superconductor will be required to seek additional financing, however Superconductor cannot give assurance that additional financing will be available on acceptable terms or at all. Should the merger and financing not be completed it would have a material adverse effect on Superconductor’s business and operating results.

Non-Cash Charges For Warrants Issued To U.S. Cellular

      In August 1999, the Company entered into a warrant agreement with United States Cellular Corporation (“U.S. Cellular”) where the exercise of a warrant to purchase up to 1,000,000 shares of common stock was conditioned upon future product purchases by U.S. Cellular. Under the terms of the warrant, U.S. Cellular vests in the right to purchase one share of common stock at $4 per share for every $25 of SuperFilter systems purchased from the Company. The warrant is immediately exercisable with respect to any vested shares and expires August 27, 2004. For accounting purposes proceeds from sales to U.S. Cellular under this agreement were initially allocated between commercial product revenues and the estimated value of the warrants vesting in connection with those sales. The estimated fair value of the warrants in excess of the related sales, when applicable, is recorded in cost of commercial product revenues.

      In September 2000, the Company received a $7.8 million non-cancelable purchase order from U.S. Cellular for SuperFilter systems to be shipped over the next nine quarters. In consideration for the purchase order, the Company amended the August 1999 warrant agreement and vested 312,000 warrants to U.S. Cellular. The vested warrants are immediately exercisable, not subject to forfeiture, and U.S. Cellular has no other obligations to the Company.

      The estimated fair value of the warrants vesting upon receipt of this order was calculated to be $5,635,000 using the Black-Scholes option-pricing model and was recorded as a deferred warrant charge in the statement of stockholders’ equity. As SuperFilter systems are shipped under this purchase order, the related sales proceeds are allocated between stockholders’ equity and commercial product revenue using the percentage relationship which existed between the fair value of the warrants as recorded in September 2000 and the amount of the non-cancelable purchase order. The fair value of the warrants was calculated utilizing a volatility factor of 85%, risk-free interest rate of 6.01%, and an expected life of 3.92 years. During the three and nine months ended September 28, 2002 sales proceeds of $460,000 and $1,484,000, respectively, for shipments pursuant to this purchase order were allocated to the deferred warrant charge and proceeds of $170,000 and $557,000, respectively, were recorded as commercial product revenues During the three and nine months ended September 29, 2001 sales proceeds of $549,000 and $1,938,000, respectively, for shipments pursuant to this purchase order were allocated to the deferred warrant charge and proceeds of $210,000 and $744,000, respectively, were recorded as commercial product revenues.

      In September 2000, after the allocation of the future sales proceeds to the fair value of the related warrants, the estimated cost of providing products under the purchase order exceeded related revenue by $5.3 million. The resulting loss was reflected in the results of operations for the quarter ended September 30, 2000. During the three and nine months ended September 28, 2002, $397,000 and $1,310,000, respectively, of this reserve was amortized against the cost of product delivered under this purchase order. During the three and nine months ended September 29, 2001, $516,000 and $1,823,000, respectively of this reserve was amortized against the cost of product delivered under this purchase order.

      As of September 28, 2002 U.S. Cellular has 585,560 unvested warrants that can be earned from future product orders through August 27, 2004. In each period in which these remaining warrants are earned, a non-cash charge will be recorded for the fair market value of the warrants shares earned or vested in the period.

      The following table summarizes the allocation of sales proceeds to warrants issued under the U.S. Cellular agreement and the contract loss reserve for the periods indicated:

	Three Months
	Ended		Nine Months Ended

	Sept 29,	Sept 28,	Sept 29,	Sept 28,
	2001	2002	2001	2002

	(Dollars in thousands)
Warrants issued to U.S. Cellular allocated from gross commercial product sales proceeds subsequent to September 14, 2000	$549	$460	$1,938	$1,484

Contract loss accrual at beginning of period	$2,934	$1,085	$4,241	$1,998
Amortization of non-cash loss against cost of commercial product revenues delivered to U.S. Cellular	(516)	(397)	(1,823)	(1,310)

Non-cash loss remaining to be amortized against cost of commercial product revenues based on future products deliverable to U.S. Cellular	$2,418	$688	$2,418	$688

      The following table summarizes the allocation of sales proceeds to warrants issued under the U.S. Cellular agreement and the contract loss reserve for the years indicated:

	(Year Ended December 31,)

	1999	2000	2001

	Dollars in thousands
Warrants issued to U.S. Cellular allocated from gross commercial product sales proceeds through September 14, 2000	$124	$1,177	$—
Warrants issued to U.S. Cellular allocated from gross commercial product sales proceeds subsequent to September 14, 2000	—	1,118	2,238

Total	$124	$2,295	$2,238

Warrants issued to U.S. Cellular included in cost of commercial product revenue	$—	$482	$—

Non-cash loss included in cost of commercial product revenues in September 2000	$—	$5,300	$—
Amortization of non-cash loss against cost of commercial product revenues delivered to U.S. Cellular	—	(1,059)	(2,243)

Non-cash loss remaining at December 31, 2000 to be amortized against cost of commercial product revenues based on future products deliverable to U.S. Cellular	$—	$4,241	$1,998

For the Year Ended December 31, 2001

      Cash and cash equivalents decreased by approximately $16.6 million from $31.8 million on December 31, 2000 to $15.2 million on December 31, 2001. The decrease results from cash used in operations and investing activities.

      Cash used in operations totaled $14.7 million in 2001. Superconductor used $15.1 million to fund the cash portion of its net losses. Superconductor also used cash to fund a $2.0 million increase in inventory. Cash generated from the decrease in accounts receivable totaled $2.2 million. Cash used in operations in 2000 totaled $14.5 million and was used primarily to fund operating losses of $11.8 million net of non-cash adjustments, $2.1 million for the increase in accounts receivable and $1.0 million for the increase in inventory.

      Net cash used in investing activities totaled $1.9 million in 2001 and $2.2 million in 2000 and related to the purchase of manufacturing equipment.

      Net cash used by financing activities totaled $24,000 in 2001. Cash received from the exercise of outstanding stock options totaled $218,000 and was offset by the net reduction in borrowings of $242,000. In the same period of 2000, cash provided by financing operations totaled $48.4 million and primarily resulted from issuance of convertible preferred shares and warrants and the exercise of stock options and warrants, partially offset by payments on borrowings.

      Superconductor also had a revolving line of credit available that matures on June 20, 2002. The line of credit cannot exceed the lesser of (i) $2.5 million or (ii) 80% of eligible accounts receivable. The line of credit bears interest at prime rate (4.75% at December 31, 2001) plus 1%, requires that certain financial and business covenants be maintained and is collateralized by substantially all of the Company’s assets. Upon maturity, Superconductor plans on replacing this facility with one from a new institution.

      On March 11, 2002 Superconductor had binding commitments totaling $13.0 million in a new equity private placement. The transaction is expected to generate net proceeds of $12.4 million. The Company closed commitments totaling $11.2 million on March 12, 2002 and expects to close the remaining commitment for $1.8 million pending a response to its request for guidance from Nasdaq. The Company may decline to accept the additional investment if Nasdaq concludes that shareholder approval is required. In that event, the net proceeds of the transaction would be $10.6 million.

      If the remaining commitment is accepted, the Company will have issued a total of 3,714,286 shares of common stock at $3.50 per share and 5-year warrants to purchase an additional 557,143 shares of the common stock at $5.50 per share. The common stock was priced on February 27, 2002 when the term sheet was signed, and the Company’s common stock closed at $4.02 per share on that date. The underlying warrants were priced on March 6, 2002 when the definitive purchase agreement was signed, and the Company’s common stock closed at $4.45 per share on that date.

      The securities sold in this private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements of the Securities Act. The Company has agreed to file a registration statement by April 11, 2001 covering the shares of common stock issued at the closing and upon exercise of the warrants.

For the Year Ended December 31, 2000

      Cash and cash equivalents increased by approximately $31.8 million from $66,000 on December 31, 1999 to $31.8 million on December 31, 2000. The increase results from the cash received from private placements of convertible preferred stock and related warrants and common stock to institutional investors and the proceeds from the exercise of outstanding warrants and stock options. These amounts were partially offset by cash used in operations and investing activities and the pay down of the line of credit.

      Cash used in operations totaled $14.5 million in 2000. Superconductor used $11.8 million to fund the cash portion of our net losses. Superconductor also used cash to fund a $2.1 million increase in accounts receivable and a $1.0 million increase in inventory. Cash used in operations in 1999 totaled $9.7 million and was used primarily to fund operating losses of $9.2 million net of non-cash adjustments.

      Net cash used in investing activities totaled $2.2 million in fiscal 2000 and related to the purchase of manufacturing equipment. Net cash provided by investing activities totaled $285,000 in fiscal 1999 and resulted from the purchase of equipment offset by the proceeds of $900,000 from the sale and leaseback of certain production equipment.

      Net cash provided by financing activities totaled $48.4 million in fiscal 2000. Cash received from private sales of common stock and preferred stock, as well as from the exercise of outstanding warrants and stock options, totaled $50.1 million and was partially offset by the net reduction in borrowings of $1.7 million. In the same period of 1999, cash provided by financing operations totaled $9.2 million and primarily resulted from private sales of preferred stock and short term borrowings, partially offset by payments due on long-term obligations.

      On September 29, 2000, Superconductor raised net proceeds of $35.1 million from the private sale of 37,500 shares of a newly created Series E Convertible Preferred Stock and warrants to purchase up to an additional 1,044,568 shares of common stock.

      The preferred stock is non-voting, has a stated value and liquidation preference of $1,000 per share, and is convertible into common stock at an initial conversion price of $17.95 per common share until June 29, 2001. After that date, the preferred stock is convertible at the lower of $17.95 per common share or the market price of the common stock at the time of conversion, subject to a floor. The preferred stock automatically converts into common stock on the second anniversary of the closing. Based on the current conversion price of $17.95 per common share, the preferred stock is convertible into 2,089,136 shares of common stock. The optional and automatic conversions of preferred stock are limited to an aggregate maximum of 3,554,656 shares of common stock. The preferred stock carries a 7% conversion premium, payable upon conversion in cash or common stock subject to certain limitations, at Superconductor’s option.

      In connection with the sale of the preferred stock, Superconductor also issued two five-year warrants to purchase shares of common stock at an exercise price of $21.54 per share. The first warrant is for the purchase of 313,370 shares and is exercisable immediately. The second warrant is for the purchase of up to 731,198 additional shares of common stock if the preferred stock is held for at least one year. The warrant is not exercisable until the first anniversary date and size of the warrant will be reduced proportionately to reflect any conversions of the preferred stock prior to the first anniversary date. Both warrants contain “weighted average” antidilution provisions which adjust the warrant exercise price and the number of shares issuable under the warrant in the event Superconductor sells equity securities at a discount to then prevailing market prices. The amount of the adjustment depends on the size of the below-market transaction and the amount of the discount to the market price. The warrant exercise price cannot be reduced below a minimum of $18.91 as the result of adjustments under this provision.

      During fiscal 2000, the holders of the Series A-2, A-3, B-1, C and D Redeemable Convertible Preferred Stock converted their holdings into 5,633,901 shares of common stock. As an inducement to convert their preferred shares into common stock, Superconductor issued the Series A-2, A-3 and C preferred stockholders warrants to purchase 250,000 shares of common stock. The issuance of these warrants is considered a deemed distribution to the preferred stockholders and, therefore, the fair market value of the warrants of $1.5 million is considered in the computation of the net loss per share.

Net Operating Loss Carryforward

      At December 31, 2001, Superconductor had federal net operating loss carryforwards of approximately $85.6 million. Under Section 382 of the Internal Revenue Code of 1986, as amended, if the percentage of stock (by value) of a loss corporation that is owned by one or more 5-percent shareholders has increased by more than 50-percentage points over the lowest percentage of stock owned by the same shareholders during a three year testing period (an “ownership change”), the use of pre-ownership change net operating losses of the loss corporation following such ownership change will be limited based on the value of the loss corporation immediately before the ownership change (a Section 382 Limitation). Generally, the annual Section 382 Limitation that applies is determined by multiplying the value of the loss corporation’s stock by a rate published monthly by the Internal Revenue Service. If a corporation cannot use its entire Section 382 Limitation in a given taxable year (e.g., because it has insufficient taxable income), the unused portion is carried forward and added to the Section 382 Limitation that applies for the following year.

      Superconductor had an ownership change for purposes of Section 382 in 1999. This event limits the ability of Superconductor to utilize net operating loss carryforwards incurred through the date of the ownership change (totaling $32.6 million) to an annual Section 382 Limitation of $2.3 million. Net operating losses incurred subsequent to the ownership change totaled $53.0 million and are not presently subject to any limitation under Section 382. However, it is likely that the consummation of the merger and contemporaneous offering will cause Superconductor to have another ownership change for purposes of Section 382 that further restricts the future utilization of Superconductor’s net operating loss carryforwards incurred through the ownership change date. If such an ownership change occurs, the applicable Section 382 Limitation will be significantly lower than the $2.3 million limitation that resulted from the 1999 ownership change.

Future Accounting Pronouncements

      Adoption of Statement of Financial Accounting Standard (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, SFAS No. 141, Accounting for Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets did not have an impact on the Company’s financial position, results of operations or cash flows for the period ended September 28, 2002.

      In April 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This Statement rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking Fund Requirements and SFAS No. 44, Accounting for Intangible Assets of Motor Carriers. Also, this statement amends SFAS No. 13, Accounting for Leases and other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changes conditions. The provisions of this Statement related to the rescission of SFAS No. 4 shall be applied in fiscal years beginning after May 15, 2002. The provision relating to SFAS No. 13 shall be effective for transactions occurring after May 15, 2002. All other provisions of this Statement shall be effective for financial statements issued on or after May 15, 2002. The Company does not believe it will have a material impact on its financial position or results of its operations.

      In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This Statement addresses financial reporting for costs associated with exists or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs of Exit an Activity (including Certain Costs Incurred in a Restructuring).” The provisions of this Statement are effective for exit or disposal activities initiated after December 31, 2002. The Company does not believe it will have a material impact on its financial position or results of its operations.

Market Risk

      Superconductor is exposed to various market risks, including changes in interest rates. Market risk is the potential loss arising from adverse changes in market rates and prices. Superconductor does not enter into derivatives of other financial instruments for trading or speculation purposes.

      At December 31, 2001, Superconductor had approximately $15 million invested in a money market account yielding approximately 2.01%. Assuming a 1% decrease in the yield on this money market account and no liquidation of principal for the year, Superconductor’s total interest income would decrease by $150,000 per annum.

      At September 28, 2002, Superconductor had not experienced a material change in its exposure to market risk as compared with its market risk exposure on December 31, 2001.

Inflation

      Superconductor does not foresee any material impact on its operations from inflation.

BUSINESS OF SUPERCONDUCTOR

      Superconductor develops, manufactures and markets high performance products to service providers, systems integrators and original equipment manufacturers in the wireless telecommunications industry. Superconductor’s products, known collectively as SuperLink Solutions, maximize the performance of wireless networks by improving the quality of “uplink” signals from subscriber terminals (wireless handsets or mobile wireless devices) to network base stations and of “downlink” signals from network base stations to subscriber terminals. These premium products work in concert to provide Total Link EnhancementSM, a combination of complimentary wireless products built around Superconductor’s flagship SuperFilter System to meet the growing demand of the wireless communications industry for improved capacity, reduced interference, and greater coverage for network base stations.

      SuperLink Solutions consist of three unique product families: SuperLink Rx Solutions, SuperLink TX Solutions and SuperPlex Solutions. Together, these solutions allow service providers to benefit from lower capital and operating costs. They also increase the minutes of use because subscribers experience better call quality, fewer dropped calls and higher speed data transmissions.

•	SuperLink Rx Solutions. In order to receive uplink signals from wireless terminals, base stations require a wireless filter system to eliminate, or filter out, out-of-band interference. To address this need, Superconductor offers SuperLink Rx Solutions, which include Superconductor’s flagship product, the SuperFilter System. Deployed in base stations, these solutions combine specialized filters using high-temperature superconducting (HTS) technology with a proprietary cryogenic cooler and a low-noise amplifier. The result is a highly compact and reliable cryogenic receiver front-end that can simultaneously deliver both high selectivity (interference rejection) and high sensitivity (detection of low level signals). SuperLink Rx Solutions thereby offer significant advantages over conventional filter systems.

•	SuperLink Tx Solutions. Many wireless networks also suffer from insufficient transmit power on the downlink signal path. In this situation, operators benefit from Superconductor’s SuperLink Tx Solutions, a family of compact, robust, and technologically-advanced high-power amplifiers.

•	SuperPlex Solutions. For superior antenna multiplexing functionality, Superconductor offers SuperPlex Solutions, a line of multiplexers that provide extremely low insertion loss and excellent cross-band isolation.

      Superconductor was incorporated in the state of Delaware in 1987. Its principal place of business and executive offices are located at 460 Ward Drive, Santa Barbara, California 93111. Superconductor has undergone three unique phases of development since its incorporation. From 1987 to 1996, Superconductor focused primarily on the research and development of high-temperature superconducting technologies. From 1997 to 2001, Superconductor’s second phase, Superconductor made the transition from a research and development firm to a commercial products company. During this time Superconductor launched Superconductor’s flagship product, the SuperFilter System, and concentrated on commercializing Superconductor’s technology for the U.S. wireless market. Superconductor is now in Superconductor’s third phase of development. Superconductor’s Company is evolving from one oriented solely around high-temperature superconducting technology to one that is committed to providing best-in-class link enhancement solutions to the wireless infrastructure market. Following Superconductor’s strategy of Total Link Enhancement (simultaneously optimizing the performance of the uplink, the downlink and the antenna), Superconductor now offers innovative technologies across multiple product lines and in multiple geographic markets.

Industry Background

The Wireless Communications Market

      Despite the recent slowdown in the telecommunications infrastructure sector, Superconductor expects the underlying strengths of the wireless communications market will allow it to “weather the storm” and to gradually benefit from increased but more efficient capital spending. Some of these strengths include: continued worldwide growth in subscribers, particularly in the developing world; rising minutes of use; and wider availability of advanced air interfaces that permit faster data throughput.

      New Subscribers. According to the Yankee Group, at the end of 2000 there were approximately 625 million cellular and PCS wireless subscribers worldwide. The Yankee Group expects this number to increase to approximately 1.3 billion subscribers by the close of 2005, representing a compound annual growth rate of 16%. The developing world, led by the Peoples Republic of China, is expected to continue to experience the fastest subscriber growth rates.

      Increased Usage (Minutes of Use). Superconductor expects that cut-rate prices for wireless calls will lead to significant increases in minutes of use for the average subscriber. Superconductor also expects that higher minutes of use will likely come from the emergence of new data and Internet services such as e-mail and instant messaging, as well as from consumers’ gradual shift toward using mobile devices instead of fixed telephones as their primary telecommunications device.

      New Air Interfaces. Advanced wireless transmission technologies, or “air interfaces,” are finally becoming available to consumers in the United States and other nations. With their faster data speeds and increased bandwidth, these new air interfaces are expected to usher in a broad range of wireless services, from music downloads to video file sharing. One such new wireless transmission technology is CDMA IXRTT, which represents an upgrade to the current technology known as Code Division Multiple Access (commonly referred to as CDMA). Superconductor expects the onset of the “data era” in mobile communications will help operators to reverse declining annual revenues per user and move closer to long-term financial health.

Strains on Wireless Networks

      Superconductor believes the ability to provide high quality service to customers will become increasingly difficult for wireless operators as the number of subscribers rises, minutes of use increase, and the market for wireless data services expands. Superconductor expects that wireless service providers in both rural and urban areas will encounter higher levels of radio frequency, or RF, interference due to greater subscriber density and a larger number of users on adjacent channels. Operators can expect that this reduced signal quality and higher percentage of dropped calls will lead to lower system utilization, decreased revenue, and ultimately, higher rates of customer churn.

      Service providers are also expected to face network capacity constraints. For example, wireless carriers are finding it harder to maintain a “guard band” around their frequency allocation in order to reduce interference levels. In particular CDMA operators, whose networks employ the same wide communications channels for both data and voice transmission, are learning that as higher-speed data transmissions proliferate, their networks will have less capacity available for voice users.

      In order to reduce the strain on their wireless networks, providers must find a cost-effective means to reduce interference and increase the capacity of their systems. Notably, in light of today’s restricted corporate budgets and tougher zoning laws, operators are less likely to have the option of simply deploying new base stations to achieve these performance goals.

Superconductor’s Solution

      Superconductor’s empirical data show that Superconductor’s premium SuperLink Solutions provide dramatic and cost-effective improvements to RF signal quality and network capacity utilization. In February 2002, an all-day session on superconductor technology was held at the International Engineering Consortium’s fifth annual National Wireless Engineering Conference. At this session, a “top-five” U.S. cellular operator presented data illustrating the benefits of deploying SuperLink Solutions in an urban environment. Over four weeks in November 2001, this CDMA operator monitored data from a cluster of ten urban cell sites, each outfitted with SuperFilter Systems. The operator stated that on average, STI’s solutions provided the following quality-of-service improvements across the cluster:

•	6 dB reduction in base station noise figure — effectively doubling base station sensitivity and therefore uplink capacity and coverage;

•	14 dBm reduction in handset transmit power — prolonging handset battery life and available talk time;

•	46% reduction of dropped calls (with one site registering a 62% reduction) and 28.5% reduction of access failures — both helping to reduce subscriber churn;

•	Elimination of inference from Specialized Mobile Radio handsets and base stations; and

•	Increased in-building penetration.

      Superconductor expects that Superconductor’s more recently introduced product lines, Super Link TX Solutions and SuperPlex Solutions, will also provide substantial advantages for wireless networks.

      SuperLink Tx Solutions, Superconductor’s line of premium multi-carrier power amplifiers, employ advanced linearization technology and are optimized for CDMA base stations. Relative to competing technologies, Superconductor believes that these products offer:

•	Superior reliability;

•	Improved peak power handling; and

•	Lowest cost of ownership.

      SuperPlex Solutions, Superconductor’s line of high-performance multiplexers, are designed to eliminate the need for additional base station antennas and thus reduce infrastructure costs. These products provide very low transmit and receive insertion loss and excellent cross-band isolation. Relative to competing technologies, Superconductor believes that these products offer:

•	Increased transmit power delivered to base station antennas;

•	Higher sensitivity to customers’ handset signals; and

•	Fast and cost-effective network overlays (such as PCS network infrastructure on top of cellular network infrastructure).

Superconductor’s Strategy

      Superconductor has mastered the use of high-temperature superconducting (HTS) technology to improve the quality of wireless networks. Superconductor’s strategy is to provide Total Link Enhancement (simultaneously optimizing the performance of the uplink, the downlink and the antenna) by teaming Superconductor’s field-proven HTS solutions with high-performance multiplexers and multi-carrier power amplifiers. With SuperFilter at the core, Superconductor’s SuperLink Solutions provide the only comprehensive package of RF link performance enhancement solutions available today.

      The primary elements of Superconductor’s strategy include:

Enhance and Extend Current Product Offerings. There is a constant demand for more compact, more efficient, and more sophisticated wireless communication technology. In response, Superconductor expects to use Superconductor’s technical expertise to expand Superconductor’s primary product lines, as represented by SuperLinkRx Solutions (uplink enhancement), SuperLink Tx Solutions (downlink enhancement), and SuperPlex Solutions (antenna optimization).

Expand Domestic and International Sales Channels. Superconductor intends to continue to expand Superconductor’s sales efforts to domestic wireless communication providers and OEMs. Superconductor also expects to expand Superconductor’s international distribution channels, particularly in Asia and Latin America.

Enhance Superconductor’s Productivity and Lower Superconductor’s Costs. Superconductor intends to continue developing Superconductor’s manufacturing infrastructure and organization to meet Superconductor’s expected production requirements. Superconductor plans to continue manufacturing in-house certain key components of Superconductor’s products such as Superconductor’s proprietary HTS filters and cryogenic coolers. Superconductor believes that this will enable us to: (1) produce highly reliable, quality products; (2) protect the proprietary nature of Superconductor’s technology and processes; (3) properly control Superconductor’s manufacturing processes; and (4) achieve significant cost reductions.

Maintain Superconductor’s Focus on Technical Excellence and Innovation. Superconductor is committed to maintaining Superconductor’s leadership role in the wireless communication market for link enhancement solutions. In order to expand and protect Superconductor’s technology, Superconductor will continue to seek patent protection and/or licenses of key technology owned by others. Superconductor also will continue to engage in government research and development contracts to fund Superconductor’s commercial technology and product development.

Pursue Strategic Partnerships, Alliances and Acquisitions. In addition to Superconductor’s internal development efforts, Superconductor may acquire new products and technologies that address the complementary issues of uplink enhancement, downlink enhancement, and antenna optimization.

Superconductor’s Wireless Products

      Commercial wireless providers can use Superconductor’s SuperLink Solutions to keep pace with the growing demand for wireless communications. Wireless providers may deploy Superconductor’s products in connection with the installation of additional base stations in a network, as well as with the installation of an entirely new network. They can also improve the performance of existing base stations and networks by retrofitting their equipment with Superconductor’s link enhancement products.

      Superconductor’s SuperLink Solutions are comprised of three unique product families: SuperLink Rx Solutions, SuperLink Tx Solutions, and SuperPlex Solutions.

•	SuperLink Rx Solutions include Superconductor’s core product line, the SuperFilter System. These uplink solutions combine specialized filters using HTS technology with a proprietary cryogenic cooler and a low-noise amplifier. The result is a highly compact and reliable cryogenic receiver front-end that can simultaneously deliver both high selectivity and high sensitivity.

The small size and low power consumption of Superconductor’s SuperLink Rx Solutions is largely the result of Superconductor’s choice of cooling technology. In order to incorporate a compact, efficient, and reliable cooling system, Superconductor developed a proprietary Stirling cryogenic cooler. Approximately the size of a wine bottle, the cooler utilizes helium gas as both the lubricant and coolant. This eliminates the use of oils and grease as well as the need for scheduled maintenance. Superconductor’s cooler requires approximately 100 watts of power — far less than other cryogenic systems.

•	SuperLink Tx Solutions consist of Superconductor’s line of premium multi-carrier power amplifiers. These solutions are geared toward downlink-limited environments and serve as a key element in Superconductor’s Total Link Enhancement strategy.

•	SuperPlex Solutions are HTS-ReadyTM (ready for immediate connection to Superconductor’s HTS filter products), high-performance multiplexers designed to eliminate the need for additional antennas and reduce costs. Their extremely low insertion loss and excellent cross-band isolation make them highly- effective HTS companion products.

      Significantly, in early 2002 Superconductor introduced the SuperFilter IMT-2000 Tower Top, Superconductor’s first product for international 3G networks. 3G, or “third generation”, wireless networks use advanced technologies that promise to allow mobile devices to offer high-speed data services such as full Internet access and CD-quality music services. Superconductor’s SuperFilter IMT-2000 Tower Top product provides the same premium benefits of Superconductor’s rack-mount systems with the addition of a duplexing function, allowing both transmit and receive signals to be carried on the same antenna. The SuperFilter IMT-2000 Tower Top is designed to withstand harsh outside environments, and it can be mounted adjacent to the base station antenna to maximize sensitivity benefits.

      During the years ended December 31, 1999 and 2000 Superconductor’s net commercial product revenues totaled $2.1 million and $5.3 million, respectively, and related primarily to the sales of Superconductor’s

SuperFilter System. For the year ended December 31, 2001 Superconductor’s net commercial product revenues totaled $7.6 million and was comprised of $6.9 million from sales of Superconductor’s SuperFilter System and $635,000 from sales of Superconductor’s multiplexers. Superconductor’s multi-carrier power amplifier product was introduced in March 2001; however, to date it has not contributed significantly to Superconductor’s revenues.

Marketing and Sales

      Superconductor presently sells solutions to wireless communication service providers in the Americas and plans to expand worldwide. Superconductor’s earliest experience was with small rural providers who had the most immediate need for the SuperFilter for range extension and coverage enhancement. Superconductor sold Superconductor’s first systems in the fourth quarter of 1997. Superconductor sold 83 more systems in 1998, 123 systems in 1999, 393 systems in 2000 and 438 systems in 2001. Superconductor continues to increase systems sales in spite of a shift in Superconductor’s sales focus to the large service providers where the sales cycle requires numerous trials and is very long. This shift in focus was undertaken to begin a move to the suburban and urban markets where the majority of base stations are located and where the need for interference rejection is greatest. In mid 1999, Superconductor signed a five-year supply agreement with U.S. Cellular Corporation, one of the five largest cellular providers in the country. In March 2000, Superconductor signed a supply agreement with ALLTEL, an even larger domestic wireless service provider, designating STI as their supplier of HTS base station receiver solutions. More recently, in December 2001, Superconductor signed a follow-on agreement with a major customer for 1,000 SuperFilter Systems, to be delivered over five quarters. U.S. Cellular and ALLTEL are Superconductor’s two largest customers and accounted for 85% of Superconductor’s net commercial revenues in 2001 as compared to 49% in 2000.

      Superconductor sells using a direct sales force in the U.S. and internationally. Superconductor has only recently begun efforts to market Superconductor’s products internationally and have not yet had significant international sales. Superconductor plans to supplement Superconductor’s direct sales by building a network of international distributors. Superconductor is also working with many consulting firms to provide data that illustrates the benefits of deploying Superconductor’s products in their customers’ networks. Superconductor also demonstrates Superconductor’s products at trade shows, participates in industry conferences, utilizes advertising and direct mailings, and provides technical and application reports to recognized trade journals. Superconductor also advertises Superconductor’s products through Superconductor’s website, brochures, data sheets, application notes, trade journal reports, and press releases. Superconductor’s sales and marketing efforts are supplemented by a team of engineers who manage field trials and initial customer installations and educate customers.

Backlog

      Superconductor’s backlog consists of accepted commercial product purchase orders scheduled for delivery within 24 months and includes purchase orders denominated in either dollar amounts or a specified number of units. For purposes of calculating the company’s backlog, Superconductor estimates a dollar amount for unit commitments based on past purchasing patterns and expected purchasing trends. Superconductor estimates that its backlog at September 28, 2002 was approximately $6.7 million, as compared to $21.3 million at December 31, 2001. Superconductor expects that this backlog will be delivered by the end of the first quarter of 2003. Superconductor’s backlog also includes $1.1 million and $3.1 million at September 28, 2002 and December 31, 2001, respectively, remaining under a $7.8 million purchase order from U.S. Cellular that will be delivered by December 31, 2002.

Superconducting Technology

      Superconductor uses superconducting technology to improve both the selectivity (rejection of adjacent band interference) and the sensitivity (ability to “hear” signals better) of a base station receiver. Superconductors are materials that have the ability to conduct electrical energy with little or no resistance when cooled to “critical” temperatures. In contrast, electric currents that flow through normal conductors encounter resistance that requires power to overcome and generates heat. Substantial improvements in the performance characteristics of electrical systems can be made with superconductors, including reduced power loss, lower heat generation and decreased electrical noise. As these properties have been applied to radio and microwave frequency applications, new products, such as wireless filters, have been developed that can be extremely small, highly sensitive and highly frequency selective.

      The discovery of superconductors was made in 1911. However, a fundamental understanding of the phenomenon of superconductivity eluded physicists until J. Robert Schrieffer (one of the members of Superconductor’s board of directors and Chairman of Superconductor’s Technical Advisory Board), John Bardeen (co-inventor of the transistor) and Leon Cooper proposed a theory explaining superconductivity, for which they were awarded the Nobel Prize in Physics in 1972. Until 1986, all superconductor utilization was done at extremely low temperatures, below 23K (-250C). Superconductors were not widely used in commercial applications because of the high cost and complexities associated with reaching and maintaining such low temperatures. In 1986, high temperature superconductors with critical temperatures greater than 30K (-243C) were discovered. In early 1987, yttrium barium copper oxide (“YBCO”) was discovered, which has a critical temperature of 93K (-180C). Shortly thereafter, thallium barium calcium copper oxide (“TBCCO”) was discovered, which has a critical temperature of 125K (-148C). These discoveries were important because these high temperature superconductors allowed for operating temperatures higher than 77K (-196C), or the point at which nitrogen liquefies. These high critical temperatures allow superconductors to be cooled using less expensive and more conventional refrigeration processes. Superconductor’s Company was formed following this discovery for the initial purpose of developing and commercializing high temperature superconductors.

How Superconductor Develops Superconductor’s Technology

      As part of Superconductor’s strategy to maintain Superconductor’s technological leadership, Superconductor has focused Superconductor’s research and development activities on high temperature superconducting (HTS) materials, RF circuitry, and cryogenics design and product application. Superconductor has internally developed Superconductor’s key technologies from a standard set of technology platforms. Superconductor utilizes a proprietary manufacturing process for HTS thin-film production, the base material for Superconductor’s filtering products. An in-house design team develops the filters, which are packaged into a vacuum-sealed container for thermal insulation. The filter package is incorporated with Superconductor’s cryogenic cooler and then integrated with the necessary control electronics into a complete system for simple adaptation into new or existing wireless communications base stations. Superconductor believes that Superconductor’s filter systems provide Superconductor’s targeted markets with the smallest and most cost-effective products and that Superconductor is the only superconducting company that develops and manufactures all of these key components.

HTS Materials

      A number of HTS materials have been discovered with superconducting properties, but only a few have characteristics capable of commercialization. Superconductor primarily utilizes TBCCO, which has one of the highest known critical temperatures, allowing for reduced cooling needs in order to achieve superconducting properties. Superconductor holds a worldwide exclusive license, in all fields of use, to TBCCO formulations covered by patents held by the University of Arkansas through a license agreement. As part of Superconductor’s strategy to stimulate the development and use of TBCCO, Superconductor granted DuPont a non-exclusive worldwide sublicense to develop processes and market TBCCO thin-films. Thin-film superconductors are the base materials used by Superconductor to produce RF components, such as wireless communications filters. Superconductor holds twelve patents for technologies related to thin-film production. Superconductor believes that the process technology Superconductor has developed produces state of the art HTS thin-films of the highest quality.

RF Circuitry

      Superconductor has devoted a significant portion of Superconductor’s engineering resources to design and model the complex RF circuitry that is basic to Superconductor’s products. Superconductor’s RF engineering team is led by Vice President of Engineering Dr. Gregory Hey-Shipton and includes Dr. George Matthaei, recognized international leaders in RF filter design. In addition, Dr. J. Robert Schrieffer, a Nobel laureate, is head of Superconductor’s Technical Advisory Board. The expertise of this highly qualified team has allowed us to design and fabricate very precise individual components, such as RF signal filters. Superconductor has implemented computer simulation systems to design Superconductor’s products and this RF circuitry design has allowed it to produce extremely small, high-performance circuits. Some of Superconductor’s design and engineering innovations have been patented; others are the subjects of pending patent applications. Superconductor believes that Superconductor’s RF engineering expertise provides it with a unique competitive advantage.

Cryogenic Cooling Technology

      The availability of a low-cost, highly reliable, compact cooling technology is critical to the successful commercialization of Superconductor’s superconducting products. Prior to the Company’s efforts no such cryogenic cooler had been commercially available. In response to this lack of availability, Superconductor developed a low-cost, highly reliable low-power cooler designed to cool to 77K (-196C) with sufficient cooling capacity for Superconductor’s superconducting applications. Superconductor’s cryogenic cooler, with over 10,000,000 hours of operation in wireless base stations worldwide, has demonstrated a mean time between failure of greater than 850,000 hours. Its development was based in part on patents licensed by the Company from Sunpower, Inc. Superconductor believes that Superconductor’s internally developed cooler that is both compact and reliable enough to meet the most demanding wireless industry standards and provide it with a significant and unique competitive advantage.

Cryogenic Packaging

      Cooling to cryogenic temperatures requires proper thermal isolation and packaging. Any superconducting or other cryogenically cooled device must be maintained at its optimal operating temperature, and its interaction with higher temperature components must be controlled. Superconductor has developed a variety of proprietary and patented cryogenic packaging innovations to satisfy this requirement.

How Superconductor Uses Government Contracts to Fund Technology Development

      Superconductor’s strategy is to pursue government research and development contract awards, which complement Superconductor’s commercial product and technology development. For example, Superconductor is currently working on a project to develop rapid tuning of superconducting filters funded by the Department of Defense Advanced Research Projects Agency (DARPA). This capability would greatly increase the effectiveness of Superconductor’s systems in blocking interference in both government and commercial applications.

      Since Superconductor’s inception in 1987, 77% of Superconductor’s net revenues have been from research and development contracts, sales directly with the U.S. government or resellers to the U.S. government. In the fiscal years ended December 31, 1999, 2000 and 2001, Superconductor’s performance of research and development services under government contracts accounted for, respectively, approximately $5.1 million, $4.6 million and $4.8 million. Nearly all of these revenues were paid under contracts with the U.S. Department of Defense. Superconductor has marketed to various government agencies to identify opportunities and actively solicit partners for product development proposals. Since 1988, Superconductor has successfully obtained a number of classified and non-classified government contracts for superconductor research, including one of the largest non-classified HTS awards from DARPA through the Office of Naval Research. In addition to actively soliciting government contracts, Superconductor has participated in the Small Business Innovative Research, or SBIR, program. Superconductor has been awarded 32 Phase I SBIR contracts, each of which typically generates from $70,000 to $100,000 of revenues. Superconductor has been successful in converting eight of these Phase I contracts into Phase II programs, each of which typically generates $500,000 to $750,000 in revenues, and Superconductor converted one of these contracts into a Phase III program valued at $2.2 million. Since Superconductor’s formation, government contracts have provided Superconductor over $65 million of revenue, and remain a significant source of revenue today, supporting Superconductor’s research and development programs.

Superconductor’s Manufacturing Capabilities

      Superconductor currently manufactures all of Superconductor’s SuperFilter Systems and multiplexer products at Superconductor’s facilities in Santa Barbara, California. In 1998, Superconductor opened a new 18,000 square foot state-of-the-art manufacturing facility in Santa Barbara. As the demand for Superconductor’s products grows in 2002, Superconductor intends to increase Superconductor’s internal manufacturing capacity by three fold expanding manufacturing into an additional 12,800 square feet (within the existing site). The expansion will include additional class “100” clean rooms, semi-automated assembly and test area, along with new customer service and quality assurance functions. Superconductor also has plans in place to expand Superconductor’s manufacturing capacity through subcontractors as volumes increase.

      Some of Superconductor’s manufacturing processes, including thin-film production, are performed in “clean rooms.” Other manufacturing stages, including system assembly, are conducted in a standard manufacturing environment. Superconductor has demonstrated a proprietary manufacturing process for thin-film TBCCO materials that Superconductor believes is scaleable for high volume production. Superconductor has established a production operation, which Superconductor uses to produce TBCCO thin films on wafers for wireless electronics applications. Superconductor currently purchases wafers for growth of Superconductor’s HTS thin films from a single supplier. Superconductor’s radio frequency circuitry is designed, modeled and tested by internal engineering resources. Superconductor has in-house capabilities to pattern the superconducting material and all other aspects of radio frequency component production, including packaging the filters. Superconductor also has in-house capabilities to manufacture Superconductor’s cryogenic coolers at a pace consistent with current quantity requirements.

      Superconductor’s multi-carrier power amplifier is purchased from a third party manufacturer.

Intellectual Property

      Superconductor regards Superconductor’s product designs, design tools, fabrication equipment and manufacturing processes as proprietary and seek to protect Superconductor’s rights in them through a combination of patent, trademark, trade secret and copyright law and internal procedures and non-disclosure agreements. Superconductor also seeks licenses from third parties for HTS materials and processes used by it, which have been patented by other parties. Superconductor believes that Superconductor’s success will depend, in part, on the protection of Superconductor’s proprietary information, patents and the licensing of key technologies from third parties.

      Superconductor has focused Superconductor’s HTS materials development efforts on TBCCO. Superconductor has an exclusive worldwide license (including the right to sublicense) under several U.S. patents which have been issued to the University of Arkansas covering TBCCO, subject to the University of Arkansas’ right to conduct research related to the patents.

      In January 1993, as part of Superconductor’s strategy to stimulate the development and use of TBCCO, Superconductor granted DuPont a non-exclusive worldwide sublicense to develop processes and market TBCCO thin-films. DuPont pays royalties on sales of TBCCO thin-films or devices containing TBCCO thin-films. In the event that Superconductor grants another sublicense to a third party on more favorable terms, Superconductor will be obligated to extend those terms to DuPont. DuPont and their customers are current or potential competitors of Superconductor’s, and Superconductor can give no assurance that these sublicenses will not materially and adversely affect Superconductor’s financial condition.

      As of August 15, 2002, Superconductor held 32 U.S. patents. Twelve of these patents are for technologies directed toward producing thin-film materials, including Superconductor’s proprietary thin-film process for TBCCO production, expiring in 2008 to 2016. In addition, Superconductor currently holds nine U.S. patents for circuit designs expiring in 2010 to 2017 and eleven U.S. patents covering cryogenics and packaging expiring in 2012 to 2020. As of August 15, 2002, Superconductor had 19 U.S. patents pending, including twelve covering Superconductor’s designs and seven related to cryogenics and packaging.

      As of August 15, 2002, Superconductor held 25 foreign patents. Eleven of these patents are for technologies directed toward producing thin-film materials, including Superconductor’s proprietary thin-film process for TBCCO production, expiring in 2009 to 2015. In addition, Superconductor currently holds five foreign patents for circuit designs expiring in 2014 to 2021 and nine foreign patents covering cryogenics and packaging expiring in 2015 to 2019. As of August 15, 2002, Superconductor had 15 foreign patents pending, including seven covering Superconductor’s designs and four related to cryogenics and packaging and four related to thin film development. Superconductor also has license rights to 13 issued patents in the United States and to 57 patents issued or pending internationally.

      Superconductor has trade secrets and unpatented technology and proprietary knowledge about the sale, promotion, operation, development and manufacturing of Superconductor’s products. Superconductor has confidentiality agreements with Superconductor’s employees and consultants to protect these rights.

      Superconductor owns a federally registered trademark to the name SuperFilter. Superconductor owns other registered and unregistered trademarks, and have certain trademark rights in foreign jurisdictions. Superconductor intends to aggressively protect Superconductor’s trademarks.

Competition

      The wireless communication market is intensely competitive. Superconductor faces competition in various aspects of Superconductor’s technology and product development and in each of Superconductor’s targeted markets. Superconductor’s current and potential competitors include conventional RF filter manufacturers and both established and newly emerging companies developing similar or competing HTS technologies. Superconductor also competes with companies that design, manufacture, or market conventional downlink enhancement products such as power amplifiers, as well as with companies that sell antenna-optimizing multiplexers. With respect to Superconductor’s HTS filter systems Superconductor competes primarily with Conductus and ISCO International, Inc., formerly Illinois Superconductor Corporation. Superconductor also competes against companies that seek to enhance base station range and selectivity by means other than a superconducting filter. The primary competition from alternative means comes from tower mount and ground mount amplifiers and “smart” antennas. Tower mount and ground mount amplifiers pass an RF signal received by an antenna through a broad, low-level filter, which then amplifies the signal. These units are produced by a number of companies, which include most of the base station original equipment manufacturers (OEMs) such as Motorola, Lucent, Nortel and Nokia. Filter manufacturers, including Allen Telecom and Radio Frequency Systems (formerly Celwave), also produce these units. “Smart antennas” allow base stations to focus energy more directly on individual wireless devices in order to improve capacity. Metawave and Arraycom are among the leading companies that produce these systems.

      In addition, Superconductor currently supplies components and license technology to several companies that may eventually decide to manufacture or design their own HTS components, rather than simply purchasing or licensing Superconductor’s technology. With respect to Superconductor’s HTS materials, Superconductor competes here with DuPont and Amtel, a Japanese consortium, among others. In the government sector, Superconductor competes with universities, national laboratories and both large and small companies for research and development contracts. Superconductor expects increased competition both from existing competitors and a number of companies that may enter the wireless communications market.

Employees

      Superconductor employed a total of 194 persons as of October 22, 2002: 116 in manufacturing, 34 in research and development, 22 in sales and marketing and 22 in administration. Nine of Superconductor’s employees have Ph.D.s, and twenty-three others hold advanced degrees in physics, materials science, electrical engineering and other fields. Superconductor’s employees are not represented by a labor union, and Superconductor believes that its employee relations are good.

      Superconductor is highly dependent upon the efforts of Superconductor’s senior management. Due to the specialized technical nature of Superconductor’s business, Superconductor is also highly dependent upon Superconductor’s ability to attract and retain qualified technical personnel, primarily in the areas of wireless communications. The loss of the services of one or more members of Superconductor’s senior management or technical teams could hinder Superconductor’s ability to achieve Superconductor’s product development and commercialization objectives. There is intense competition for qualified personnel in Superconductor’s market areas and Superconductor can give no assurance that Superconductor will be able to continue to attract and retain qualified personnel necessary for the development of Superconductor’s business.

Environmental Issues

      The Company uses certain hazardous materials in its research, development and manufacturing operations. As a result, the Company is subject to stringent federal, state and local regulations governing the storage, use and disposal of such materials. Current or future laws and regulations could require substantial expenditures for preventative or remedial action, reduction of chemical exposure or waste treatment or disposal. Although the Company believes that its safety procedures for the handling and disposing of hazardous materials comply with the standards prescribed by state and federal regulations, there is always the risk of accidental contamination or injury from these materials. To date, the Company has not incurred substantial expenditures for preventive action with respect to hazardous materials or for remedial action with respect to any hazardous materials accident, but the use and disposal of hazardous materials involves the risk that the Company could incur substantial expenditures for such preventive or remedial actions. If such an accident occurred, the Company could be held liable for resulting damages. The liability in the event of an accident or the costs of such remedial actions could exceed the Company’s resources or otherwise have a material adverse effect on the Company’s financial condition and results of operations.

Properties

      Superconductor leases all of Superconductor’s properties. Most of Superconductor’s operations, including Superconductor’s manufacturing facility, are located in an industrial complex in Santa Barbara, California. Superconductor occupies approximately 59,000 square feet under a lease that expires in 2010; 24,000 square feet of this space was leased in the fourth quarter of 2001. Superconductor plans to use the additional space to expand Superconductor’s manufacturing capability and for general office space. Superconductor also leases small regional sales offices in Illinois, Texas and Washington on annual terms. Superconductor believes that Superconductor’s facilities are adequate to meet current and reasonably anticipated needs for approximately the next year.

Legal Proceedings

      Superconductor is currently engaged in a patent dispute with ISCO International, Inc. relating to U.S. Patent No. 6,263,215 entitled “Cryoelectronically Cooled Receiver Front End for Mobile Radio Systems.” ISCO filed a complaint on July 17, 2001 in the United States District Court for the District of Delaware against Superconductor and Conductus, Inc., another company involved in the high-temperature superconducting industry. The ISCO complaint alleges that Superconductor’s SuperFilter product and Conductus’ ClearSite® product infringe ISCO’s patent.

      After conducting separate investigations into the allegations, Superconductor and Conductus both filed responses denying ISCO’s allegations and asking the court to declare the ISCO patent invalid and not infringed. Superconductor is cooperating with Conductus in the defense of this lawsuit.

      On October 3, 2001, Superconductor amended Superconductor’s response to add allegations that ISCO failed to disclose relevant prior art to the U.S. Patent Office during the patent application process. At the same time, Superconductor also sued ISCO for threatening some of Superconductor’s customers. Superconductor’s standard terms and conditions of sale include an indemnity against any patent infringement claims, and Superconductor has informed Superconductor’s customers that Superconductor will defend them against any action brought by ISCO for any alleged infringement related to Superconductor’s products. Superconductor is seeking both compensatory and punitive damages from ISCO, as well as attorneys’ fees, arising from their threats against Superconductor’s customers.

      The parties completed fact discovery on June 28, 2002. The judge held a “Markman hearing” on October 15, 2002 to receive evidence concerning the scope and meaning of the patent claims asserted by ISCO. On October 30, 2002 the judge issued his ruling regarding the hearing. The parties expect to complete expert discovery by December 23, 2002 and the trial is scheduled to start March 17, 2003.

MANAGEMENT OF SUPERCONDUCTOR AFTER MERGER

Directors and Executive Officers

      The following table sets forth certain information regarding those individuals that are expected to serve as the directors and executive officers of the company when the merger is complete. Each individual listed has consented to being named in this proxy statement/prospectus and to serving on Superconductor’s board of directors if the merger is consummated.

Name	Age	Principal Occupation

John D. Lockton(1)(2)	64	Chairman of the Board of the Company, Managing director of IPWireless, Inc.
H. Vaughan Blaxter, III(2)	60	Vice President, General Counsel, Secretary and a director of The Hillman Company
Robert P. Caren, Ph.D.(1)(2)	69	Retired Corporate Vice President, Science and Engineering, Lockheed Corporation
Dennis J. Horowitz(1)(2)	55	Chairman, President, Chief Executive Officer and director of Wolverine Tube, Inc.
Joseph C. Manzinger(1)	43	Vice President and a director of The Hillman Company
J. Robert Schrieffer, Ph.D.(1)(2)	70	Chairman of the Technical Advisory Board of the Company; University Professor, Florida State University; Chief Scientist of the National High Magnetic Field Laboratory
M. Peter Thomas	60	President, Chief Executive Officer and Director
Ken J. Barry	54	Vice President, Human Resources
William J. Buchanan	53	Controller, Chief Accounting Officer
Richard R. Conlon	52	Senior Vice President, Sales and Marketing
E. Ray Cotten	71	Senior Vice President, Business Development, Chief Marketing Officer and Director
Robert B. Hammond, Ph.D.	53	Senior Vice President, Chief Technology Officer
Robert L. Johnson	51	President, STI Products Group
Martin S. McDermut	51	Senior Vice President, Chief Financial Officer, and Secretary
Charles E. Shalvoy	54	Executive Vice President, President of Conductus subsidiary and Director
Martin A. Kaplan	65	Director
David L. Short	66	Director
Robert J. Majteles	38	Director

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

      John Lockton joined Superconductor’s board of directors in December 1997 and was named Chairman of the board on January 1, 2001. Mr. Lockton is a founder, initial chairman and is now managing director of IPWireless, Inc., a wireless internet access and IP telephony service provider of 3G technology. From August 1991 to March 1998, he was President, Chief Executive Officer and a director of International Wireless Communications, Inc. (“IWC”), an operator of cellular systems and from March 1998 until June 1998 he served IWC as Vice-Chairman and a director. In September 1998, IWC filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. From May 1990 to August 1991 he was Managing Partner of Corporate Technology Partners, a joint-venture with Bell Canada Enterprises. In 1988, Mr. Lockton founded Cellular Data, Inc., a cellular wireless data technology company, and Star Associates, Inc., a cellular radio

RSA company. He founded and was a director of Interactive Network, Inc., a wireless-based television company, and was Chairman of that company’s board of directors until December 1994. From 1983 to 1987 Mr. Lockton was Executive Vice President of Pacific Bell (now Pacific Telesis). From 1980 to 1983 he was President of Warner Amex (now Time Warner) Cable Television, Inc. From 1968 to 1980 Mr. Lockton held various senior positions at Dun & Bradstreet. Mr. Lockton is the primary inventor of a patented wireless technology for Personal Communication Services (PCS). Mr. Lockton is a graduate of Yale University (Phi Beta Kappa), Harvard Law School, and holds an Executive M.B.A. from Columbia University.

      H. Vaughan Blaxter, III has served as a member of Superconductor’s board of directors since May 2000. Mr. Blaxter has been Vice President, General Counsel, a director, and Secretary of The Hillman Company since 1978. He previously served on the board of directors of Read Rite Corporation (from 1990 through 1996) and Genus, Inc. (from 1990 through 1995). Mr. Blaxter holds a B.S. from Washington and Jefferson College, and a J.D. from the University of Pittsburgh School of Law.

      Robert P. Caren, Ph.D., has served on both Superconductor’s board of directors and Superconductor’s Technical Advisory Board since January 1988. Dr. Caren served as Corporate Vice President, Sciences and Engineering, for Lockheed Martin Corporation from 1988 to 1995, when he retired. He is a fellow of the American Institute of Aeronautics and Astronautics, American Astronautics Society and the American Association for the Advancement of Science. He is also a member of the National Academy of Engineering, a member of the California Council on Science and Technology, and past Chairman of the Research Division of the Defense Preparedness Association. Dr. Caren holds a Ph.D., M.S. and B.S. in physics from Ohio State University. He is a member of the board of directors of Litex Inc. and Hawkeye Enterprises.

      Dennis J. Horowitz has served on Superconductor’s board of directors since June 1990. Mr. Horowitz is currently Chairman, President, Chief Executive Officer and Director of Wolverine Tube, Inc., a manufacturer and distributor of copper and copper alloy tube. From September 1994 to April 1997, he served as Corporate Vice President and President of the Americas of AMP Incorporated, an interconnection device company. From October 1993 to August 1994, Mr. Horowitz served as President and Chief Executive Officer of Philips Technologies, a Philips Electronics North America company. From April 1990 to September 1993, he served as President and Chief Executive Officer of Philips Components, Discrete Products Division. From 1988 to 1990, he served as President and Chief Executive Officer of Magnavox CATV, and from 1980 to 1988 was involved in the general administration of North American Philips Corporation. Mr. Horowitz is a director of Aerovox Corporation. Mr. Horowitz holds an M.B.A. and a B.A. in economics from St. John’s University.

      Joseph C. Manzinger has served as a member of Superconductor’s board of directors since June 1999. Mr. Manzinger was appointed Vice President of The Hillman Company in January 1998 and became a director of The Hillman Company in 2000. From 1990 through 1998, he held positions with The Hillman Company as Director — Investment Review and Manager of Special Projects. He served as a consultant for McKinsey & Company, and spent time with PriceWaterhouse & Co. and Parker/ Hunter Inc., a regional investment bank and brokerage firm. Mr. Manzinger serves as a director for a variety of private companies, including Finali Corporation, IQNavigator, Inc., The MicroOptical Corporation, and Stratos Product Development Group, LLC. Mr. Manzinger holds a B.S. in Accounting from Indiana University of Pennsylvania, and an M.B.A. from the University of Chicago.

      J. Robert Schrieffer, Ph.D., has served as a member of Superconductor’s board of directors since October 1988. Dr. Schrieffer founded Superconductor’s Technical Advisory Board in August 1987 and has served as its Chairman since that time. He received the Nobel Prize in Physics in 1972 for work in superconductivity theory, and has received many other professional honors including the National Medal of Science. Dr. Schrieffer is currently President of the American Physical Society. He is also the University Eminent Scholar of the State of Florida University System and has been the Chief Scientist of the National High Magnetic Field Laboratory since January 1992. Dr. Schrieffer was Chancellor’s Professor of Physics and Director of the Institute for Theoretical Physics at the University of California, Santa Barbara from 1980 to 1991. He serves on a number of government and industrial committees and is a Fellow of the Los Alamos National Laboratory, heading its Advanced Study Program in High Temperature Superconductivity Theory

from 1988 to 1993. Dr. Schrieffer holds a Ph.D. and M.S. in physics from the University of Illinois, and his B.S. in physics from the Massachusetts Institute of Technology.

      M. Peter Thomas has served as President and Chief Executive Officer, and a member of Superconductor’s board of directors, since April 7, 1997. Prior to that, Mr. Thomas was President and Chief Executive Officer of First Pacific Networks, Inc., a cable telephony systems company, from June 1995 to January 1997. From August 1991 to May 1995, Mr. Thomas consulted with The Stanbridge Group, a company he co-founded. He also served as President and Chief Executive Officer of Ericsson North America, Inc., the North American operating subsidiary of Sweden’s L.M. Ericsson. The North American operation included divisions providing cellular infrastructure systems, central office switching systems and loop transmission systems, PABXs, and copper and fiber optic cable products. Prior to this assignment, Mr. Thomas was President and Chief Operating Officer of Telenova, Inc., a start-up voice and data PABX manufacturer, and President of the ITT Telecom Network Systems Division, a network telecommunications systems business. He also served as general manager of four divisions at Northern Telecom, Ltd., the last being the DMS 10 Switching Division, Nortel’s first digital switching division in the U.S. Mr. Thomas holds a B.S.E. in Aerospace Engineering from Princeton University, and an M.B.A. from the Harvard Business School.

      Ken J. Barry has served as Vice President of Human Resources since January 2002. Mr. Barry was a human resources consultant from January 2001 to 2002. Prior to that, he served as Vice President of Human Resources at Boeing/ Hughes Satellite Systems — responsible for all strategic HR programs and security operations. From 1995 to joining Boeing/ Hughes, Mr. Barry spent five years at Exel Direct, a retail logistics company, where he served as Vice President of Human Resources, Senior Director of Operations, and Board member. He also served five years as Vice President of Human Resources at Harman International Industries, an electronics manufacturer, and spent seven years in a variety of management roles at Nortel/ Bell Northern Research. Mr. Barry holds a MS from Pepperdine University, and a BA from the University of Western Ontario.

      William J. Buchanan has served as Controller since June 2000. Mr. Buchanan joined the company in January 1998 and has served in various accounting positions prior to becoming the Controller. For 16 years prior to joining the company, he was a self employed private investor and investment advisor. For the nine years prior to that, he served in various executive and accounting positions with Applied Magnetics Corp and Raytheon Co. Mr. Buchanan holds a B.A. in Economics from California State University, Fresno.

      Richard R. Conlon has served as Senior Vice President of Sales and Marketing since December 2001. Mr. Conlon was Vice President of North American Sales for Repeater Technologies (RTI) from June 1997 until November 2001. From 1992 until June of 1997, Mr. Conlon had responsibility for the Lucent Technologies team, as Global Sales Vice President, that sold equipment to McCaw Cellular, which went on to become AT&T Wireless. From 1978 through 1996, he held various sales, marketing, and sales training jobs within the Bell System. Mr. Conlon holds a B.A. in Economics and did his graduate work at Wichita State University.

      E. Ray Cotten has served as Senior Vice President, Business Development, and Chief Marketing Officer since May 2000. Mr. Cotten has also served as a member of Superconductor’s board of directors since July 1996 — as Vice Chairman of the Board until February 1999. From March 1999 to May 2000, he served as Senior Vice President, Sales and Marketing. Since August 1994, he has served as Chairman of the Board of Impulse Telecommunications Corporation, a wireless communications consulting and engineering firm (“Impulse”). Prior to joining Impulse, from December 1992 to August 1994, Mr. Cotten was President and Chief Executive Officer, and Chief Operating Officer, of Scott Instruments Corporation — a pioneer in voice recognition systems. From December 1990 to November 1992, he was President and Chief Executive Officer of ACS Software Products Group — a software company for the apparel industry. Prior to that, Mr. Cotten served as Vice Chairman and co-founder of NetAmerica — a digital networking company. He has held vice-president positions at Microdynamics, Inc. — a CAD/ CAM company for the apparel industry, Northern Telecom, Inc. — a telecommunications company, Data Transmission Corporation — a digital networking company, and Danray — a communications switch manufacturing company, and spent nearly 10 years with

Texas Instruments where he held various management positions. Mr. Cotten received his B.A. in Business from Oklahoma State University.

      Robert B. Hammond, Ph.D., has served as Senior Vice President and Chief Technical Officer since December 1992. Dr. Hammond served as Vice President of Technology, and Chief Technical Officer, until August 1990. He has also served as Secretary since October 1999. From May 1991 to December 1991, and July 1992 to December 1992, he served as Acting Chief Operating Officer. From December 1987 to August 1990, he served as Program Manager. Dr. Hammond also serves on Superconductor’s Technical Advisory Board. For over eleven years prior to joining us, he was at Los Alamos National Laboratory, most recently as Deputy Group Leader of Electronics Research and Development — a group that performs research, development, and pilot production of solid-state electronics and optics. Dr. Hammond received his Ph.D. and M.S. in applied physics and his B.S. in physics from the California Institute of Technology.

      Robert L. Johnson has served as President, STI Products Group since January 2001. Mr. Johnson joined the company in April 2000 as Vice President of Wireless Manufacturing. From 1996 to early 2000, Mr. Johnson was the Director and General Manager of Schlumberger ATE. From 1990 to 1996, he served as Vice President and General Manager of Harman International Industries. Mr. Johnson majored in industrial engineering at Arizona State University.

      Martin S. McDermut was appointed as Senior Vice President, Chief Financial Officer and Secretary in 2002. Mr. McDermut joined the company in February 2000 as Chief Financial Officer, Vice President of Finance and Administration. From September 1996 to February 2000, Mr. McDermut was Vice President of Finance and Administration, Secretary, and Chief Financial Officer of International Remote Imaging Systems, Inc. — a medical technology firm. From 1994 to August 1996, he held similar positions in other start-up and early-stage entities. From 1975 to 1993, he was with the accounting and consulting firm of Coopers & Lybrand L.L.P., becoming a partner in 1988. From 1990 to 1993, Mr. McDermut practiced in the firm’s Los Angeles Entrepreneurial Advisory Services Group and was named its head in 1992. Mr. McDermut is a Certified Public Accountant, and holds an M.B.A. in Finance and Accounting from the University of Chicago, and a B.A. in Economics from the University of Southern California.

      Charles E. Shalvoy has served as President, Chief Executive Officer and director of Conductus since June 1994. From 1988 to 1994, he was President and Chief Operating Officer of Therma-Wave, Inc., a manufacturer of semiconductor production equipment. Prior to that he was employed by Aehr Test Systems, Emerson Electric Corp. and Raychem Corporation in a variety of senior management positions. Mr. Shalvoy holds a B.S. in Mechanical Engineering from the University of Notre Dame and an M.B.A. from Stanford University.

      Martin A. Kaplan has served as a director of Conductus since July 1996 and upon the effective date of merger will be appointed to the board of Superconductor. Since May 2000, Mr. Kaplan has served as Chairman of the Board of JDS Uniphase, Inc. In a career spanning forty years, Mr. Kaplan served as Executive Vice-President of Pacific Telesis Group, which became a subsidiary of SBC Communications in 1997, from 1986 until May 2000, as President, Network Services Group of Pacific Bell, and its successor, Pacific Telesis and in various other senior management positions. Mr. Kaplan earned a B.S. in engineering from California Institute of Technology.

      David L. Short has served as a director of Conductus since November 2000 and upon the effective date of merger will be appointed to the board of Superconductor. He retired in 1999 from Airtouch International, following an assignment as Chief Technical Officer for Airtel Movil, SA, the second largest wireless carrier in Spain and 20 percent owned by Airtouch International. Prior to working with Airtel Movil, Mr. Short worked in Japan for seven years with Airtouch International in several positions, including his last position as Vice President of Engineering and Operations for Japan and South East Asia. Prior to Airtouch, Mr. Short held several senior management positions at Pacific Bell in engineering, operations and general management. Mr. Short earned a B.S. in mechanical engineering from the University of California, Berkeley.

      Robert J. Majteles will serve on the board of directors upon the effective date of the merger. Mr. Majteles has served as the managing member of Treehouse Capital, LLC, a financial, investment and management advisor since August 2002. Treehouse Capital is a joint venture between Mr. Majteles and Special Situations Funds. From January 2000 to April 2001, Mr. Majteles served as Chief Executive Officer of Citadon, Inc., a provider of collaboration software to the construction and engineering industries. From April 1997 until August 1999, Mr. Majteles served as Chief Executive Officer of Ultradata Corporation, a developer of software for financial institutions. Mr. Majteles is a member of the board of directors of Artisoft, Inc., a developer of software-based telephone systems and Attunity Ltd., a provider of enterprise data integration software. Mr. Majteles received a law degree from Stanford University and a Bachelor of Arts degree from Columbia University

      Mr. Majteles was designated as a director nominee by Special Situations Funds pursuant to its rights under the purchase agreement dated October 10, 2002 relating to Superconductor’s financing which requires that the nominee be acceptable to the Superconductor board. Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P. and Special Situations Technology Fund, L.P. have entered into an agreement with Mr. Majteles and Treehouse Capital, LLC pursuant to which Treehouse Capital, through Mr. Majteles, provides certain management and financial advisory services for the funds on request. Pursuant to this agreement, the funds pay Treehouse Capital a retainer of $10,000 per month. If Mr. Majteles’s services are requested by the funds with respect to a particular portfolio investment, Treehouse Capital is entitled to 10% of the funds’ net gain or net loss on the investment during the term of the agreement, offset by certain fees that may be paid by the portfolio company to Treehouse Capital or Mr. Majteles directly and, except in some cases, the amount of the retainer paid to Treehouse Capital. Under that agreement, Mr. Majteles is required to act independently of the funds in discharging his fiduciary duties to stockholders of any company for which he serves as a member of the board of directors and also is obligated not to disclose to the funds or use for his own benefit any confidential information he obtains in connection with his service for a particular portfolio company. Mr. Majteles does not have or share voting or dispositive power over any securities held by the Special Situations Funds.

SUPERCONDUCTOR EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table summarizes the compensation awarded or paid by either Superconductor or Conductus for the past three full fiscal years to each person who will serve as an executive officer of the combined company following the merger (the “named executive officers”).

						Long-Term
						Compensation
		Annual Compensation
						Securities
					Other Annual	Underlying	All Other
Name and Principal Position	Year	Salary($)		Bonus($)	Compensation($)(1)	Options(#)	Compensation($)(2)

M. Peter Thomas	2001	300,014		72,000	—	75,000	2,323
President and Chief	2000	285,394		70,000	—	250,000	1,290
Executive Officer	1999	249,269		25,000	—	30,000	1,733
E. Ray Cotten	2001	209,467		30,172	—	7,300	7,250
Senior Vice President,	2000	195,582		28,080	—	20,000	3,810
Business Development	1999	179,635		—	—	66,066	4,959
Robert B. Hammond	2001	205,945		29,628	—	3,650	809
Senior Vice President and	2000	194,613		27,675	—	40,000	690
Chief Technical Officer	1999	182,456		—	—	—	1,036
Robert L. Johnson (4)	2001	182,163		26,244	—	38,350	809
President, STI Wireless	2000	116,462	(4)	20,048	—	100,000	504
Systems, North America	1999	—		—	—	—	—
Martin S. McDermut(5)	2001	193,895		23,310	—	43,750	809
Senior Vice President,	2000	167,212	(5)	24,975	43,374 (3)	100,000	398
Chief Financial Officer	1999	—		—	—	—	—
and Secretary
Charles E. Shalvoy(6)	2001	264,992		56,644	—	—	—	(7)
President and Chief	2000	250,185		66,250	—	200,000	—	(7)
Executive Officer of	1999	214,294		120,750	—	292,200	—	(7)
Conductus

(1)	Excludes certain perquisites and other amounts that, for any executive officer, in the aggregate did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for such executive officer.

(2)	Term life insurance premiums.

(3)	One time relocation expenses.

(4)	Mr. Johnson joined the Company in April 2000.

(5)	Mr. McDermut joined the Company in February 2000.

(6)	All compensation received by Conductus. After the merger, Mr. Shalvoy will be the President of the Conductus subsidiary and an Executive Vice President of Superconductor.

(7)	Because Conductus provides group term life insurance for its employees and named executive officers on an aggregate basis, Conductus is unable to determine the amount of term life insurance premiums paid by Conductus for Mr. Shalvoy during the 2001, 2000 and 1999 fiscal years.

Option Grants in Fiscal 2001

      The following table sets forth certain information regarding stock options granted during the fiscal year ended December 31, 2001 to each of the executive officers named in the table under “Executive Compensation — Summary Compensation Table.”

	Individual Grants
					Potential Realizable Value
		% of Total			at Assumed Annual Rates
	Number of	Options			of Stock Price
	Securities	Granted to			Appreciation for Option
	Underlying	Employees	Exercise		Term(3)
	Options	In Fiscal	Price	Expiration
Name	Granted(1)	Year(2)	($/Sh)	Date	5%($)	10%($)

M. Peter Thomas	75,000	10.06%	7.937	2/8/11	374,365	948,715
E. Ray Cotten	7,300	.98%	7.937	2/8/11	36,438	92,342
Robert B. Hammond	3,650	.49%	7.937	2/8/11	18,219	46,171
Robert L. Johnson	30,000	4.02%	5.200	5/16/11	98,108	248,624
	8,350	1.12%	7.937	2/8/11	41,679	105,624
Martin S. McDermut	43,750	5.87%	7.937	2/8/11	218,380	553,417
Charles E. Shalvoy	—	—	—	—	—	—

(1)	Except as set forth herein, each option vests over a four-year period at the rate of 1/4th of the shares subject to the option at the end of the first twelve months and 1/36th of the remaining shares subject to the option at the end of each monthly period thereafter so long as such optionee’s employment with the Company has not terminated.

(2)	Total number of shares subject to options granted to employees in fiscal 2001 was 745,500, which number includes options granted to employee directors, but excludes options granted to non-employee directors and consultants.

(3)	The Potential Realizable Value is calculated based on the fair market value on the date of grant, which is equal to the exercise price of options granted in fiscal 2001, assuming that the stock appreciates in value from the date of grant until the end of the option term at the compounded annual rate specified (5% and 10%). Potential Realizable Value is net of the option exercise price. The assumed rates of appreciation are specified in rules of the SEC and do not represent the Company’s estimate or projection of future stock price. Actual gains, if any, resulting from stock option exercises and common stock holdings are dependent on the future performance of the common stock and overall stock market conditions, as well as the option holders’ continued employment through the exercise/vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

Aggregated Option Exercises in Fiscal 2001 and 2001 Fiscal Year-End Option Values

      The following table sets forth certain information concerning the exercise of stock options during fiscal 2001 and the value of unexercised options as of December 31, 2001 for each of the executive officers named in the table under “Executive Compensation — Summary Compensation Table.”

	Shares
	Acquired	Value
	on	Realized	Exercisable	Unexercisable	Exercisable(1)	Unexercisable(1)
Name	Exercise	($)	(#)	(#)	($)	($)

M. Peter Thomas	0	0	157,042	338,958	425,591	43,516
E. Ray Cotten	0	0	169,167	21,883	239,099	0
Robert B. Hammond	0	0	32,541	32,900	41,355	11,156
Robert L. Johnson	0	0	37,083	101,267	0	38,999
Martin S. McDermut	0	0	47,917	95,833	0	0
Charles E. Shalvoy(2)	0	0	144,945	309,320	35,520	82,880

(1)	Market value of underlying securities based on the $6.50 closing price of the Company’s common stock on December 31, 2001 (the last market trading day in 2001), minus the exercise price.

(2)	All options are Conductus options. After the merger, such options will convert to Superconductor options as described herein.

Employment Agreements

      Superconductor has employment agreements with Mr. Thomas and Mr. Cotten. The Compensation Committee periodically amends their employment agreements to reflect approved increases in their base salaries. Mr. Thomas has a current base salary of $286,200, and Mr. Cotten has a current base salary of $149,916. Superconductor employs both executives on an “at will” basis which means that their employment may be terminated at any time without cause by Superconductor or the executive. In the event of an “involuntary termination” of employment, Superconductor is obligated to continue paying the executive’s base salary and provide group health and life insurance to the executive and his dependents for twelve months. In addition, all of Mr. Thomas’s unvested options would immediately vest on the date of an involuntary termination. An involuntary termination occurs if Superconductor materially reduces the executive’s compensation or responsibilities or terminates the executive without cause as defined in his employment agreement. There are no other employment agreements between Superconductor and any of its executive officers. See discussion regarding Mr. Shalvoy’s change in control agreement with Conductus under “Employment Contracts, Termination of Employment Arrangements and Change in Control Agreements.”

Director Compensation

      Each non-employee director received an annual retainer of $8,000 in 2001, and will receive $10,000 per year commencing in 2002 (so long as such director attends at least 75% of Superconductor’s Board meetings) and $2,000 per meeting attended. Commencing in January 1, 2001, the Chairman received $4,000 per meeting. The non-employee directors serving during 2001 since the last annual meeting were directors H. Vaughan Blaxter, III, Robert P. Caren, Ph.D., Dennis J. Horowitz, John D. Lockton (Chairman of the Board), Joseph C. Manzinger, and J. Robert Schrieffer, Ph.D. Non-employee directors also participate in the 1999 Stock Plan, the 1992 Director Option Plan, as amended, and the 1988 and 1992 Stock Option Plans, as amended. The Director Plan provides for the grant of a non-statutory stock option to purchase 15,000 shares of common stock of Superconductor to each of the company’s non-employee directors on the date on which such person first becomes a director. First options vest at the rate of twenty-five percent (25%) of the shares granted on each anniversary of the grant, and subsequent options vest at the rate of fifty percent (50%) of the shares on each anniversary of the date of grant. Non-employee directors that have served on the board of directors for at least six months also receive automatic grants of non-statutory stock options to purchase 10,000 shares of common stock each year with the Chairman of the Board receiving an automatic grant of non-statutory stock options to purchase 15,000 shares of common stock. Non-employee directors that serve on a committee of the board of directors also receive automatic grants of non-statutory stock options to purchase 1,000 shares of common stock for each committee meeting attended with the committee chairmen receiving an automatic grant of non-statutory stock options to purchase 2,000 shares of common stock.

      Except as described above, directors do not receive additional compensation for their services as directors of Superconductor or as members of committees of the board of directors. There are no family relationships between directors and executive officers of Superconductor.

Compensation Committee Interlocks and Insider Participation

      The Compensation Committee of Superconductor’s board of directors is composed of five non-employee directors, namely, Robert P. Caren, Ph.D., Dennis J. Horowitz, John D. Lockton, J. Robert Schrieffer, Ph.D. and H. Vaughan Blaxter, III. No interlocking relationship exists between Superconductor’s board of directors and the compensation committee of any other company, and no such interlocking relationship has existed in the past.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT OF SUPERCONDUCTOR

      The following table sets forth the beneficial ownership of the Superconductor’s stock as of October 22, 2002, and on a pro forma basis after giving effect to the merger and the financing by (i) each person known by Superconductor to be the beneficial owner of more than 5% of Superconductor’s stock, (ii) by each director, (iii) by each of the executive officers named in the table under “Executive Compensation—Summary Compensation Table,” and (iv) all directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws, where applicable.

	Actual			Pro Forma

	Number of		Percentage	Number of		Percentage
Name	Shares		Ownership	Shares(1)		Ownership

Affiliates of The Hillman Company	6,183,472	(2)	24.54%	9,667,683	(3)	16.16%
824 Market Street, Suite 900
Wilmington, Delaware 19801
Wellington Management Company, LLP	2,530,000	(4)	9.91%	8,697,524	(5)	14.46%
75 State Street
Boston, MA 02109
Rose Glen Capital Management, L.P.	2,049,841	(6)	8.13%	2,049,841	(6)	3.43%
3 Bala Plaza East, Suite 501
Bala Canyonwood, PA 19004
Special Situations Funds and Affiliated Parties	1,048,156	(7)	4.14%	7,107,056	(8)	11.79%
153 E. 53rd Street, 55th Floor
New York, NY 10022
Entities associated with William Leland Edwards	328,900	(9)	1.3%	3,028,691	(10)	5.04%
470 University Avenue
Palo Alto, CA 94301
Alloy Ventures and Affiliated Parties	0		*	7,049,522	(11)	11.79%
480 Cowper Street, 2nd Floor
Palo Alto, CA 94301
John D. Lockton	63,471	(12)	*	63,471	(12)	*
H. Vaughan Blaxter, III	20,000	(13)	*	20,000	(13)	*
Robert P. Caren	66,821	(14)	*	66,821	(14)	*
Dennis J. Horowitz	74,755	(15)	*	74,755	(15)	*
Joseph C. Manzinger	46,822	(16)	*	46,822	(16)	*
J. Robert Schrieffer	36,150	(17)	*	36,150	(17)	*
M. Peter Thomas	223,246	(18)	*	223,246	(18)	*
Charles E. Shalvoy	100		*	352,361	(19)	*
Martin A. Kaplan	N/A		N/A	71,550	(20)	*
David L. Short	N/A		N/A	35,100	(21)	*
Robert J. Majteles	N/A		N/A	0	(22)	(22)
Richard R. Conlon	39,000	(23)	*	39,000	(23)	*
E. Ray Cotten	177,665	(12)	*	177,665	(12)	*
Robert B. Hammond	104,822	(24)	*	104,822	(24)	*
Robert L. Johnson	77,542	(12)	*	77,542	(12)	*
Martin S. McDermut	95,797	(25)	*	95,797	(25)	*
All executive officers and directors as a group(26)	1,026,091		3.93%	1,485,102		2.43%

*	Less than one percent.

(1)	The pro forma beneficial ownership information includes all shares of Superconductor stock beneficially owned as of October 22, 2002, all shares of Conductus stock exchanged in the merger for Superconductor stock and all shares of Superconductor stock acquired in the financing transaction. The warrants received by the participants in the financing transaction are not included in this table because they do not become exercisable until six (6) months from the effective time of the merger.

(2)	Wilmington Securities, Inc. (“Wilmington”) is an indirect, wholly-owned subsidiary of The Hillman Company, a private corporation engaged in diversified investments and operations. The Hillman Company is controlled by the HLH Trust, and each of the trustees of the HLH Trust shares voting and disposition power over the assets of The Hillman Company. Includes 5,233,344 shares owned by Wilmington, 464,340 shares owned by Henry L. Hillman, Elsie Hilliard Hillman, and C.G. Grefenstette, Trustees of the Henry L. Hillman Trust dated November 18, 1985 (the “HLH Trust”), and 121,447 shares held by each of four irrevocable trusts (the “1976 Trusts”) for the benefit of members of the Hillman family. The trustees of the HLH Trust (other than Mr. Grefenstette, who is a trustee of the 1976 Trusts) disclaim beneficial ownership of the shares owned by the 1976 Trusts. C.G. Grefenstette and L.M. Wagner are trustees of the 1976 Trusts and share voting and disposition power over the 1976 Trusts’ assets.

(3)	See note 2. Additional shares include shares to be acquired in Superconductor’s financing transaction as follows: 2,227,895 shares by Wilmington, 1,050,000 shares by the HLH Trust and an aggregate of 206,316 shares by the 1976 Trusts.

(4)	Wellington Management Company, LLP (“Wellington Management”) serves as investment manager, investment adviser or investment sub-adviser to: Telstra Super Pty LTD, Her Majesty the Queen in Right of the Province of British Columbia, Retail Employees Superannuation Pty Limited, TELUS Foreign Equity Active Pool, BCTEL Pension Plan for Management and Exempt Employees, Oregon Investment Council, WTC-CIF Emerging Companies Portfolio, WTC-CTF Emerging Companies Portfolio, JB Were Global Small Companies Fund, NZ Funds Global Small Companies Trust, WMP (Dublin) Global Smaller Companies Equity, and Government of Singapore Investment Company Pte, Ltd. Wellington Management is an investment adviser registered under the Investment Advisers Act of 1940. Superconductor has been advised that Wellington Management has shared voting and shared dispositive control over the securities in the accounts managed by it for these selling stockholders. Wellington Management, in its capacity as investment manager, investment adviser and investment sub-adviser, may be deemed to have shared beneficial ownership of a total of 2,200,000 shares of Superconductor common stock, which shares are owned by these clients of Wellington Management. Also, includes 330,000 shares issuable upon the exercise of warrants that are exercisable within 60 days of October 22, 2002.

(5)	See note 4. Additional shares include: 5,018,526 shares to be acquired in Superconductor’s financing transaction by Wellington Management on behalf of the accounts managed by it as well as 1,149,000 shares of Superconductor stock to be received in the merger in exchange for shares held in Conductus.

(6)	Does not include two warrants to acquire 327,980 shares and 765,289 shares, respectively, of Superconductor stock because neither warrant may be exercised if, after the exercise, Rose Glen would own more than 4.9% of the total outstanding shares of Superconductor stock.

(7)	Includes 141,386 shares issuable upon exercise warrants that are exercisable within 60 days of October 22, 2002.

(8)	See note 7. Additional shares include shares of Superconductor stock to be received in the merger in exchange for shares held in Conductus as follows (after giving effect to the exchange): 855,000 shares and immediately exercisable warrants for the purchase of 427,500 shares held by Special Situations Fund III, L.P. (“SSF III”); 285,000 shares and immediately exercisable warrants for the purchase of 142,500 shares held by Special Situations Cayman Fund, L.P. (“SSF Cayman”); 630,000 shares and immediately exercisable warrants for the purchase of 210,000 shares held by Special Situations Private Equity Fund, L.P.; (“SSF Private Equity”) and immediately exercisable warrants for the purchase of 105,000 shares held by Special Situations Technology Fund, L.P. (“SSF Tech”). MGP Advisors

Limited (“MGP”) is the general partner of SSF III. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP and the general partner of and investment adviser to SSF Cayman. MG Advisers, L.L.C. (“MG”) is the general partner of and investment adviser to SSF Private Equity. SST Advisers, L.L.C. (“SSTA”) is the general partner of and investment adviser to SSF Tech. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP, AWM, MG and SSTA and are principally responsible for the selection, acquisition and disposition of the portfolio securities by each investment adviser on behalf of its fund. Additional shares acquired in Superconductor’s financing transaction include 1,733,500 shares by SSF III, 830,700 shares by SSF Cayman, 577,900 shares by SSF Private Equity, and 315, 800 shares by SSF Tech.

(9)	Mr. William L. Edwards is the president of Palo Alto Investor LLC (“Palo Alto”), an entity acting as an investment manager and investment adviser to numerous individuals, trusts and partnerships, and or investment sub-adviser. Shares reflected includes 9,200 shares and immediately exercisable warrants for the purchase of 1,380 shares held by the Cree & Jennifer Edwards Family Trust (“Edwards Family Trust”), 6,300 shares and immediately exercisable warrants for the purchase of 945 shares held by the William H. Draper, III Revocable Trust (“Draper Trust”), 10,600 shares and immediately exercisable warrants for the purchase of 1,590 shares held by Fred M. Gibbons (“Gibbons”), 214,700 shares and immediately exercisable warrants for the purchase of 32,205 shares held by Micro Cap Partners, L.P. (“MC Partners”), 9,200 shares and immediately exercisable warrants for the purchase of 1,380 shares held by the Paul C Edwards and 36,000 shares and immediately exercisable warrants for the purchase of 5,400 shares held by the William C. Edwards Revocable Trust, U/ A 9/22/88 (“Edwards Revocable Trust”). Palo Alto Investors, Inc. is the manager of Palo Alto Investors, LLC. William L. Edwards is the controlling shareholder of Palo Alto Investors, Inc. Palo Alto Investors, LLC is the general partner of Micro Cap Partners, L.P., an investment limited partnership.

(10)	See note 9. Additional shares include 1,110,843 shares and immediately exercisable warrants for the purchase of 210,000 shares of Superconductor stock received in the merger in exchange for shares held in Conductus and an aggregate of 1,378,948 shares acquired in Superconductor’s financing as follows: 1,052,632 shares by MC Partners, 26,300 shares by the Edwards Family Trust, 16,000 shares by the Draper Trust, 26,800 shares by Fred M. Gibbons, 26,300 shares by Paul C. Edwards, 49,500 shares by UBTI Free, L.P. and 181,416 shares by the Edwards Revocable Trust.

(11)	Includes 6,785 shares to be held by AMA84, and 48,000 shares issuable upon exercise of immediately exercisable warrants held by Alloy98, to be delivered in the merger in exchange for current holdings in Conductus. Additional shares include shares acquired in Superconductor’s financing as follows: 6,810,844 shares by Alloy Ventures 2002, L.P., 183,893 shares by Alloy Partners 2002, L.P.

(12)	All shares are issuable upon the exercise of stock options that are exercisable within 60 days of October 22, 2002.

(13)	Includes 17,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of October 22, 2002.

(14)	Includes 59,471 shares issuable upon the exercise of stock options that are exercisable within 60 days of October 22, 2002.

(15)	Includes 71,305 shares issuable upon the exercise of stock options that are exercisable within 60 days of October 22, 2002.

(16)	Includes 28,500 shares issuable upon the exercise of stock options that are exercisable within 60 days of October 22, 2002.

(17)	Includes 32,500 shares issuable upon the exercise of stock options that are exercisable within 60 days of October 22, 2002.

(18)	Includes 203,813 shares issuable upon the exercise of stock options that are exercisable within 60 days of October 22, 2002.

(19)	Mr. Shalvoy is currently the Chief Executive Officer of Conductus and, after the merger, will become the President of the Conductus subsidiary and an Executive Vice President of Superconductor. On a pro forma basis, after giving effect to the exchange of Conductus stock for Superconductor stock in the merger, Mr. Shalvoy will hold 152,046 shares in the Shalvoy Family Trust, including 151,761 shares pledged as security on promissory notes; 7,560 shares held in trust for minor children; and 192,655 shares held in the form of immediately exercisable options.

(20)	Mr. Kaplan is a director of Conductus who will become a director of Superconductor as a condition to the merger. On a pro forma basis after giving effect to the exchange of Conductus stock for Superconductor stock, Mr. Kaplan will hold 1,500 shares in trust for minor children, 1,200 shares will be held by his spouse and 46,200 shares in the form of immediately exercisable options.

(21)	Mr. Short is a director of Conductus who will become a director of Superconductor as a condition to the merger. Share total is on a pro-forma basis after giving effect to the exchange ratio applied to the assumption of options in the merger. Mr. Short’s shares are all be in the form of immediately exercisable options.

(22)	Mr. Majteles does not currently own shares. Although Mr. Majteles will be the appointee to the board of directors by the Special Situations Funds, he disclaims beneficial ownership of the shares held by the Special Situations Funds, except as a participant in any fund.

(23)	Includes 37,500 shares issuable upon the exercise of stock options that are exercisable within 60 days of October 22, 2002.

(24)	Includes 48,540 shares issuable upon the exercise of stock options that are exercisable within 60 days of October 22, 2002.

(25)	Includes 91,797 shares issuable upon the exercise of stock options that are exercisable within 60 days of October 22, 2002.

(26)	Actual ownership column reflects 12 persons, pro forma column reflects 16 persons since it includes four persons to be appointed as directors. See footnotes (12)-(25). Includes 909,104 shares and 1,083,059 shares of actual ownership and pro forma ownership respectively, issuable upon exercise of stock options held by executive officers and directors that are exercisable within 60 days of October 22, 2002.

CERTAIN TRANSACTIONS

      Superconductor made a 5-year, interest-free loan of $150,000 to Mr. Thomas, Superconductor’s Chief Executive Officer, in connection with his compensation during 2001. The loan is secured by shares of Superconductor’s common stock and options to purchase shares of Superconductor’s common stock. The loan will be forgiven if the Superconductor terminates Mr. Thomas without cause as defined in his employment agreement.

      Conductus made two loans to Mr. Shalvoy, Conductus’ President and Chief Executive Officer, in connection with his compensation during 2002 and 2001. The outstanding principal balance of $820,244 plus any accrued interest on his two loans with Conductus, which are otherwise scheduled to be paid in full in December 2005 and August 2006, shall become due and payable upon Mr. Shalvoy’s termination of employment under his new change in control agreement with Conductus.

CONDUCTUS SELECTED HISTORICAL FINANCIAL DATA

      The following selected financial data should be read in conjunction with both the financial statements and accompanying notes and “Conductus Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The statement of operations data for the years ended December 31, 1999, 2000 and 2001 and the balance sheet data at December 31, 2000 and 2001 are derived from and are qualified by reference to, the audited financial statements included elsewhere in this proxy statement/ prospectus. The statement of operations data for the years ended December 31, 1997 and 1998, and the balance sheet data at December 31, 1997, 1998 and 1999, are derived from audited financial statements not included in this proxy statement/ prospectus. The selected historical financial information for the nine-month periods ended September 30, 2002 and 2001 are derived from Conductus unaudited financial statements and in the opinion of management reflect all adjustments necessary for the fair presentation of the unaudited historical financial information. The net loss attributable to common stockholders for the year ended December 31, 2000, includes a cumulative effect adjustment to record an additional deemed dividend on preferred stock of $2,239,000 relating to Series C preferred stock. Additionally, the basic and diluted net loss per common share and the shares used in per share calculations were computed on the basis described in Note 2 of Notes to Conductus Financial Statements attached hereto. The results of operations for the year ended December 31, 2001, or any other period, are not necessarily indicative of future results.

	Nine Months Ended
	September 30,		Years Ended December 31,

	2002	2001	2001	2000	1999	1998	1997

	(in thousands, except per share data)
Statement of Operations Data:
Revenues:
Product	$2,320	$1,997	$2,595	$522	$872	$991	$2,188
Contract	2,523	2,854	4,029	1,496	1,915	3,698	7,266
License and other	—	—	—	—	5,011	—	—

Total revenue	4,843	4,851	6,624	2,018	7,798	4,689	9,454
Cost of product revenues	5,968	7,754	9,394	4,993	2,508	2,685	1,845
Research and development expenses	6,360	6,668	8,666	5,507	4,430	5,621	10,626
Selling, general and administrative expenses	6,513	5,384	7,076	5,679	3,976	3,515	4,330
Write off of property and equipment and other expenses	—	—	—	—	—	—	152

Loss from operations	(13,998)	(14,955)	(18,512)	(14,161)	(3,116)	(7,132)	(7,499)

Net loss attributable to common stockholders	$(13,894)	$(14,488)	$(17,997)	$(23,248)	$(4,070)	$(7,829)	$(7,543)

Basic and diluted net loss per common share attributable to common stockholders	$(0.65)	$(0.84)	$(1.03)	$(1.75)	$(0.57)	$(1.10)	$(1.09)

Shares used in per share calculations	21,352	17,150	17,552	13,283	7,155	7,088	6,897

	As of	As of December 31,
	September 30,
	2002	2001	2000	1999	1998	1997

	(in thousands)
Balance Sheet Data:
Cash and investments	$2,535	$6,897	$15,167	$14,078	$2,888	$3,168
Working capital	2,994	9,429	15,747	13,684	2,656	1,822
Total assets	9,973	16,226	22,383	18,597	7,035	8,762
Long-term debt, less current portion	66	205	—	596	1,341	310
Total liabilities	3,647	3,008	3,597	3,944	3,671	4,460
Redeemable preferred stock	—	—	—	10,778	5,683	—
Stockholders’ equity (deficit)	6,326	13,218	18,786	3,875	(2,320)	4,301

CONDUCTUS MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis should be read in conjunction with “Conductus Selected Historical Financial Data” and the financial statements and notes thereto contained elsewhere in this proxy statement/ prospectus. The discussion in the proxy statement/ prospectus contains certain forward-looking statements that involve risks and uncertainties. The cautionary statements made in this proxy statement/ prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this proxy statement/ prospectus. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include those discussed in “Risk Factors” and “Business of Conductus” as well as those discussed elsewhere in this proxy statement/ prospectus.

Overview

      Conductus develops, manufactures and markets electronic components and systems based on superconductors for applications in the worldwide wireless telecommunications market. Conductus’ products use high-temperature superconductor technology, which has significant potential performance advantages over products based on competing materials such as copper. These advantages include enhanced sensitivity, efficiency, speed and operating frequency, as well as reduced power consumption, size, weight and cost. Conductus’ primary commercial product is its line of ClearSite® front-end receiver systems for cellular and personal communication services cell sites. These products may significantly enhance the services provided by wireless network operators. Taking advantage of the unique properties of high-temperature superconductor materials, ClearSite products can provide significant benefits in base station performance, including coverage enhancement, reduced interference, increased capacity and enhanced bandwidth. They can also reduce the size of the filter components required and enable network service providers and original equipment manufacturers to deploy new, and enhance existing, analog and digital cellular systems for increasingly demanding carrier network environments.

      Conductus’ ClearSite products are designed for use with TDMA, CDMA, GSM and analog base stations. They may be installed as part of a new base station, or as a retrofit for existing base stations. In 2001, Conductus introduced its ClearSite 2100 line of front-end receiver systems. ClearSite 2100 systems are available in both omni and three-sector configurations, and can be retrofitted into existing cell sites resulting in immediate performance improvements, or can be deployed in new network build outs. In 2002, Conductus introduced its ClearSite 2300 Metro line of front-end receiver systems, which incorporates higher performance filtering capabilities specifically designed to address the needs of the urban market.

      In addition to Conductus’ products for the wireless communications infrastructure market, Conductus designs, manufactures and sells products for the government market. These specialized products use many of the same technologies used in Conductus’ commercial products and, thus, complement its commercial product line.

      A significant part of Conductus’ revenues are derived from government research and development contracts. Many of these contracts are under programs calling for basic research of potentially broad application. Conductus expects that this research may result in improvement of existing products (for example, with materials improvement, cryogenic technology or improved filter design or tuning performance) or possibly provide the basis for future products. Conductus retains ownership of technology developed under these government contracts. The government obtains a perpetual, royalty-free license to use the technology for government purposes. Typically under these contracts, the government has the right to terminate the contract for convenience.

      As of September 30, 2002, Conductus had accumulated losses of approximately $103,807,000 and expects to incur significant additional losses during the remainder of 2002. Conductus, alone or with collaborative partners, must successfully develop, manufacture, introduce and market its potential products in order to achieve profitability. Though Conductus’ product line is commercially available and generates material sales, Conductus does not expect to recognize revenues equal to or greater than its costs and expenses until it achieves significantly larger sales volume and successfully reduces costs of the products.

Critical Accounting Policies and Estimates

     General

      Discussion and analysis of Conductus’ financial condition and results of operations are based upon Conductus’ financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires Conductus to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, Conductus evaluates estimates, including those related to revenue, contracts, inventories, contingencies and litigation. Estimates are based on historical experience and on various other assumptions that Conductus believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

      Conductus believes the following critical accounting policies affect Conductus’ more significant judgments and estimates used in the preparation of its financial statements:

     Revenue Recognition

      Conductus’ revenue recognition policy is significant because Conductus’ revenue is a key component of Conductus’ results of operations. Conductus follows very specific and detailed guidelines in measuring revenue; however, certain judgments affect the application of its revenue policy. Revenue results are difficult to predict, and any shortfall in revenues or delay in recognizing revenues could cause Conductus’ operating results to vary significantly from quarter to quarter.

      Conductus recognizes revenues upon the shipment of its products to the customer provided that Conductus has received a purchase order, the price is fixed, title has transferred, collection of the resulting receivable is probable and there are no remaining obligations. Conductus provides for future returns and warranty claims based on historical experience at the time revenues are recognized.

      When Conductus issues warrants or other equity instruments in connection with sales transactions, the fair value of the equity instrument, as calculated using the Black-Scholes option pricing model, is treated as a reduction in the amount of revenues recognized in the period, unless the reduction results in negative revenues for that specific customer on a cumulative basis, in which case the remainder, if any, increases cost of goods sold in Conductus’ financial statements.

     Research and Development Contracts

      Conductus has entered into contracts to perform research and development for the U.S. government. Revenues from these contracts are recognized utilizing the percentage-of-completion method measured by the relationship of costs incurred to total contract costs. Estimates of costs-to-complete on contracts are based on significant management judgments including assessing the progress of the contract and estimating remaining tasks and associated costs. Conductus has experienced managers who prepare these estimates, which are subject to review. Management assessments of costs to complete determine the amount of revenue and profit (or loss) that Conductus recognizes in an accounting period. Accordingly, actual revenue and profit or loss may differ materially from its estimates with different conditions or assumptions. Historically, Conductus has not incurred significant unexpected contract losses.

      Cost of U.S. government contract revenues for the nine months ended September 30, 2002 and 2001 was $4,459,000 and $5,189,000, respectively, allocated between research and development, and selling, general and administrative expenses. Cost of U.S. government contract revenues for the years ended December 31, 2001, 2000 and 1999, was $6,939,000, $1,920,000 and $2,478,000, respectively. Costs include direct engineering and development costs and applicable overhead. Conductus accrues contract losses when they become reasonably estimable.

     Inventories

      Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market. Conductus validates its perpetual inventory balances against a quarterly physical count making adjustments to the perpetual balance as necessary. Conductus writes down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required. Appropriate consideration is given to obsolescence, excessive levels, deterioration and other factors in evaluating net realizable value.

     Litigation

      On July 17, 2001, ISCO International, Inc. (“ISCO”) filed a complaint in the United District Court for the District of Delaware against Conductus, alleging that Conductus’ current base station front-end systems containing cryogenically cooled superconducting filters infringe ISCO’s U.S. Patent No. 6,263,215, entitled “Cryoelectronically Cooled Receiver Front End for Mobile Radio Systems,” which was issued on July 17, 2001. On September 17, 2001, ISCO amended its complaint to allege willful infringement and to seek treble damages for the alleged infringement. The complaint seeks injunctive relief and damages for infringement. Conductus has denied infringement, denied that the patent is valid and alleged that the patent was procured through inequitable conduct. Conductus has filed counterclaims seeking declarations of invalidity and non-infringement and damages for unfair competition. Conductus believes that ISCO’s claims are without merit and is defending itself vigorously.

      On March 26, 2002, ISCO attempted to add claims of infringement of two additional patents to its complaint by way of an amended Answer and Counterclaim. U.S. Patent No. 6,203,340 for “Cryoelectronic Receiver Front End For Mobile Radio Systems,” issued March 20, 2001, and U.S. Patent No. 6,104,934 for “Cryogenic Receiver Front End,” issued August 15, 2000, direct their claims to tower-mounted applications of cryogenic receiver front-end systems. Both Conductus and the co-defendant, Superconductor, objected to the addition of the new claims and asked the court to strike or dismiss them.

      On April 17, 2002, the court dismissed the additional claims. The effect of this dismissal is that the litigation will proceed on its original schedule, and will not address claims directed to the additional patents.

      The trial is scheduled to start March 17, 2003. The parties completed fact discovery on June 28, 2002, and filed dispositive motions in July. The judge held a “Markman hearing” on October 15, 2002. On October 30, the Court issued its “Markman” order concerning the scope and meaning of the claims in this case. After review of the ruling, Conductus believes that its position remains strong. Motions for summary judgment are pending. The parties expect to complete expert discovery by December 23, 2002.

      An adverse outcome in the pending litigation, or in litigation of other intellectual property claims could subject Conductus to significant liabilities or require it to cease using such technology. The cost of defending a patent lawsuit will likely constitute a major financial burden for Conductus. As the litigation is in an initial stage, Conductus is not able at this time to estimate the possibility of loss or range of loss, if any that might result. While the outcome of this claim cannot be predicted with certainty, Conductus does not believe that the outcome will have a material adverse effect on Conductus’ financial position, results of operations or cash flows.

Results of Operations

     Comparison of Quarter and Nine Months Ended September 30, 2002 and 2001

     Total Revenues

      Total revenues consist of contract and product revenues. Substantially all product sales comprise sales of superconductive products. Total revenues decreased by 32% to $1,282,000 for the quarter ended Septem-

ber 30, 2002, from $1,873,000 in the comparable period of 2001. Total revenues for the nine months ended September 30, 2002 were $4,843,000, which compares with $4,851,000 in the comparable period of 2001.

     Product Revenues

      Product revenues for the quarter ended September 30, 2002 decreased by 51% to $341,000, compared to product revenues of $703,000 for the comparable period of 2001. This decrease in product revenues during the quarter from the comparable period of 2001 was the result of a decrease in governmental product shipments partially offset by an increase in revenues related to commercial product shipments. For the nine months ended September 30, 2002, product revenues increased by 16% to $2,320,000 from $1,997,000 for the comparable period of 2001. The increase in product revenues for the first nine months of 2002 is primarily due to increased commercial unit shipments under one major contract during the comparison periods. Product revenues for the quarter ended September 30, 2002 and 2001 were offset by non-cash sales discounts in the amount of $0 and $4,000, respectively. The non-cash sales discounts related to the fair market value of 2,240 and 2,800 warrants, which vested during the third quarter of 2002 and 2001, respectively. Product revenues for the nine months ended September 30, 2002 and 2001 were offset by non-cash sales discounts in the amount of $5,000 and $115,000, respectively. The non-cash sales discounts related to the fair market value of 58,220 and 45,380 warrants, which vested during the first nine months of 2002 and 2001, respectively.

     Contract Revenues

      Contract revenues for the quarter ended September 30, 2002 decreased by 20% to $941,000, compared to $1,170,000 for the third quarter of 2001. For the nine months ended September 30, 2002, contract revenues decreased by 12% to $2,523,000, compared to $2,854,000 for the comparable period of 2001. The decrease in contract revenues during the comparison periods was due primarily to delays in the start dates of anticipated new contracts.

     Cost of Product Sales

      Cost of product revenues was primarily composed of costs of products related to Conductus’ wireless telecommunications products. Cost of product revenues decreased by 44% or $1,338,000 to $1,711,000 for the quarter ended September 30, 2002, compared to $3,049,000 for the comparable period of 2001 and represented 133% and 163% of total revenues, respectively. Cost of product revenues decreased 23% to $5,968,000 for the first nine months of 2002, compared to $7,754,000 for the comparable period of 2001 and represented 123% and 160% of total revenues, respectively. The decrease in the cost of product revenues as a percentage of total revenues was primarily due to a decrease in indirect manufacturing spending. This decrease was partially offset by charges of approximately $608,000 and $1,189,000 recorded for the three and nine months ended September 30, 2002, related to a write-off of excess and obsolete inventory and direct material purchases. Conductus expects product costs, as a percentage of total revenues, to decrease and margins to improve as a result of various cost cutting measures it has implemented, including a reduction in headcount, supply purchases and travel expense. However, Conductus cannot assure you that margins will improve in the future.

     Research and Development Expenses

      Research and development expenses include both externally and internally funded projects. Research and development expenses increased by 1% to $2,232,000 in the quarter ended September 30, 2002, compared to $2,212,000 in the comparable period of the prior year. Research and development represented 174% and 118% of total revenues in the quarters ended September 30, 2002 and 2001, respectively. For the nine months ended September 30, 2002 research and development expenses decreased by 5% to $6,360,000 from $6,668,000 in the nine months ended September 30, 2001. Research and development expenses as a percentage of total revenues for the nine months ended September 30, 2002 and 2001 were 131% and 137%, respectively. The increase in research and development expenses for the quarter ended September 30, 2002 when compared to the quarter ended September 30, 2001 was due to an increase in spending on capital equipment purchases for externally funded research and development contracts of $77,000, other outside services primarily related to new product design of $167,000 and contract labor of $26,000. These increases were partially offset by decreases in spending on recruiting and relocation of $74,000, personnel costs of $28,000, travel of $15,000, rental of equipment of $15,000 and on materials for externally funded research and development contracts of $100,000. The increase in research and development expenses as a percentage of total revenues for the three months ended September 30, 2002, when compared to the three months ended September 30, 2001, was primarily due to the decrease in revenues during the comparison periods. The decrease in research and development expenses for the nine months ended September 30, 2002, when compared to the nine months ended September 30, 2001, was primarily due to a decrease in spending on recruiting and relocation of $305,000 and a decrease in spending on sub-contractors and materials for externally funded research and development contracts of $165,000 and $128,000, respectively, partially offset by increases in personnel costs of $157,000, due to increased average headcount and outside services primarily related to new product design of $151,000. The decrease in research and development expenses as a percentage of total revenues for the nine months ended September 30, 2002, when compared to 2001, was primarily due to the decrease in research and development spending. Conductus expects to reduce its research and development spending during the remainder of 2002 as a result of various cost-cutting measures it has implemented, including a reduction in headcount, supply purchases and travel expense, and, as a result, anticipates decreases in research and development expenses compared to the prior year. However, there can be no assurance that Conductus will be successful in its research and development cost reduction efforts.

     Selling, General and Administrative Expenses

      Selling, general and administrative expenses include costs associated with marketing, sales, and various administrative activities. Selling, general and administrative expenses increased by 6% to $2,022,000 from $1,901,000 in the quarters ended September 30, 2002 and 2001, respectively, and by 21% to $6,513,000 from $5,384,000 for the nine months ended September 30, 2002 and 2001, respectively. Selling, general and administrative expenses as a percentage of total revenues for the quarters ended September 30, 2002 and 2001 were 158% and 101%, respectively, and 134% and 111% for the nine months ended September 30, 2002 and 2001, respectively. The increase in spending for the three and nine months ended September 30, 2002, compared to the same periods in the prior year, both as a percent of revenues and in dollars, was primarily due to $590,000 and $1,890,000 in legal expenses related to the ISCO International litigation incurred in the three and nine months ended September 30, 2002, respectively. This represented an increase in legal expenses of $372,000 and $1,690,000 for the three and nine months ended September 30, 2002, respectively, when compared to the same periods in the prior year and was partially offset by decreases in other outside services of $146,000 and $152,000, recruiting and relocation expenses of $1,000 and $181,000, and personnel related expenses of $124,000 and $208,000 for three and nine months ended September 30, 2002, respectively. Conductus expects to continue to incur significant legal costs related to the ISCO International, Inc. patent litigation during the remainder of 2002 and, with the exception of legal spending, Conductus expects to reduce sales, marketing, general and administrative spending during the remainder of 2002 as a result of various cost cutting measures Conductus has implemented, including reductions in headcount, supply purchases and travel expense. However, there can be no assurance that Conductus will be successful in its selling, general and administrative cost reduction efforts.

     Interest and Other Income

      Interest and other income was $51,000 and $140,000 for the three months ended September 30, 2002 and 2001, respectively. For the nine months ended September 30, 2002 and 2001, interest and other income was $178,000 and $566,000, respectively. The decrease in interest income was primarily the result of lower average cash balances in 2002 compared to 2001.

     Interest Charges

      Interest expense was $24,000 and $26,000 for the three months ended September 30, 2002 and 2001, respectively. For the nine months ended September 30, 2002 and 2001, interest expense was $74,000 and $99,000, respectively. Interest expense related primarily to Conductus’ loan from a leasing company. The decrease in interest expense was primarily the result of lower average debt levels during the comparison periods.

     Inflation

      Conductus does not believe that inflation has had a material effect on its financial condition or results of operations to date.

     Comparison of Years Ended December 31, 1999, 2000 and 2001

     Total Revenues

      Total revenues for 1999, 2000 and 2001, were $7,798,000, $2,018,000 and $6,624,000, respectively, and consisted primarily of contract revenues and product revenues except for 1999, when Conductus also recognized $5,000,000 of license revenues. The decrease in total net revenues in 2000 compared to 1999 was primarily related to the impact of the license revenues in 1999 and, to a lesser extent, a $769,000 decrease in revenues from the sale of products and government contract activities. The increase in total revenues in 2001 compared to 2000 was the result of increases of $2,533,000 and $2,073,000 in government contract revenues and product revenues, respectively.

     Product Revenues

      Product revenues primarily consist of revenues related to the sale of Conductus’ commercial and government wireless products. Product revenues as a percentage of total net revenues was approximately 11%, 26% and 39% in 1999, 2000 and 2001, respectively. Product revenues increased to $2,595,000 in 2001 from $522,000 in 2000. This increase was due to an increase in both government and commercial product shipments during 2001 compared to 2000. The decrease in product revenues to $522,000 in 2000 from $872,000 in 1999 was related primarily to a decrease in revenues from the shipment of government wireless products and, to a lesser extent, a decrease in revenues from shipments of discontinued products that did not relate to Conductus’ target market, including sales of magnetic sensing systems and other products.

      Product revenues in 2001 and 2000 was offset by non-cash sales discounts of $115,000 and $138,000 related to the fair value of 45,380 and 17,660 warrants, which vested during 2001 and 2000, respectively. These warrants were issued to Dobson Communications as part of a two-year purchase agreement. Under the terms of the agreement, Conductus issued a warrant to purchase up to 500,000 shares of common stock at $13.43 per share, which vests based on the amount of product purchased by Dobson. The fair value of the warrants, as calculated using the Black-Scholes option pricing model, is treated as a reduction in the amount of revenue recognized in the period, unless the reduction results in negative revenue for that specific customer on a cumulative basis, in which case the remainder, if any, increases cost of goods sold in Conductus’ financial statements.

     Contract Revenues

      Contract revenues consist of revenue pursuant to U.S. government research and development contracts. Contract revenue increased to $4,029,000 in 2001 from $1,496,000 in 2000 and from $1,915,000 in 1999. The increase in contract revenues in 2001 was primarily due to an increase in activity related to new contracts, which were awarded in late 2000 and early 2001. The decrease in contract revenue during 2000 was primarily the result of a change in Conductus’ business strategy to focus exclusively on contracts relating to its wireless telecommunications business and, therefore, beginning in 1998, Conductus did not continue to seek additional contracts related to superconductive technologies outside of the wireless telecommunications market. Additionally, the decrease in 2000 compared to 1999 was the result of the completion of several contracts and delays in the anticipated start date of new contracts in 2000.

     Cost of Product Revenues

      The cost of product revenues is primarily composed of costs of products related to Conductus’ wireless telecommunications products. Cost of product revenues were $2,508,000, $4,993,000 and $9,394,000 for 1999, 2000 and 2001, respectively, and resulted in negative product margins of (188%), (857%) and (262%) for 1999, 2000 and 2001, respectively. These negative product margins result primarily from the relatively low volume of product sales compared to overhead and other period costs. The improvement in 2001 product margins when compared to 2000 was primarily due to the increased volume of shipments in 2001 when compared to 2000 partially offset by a $996,000 write down of excess and obsolete inventory and an increase in costs and expenses related to the development of the company’s infrastructure necessary to meet future demand. During 2001, Conductus purchased approximately $4,527,000 of inventory to support Conductus’ projected sales during 2001 and 2002 and to secure volume discounts. Should actual sales for 2001 be less than Conductus’ projections, the carrying value of inventory may be adversely affected. The decrease in product margins during 2000 compared to 1999 was primarily due to increases in overhead and other period costs associated with Conductus’ efforts to increase manufacturing capacity for Conductus’ wireless communications products.

     Research and Development Expenses

      Research and development expenses include the cost of both research and development funded through government contracts and research and development funded by Conductus. Research and development expenses were $4,430,000, $5,507,000 and $8,666,000 and represented 57%, 273% and 131% of Conductus’ total net revenue in 1999, 2000 and 2001, respectively. The increase from 2000 to 2001 was primarily related to an increase in spending on externally funded research and development contracts as well as an increase in headcount and other costs to support internally funded projects related to new product development. The increase from 1999 to 2000 was primarily related to the impact of increased spending on new wireless communication and development activities partially offset by decreases in spending on contract-related activities during the comparison periods.

     Selling, General and Administrative Expenses

      Selling, general and administrative expenses include costs associated with marketing, sales, and various administrative activities. Selling, general and administrative expenses were $3,976,000, $5,679,000 and $7,076,000 and represented 51%, 281% and 107% of Conductus’ total net revenues in 1999, 2000 and 2001, respectively. The increase in spending in 2001 when compared to 2000 was primarily the result of an increase in personnel related costs, legal expense associated with the ISCO International, Inc. patent suit and to a lesser extent recruiting, travel, tradeshow, and insurance expenses. The increase in spending in 2000 compared to 1999 was primarily the result of an increase in sales and sales support personnel and the appointments of a distributor for the Taiwan market and a representative for the Korean markets, as well as increases in sales, marketing, legal and other administrative costs. The changes in the level of sales expense as a percentage of revenue was primarily related to the change in total revenue during the comparison periods and, to a lesser extent, the increase in the level of spending.

     Interest and Other Income

      Interest income was $89,000, $1,361,000 and $575,000 in 1999, 2000 and 2001, respectively. The changes in the levels of interest income during the comparison periods were primarily due to changes in average cash balances and, to a lesser extent, interest rate movements during the comparison periods. Other income was $30,000, $112,000 and $82,000 in 1999, 2000 and 2001, respectively. This primarily related to the sale of equipment that Conductus no longer needed.

     Interest Charges

      Interest charges related primarily to Conductus’ loan from a leasing company. Interest expense was $339,000, $231,000 and $142,000 in 1999, 2000 and 2001, respectively. The decrease in interest expense in each period was primarily the result of lower average debt levels and, to a lesser extent, interest rate movements during the comparison periods. Interest expense includes payments related to the outstanding loan from a leasing company and the amortization of the value of warrants issued to the leasing companies.

     Income Tax Liability

      As a result of incurring losses, Conductus has not incurred any income tax liability. Conductus has established a valuation allowance against its deferred tax assets and reviews this allowance on a periodic basis. At such time that Conductus believes that it is more likely than not that the deferred tax asset will be realized, the valuation allowance will be reduced.

     Inflation

      Conductus does not believe that inflation has had a material effect on its financial condition or results of operations during the past three fiscal years.

Liquidity and Capital Resources

      Conductus has financed its operations since 1998 primarily through equity transactions and commercial arrangements. These transactions include the following:

      In September 1998, Conductus issued a total of 2,461,227 shares of Series B preferred stock convertible into the same number of shares of common stock, and issued warrants to purchase 492,242 shares of common stock, for total proceeds, net of issuance costs, of $6,344,000. Conductus allocated the net proceeds based on their relative fair value. Accordingly, Conductus allocated $5,572,000 to preferred stock, $772,000 to warrants and $222,000 to the beneficial conversion feature. The beneficial conversion feature was amortized over six months, which is the minimum beneficial conversion period. As of December 31, 2000, all of the Series B preferred shares had been converted to common stock. See Note 8 of “Notes to Financial Statements.”

      In January and February 2000, the Series B preferred stock and accrued dividends were converted into common stock. During the year ended December 31, 2000, 358,535 Series B warrants were exercised for 358,535 shares of Conductus’ common stock for net proceeds of approximately $260,000.

      In May 1999, Conductus entered into a definitive agreement with General Dynamics Information Systems, Inc. (“GDIS”) to license its high-temperature superconductor electronics and cryoelectronics technology. Under the license agreement, GDIS acquired rights to Conductus’ high-temperature superconductor thin-film technology and other intellectual property for $5,000,000 plus future royalties and has certain rights to use and sell this technology for use in the U.S. government or state, local and foreign government markets, as defined under the agreement. Conductus also entered into a Cross-License, Supply and Training Agreement with GDIS under which Conductus agreed to cross-license updates, if any, to the licensed technology developed by either party. Additionally, Conductus agreed to provide product and training to GDIS in exchange for payment at standard commercial rates from GDIS. As a result of this transaction, Conductus recognized revenue of $5,000,000 for the year ended December 31, 1999. Upon execution of the agreement, GDIS made an immediate payment to Conductus of $2,900,000. In addition, GDIS paid Conductus 12 monthly payments of $175,000 beginning in July 1999. Subsequent to the original transaction, the General Dynamics business unit with whom Conductus works was transferred to General Dynamics Electronic Systems (“GDES”) and the agreement was assigned to the successor organization.

      In December 1999, Conductus issued a total of 375,000 shares of Series C preferred stock convertible into 3,750,000 shares of common stock, and issued warrants to purchase 750,000 shares of common stock, for a total, net of issuance costs, of $14,906,000. Conductus allocated the net proceeds based on their relative fair value. Accordingly Conductus allocated $4,856,000 to preferred stock, $2,239,000 to warrants and $7,812,000 to the beneficial conversion feature. The beneficial conversion feature was amortized over six months, which is the minimum beneficial conversion period. Conductus recorded as a deemed dividend an expense of $2,790,000 and $4,836,000, in the quarters ended March 31, 2000 and June 30, 2000, respectively. Conductus also recorded an additional deemed dividend of $2,239,000 relating to Series C preferred stock as a cumulative effect adjustment in the fourth quarter of 2000 to account for a change in accounting guidance.

      In July 2000, all of the Series C preferred stock was converted into common stock. A total of $502,000 in accrued dividends was paid during the year ended December 31, 2000. During the year ended December 31, 2000, 331,793 Series C warrants were exercised for 331,793 shares of Conductus’ common stock for net proceeds of approximately $1,311,000. See Note 8 of “Notes to Financial Statements.”

      In January 2000, Conductus issued 1,000,000 shares of common stock in a private placement for net proceeds of $13,629,000.

      In June 2001, Conductus completed a private placement of 2,556,000 shares of common stock at a price of $5.00 per share. After deducting commissions and expenses Conductus received proceeds of $11,941,000.

      Net cash used in operations was $11,031,000, $14,683,000, $18,730,000, $12,429,000 and $2,634,000 for the nine month periods ended September 30, 2002 and 2001 and the fiscal years 2001, 2000 and 1999, respectively. The decrease in cash used in operations during the nine months ended September 30, 2002 from the comparable period of the prior year was primarily the result of a decrease in inventory levels in 2002 compared to an increase in the level of inventory in the comparable period in 2001. Net cash used in operations was primarily the result of the net loss of $13,894,000 and an increase in prepaid expenses and other current assets of $191,000, partially offset by decreases in accounts receivable and inventories and increases in accounts payable and other accrued liabilities of $213,000, $1,290,000 and $763,000, respectively, and the effect of non-cash charges of $788,000 for depreciation, amortization, gain on the disposal of equipment and warrants vesting upon commercial product sales during the first nine months of 2002. Conductus anticipates that it will incur significant additional net losses during the remainder of 2002. As a result, Conductus anticipates the use of additional cash in operating activities during the remainder of 2002. Conductus purchased inventory during the first nine months of 2002 to support its projected 2002 sales. The increase in accounts payable and other accrued liabilities is principally a result of legal expenses related to the ISCO International, Inc. patent litigation and, to a lesser extent, inventory purchases. Should actual sales for the remainder of 2002 be less than Conductus’ projections, the carrying value of inventory may be adversely affected. The increase in cash used in operations in the comparison periods from 1999 to 2000 and from 2000 to 2001 was primarily the result of the increase in net loss during the comparison periods and, to a lesser extent, increases in the levels of inventory. Conductus anticipates that it will incur significant additional net losses during the remainder of 2002 and as a result, Conductus anticipates an increase in the use of cash in operating activities during the remainder of 2002.

      Net cash provided by investing activities during the nine months ended September 30, 2002 was $2,043,000 compared to $4,077,000 for the comparable period of 2001. The net cash provided by investing activities for the period ended September 30, 2002 primarily related to proceeds from sales of short-term investments during the period of $2,250,000, partially offset by investments in additional property and equipment of $216,000. The net cash provided by investing activities during the nine months ended September 30, 2001 was primarily related to the proceeds from sales of short-term investments during the period, partially offset by investments in additional property and equipment of $1,277,000. In 2001, net cash provided by investing activities was $4,167,000. The change in cash provided by investing activities from the prior year was primarily due to the maturity of short-term investments partially offset by the acquisition of equipment for and the build out of Conductus’ manufacturing facility. Net cash used in investing activities was $1,081,000 in 1999 and $7,721,000 in 2000. The change in net cash used during 2000 was primarily due to higher purchases of short-term investments. In addition, capital expenditures increased significantly in 2000 compared to 1999 levels due primarily to the purchase of manufacturing and engineering equipment. Total cost of property and equipment purchased during the first nine months of 2002 was approximately $216,000 and Conductus does not anticipate significant spending on capital or expenditures during the balance of the year.

      Net cash provided by financing activities was $6,872,000, $11,431,000, $11,562,000, $15,395,000 and $14,125,000 for the nine month periods ended September 30, 2002 and 2001 and fiscal years 2001, 2000 and 1999, respectively. The net cash provided by financing activities for the nine month period ended Septem-

ber 30, 2002 was primarily the result of the issuance of 3,650,000 shares of common stock for $7,300,000 in a private placement at $2.00 per share in March 2002, partially offset by principal payments on long-term debt of $125,000. In connection with the financing, Conductus also issued warrants to purchase an additional 1,825,000 shares of its common stock at an exercise price of $2.75 per share. The net cash provided by financing activities in both the nine month period ended September 30, 2001 and for the entire year 2001 was primarily the result of the issuance of 2,556,000 shares of common stock in a private placement in June 2001, partially offset by payments on long-term debt. The net cash provided by financing activities in 2000 was primarily the result of the issuance of 1,000,000 shares of common stock in a financing transaction in January 2000 and to a lesser extent, the receipt of proceeds related to the exercise of Series B and Series C warrants, partially offset by dividend payments on Series C preferred stock as well as principal payments on long-term debt. Net cash provided by financing activities in 1999 was primarily attributable to the issuance of Series C preferred stock and related warrants, partially offset by principal payments on long-term debt.

      All of Conductus’ credit facilities contain financial, reporting and other covenants, which Conductus is required to satisfy. Conductus cannot assure you that if it defaults on any of such covenants, it could obtain a waiver of the default from the lender. In the event of default on any of these covenants, the party providing the financing under the applicable credit facility would not be obligated to advance further amounts to Conductus under that facility, the entire amount outstanding, if any, under that facility could be declared to be immediately due and payable, and the party providing the financing under the applicable credit facility could exercise its legal remedies against those assets that are collateral for that facility.

      To date, Conductus has received limited revenue from product sales. The continued development of Conductus’ products will require a commitment of substantial funds to conduct further research and development and testing, to establish commercial-scale manufacturing and to market these products. Conductus expects to use significant amounts of cash for capital equipment and to support operations until product revenue increases. Conductus’ future capital requirements will depend on many factors, including:

•	Continued progress in Conductus’ research and development programs;

•	The magnitude of these programs;

•	The time and cost involved in obtaining any required regulatory approvals;

•	The costs involved in preparing, filing, prosecuting, maintaining and enforcing patents;

•	Successful completion of technological, manufacturing and market requirements;

•	Changes in existing research relationships;

•	The availability of funding under government contracts;

•	Conductus’ ability to establish collaborative arrangements; and

•	The cost of manufacturing scale-up and the amount and timing of future revenue.

      Conductus has incurred significant losses since inception. In 2001, Conductus incurred losses from operations of $17,997,000 and used cash totaling $18,730,000 in its operating activities. Conductus expects that operating losses and negative cash flows will continue through the remainder of 2002 as Conductus continues to market its ClearSite product and seeks to increase its customer base.

      In March 2002, Conductus received gross proceeds of $7.3 million upon the completion of a private placement of 3,650,000 shares of common stock at a price of $2.00 per share. In connection with the transaction, Conductus also issued warrants to the purchasers to purchase an additional 1,825,000 shares of Conductus’ common stock at an exercise price of $2.75 per share. After deducting commissions and expenses, Conductus received proceeds of approximately $6.9 million from this transaction.

      As of September 30, 2002, Conductus’ aggregate cash, cash equivalents and short-term investments, excluding $374,000 of restricted cash, totaled $2,535,000 compared to $6,897,000 as of December 31, 2001. Additionally, Conductus had a bank credit facility available, under which Conductus was permitted to borrow an amount equal to 80% of certain eligible receivables, up to a maximum of $2,000,000 outstanding at any time, subject to a $10,000,000 tangible net worth covenant. This facility is subject to renewal in November 2002 and, as of September 30, 2002, there were no amounts outstanding under this facility. Conductus’ tangible net worth fell below the minimum required under the facility as of September 30, 2002 and therefore Conductus does not expect to be able to draw on this facility until such time as Conductus is in compliance with the covenant.

      Conductus believes that the merger transaction contemplated between Conductus and Superconductor Technologies will close by the end of December 2002. If the close of the merger is delayed beyond the end of December 2002, Conductus believes that its cash balance should be sufficient to fund operations into the first quarter of 2003, however there can be no assurance that changes in Conductus’ plans or other events affecting Conductus will not result in the expenditure of its resources before then. If the merger transaction is delayed significantly or is not completed at all, Conductus will be required to seek additional financing, however it can give no assurance that additional financing will be available on acceptable terms or at all. Additionally, if the merger transaction is not completed and Conductus is unable to raise significant additional funds, through debt or equity issuances, asset sales, or otherwise, it will be required to delay, reduce or eliminate one or more of its research and development programs or obtain funds from collaborative partners or others that may require Conductus to relinquish rights to its technologies or potential products that Conductus would not otherwise relinquish. Conductus’ financial statements have been prepared assuming that Conductus will continue as a going concern. The financial statements do not include any adjustments that might be necessary if Conductus is unable to continue as a going concern or that may result from the outcome of any of these other uncertainties.

Recent Accounting Pronouncements

      In August 2001, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations, which is effective for fiscal years beginning after June 15, 2002. This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires, among other things, that the retirement obligations be recognized when they are incurred and displayed as liabilities on the balance sheet. In addition, the asset’s retirement costs are to be capitalized as part of the asset’s carrying amount and subsequently allocated to expense over the asset’s useful life. Conductus believes that the adoption of SFAS No. 143 will not have a significant impact on its financial statements.

      In January 2002, EITF Topic No. D-103, Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred, was issued, and considered whether reimbursements received for “out-of-pocket” expenses incurred should be characterized in the income statement as revenue or as a reduction of expenses incurred. The FASB staff believes that the reimbursements received should be characterized as revenue. It is not expected that this issue will have a significant effect on total net revenue for Conductus.

      In June 2002, the FASB issued SFAS No. 146, Accounting for Exit or Disposal Activities. SFAS No. 146 addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for under EITF No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). The scope of SFAS No. 146 also includes costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS No. 146 will be effective for exit or disposal activities that are initiated after December 31, 2002 and early application is encouraged. Conductus will adopt SFAS No. 146 during the first quarter of 2003. The provisions of EITF No. 94-3 shall continue to apply for an exit activity initiated under an exit plan that met the criteria of EITF No. 94-3 prior to the adoption of SFAS No. 146. The adoption of SFAS No. 146 will change on a prospective basis the timing of when restructuring charges are recorded from a commitment date approach to when the liability is incurred; however, Conductus does not expect the adoption of SFAS No. 146 will have a material impact on Conductus’ financial position and results of operations.

Market Risk

      Conductus’ general policy is to limit the risk of principal loss and ensure the safety of invested funds by limiting market and credit risk. Conductus’ exposure to financial market risks relates primarily to its exposure to the impact of changes in interest rates on its fixed income investment portfolio and long-term debt obligations.

     Fixed Income Investments

      The primary objective of Conductus’ investment activities is to preserve its principal while maximizing yields without significantly increasing risk. To achieve this objective, Conductus maintains a portfolio that consists primarily of short-term, high-quality commercial paper and foreign debt. The majority of its fixed income investments have maturities of less than one year, and all have maturities of less than two years. Hence, Conductus’ exposure related to changes in interest rates is somewhat limited due to the short-term nature of its portfolio. Conductus does not use derivative financial instruments in its investment portfolio.

     Debt Obligations

      Conductus’ outstanding debt consists of term loan obligations that are primarily based on fixed rates. Therefore, its exposure to changes in interest rates is limited because any increase or decrease in interest rates would not significantly increase or decrease interest expense on its debt obligations.

BUSINESS OF CONDUCTUS

Overview

      Conductus develops, manufactures and markets electronic components and systems based on superconductors for applications in the worldwide wireless telecommunications market. From Conductus’ incorporation in 1987 to 1997, Conductus developed materials and processes for high-temperature superconductor technology and researched potential applications for the technology. These efforts were sponsored in part by government research and development contract funding. Conductus initiated commercial product shipments in 1992 addressing multiple markets, including the communications, health care and instrumentation markets. In late 1996, Conductus made the strategic decision to focus on the rapidly growing telecommunications market. In the third quarter of 1997, Conductus completed two organizational changes aimed at focusing on wireless communications. Conductus closed Conductus’ Instrument and Systems division and sold Conductus’ nuclear magnetic resonance (“NMR”) spectroscopy probe business. In mid-1999, Conductus licensed its remaining instrumentation business to another firm. Research and development efforts are now focused on developing applications for the communications market.

      Conductus’ products use high-temperature superconductor technology, which has significant potential performance advantages over products based on competing materials such as copper. These advantages include enhanced sensitivity, efficiency, speed and operating frequency, as well as reduced power consumption, size, weight and cost. Conductus’ primary commercial product is Conductus’ line of ClearSite® front-end receiver systems for cellular and personal communication services cell sites that may significantly enhance the services provided by wireless network operators. Taking advantage of the unique properties of high-temperature superconductor materials, ClearSite products can provide significant benefits in base station performance, including coverage enhancement, reduced interference, increased capacity and enhanced bandwidth. They can also reduce the size of the filter components required and enable network services providers and original equipment manufacturers to deploy new, and enhance existing, analog and digital cellular systems for increasingly demanding carrier network environments.

      Conductus’ ClearSite products are designed for use with TDMA, CDMA, GSM and analog base stations. They may be installed as part of a new base station, or as a retrofit for existing base stations. In 2001, Conductus introduced its ClearSite 2100 line of front-end receiver systems. In 2002, Conductus introduced its ClearSite 2300 Metro products for the more demanding urban market. ClearSite 2100 and 2300 systems are available in both omni and three-sector configurations, and can be retrofitted in existing cell sites resulting in immediate performance improvements, or can be deployed in new network build outs.

      In addition to Conductus’ products for the wireless communications infrastructure market, Conductus designs, manufactures and sells products for the government market. These specialized products use many of the same technologies used in Conductus’ commercial products and, thus, complement Conductus’ commercial product line.

Industry Background

      The wireless communications market is both global and growing. According to the Cellular Telecommunications Industry Association and analyst reports, at the end of 2001 there were over 940 million wireless subscribers worldwide and this number is expected to exceed 1.6 billion subscribers by 2006. In addition, the volume of traffic, as measured in minutes of use per day, is expected to grow from a level of less than 1.6 billion per day at the end of 2001 to approximately 4.5 billion per day by the end of 2006. To support this growth in wireless traffic, industry experts estimate approximately 1,890,000 cellular and personal communication services base stations will be in operation throughout the world by the end of 2006, compared to 615,000 at the end of 2001.

      As cell phone use expands, changes in technology are placing increased demands on wireless network operators. Portable handsets that transmitted only 0.2 to 0.6 watts have largely replaced higher-power mobile phones, which transmit up to 3 watts, thereby decreasing the effective receiving range of existing base stations. In addition, as carriers have moved from analog to digital (2G) technology, many have found that the range of the base station has decreased. As a result, in rural and suburban areas where base stations are widely separated, current wireless customers can experience dropped calls due to “dead zones” in coverage. At the same time, service providers are utilizing a greater number of channels within their allotted frequency bands in order to keep up with demand, particularly in urban areas, thereby increasing the incidence of interference.

      The evolution of wireless networks to carry data traffic as well as voice traffic is one of the defining elements of the unfolding information age. Developing the necessary technology presents a great challenge to wireless network operators and their suppliers, because it involves a merging of two industries. New markets for wireless data services are developing as information technology and telecommunications converge, bringing the Internet and the wireless networks together. To date, wireless data applications have been dominated by relatively undemanding services such as electronic mail and fax services, Short Message Services (“SMS”) and 9.6 Kbps data speeds. According to an industry report, in 1999 data accounted for less than 2% of mobile traffic. While there is currently uncertainty as to the rate of adoption, one industry report suggests that data will account for 13% of minutes of use in North America by 2006.

      As succeeding generations of wireless services emerge, new applications such as smart messaging, file transfer, corporate groupware, videophony, wireless imaging, e-commerce, remote healthcare and others will become increasingly important and place higher demands upon the infrastructure. Other protocols and technologies being adopted include HSCSD (High-Speed Circuit-Switched Data), GPRS (General Packet Radio Service), EDGE (Enhanced Data Rates for Global Evolution), a 2.5G standard for Time Division Multiple Access (TDMA) wireless networks and 1XRTT, a 2.5G standard for Code Division Multiple Access (CDMA) wireless networks, are all leading up to the third generation of wireless technology (3G). The anticipated use of 3G wireless networks to carry video traffic will require over a one hundred-fold increase in bandwidth.

      In the expanding and increasingly complex wireless communications infrastructure, wireless network operators are seeking cost-effective solutions that overcome problems of limited capacity, insufficient coverage, and increasing interference. Problems associated with interference, poor coverage and limited capacity are leading to decreased customer satisfaction and increased customer turnover. These problems decrease a wireless network operator’s ability to compete effectively and adversely affect their ability to maximize billable minutes. The requirement for increased bandwidth imposed by wireless data communications adds additional problems for wireless network operators to solve.

      These trends are causing a number of operating problems involving wireless base stations. These include signal interference caused by multiple communications channels, poor signal quality resulting from lower-power, hand-held telephones and strained capacity due to the growing demand for service. These problems can lead to increased customer turnover and decreased billable minutes.

      Wireless operators are seeking cost-effective solutions to address these problems. Conductus believes that superconductive filters used in conjunction with super-cooled amplifiers have the potential to offer a solution to current problems, as well as to provide solutions to anticipated problems in the growing network of cellular and personal communication services base stations.

Technology

Superconductors

      Superconductors are materials that have the ability to transport electrical energy with little or no loss when cooled to a “critical” temperature. The intrinsic properties of superconductors include reliable signal transmission, extreme magnetic sensitivity and efficient high-speed switching. When electrical currents flow through ordinary materials, they encounter resistance, which consumes energy by converting electrical energy into heat energy. Depending on whether direct or alternating current is applied, superconductors have the ability to transport electrical current with no resistance at all or with only a tiny fraction of what is found in the best conventional conductors. This property is extremely beneficial in electronic components. Other intrinsic properties of superconductors enable the fabrication of unique electronic devices, including high-speed electronic switches and ultra-sensitive magnetic sensors.

      Superconductors must be cooled to low temperatures or they do not exhibit the superconducting state. Conductus’ products are based on high-temperature superconductors, which were discovered in 1986. These high critical temperatures allow some materials to be cooled to a superconducting state using commercially available refrigeration systems or liquid nitrogen, which is inexpensive and relatively easy to use. Conductus utilizes yttrium barium copper oxide in Conductus’ products. Yttrium barium copper oxide has a high critical temperature that is about 90 Kelvin. Low temperature superconductors do not become superconducting until their temperature is reduced to about 23 Kelvin or lower. Conductus believes that this ability to obtain the benefits of superconducting technology at more easily achieved temperatures enables much broader commercial applications. While many electronic technologies exhibit enhanced performance at reduced temperatures, the most compelling performance improvements are enabled by superconductive electronics. When the unique advantages of superconductive electronics are complemented by the advantages of other cryogenic (super-cooled) technologies, the result is a hybrid system whose overall performance can justify the additional expense associated with maintaining low temperatures.

Benefits of Superconductive Technology in Wireless Base Stations

      Conductus’ ClearSite products can offer significant benefits in base station receivers. Base stations are communication stations that are typically found at the base of antenna towers or, in an urban environment, on top of buildings. Each specific coverage area, or “cell,” in a wireless telephone network, has a base station for sending and receiving voice and data within the cell. In setting up a base station, the service provider seeks to install equipment with sufficient sensitivity within the frequency band assigned to it to handle communications with the lowest power handsets over its entire geographical area and with sufficient selectivity to avoid interfering signals from adjacent frequency bands. Filters within these base stations select frequencies within the operator’s assigned bands and reject unwanted frequencies. Amplifiers boost the strength of signals coming into the base station. The operator’s assigned frequency range is then allocated using one of several schemes to provide telephone service to multiple subscribers. The capacity of the system depends upon the number of effective channels; that is, channels whose signal quality is sufficient to satisfy customer demands for clear communications.

      The unique characteristics of superconducting materials can be exploited to create filters that simultaneously deliver superior adjacent-band interference rejection while minimizing “insertion loss,” reduction of the desired signal by the filter. Because of their low-loss property, superconductors provide the closest physically attainable approximation to a perfect filter, which would allow 100% of the desired signals to pass through and screen out 100% of the unwanted signals.

      An immediate benefit of superconductor technology in base station applications is the ability to provide superior interference rejection by making practical filters with a large number of poles (filtering stages). A second benefit of superconducting filters is the potential ability to fully utilize the available spectrum without introducing guard bands or blocked channels at the band edge. A third benefit of superconductor and, more generally, cryoelectronic technology in base stations is the potential for providing extended coverage by virtue of reducing the noise floor in the receiver front end of the base station. A fourth benefit offered by superconductor technology utilizing thin-film superconductor components is the potential for reducing the size and weight of filter subsystems.

Conductus’ Expertise

      Conductus develops electronic devices and components using thin-film technology based upon yttrium barium copper oxide. Conductus believes yttrium barium copper oxide is the high-temperature superconductor best suited for electronic applications. Conductus combines an advanced yttrium barium copper oxide thin-film technology with expertise in electronic device and component design, analog and digital electronic engineering, super-cooling, mechanical engineering and system integration. Conductus believes that systems containing superconductive electronic technology offer superior performance and reduce the costs of performing desired functions.

      Thin-film. Conductus uses a thin-film fabrication approach, in which a very thin film of superconductor is deposited on a small wafer (typically 2 inches in diameter) of a dielectric material and then etched to give two filters, each with the equivalent of as much as 50 poles, on a single wafer. Compared to “thick-film” approaches and ceramic fabrication techniques, Conductus believes the thin-film approach is more versatile, enables more compact components and provides superior properties. The fabrication of Conductus’ components and circuits involves specialized processes, which are the subject of Conductus’ proprietary know-how. Conductus has performed advanced work in materials, processes and structures based on thin-film technology, and have developed processes Conductus believes are capable of routinely producing a variety of high quality films for several applications.

      Yttrium Barium Copper Oxide. Although a number of high-temperature superconductors have been identified, Conductus has focused upon the development of yttrium barium copper oxide. Yttrium barium copper oxide is the only high-temperature superconductor for which there has been both significant development and successful demonstration of multi-layer technology. Conductus believes that multi-layer structures can be used for better film quality and stability and enhanced device functionality. Conductus has developed several proprietary processes embodied in patent applications and trade secrets for producing yttrium barium copper oxide and other thin-film materials as well as for fabricating superconducting components and devices.

      RF Design. Conductus has developed a substantial capability for designing high-temperature superconductor microstrip filters over a wide range of frequencies and with a wide range of characteristics. In particular, this technology provides the capability of realizing filters with large numbers of poles (filtering stages) in very compact packages. Conductus has fabricated filters with the equivalent of up to 50 poles on 2-inch wafers and delivered such filters as part of systems. Conductus has been advancing its filter design technology over a number of years and it has gained a fair measure of maturity in terms of design tools, simulation techniques and available topologies. The need for narrow-band filters, specialized filters and the desirability of very compact designs in the thin-film arena has led to a series of advances embodied in patent applications and trade secrets. Apart from the ability to meet increasingly demanding performance specifications, Conductus is also now able to design high-temperature superconductor filters far more rapidly than in the past.

      Product Design. Conductus has developed significant expertise and know-how in electronic device and component design, analog and digital electronic engineering, super-cooling, mechanical engineering and system integration. Conductus seeks to make the presence of superconductive and super-cooled components an entirely integral feature of Conductus’ products. By skillfully integrating the refrigeration system into Conductus’ communications filter subsystems, for example, and by selecting a refrigeration approach with proven durability, Conductus believes that Conductus’ products can be easily accommodated and well accepted by end users. Furthermore, Conductus believes that providing Conductus’ technology at the subsystem level to system manufacturers in specific markets will allow Conductus to rapidly and efficiently expand both its product line and its customer base.

The Conductus Solution

      Conductus’ ClearSite products incorporate superconducting filters and cryogenic low-noise amplifiers to enhance receiver sensitivity and reduce interference from the growing number of competing wireless services. Conductus believes that Conductus’ technology can improve the performance of the basic elements of the communication system, such as the interference filters and preamplifiers in the base stations. The products, which feature a compact form factor and rugged housing, effectively improve coverage, reduce interference, increase network capacity and enhance bandwidth, thus improving the wireless network operator’s ability to compete effectively and increase billable airtime. The products incorporate built-in radio frequency (“RF”) diagnostics, alarm systems, remote monitoring capabilities and system failure bypass circuitry.

      ClearSite products provide benefits in all types of wireless environments. In current cellular systems, the needs of urban and rural operators are quite different. Urban base stations are typically high-capacity cells in harsh or otherwise congested environments. Key issues are interference and capacity. In contrast, rural base stations see relatively low call volumes but struggle with problems with handset to base station transmissions because of the lower power levels transmitted by hand-held phones and the long distances between base stations. In this environment, range extension and coverage improvement are the key issues.

      The growing wireless infrastructure with increasing numbers of carriers and increasing use of wireless technology for data communications present a variety of opportunities for superconductive filter technology. With multiple bands, large numbers of base stations, new interference sources and tight space constraints, all the virtues of superconductive filter technology may be needed to solve problems.

      The following chart summarizes the benefits of ClearSite products for various generations of wireless networks.

ClearSite Benefit	Reason	1G	2G	2.5/3G

Reduced interference	Sharp filters		●	●
Increased capacity	Sharp filters		●	●
Improved coverage/extended range	Reduced system noise	●	●	●
Increased bandwidth for data	Sharp filters, low noise			●
Compact form-factor	Thin-film technology	●	●	●

Business and Development Strategy

      Conductus’ objective has been to become a leading worldwide provider of wireless telecommunications components based on superconductors. Conductus’ strategy for developing, manufacturing and marketing superconductive electronics products includes the following key elements:

Focus on Complete Solutions. Conductus believes that superconductive component technology can best be provided to customers in the form of integrated subsystems that incorporate the superconductive components, additional electronic circuits and devices, and the self-contained refrigeration equipment and packaging required to maintain the reduced temperatures necessary to sustain superconductivity.

Conduct Additional Field Trials to Prove Conductus’ Technology. During 2002, Conductus has continued to conduct field trials to further document the benefits of Conductus’ technology. Conductus believes that well-documented field trials can provide data useful to Conductus’ understanding of the full benefits to Conductus’ customers, and assist Conductus’ customers in evaluating the price/ performance benefits of Conductus’ technology.

Expand Sales and Marketing Capabilities. During 2001, Conductus expanded Conductus’ marketing and sales activities by hiring a Vice President of Sales and additional account management and field service personnel. Conductus has also continued to work to develop international opportunities and believes the most significant such opportunity is the introduction of 2.5G and 3G wireless technology, with initial deployments taking place in Japan.

Expand Manufacturing Capabilities. A key to Conductus’ success will be Conductus’ ability to build the manufacturing infrastructure Conductus believes is necessary to support the commercialization of Conductus’ products in Conductus’ target markets. This includes the development of thin-film deposition techniques suitable for high-volume manufacturing, and the acquisition and build-out of manufacturing and assembly areas.

Maintain Technological Leadership. Conductus has devoted significant resources to developing proprietary high-temperature superconductor thin-film manufacturing and process technologies. Conductus uses proprietary processes for production of superconductive films and for filter design. In addition, Conductus has developed technologies related to superconductive filter subsystem design and manufacture. Government-supported research and development has supported Conductus’ advances not only in thin-film processing, but also in filter design, tuning and packaging. Conductus protects its technology through patent, trademark, copyright and trade secret law. Conductus also uses nondisclosure and proprietary information agreements to protect its proprietary technology.

Sales and Marketing

      In order to successfully commercialize Conductus’ products, Conductus relies primarily on direct sales for its communications products in the United States and distributors abroad. During 2001, Conductus hired a new vice president of sales and significantly increased the number of account managers to expand and strengthen its sales organization and to help it win additional major accounts in the United States and abroad.

      Conductus actively markets its products through quarterly email customer newsletters, as well as through demonstrations at industry trade shows. Conductus’ employees have published the results of their research at Conductus widely in trade and technical journals. Additionally, Conductus’ employees have frequently presented its technology as invited speakers at conferences worldwide.

Strategic Relationships

      In May 1999, Conductus entered into a definitive agreement with General Dynamics Information Systems, Inc. (“GDIS”) to license Conductus’ high-temperature superconductor electronics and cryoelectronics technology. Under the license agreement, GDIS acquired rights to Conductus’ high-temperature superconductor thin-film technology and other intellectual property for $5,000,000 plus future royalties and has certain rights to use and sell this technology for use in U.S. government or state, local and foreign government markets, as defined under the agreement. Conductus also entered into a Cross-License, Supply and Training Agreement with GDIS under which both parties agreed to cross-license updates, if any, to the licensed technology developed by either party. Additionally, Conductus agreed to provide product and training to GDIS in exchange for payment at standard commercial rates from GDIS. Subsequent to the original transaction, the General Dynamics business unit with whom Conductus works was transferred to General Dynamics Electronic Systems (“GDES”) and the agreement was assigned to the successor organization.

      Conductus believes that GDES may help Conductus in its efforts to further penetrate the government market for high-temperature superconductor products. GDES has strong relationships in the military and intelligence community. In addition, GDES has developed its own technology to address needs of government customers. Conductus believes that GDES technology can be combined with Conductus’ technology to provide unique system-level solutions to specific applications problems. GDES can benefit from the agreement by gaining exclusive access to what it has assessed as an enabling technology for a number of applications.

Research and Development

      Conductus expects that future ClearSite products will include versions designed for outdoor installation as well as tower mounting. Conductus is also exploring the application of superconductive and cryoelectronic technologies to a variety of applications in the broader communications market. Among these are subsystems for communications satellites, antenna components and various elements of high-speed and/or high-bandwidth communications equipment.

Government Contracts

      Conductus’ research and development expenses in the nine month periods ended September 30, 2002 and 2001 and in the fiscal years 2001, 2000, 1999, 1998 and 1997 were approximately $6,360,000, $6,668,000, $8,666,000, $5,507,000, $4,430,000, $5,621,000 and $10,626,000 respectively. Externally funded research and development programs, primarily under contracts with the U.S. government, accounted for approximately $4,459,000, $5,189,000, $6,939,000, $1,920,000, $2,477,000, $5,661,000 and $9,814,000 of total operating expenses in the nine month periods ended September 30, 2002 and 2001 and fiscal years 2001, 2000, 1999, 1998 and 1997, respectively. Conductus’ revenues from government-related contracts represented approximately 52%, 59%, 61%, 74%, 25%, 79% and 77% of total revenue for the nine month periods ended September 30, 2002 and 2001 and in the fiscal years 2001, 2000, 1999, 1998 and 1997, respectively.

      Conductus believes that it will continue to be heavily dependent on U.S. government contracts to fund a significant portion of its research and development programs. Conductus’ strategy is to fund a significant portion of its research and development, particularly for wireless communications and digital electronics applications, through contracts with agencies of the U.S. government.

      Conductus’ contracts involving the U.S. government are, or may be, subject to numerous risks, including the risk that the government will reduce, modify, terminate or fail to exercise future options on the contracts.

Intellectual Property

      Conductus currently owns 18 patents alone or with others, and has 12 pending applications in the United States. Conductus’ patents have useful lives ranging from 5 to 15 years. Conductus has fifteen international patents and a number of international applications pending under the Patent Cooperation Treaty or in various countries worldwide. Several of Conductus’ patents and patent applications relate to a various aspects of its communications products, including thin-film processing, filter design and tuning, and other aspects of Conductus’ products. Other patents relate to various technologies, such as superconductive quantum interference devices or digital electronics and are licensed to one or more entities. Conductus will continue to file other U.S. and key international patent applications as part of its business strategy to protect technology Conductus considers important to providing a competitive market advantage for its technologies. Conductus has also licensed from Lucent Technologies, Inc., certain rights to Lucent’s patents and patent applications for yttrium barium copper oxide.

      Conductus also relies upon copyrights, trademarks, trade secrets, unpatented know-how, continuing technological innovation, employee and third-party nondisclosure agreements and the pursuit of licensing opportunities in order to develop and maintain its competitive position.

      Conductus believes that, since the discovery of high-temperature superconductors in 1986, several thousand patent applications have been filed worldwide and over 600 patents have been granted in the U.S. relating to high temperature superconductivity. In some cases, these patents and applications may be overlapping. There are interference proceedings pending regarding rights to inventions claimed in some of the applications. Accordingly, the patent positions of companies using high-temperature superconductor technology, including Conductus’ company, are uncertain and involve both complex legal and factual questions. Consequently, there is significant risk that others have obtained or will obtain patents relating to Conductus’ planned products or technology and that Conductus will be unable to obtain licenses on commercially reasonable bases or at all.

      A patent issue of particular importance to Conductus relates to copper oxides, including yttrium barium copper oxide. Conductus has neither obtained any issued patents nor has it filed any patent applications covering the composition of any copper oxides. However, several U.S. and foreign patent applications are pending that would, if issued, cover compositions of yttrium barium copper oxide. Conductus understands that at least several U.S. applications, including that of Lucent Technologies, were the subject of interference proceedings. Conductus has obtained a license from Lucent Technologies to use yttrium barium copper oxide in Conductus’ products. Lucent has reported to Conductus that they have prevailed in the interference proceeding, but no patent has yet been issued. Conductus believes that other interference proceedings in the United States addressed to various compositions of yttrium barium copper oxide may be pending. Should another party prevail in any of these proceedings, Conductus may need to obtain a license from that party in order to continue to develop and sell products based on yttrium barium copper oxide. Additionally, Conductus is aware of patents issued in other countries that cover certain compositions and methods of making or using yttrium barium copper oxide and other superconducting oxides. Conductus may be required to obtain a license for these patents to sell its products in those countries.

      Through Conductus’ strategic relationships, Conductus has received rights to certain intellectual property developed by its partners, as well as commitments from those partners to offer licenses to certain background technology. Conductus cannot assure you that the terms of these licenses will allow it to compete effectively.

      Additionally, successful marketing of a material portion of Conductus’ ClearSite products depends in part on nonexclusive licenses obtained from various licensors. There can be no assurance that such licenses will not be terminated by licensors or that Conductus will be able to develop alternate products that do not require these or other licenses.

      Conductus owns the U.S. registered trademarks “CONDUCTUS®” and “ClearSite®.”

Manufacturing

      Conductus has established a production facility at its headquarters in Sunnyvale, California, to fabricate, test and assemble thin films and components. Conductus fabricates two-, three- and four-inch wafers in two clean room areas that consist, in total, of approximately 2,600 square feet. Additionally, Conductus assembles systems in a 5,576 square foot manufacturing facility, which includes clean rooms of approximately 1,250 square feet. Conductus combines advanced yttrium barium copper oxide thin-film technology with expertise in electronic and device component design, analog and digital electronic engineering, low temperature packaging, mechanical engineering and system integration.

      The primary materials and equipment used in Conductus’ ClearSite products include substrates, yttrium barium copper oxide precursors and processing equipment. Conductus procures its substrates from several suppliers. Conductus primarily utilizes yttrium, barium and copper to produce yttrium barium copper oxide. These metals are available from numerous vendors. In limited cases, Conductus uses yttrium barium copper oxide purchased from two sources. Conductus’ processing equipment is assembled from off-the-shelf components that Conductus can obtain from multiple sources.

      Conductus believes that most of its products will be in the form of subsystems that incorporate superconducting and cryoelectronic components with super-cooling refrigerators and conventional electronic assemblies. Conductus anticipates continuing to manufacture the superconducting components, and purchasing most of the other components from commercial vendors. These other components include super-cooling refrigerators, printed circuit boards, product cases and housings and vacuum vessels. Conductus currently obtains certain components, including cryocoolers, from a single source or a limited number of suppliers. Although Conductus does not believe that it is ultimately dependent upon any supplier as a sole source or limited source for any critical components, Conductus’ inability to develop alternative sources, a prolonged interruption in supply or a significant increase in price of one or more components would harm Conductus’ business, operating results and financial condition.

      Conductus is focusing on the development of its production processes and is manufacturing limited quantities of superconducting components and products incorporating those components at Conductus’ facility in Sunnyvale, California. Apart from the production of superconducting components, Conductus expects that its manufacturing activities generally will be limited to cleaning, final assembly, vacuum bakeout and testing. Conductus is producing these products in limited commercial quantities and are continuing to expand its capabilities.

Competition

      Conductus’ ClearSite products compete with a number of alternative approaches and technologies that increase the capacity and improve the quality of wireless networks, some of which may be less expensive or offer better performance. These approaches include increasing the numbers of transmission stations, increasing tower heights, locating filters and amplifiers at the top of antennas and using advanced antenna technology.

      Although the market for superconductive electronics currently is small and in the early stages of development, Conductus believes this market will become intensely competitive if products with significant market potential are successfully developed.

      A number of large American, Japanese and European companies are engaged in research and development programs that Conductus believes could lead to the development and/or commercialization of superconductive electronic products. Conductus also believes that a number of smaller companies are engaged in various aspects of the development and commercialization of superconductive electronics products. These include, among others, Superconductor, ISCO International, Inc. and CryoDevices, Inc. in wireless communi-

cations. Furthermore, academic institutions, governmental agencies, and other public and private research organizations are engaged in development programs which may lead to competitive arrangements for commercializing superconductive electronics products. In addition, if the superconductor industry does develop further, new competitors with significantly greater resources are likely to enter the field.

      Several of Conductus’ existing collaborative arrangements permit, and future arrangements may also permit, both Conductus and its partner(s) to use the technology developed under these arrangements. Accordingly, Conductus may compete with its partners for commercial sales of any products developed under these arrangements.

      Conductus believes that the principal competitive factors in the market for superconductive electronics will be the following:

•	The ability to develop commercial applications of superconductive technology;

•	Product performance, including speed, sensitivity, size and power dissipation;

•	Price; and

•	Product quality and reputation.

      Conductus believes that it is competitive with regard to these factors. Nonetheless, because the market for superconductive electronics is at an early stage, Conductus’ relative competitive position in the future is difficult to predict.

Employees

      As of October 1, 2002, Conductus had a total of 66 full-time equivalent employees of which 32 hold advanced degrees. Of the total full-time employees, 29 were engaged in research and product development, 17 in manufacturing, 9 in sales and marketing and 11 in administration and finance. None of Conductus’ employees are represented by a labor union. Conductus has not experienced any work stoppages and considers its relations with its employees to be good.

Government Regulation and Environmental Matters

      Conductus uses certain hazardous materials in Conductus’ research and manufacturing operations. As a result, Conductus is subject to federal, state and local governmental regulations. Conductus believes that Conductus has complied with all regulations and has all permits necessary to conduct its business.

Legal Proceedings

      On July 17, 2001, ISCO International, Inc. (“ISCO”) filed a complaint in the United District Court for the District of Delaware against Conductus, alleging that Conductus’ current base station front-end systems containing cryogenically cooled superconducting filters infringe ISCO’s U.S. Patent No. 6,263,215, entitled “Cryoelectronically Cooled Receiver Front End for Mobile Radio Systems,” which was issued on July 17, 2001. On September 17, 2001, ISCO amended its complaint to allege willful infringement and to seek treble damages for the alleged infringement. The complaint seeks injunctive relief and damages for infringement. Conductus has denied infringement, denied that the patent is valid and alleged that the patent was procured through inequitable conduct. Conductus has filed counterclaims seeking declarations of invalidity and non-infringement and damages for unfair competition. Conductus believes that ISCO’s claims are without merit and is defending itself vigorously.

      On March 26, 2002, ISCO attempted to add claims of infringement of two additional patents to its complaint by way of an amended Answer and Counterclaim. U.S. Patent No. 6,203,340 for “Cryoelectronic Receiver Front EndFor Mobile Radio Systems,” issued March 20, 2001, and U.S. Patent No. 6,104,934 for “Cryogenic Receiver Front End,” issued August 15, 2000, direct their claims to tower-mounted applications of cryogenic receiver front-end systems. Both Conductus and the co-defendant, Superconductor, objected to the addition of the new claims and asked the court to strike or dismiss them.

      On April 17, 2002, the court dismissed the additional claims. The effect of this dismissal is that the litigation will proceed on its original schedule, and will not address claims directed to the additional patents.

      The parties completed fact discovery on June 28, 2002, and filed dispositive motions in July. The judge held a “Markman hearing” on October 15, 2002. At the Markman hearing, the judge received evidence concerning the scope and meaning of the patent claims asserted by ISCO. The judge issued his ruling on the hearing on October 30, 2002. The parties expect to complete expert discovery by December 23, 2002. The trial is scheduled to start March 17, 2003.

      An adverse outcome in the pending litigation, or in litigation of other intellectual property claims could subject Conductus to significant liabilities or require it to cease using such technology. The cost of defending a patent lawsuit will likely constitute a major financial burden for Conductus. As the litigation is in an initial stage, Conductus is not able at this time to estimate the possibility of loss or range of loss, if any that might result. While the outcome of this claim cannot be predicted with certainty, Conductus does not believe that the outcome will have a material adverse effect on Conductus’ financial position, results of operations or cash flows.

Employment Contracts, Termination of Employment Arrangements and Change in Control Agreements

      With the exception of Charles E. Shalvoy, Conductus does not have any employment agreements with any of its executive officers and their employment may be terminated at any time at the discretion of Conductus’ board of directors.

      In October 2002, Conductus entered into individual “change in control” agreements with each of its executive officers. The persons covered by these change in control agreements include Mr. Shalvoy, James Simmons, Syed Zaidi, Randy Simon, Richard Weiss, Hank Scherf and Ron Wilderink. Consummation of the merger with Superconductor will constitute a change in control under these agreements.

      Each of the change in control agreements provides for severance benefits if there is a qualifying termination of employment. The agreements generally provide that if the employee’s employment is terminated within thirty-six months of a change in control of Conductus either by Conductus for any reason other than death, “Cause” or “Disability” (as both terms are defined in the change in control agreements) or by the employee for “Good Reason” then the terminated employee will be entitled to severance benefits. “Good Reason” generally means that the employee has sustained a material reduction in authority or responsibility, or incurred a reduction in total compensation, or been notified that his principal place of work will be relocated by 50 miles or more.

      The severance benefits include salary continuation payments, full accelerated vesting for all outstanding unvested stock options and similar equity securities held by the employee and continuation of health/life insurance benefits. The salary continuation payments shall be made on a monthly basis to the former employee, subject to earlier accelerated payment under certain circumstances specified in the agreements, for a specified number of months. The aggregate amount of the salary continuation payments for each individual is a multiple of the employee’s annual salary. The multiplier is 1.25 for Mr. Wilderink, 1.0 for Messrs. Simmons, Simon, Weiss and Scherf, and 0.5 for Mr. Zaidi. Subject to earlier cessation under certain circumstances, the post-termination of employment health/life insurance coverage shall be provided for 18 months for Mr. Shalvoy, 15 months for Mr. Wilderink, 12 months for Messrs. Simmons, Simon, Weiss and Scherf, and 6 months for Mr. Zaidi. The employee shall also be able to exercise his stock options for up to five years after termination of employment. Additionally, Mr. Weiss’ agreement provides that Conductus shall also continue to pay to Mr. Weiss a home purchase differential if he becomes entitled to severance benefits. Any payments or distributions made to or for the benefit of the named employees under these change in control agreements will be reduced, if necessary, to an amount that would result in no excise taxes being imposed under Internal Revenue Code section 4999.

      Mr. Shalvoy’s change in control agreement is similar to the other change in control agreements but it also provides that he will receive a retention payment equal to 1.5 times his annual salary if he remains a full-time employee through May 2003 and the change in control is completed before June 2003. Mr. Shalvoy would also then be entitled to participate on a pro-rata basis in any bonus plan offered to senior executives. The retention payment would be paid out over 18 months or earlier in a lump sum upon Mr. Shalvoy’s election.

      Mr. Shalvoy’s salary continuation payments are paid out over 18 months or earlier in a lump sum upon Mr. Shalvoy’s election. The amount of such continuation payments is equal to the sum of (i) 1.5 times Mr. Shalvoy’s annual salary and (ii) Mr. Shalvoy’s monthly salary for the number of months remaining, if any, prior to June 2003 after he becomes entitled to severance benefits. If Mr. Shalvoy receives a retention payment, then he will not be eligible for the salary continuation payments. Mr. Shalvoy’s agreement has a slightly modified Good Reason definition that includes material reductions in title and status and his agreement also provides that under certain circumstances his employment may continue in a limited capacity with significantly reduced compensation. The outstanding principal balance of $820,244 plus any accrued interest on Mr. Shalvoy’s two loans with Conductus, which are otherwise scheduled to be paid in full in December 2005 and August 2006, shall become due and payable upon Mr. Shalvoy’s termination of employment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT OF CONDUCTUS

      The following table sets forth certain information known to Conductus with respect to the beneficial ownership as of October 22, 2002 by (i) all persons who are beneficial owners of 5% or more of the outstanding shares of Conductus common stock, (ii) each director and nominee, (iii) Conductus’ Chief Executive Officer and each of the four other most highly paid current executive officers, and (iv) all current directors and executive officers as a group.

5% Stockholders, Directors, Executive Officers &	Shares Beneficially	Percent Beneficially
Officers and Directors as a Group	Owned(1)	Owned(2)

Entities associated with RS Investments, LP	3,579,900	13.7%
388 Market Street
San Francisco, CA 94111(3)
Entities associated with Wellington Management, Inc.	1,915,000	7.8
75 State Street
Boston, MA 02109(4)
Entities associated with Special Situations Funds	4,425,000	16.4
153 E. 53rd Street, 55th Floor
New York, NY 10022(5)
Entities associated with William Leland Edwards	2,201,405	8.9
470 University Avenue
Palo Alto, CA 94301(6)
John F. Shoch(7)	229,855	1.0
Robert M. Janowiak(8)	75,500	*
Martin A. Kaplan(9)	119,250	*
David L. Short(10)	58,500	*
Charles E. Shalvoy(11)	587,103	2.5
James R. Simmons, Jr.(12)	98,250	*
Randy W. Simon(13)	172,146	*
Richard Weiss(14)	47,917	*
Ron Wilderink(15)	123,250	*
All directors and officers as a group (11 persons)(16)	1,612,479	6.7

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes sole or shared voting or investment power with respect to securities. Shares of common stock subject to options, warrants or shares of convertible preferred stock currently exercisable or convertible, or exercisable or convertible within 60 days of October 22, 2002, are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrant but are not outstanding for purposes of computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.

(2)	Percentage of beneficial ownership is calculated assuming 22,519,368 shares of common stock were outstanding on September 30, 2002. This percentage also includes common stock of which such individual or entity has the right to acquire beneficial ownership within sixty days of October 22, 2002, including, but not limited to, the exercise of an option; however, such common stock shall not be deemed outstanding for the purposes of computing a percentage owned by any other stockholder.

(3)	Includes 2,887,000 shares held by RS Investment Management, L.P.; 371,900 shares held by RS Growth Group LLC; and 321,000 shares held by RS Value Group, LLC. Each entity has sole voting and dispositive control.

(4)	Includes 1,340,000 shares for which Wellington Management holds shared dispositive power and shared voting power; and 575,000 shares for which Wellington Management holds shared dispositive power and no voting power.

(5)	Includes 1,425,000 shares and immediately exercisable warrants for the purchase of 712,500 shares held by Special Situations Fund III, L.P. (“SSF III”); 475,000 shares and immediately exercisable warrants for the purchase of 237,500 shares held by Special Situations Cayman Fund, L.P. (“SSF Cayman”); 1,050,000 shares and immediately exercisable warrants for the purchase of 350,000 shares held by Special Situations Private Equity Fund, L.P.; (“SSF Private Equity”) and immediately exercisable warrants for the purchase of 175,000 shares held by Special Situations Technology Fund, L.P. (“SSF Tech”). MGP Advisors Limited (“MGP”) is the general partner of SSF III. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP and the general partner of and investment adviser to SSF Cayman. MG Advisers, L.L.C. (“MG”) is the general partner of and investment adviser to SSF Private Equity. SST Advisers, L.L.C. (“SSTA”) is the general partner of and investment adviser to SSF Tech. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP, AWM, MG and SSTA and are principally responsible for the selection, acquisition and disposition of the portfolio securities by each investment adviser on behalf of its fund.

(6)	Includes 47,460 shares for which Mr. Edwards holds sole voting and dispositive powers and 1,851,405 shares and immediately exercisable warrants for purchase of 350,000 shares for which Mr. Edwards shares voting and dispositive power with Palo Alto Investors, LLC. Palo Alto Investors, Inc. is the manager of Palo Alto Investors, LLC. William L. Edwards is the controlling shareholder of Palo Alto Investors, Inc. Palo Alto Investors, LLC is the general partner of Micro Cap Partners, L.P., an investment limited partnership.

(7)	Includes 83,500 shares in the form of immediately exercisable stock options. Includes 11,308 shares held by AMA84, and 80,000 shares in the form of an immediately exercisable warrant held by Alloy98. Alloy Ventures 1998, LLC is the general partner of AMA98 Corporate, L.P.; AMA98 Investors, L.P.; AMA98 Partners, L.P.; and AMA98 Ventures, L.P., as to which Dr. Shoch disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

(8)	Includes 70,500 shares in the form of immediately exercisable options held by Mr. Janowiak.

(9)	Includes 2,500 shares held in trust for minor children, 2,000 shares held by spouse and 77,000 shares in the form of immediately exercisable options held by Mr. Kaplan.

(10)	Includes 58,500 shares in the form of immediately exercisable options held by Mr. Short.

(11)	Includes 253,411 shares held in the Shalvoy Family Trust, including 252,935 shares pledged as security on promissory notes; 12,600 shares held in trust for minor children; and 321,092 shares held in the form of immediately exercisable options by Mr. Shalvoy.

(12)	Includes 93,250 shares held in the form of immediately exercisable options by Mr. Simmons.

(13)	Includes 166,941 shares in the form of immediately exercisable options held by Dr. Simon.

(14)	Includes 47,917 shares in the form of immediately exercisable options held by Mr. Weiss.

(15)	Includes 123,250 shares in the form of immediately exercisable options held by Mr. Wilderink.

(16)	Includes 1,140,158 shares in the form of options exercisable within 60 days of October 22, 2002. See Notes (7) through (15).

COMPARISON OF RIGHTS OF HOLDERS OF CONDUCTUS CAPITAL STOCK AND

SUPERCONDUCTOR CAPITAL STOCK

      Upon completion of the merger, you will become a stockholder of Superconductor. Your rights as a stockholder of Conductus are currently governed by the certificate of incorporation and bylaws of Conductus, the Delaware corporation statute, and other Delaware laws related to corporations. As a stockholder of Superconductor following the merger, your rights as a stockholder will continue to be governed by the Delaware corporation statute and other Delaware laws related to corporations, but will be governed by the Restated Certificate of Incorporation, as amended, and bylaws of Superconductor instead of the certificate of incorporation and bylaws of Conductus. Superconductor’s Restated Certificate of Incorporation, as amended, is referred to as the Superconductor Certificate.

      The following is a summary of the material differences between your rights as a stockholder of Conductus and the rights of stockholders of Superconductor. While we believe that the description covers the material differences, this summary does not purport to be a complete description of the differences and may not contain all of the information that is important to you. You are encouraged to review the full text of each of the certificate of incorporation and bylaws of Superconductor, the certificate of incorporation and bylaws of Conductus, the Delaware corporation statute and other Delaware laws related to corporations for a more complete understanding of the differences between being a stockholder of Conductus and being a stockholder of Superconductor. Superconductor’s Certificate and bylaws have been filed as exhibits to the material filed by Superconductor with the SEC. For information as to how documents may be obtained, see “Where You Can Find Additional Information” beginning on page 160.

Comparison of Authorized Capital Stock

Superconductor

      The total authorized shares of capital stock of Superconductor consists of 75,000,000 shares of common stock, par value $0.001 per share, and 2,000,000 shares of preferred stock, par value $0.001 per share. Superconductor’s board of directors has the authority, without stockholder approval, to issue shares of authorized but undesignated preferred stock from time to time in one or more series and to fix the voting rights, if any, designations, powers, preferences, and any qualifications, limitations or restrictions thereof applicable to each series of preferred stock, which rights, designations, powers and preferences may be superior to those of the Superconductor stock. Proposal 3 is a proposal to increase the authorized common stock to 125,000,000 shares. If that proposal is approved, the number of authorized shares of Superconductor stock will increase accordingly.

Conductus

      The total authorized shares of capital stock of Conductus consists of 75,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. Conductus’ board of directors has the authority, without stockholder approval, to issue shares of authorized but undesignated preferred stock from time to time in one or more series and to fix the voting rights, if any, designations, powers, preferences, and any qualifications, limitations or restrictions thereof applicable to each series of preferred stock, which rights, designations, powers and preferences may be superior to those of the Conductus common stock.

Number of Directors

Superconductor

      Superconductor’s bylaws fix the number of directors at eight (8) members. Superconductor’s Certificate provides that either the board of directors or the stockholders may amend the bylaws to change the number of directors. In October 2002, Superconductor’s board approved an increase to twelve (12) members concurrent with the closing of the merger.

Conductus

      Conductus’ board of directors currently consists of five directors. Conductus’ bylaws provide that the number of directors shall be not fewer than four nor greater than seven, and Conductus’ certificate of incorporation provides that the number of directors may be changed time to time by a bylaw amendment adopted by the board of directors or by the stockholders.

Classification of Directors

Superconductor

      Superconductor’s bylaws provide that the board of directors shall be divided into three classes of directors with staggered terms of three years each. At each annual meeting of stockholders, a class of directors is elected to serve for a three-year term and until successors have been duly elected and qualified.

Conductus

      Conductus’ bylaws provide that the directors shall be elected at the annual meeting of the stockholders, except in the case of the filling of vacancies, and that each elected director shall hold office until his successor is elected or qualified.

Cumulative Voting For Directors

      Under Delaware law, unless a corporation’s certificate of incorporation provides otherwise, there can be no cumulative voting for the election of directors. Neither Superconductor’s Certificate nor Conductus’ certificate of incorporation allows for cumulative voting rights by stockholders in the election of directors.

Director Voting

Superconductor

      The bylaws of Superconductor provide that the number of directors constituting a quorum shall be a majority of the number of authorized directors, including any unfilled vacancies. At any meeting at which a quorum is present, the vote of a majority of the directors present generally constitutes action by the board of directors.

Conductus

      The bylaws of Conductus provide that the number of directors constituting a quorum shall be a majority of the number of directors then in office. At any meeting at which a quorum is present, the vote of a majority of the directors present is generally sufficient for the board of directors to take any action.

Removal of Directors

Superconductor

      Superconductor’s bylaws provide that any director may be removed from office, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, provided, however, that if at any time a class or series of shares is entitled to elect one or more directors, then such director or directors may only be removed by the holders of majority of the shares of that class or series of shares entitled to vote at an election of directors. Superconductor’s bylaws further provide that no reduction of the number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

Conductus

      Conductus’ bylaws provide that any director may be removed from office, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Filling Vacancies on the Board of Directors

Superconductor

      Superconductor’s bylaws provide that any vacancy occurring in the board may be filled by a majority of the remaining directors, or by a plurality of the votes cast at a meeting of stockholders, provided, however, that if at any time a class or series of shares is entitled to elect one or more directors, then vacancies on the board and newly created directorships designed to be filled by election by such class or series may be filled by a majority of the directors elected by such class or classes or series then in office.

Conductus

      Conductus’ bylaws provide that except for a vacancy created by the removal of a director, vacancies on the board may be filled only by vote of at least two-thirds (2/3) of the directors then in office. Conductus’ bylaws further provide that vacancies occurring in the board by reason of the removal of directors may be filled only by the stockholders.

Special Meetings of Stockholders

Superconductor

      Under Superconductor’s bylaws, special meetings of the stockholders may be called by the board of directors, the chairman of the board, the president or the chief executive officer. If a special meeting of stockholders is called by any person other than the board of directors, notice of such meeting must be in writing, specifying the time of such meeting and the general nature of the business proposed to be transacted, the special meeting may not occur less than 35 days nor more than 60 days after the notice, and no business may be transacted at such special meeting other than as specified in the notice. If a special meeting of stockholders is called by the board of directors, then written notice of such meeting must be provided to each stockholder entitled to vote at such meeting not less than 10 nor more than 60 days prior to the meeting, and must state the purpose or purposes for which the meeting is called.

Conductus

      Under Conductus’ bylaws, special meetings of the stockholders may be called by the President or by the written request of a majority of the board of directors. Written notice of special meetings of the stockholders must be provided to each stockholder entitled to vote at such meeting no less than 10 nor more than 60 days after the notice, and must state the purpose or purposes for which the meeting is called. Conductus’ bylaws provide that no business may be transacted at a special meeting other than as specified in the notice for such special meeting.

Voting Rights; Quorums for Meetings of Stockholders

      Under both Superconductor’s bylaws and Conductus’ bylaws, each holder of capital stock is entitled to one vote for each share of stock held by the stockholder. The bylaws of both Superconductor and Conductus provide, in accordance with Delaware law, that the holders of a majority of the stock entitled to vote at a meeting constitute a quorum, and that, when a quorum is present, any matter before a meeting of the stockholders generally is decided by a majority of the votes properly cast.

Stockholder Action by Written Consent

      Under both Superconductor’s Certificate and Conductus’ certificate of incorporation, stockholders may not take action by written consent in lieu of a meeting.

Advance Notice Provisions for Stockholder Nominations and Proposals

Superconductor

      Superconductor’s bylaws allow stockholders to nominate candidates for election to Superconductor’s board of directors or propose other business at any meeting of stockholders. For nominations or other business to be properly brought by a stockholder, the stockholder must have given timely notice in writing to the secretary of Superconductor. To be timely, a stockholder’s notice must be delivered to the secretary at the principal executive offices of Superconductor not less than 90 days prior to the meeting; provided, however, that in the event that public announcement or notice of the meeting is made less than 100 days prior to the meeting, then a stockholder’s notice received within 10 days following the day on which notice or public announcement of the meeting is made shall be deemed timely.

Conductus

      Conductus’ bylaws allow stockholders to nominate candidates for election to Conductus’ board of directors or propose other business at any annual meeting of stockholders. For nominations or other business to be properly brought by a stockholder, the stockholder must have given timely notice in writing to the secretary of Conductus and such other business must otherwise be proper subjects for stockholder action. To be timely, a stockholder’s notice must be delivered to the secretary at the principal executive offices of Conductus not less than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. If the date of the annual meeting to which such notice relates is advanced more than 30 days prior to or delayed by more than 60 days after the first anniversary of the preceding year’s annual meeting of stockholders, then such notice must be delivered not later than 90 days prior to the meeting or within 10 days following the public announcement of the date of the meeting. Conductus’ bylaws also allow stockholders to nominate candidates for election to Conductus’ board of directors at any special meeting of stockholders at which directors are to be elected pursuant to the corporation’s notice of meeting. For nominations relating to such special meetings to be properly brought by a stockholder, the stockholders must give notice to the secretary of Conductus of any nomination not later than 90 days prior to such special meeting or within 10 days following the public announcement of such special meeting.

Amendment of Certificate of Incorporation

      Under Delaware law, the certificate of incorporation of a Delaware corporation may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the amendment, unless a higher vote is required by the corporation’s certificate of incorporation. Neither Superconductor’s Certificate nor Conductus’ certificate of incorporation contains any provisions with respect to amendment of such certificate of incorporation.

Amendment of Bylaws

      Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer such power upon the board of directors. The stockholders have the power to adopt, amend or repeal bylaws, even though the board may also be delegated such power. Both Superconductor’s Certificate and the certificate of incorporation of Conductus delegate the power to adopt, amend, rescind or repeal the bylaws to each respective board of directors.

Indemnification of Directors and Officers

      Delaware law permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful.

     Superconductor

      Superconductor’s Certificate provides that the personal liability of its directors shall be eliminated to the fullest extent under applicable law. The bylaws of Superconductor provide that Superconductor shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the law against expenses (including attorney’s fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such individual is or was an agent of the corporation. Furthermore, Superconductor’s bylaws authorize it to provide insurance for its directors, officers, employees or agents against any liability, whether or not Superconductor would have the power to indemnify such person against liability under Delaware law.

     Conductus

      The certificate of incorporation of Conductus provides that the personal liability of its directors shall be eliminated to the fullest extent under applicable law. The bylaws of Conductus provide that Conductus shall indemnify its officers and directors to the fullest extent permitted under applicable law. The bylaws of Conductus further provide that Conductus shall pay any expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to indemnification under Delaware law. In addition, Conductus’ bylaws provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired. Conductus’ bylaws also provide that the board of directors may indemnify any other person, other than a director or officer, made party to any action, suit or proceeding by reason of the fact that such person is or was an employee or agent of the corporation and may pay the expenses incurred by any such person in defending such action, suit or proceeding.

Stockholder Rights Plans

     Superconductor

      Superconductor does not have a stockholder rights plan.

     Conductus

      The board of directors of Conductus has adopted a stockholder rights plan that provides its stockholders with the right to purchase preferred stock as a defensive measure in connection with a potential acquisition. Conductus has amended its rights plan to provide that it does not apply to the merger with Superconductor.

PROPOSAL TWO — SUPERCONDUCTOR’S PROPOSAL FOR A PRIVATE FINANCING

      At the time of the merger, neither Superconductor nor Conductus will generate sufficient cash from operations to fund the combined company’s planned growth. Therefore, additional capital from financing sources is critical to Superconductor’s ability to capture the strategic opportunities and advantages offered by the merger with Conductus. To further advance the combined company’s strategic position, several institutional investors (most of which are currently investors or affiliates of investors in Conductus and/or Superconductor) have committed to invest approximately $20,045,000 in Superconductor upon consummation of the merger in exchange for unregistered common stock and warrants to purchase the same. The financing transaction would be consummated by a private sale of securities pursuant to the terms of a securities purchase agreement among Superconductor and the investors, dated October 10, 2002 as amended.

      The financing commitments are expressly conditioned on the consummation of the merger. Similarly, because Superconductor’s board of directors believes outside capital is critical to the combined company’s success, the receipt of $15 million of private financing is a condition to the closing of the merger. By virtue of this structure, the financing transaction is subject to the numerous closing conditions to the merger, which are enumerated in the discussion under the merger proposal entitled “Conditions to the Completion of the Merger” beginning on page 65. If both the merger and this proposal two are approved at the special meeting, the transactions would close simultaneously.

      In the financing, the private investors will receive 21,096,954 shares of common stock, in excess of 20% of the outstanding shares of Superconductor stock before giving effect to the merger and the financing transaction. The shares will be sold at a purchase price of $0.95 per share, approximately a 15% discount to the market value on the date of execution of the securities purchase agreement. The investors also will acquire warrants to purchase an additional 5,274,240 shares having an exercise price of $1.19 per share, approximately 25% above the market value of the shares as of the date of execution of the purchase agreement.

      Superconductor stock is traded on Nasdaq, and, as a result, Superconductor must comply with Nasdaq corporate governance rules. Nasdaq Rule 4310(c)(25) (H)(i)(d)(2) (often referred to as the “20% Rule”) requires stockholder approval of unregistered securities issuances where (1) the securities issued are common stock or securities convertible into or exercisable for common stock, (2) the sale price of the securities is less than the market value of the common stock on the date of execution of the purchase agreement, and (3) the proposed issuance would result in the issuance of 20% or more of the common stock or voting power of the company before the issuance. To comply with Nasdaq’s rules, Superconductor’s stockholders are being asked to approve the private financing transaction.

Dilution

      As of October 22, 2002, Superconductor had 32,290,117 shares of Superconductor stock outstanding or reserved for issuance upon exercise of outstanding options or warrants. Superconductor’s stockholders will be diluted by the merger and financing transaction. Specifically, after giving effect to a $20 million financing transaction and the merger, on a fully diluted basis, Superconductor’s stockholders will own 43%, Conductus’ stockholders will own 22%, and, in addition to the shares they currently own, the institutional investors in the financing will acquire an additional 35% of the outstanding shares of Superconductor stock.

Registration Rights; Future Stock Sales

      The investors will acquire unregistered Superconductor stock in the financing transaction pursuant to the exemption from the registration requirements of Section 5 of the Securities Act provided by Section 4(2) and Regulation D of that act. Under the terms of the purchase agreement Superconductor will file a registration statement with the SEC within thirty (30) days of the effective date of the merger to register the shares of Superconductor stock issued to the institutional investors in the private financing and upon exercise of their warrants. Superconductor has agreed to use its best efforts to cause the registration statement to become effective within ninety (90) days after the effective date. After the registration statement becomes effective, the investors’ shares will be freely tradable in the public market. Unless demand significantly increases, the market price of a security will generally decline due to market forces if a substantial number of shares are sold at or around the same time. Therefore, if the investors seek to sell a substantial number of their shares in the public market within a relatively short time period, the market price of Superconductor’s stock could decline as a result.

Changes to Superconductor’s Board

      Under the terms negotiated for the financing and related merger, following the effective time of the merger, Superconductor will enlarge its board of directors from eight (8) to a total of twelve (12) members. Superconductor’s post-merger board will consist of all eight (8) of the current directors of Superconductor, three (3) new directors from the board of Conductus and one (1) new director chosen by certain investors in the private financing affiliated with the Special Situations family of funds. The three new directors from Conductus will be Martin A. Kaplan, David L. Short and Charles E. Shalvoy. The new director chosen by the Special Situations Funds is Robert J. Majteles.

      At the next annual meeting of stockholders, Superconductor will reduce its board of directors from twelve (12) to a total of ten (10) members. The board will then consist of six (6) individuals chosen by the eight (8) current directors of Superconductor from among the current directors of Superconductor, two (2) individuals chosen by the eight (8) current directors of Superconductor from among the current directors of Conductus (who will be Messrs. Kaplan and Short), Mr. John Shoch (or another person designated by Alloy Ventures Fund 2000, LLC, an investor in the financing, acceptable to the eight pre-merger directors of Superconductor) and Robert J. Majteles, the representative chosen by the investors affiliated with the Special Situations Funds.

Termination

      The securities purchase agreement will terminate concurrently with the merger agreement, or, if the transactions are not closed, on February 15, 2003.

Vote Required

      Proposal Two requires approval by a majority of votes cast at the special meeting. “Withheld” votes, and broker “non-votes” by Superconductor stockholders will be counted towards determining a quorum, but will not be counted for purposes of determining the number of votes cast, and, therefore, will not be counted for purposes of determining a majority of votes cast at the special meeting. If you abstain from voting on this proposal by marking “ABSTAIN” on your proxy card or ballot, your vote will be counted both towards determining a quorum for the special meeting and with respect to determining the votes cast on the private financing transaction. Therefore, if you “ABSTAIN” your vote will be effectively cast “AGAINST” the proposal. The principal purpose of increasing the number of authorized shares of Superconductor stock is to facilitate the merger and the financing. In addition, the financing transaction and the merger are each conditioned on the other, and, therefore, both proposals must be approved for either transaction to be effected. If you vote “FOR” the merger, you should also vote “FOR” this proposal 2 and “FOR” increasing the number of authorized shares in proposal 3.

Board Recommendation

      The board of directors of Superconductor has unanimously approved submission of this proposal two to its stockholders.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL THREE — SUPERCONDUCTOR’S PROPOSAL TO INCREASE ITS

AUTHORIZED COMMON STOCK

Introduction

      The Superconductor board of directors has unanimously approved and recommended to Superconductor’s stockholders an amendment to Superconductor’s Certificate to increase the number of authorized shares of common stock from 75,000,000 shares to a total of 125,000,000 shares to facilitate the merger and the financing. This proposal is contingent upon the merger in proposal 1 and the financing in proposal 2, and the board of directors will implement this increase in the authorized common stock only if the merger and financing are approved and consummated. The authorized preferred stock of Superconductor consists of 2,000,000 shares and will not be affected by this amendment.

Principal Effects

      The table below illustrates the net effect of the merger and the financing on Superconductor’s outstanding common stock and required common stock reserves under stock option plans and warrants. The calculations in the table are based on the outstanding shares, options and warrants for Superconductor and Conductus as of October 22, 2002, their existing and anticipated contractual commitments to maintain adequate reserves of common stock under the terms of stock option plans and warrants, and the issuance of securities in the merger and the financing.

		Effect of	Effect of	After Merger
	Existing	Merger	Financing	and Financing

Outstanding Common Shares	25,198,270	13,511,621	21,096,954	59,806,845
Common Stock Reserved for Option Plans	3,630,756	1,700,254	—	5,331,010
Common Stock Reserved for Warrants	3,461,091	1,464,748	5,274,240	10,200,079

Total	32,290,117	16,676,623	26,371,194	75,337,934

      Superconductor’s authorized common stock presently consists of 75,000,000 shares of common stock and 2,000,000 shares of preferred stock. Superconductor estimates that, immediately following the proposed merger and the proposed financing, there will be approximately 60,000,000 shares of common stock issued and outstanding and in excess of an additional 15,500,000 shares of common stock issuable under its stock option plans and outstanding warrants. The combined figure exceeds the authorized number of shares of Superconductor stock. Therefore, an increase will enable Superconductor to meet its commitments under the terms of the merger and the financing and fully reserve for all shares issuable upon exercise of options and warrants. Superconductor does not presently have any shares of preferred stock outstanding and does not expect to have any shares of preferred stock outstanding immediately after the merger and the financing.

Reasons for the Increase in Authorized Shares

      The principal purpose for the increase is to facilitate the merger and the financing. However, the increase also includes additional shares that may be used in connection with possible stock splits or dividends, additional acquisitions, equity financings, management incentive and employee benefit plans, investments, and for other purposes. Except for the merger and the financing described in this proxy statement/prospectus, Superconductor does not have any present plans, understandings or agreements for the issuance or use of the proposed additional shares of common stock in acquisitions or otherwise, but expects to explore potential acquisitions from time to time as opportunities arise. Superconductor’s board of directors believes that the proposed increase is desirable so that, as the need arises, Superconductor will be able to issue shares of common stock without the expense and delay of a special stockholders’ meeting.

      Superconductor’s board of directors is generally empowered to issue additional shares of stock without prior notice to stockholders and without stockholder approval, except in certain limited situations under the rules of Nasdaq. For example, the Nasdaq corporate governance rules require stockholder approval for stock issued in the following situations:

•	Stock issued to directors, officers and key employees pursuant to stock option plans in certain situations;

•	Stock issued as consideration for certain acquisitions of stock or assets of another company with more than a 20% dilutive effect or if any directors or officers have a significant shareholding; or

•	Stock issued in certain “below-market” situations.

      An increase in the authorized shares of common stock may be construed as having an anti-takeover effect to the extent it would permit the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of Superconductor’s Certificate or bylaws. As a result, the increase could limit the price that investors are willing to pay in the future for shares of Superconductor’s stock.

      Superconductor is not increasing the authorized common stock in response to any accumulation of its stock or threatened takeover of the company, and Superconductor has no present plans to implement any additional measures having anti-takeover effects. Certain provisions in Superconductor’s Certificate, bylaws and Delaware law could, together or separately, delay or prevent a third party from acquiring Superconductor, even if doing so might be beneficial to its stockholders. Some of these provisions:

•	Establish a classified board of directors;

•	Authorize the issuance of preferred stock with rights and privileges which could be senior to the common stock, without prior stockholder approval;

•	Limit the right of stockholders to call a special meeting of stockholders; and

•	Prohibit stockholder action by written consent.

      Delaware corporations may elect to include in their charter documents the right to cumulative voting, but Superconductor’s Certificate and bylaws do not include this right. Therefore, cumulative voting is not presently available to Superconductor’s stockholders.

      Superconductor is also subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested stockholder” for a period of three years following the date that such stockholder became an interested stockholder.

Effective Time of Increase

      This proposal 3 is contingent upon the approval and consummation of the merger in proposal 1 and the financing in proposal 2. If all three proposals are approved, this proposal 3 will become effective upon the filing of a Certificate of Amendment to Superconductor’s Certificate with the Delaware Secretary of State. Superconductor plans to file such a Certificate of Amendment concurrently with the closing the merger and the financing. Superconductor will abandon the increase in authorized common stock authorized under this proposal 3 if the merger and financing are not consummated. However, Superconductor’s board of directors may still elect to effect a reverse stock split if proposal 4 is approved, and the reverse stock split would have the effect of increasing the authorized common stock. Please read the discussion under “Principal Effects” under proposal 4, beginning on page 157.

Vote Required

      An affirmative vote of the holders of a majority of the outstanding shares of Superconductor stock is required to approve the increase in authorized common stock under Delaware law. “Withheld” votes, broker “non-votes” and abstentions by Superconductor stockholders will be counted towards determining a quorum for the transaction of business at the special meeting, but will have the effect of voting “AGAINST” the proposal to increase the in authorized common stock.

      The principal purpose of this proposal 3 is to facilitate the merger and the financing. Therefore, if you vote to approve the merger in proposal 1 and the financing in proposal 2, you should also vote to approve the increase in the number of authorized shares of Superconductor stock.

Board Recommendation

      THE BOARD OF DIRECTOR RECOMMENDS A VOTE “FOR” APPROVAL OF THE INCREASE IN AUTHORIZED COMMON STOCK.

PROPOSAL FOUR — SUPERCONDUCTOR’S PROPOSAL FOR A REVERSE STOCK SPLIT

Introduction

      The Superconductor board of directors has unanimously approved and recommended to the stockholders an amendment to Superconductor’s Certificate to effect a reverse stock split ranging from a one-for-two (1:2) to one-for-ten (1:10) stock exchange, with the exact ratio to be determined within this range by the board of directors if and when it elects to effect a reverse stock split. If this proposal 4 is approved, Superconductor’s board of directors may effect the reverse stock split within one year of the date of the special meeting without further stockholder approval. However, even if this proposal 4 is approved, Superconductor’s board of directors may decide not to effect a reverse stock split at all if it determines that a reverse stock split is not an effective course of action to achieve corporate objectives. This proposal is independent of the merger in proposal 1, the financing in proposal 2, and the increase in authorized Superconductor stock in proposal 3, and the board of directors may decide to implement the reverse stock split regardless of whether the merger and financing are consummated. The reverse stock split will be effected by reducing the number of outstanding shares of common stock by the chosen ratio, but will not increase the par value of the common stock and will not reduce the number of authorized shares of common stock. Superconductor will pay cash in lieu of any fractional shares resulting from the reverse stock split. The proposed form of amendment to Superconductor’s Certificate to implement the reverse stock split is attached to this proxy statement as Annex B.

Reasons for the Reverse Stock Split

      Superconductor believes that the low market price of Superconductor stock impairs its acceptability to important segments of the financial community and the investing public. Theoretically, the number of shares outstanding should not, by itself, affect the marketability of the stock, the type of investor who acquires it, or the reputation of a company in the financial community. However, in practice, this is not necessarily the case, as many investors look upon low-priced stock as unduly speculative in nature and, as a matter of policy, avoid investment in such stocks. Certain states also impose additional regulations or restrictions on stocks trading at less than certain prices, typically $2.00 to $5.00.

      Superconductor believes that the low market price of the Superconductor stock has reduced the effective marketability of those shares because of the reluctance of many leading brokerage firms to recommend low-priced stock to their clients. Further, a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low-priced stocks. Some of those policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that function to make the handling of low-priced stocks unattractive to brokers from an economic standpoint. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of low-priced stock because the brokerage commission on a sale of low-priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher-priced issue. Finally, the internal guidelines of many institutional investors prohibit the purchase of stock trading below certain minimum prices, typically $1.00 to $5.00.

      In order to provide maximum flexibility to Superconductor’s board of directors, Superconductor is submitting this proposal with a range of exchange ratios. The need for the broad range is due to the volatility of the Superconductor stock price which ranged from a high of $6.79 to a low of $0.93 during the first nine months of 2002. Superconductor believes that the merger, if consummated, will result in an increase in the trading price of the Superconductor stock. However, if the stock price does not sufficiently increase, Superconductor’s board of directors may determine that a reverse stock split is an effective method of increasing the price per share while also increasing the number of authorized but unissued shares of stock.

      Although there can be no assurance that the per share price of outstanding common stock after a reverse stock split, if and when declared, will actually increase in an amount proportionate to the decrease in the number of outstanding shares, the reverse stock split would be intended to result in a price level that will increase investor interest, insure compliance with Nasdaq’s market price minimums and eliminate the resistance of certain brokerage firms and institutional investors. In determining whether to implement the reverse stock split and selecting the exchange ratio, Superconductor’s board of directors will consider factors such as:

•	The then prevailing trading price and trading volume for Superconductor stock;

•	The impact of the merger with Conductus on the trading price of Superconductor stock;

•	The anticipated impact of the reverse stock split on the trading price of Superconductor stock; and

•	Prevailing general market and economic conditions.

      Superconductor’s board of directors will have sole discretion as to the exact timing and precise exchange ratio of the reverse stock split for one year following the date of the special meeting and within the range of ratios specified in this proposal 4. The board of directors may also determine that the reverse stock split is no longer in the best interests of Superconductor and decide to abandon the reverse stock split, at any time before, during or after the special meeting and prior to its effectiveness, without further action by the stockholders.

Principal Effects

      Common Stock. As of October 22, 2002, Superconductor had 25,198,270 shares of common stock issued and outstanding. After giving effect to the merger in proposal 1 and the financing in proposal 2, Superconductor estimates that it will have 59,806,845 shares of common stock issued and outstanding. Based on this, immediately following the completion of the reverse stock split, and, for illustrative purposes only, assuming a one-for-five reverse stock split, Superconductor would have 11,961,369 shares of common stock issued and outstanding (without giving effect to the elimination of any fractional shares). The actual number of shares outstanding will depend on the ratio set for the reverse stock split. The reverse stock split will not affect any stockholder’s proportionate equity interest in Superconductor or the Surviving Company, subject to the provisions for the elimination of fractional shares.

      Effect on Warrants. As of October 22, 2002, Superconductor had outstanding warrants to purchase a total of 2,987,508 shares of common stock. Superconductor has also reserved 473,583 additional shares of common stock for exercise of certain warrants. All of the outstanding warrants include provisions for adjustments in the number of shares covered thereby, and the exercise price thereof, in the event of a reverse stock split. Based on the number of shares of common stock currently reserved for issuance upon exercise of all outstanding warrants, immediately following the completion of the reverse stock split, and, for illustrative purposes only, assuming a one-for-five reverse stock split, Superconductor would have 692,218 shares of common stock reserved for issuance upon exercise of warrants (without giving effect to the elimination of any fractional shares). Each of the outstanding warrants would thereafter evidence the right to purchase twenty percent (20%) of the shares of Superconductor stock previously covered thereby, and the exercise price per share would be five (5) times the previous exercise price.

      Effect on Stock Option Plan. As of October 22, 2002, Superconductor had outstanding stock options to purchase a total of 3,137,114 shares of common stock. On that date, options for 493,642 shares of common stock remained available for grant under Superconductor’s stock option plans. For illustrative purposes, if a one-for-five reverse stock split is approved and affected, the terms of the outstanding options and shares of common stock remaining available for grant of stock options will be equitably adjusted such that there would be outstanding options to purchase a total of 627,423 shares of common stock (20% of the number of shares of common stock previously issuable upon exercise of outstanding options) and 98,728 shares remaining available for grant of stock options (20% of the number of shares of common stock previously available for grant). In addition, the exercise price per share for each option would be increased to 5 times the previous exercise price, so that the aggregate exercise price payable by the optionee to Superconductor would remain the same. In addition, the number of shares of common stock which remain available for issuance under Superconductor’s option plans will be reduced by the same ratio as the reverse stock split.

      The following table illustrates the principal effects of the reverse stock split as of October 22, 2002 both before and after consummation of the merger and financing transactions described in proposals 1 and 2. For illustrative purposes only, the table is based on a one-for-five reverse stock split.

	Before Reverse Split		After Reverse Split

		Surviving		Surviving
	Superconductor	Company	Superconductor	Company

Common Stock Authorized	75,000,000	75,000,000	75,000,000	75,000,000
Outstanding	25,198,270	59,806,845	5,039,654	11,961,369
Reserved for issuance upon exercise of outstanding warrants	3,461,091	10,200,079	692,218	2,040,016
Reserved for issuance upon exercise of options granted or to be granted pursuant to stock option plans	3,630,756	5,331,010	726,151	1,066,202
Available for future issuance by action of Board of Directors (after giving effect to above reservations)	42,709,883	(337,934)	68,541,977	59,932,413

      Effect on Authorized Shares. The reverse stock split will not affect the number of authorized shares of capital stock, and, therefore, will have the effect of an increase in the number of authorized but unissued shares of common stock. The effect of an increase in the authorized shares of Superconductor stock is discussed under Proposal 3, beginning on page 154.

Exchange of Stock Certificates and Elimination of Fractional Share Interests

      As soon as practicable after filing the Certificate of Amendment effecting a reverse stock split with the Secretary of State of Delaware, stockholders will receive instructions for the exchange of their common stock certificates for new certificates representing the appropriate number of shares of common stock after the reverse stock split. However, if permitted, Superconductor may elect to affect the exchange in the ordinary course of trading as certificates are returned for transfer. In either event, each current certificate representing shares of common stock will until so exchanged be deemed for all corporate purposes after the filing date to evidence ownership of common stock in the proportionately reduced number. An exchange agent may be appointed to act for stockholders in effecting the exchange of their certificates. Superconductor stockholders should not send their stock certificates now. You should send them only after you receive instructions from us or our exchange agent.

      No service charges, brokerage commissions or transfer taxes will be payable by any stockholder, except that if any new stock certificates are to be issued in a name other than that in which the surrendered certificate(s) are registered it will be a condition of such issuance that (1) the person requesting such issuance pays all applicable transfer taxes resulting from the transfer (or prior to transfer of such certificate, if any) or establish to Superconductor’s satisfaction that such taxes have been paid or are not payable, (2) the transfer complies with all applicable federal and state securities laws, and (3) the surrendered certificate is properly endorsed and otherwise in proper form for transfer.

      Stockholders will not be entitled to receive fractional shares in connection with the reverse stock split. In lieu of fractional shares, stockholders will receive, upon surrender of the relevant stock certificate(s), the value of the fractional interest to which such stockholder is entitled, based upon the fair market value of the common stock on the date the Certificate of Amendment is filed.

Federal Income Tax Consequences

      The following discussion is a summary of certain federal income tax consequences of the reverse stock split to the company effecting the split and to holders of common stock that hold such stock as a capital asset for federal income tax purposes. This discussion is based on laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders that are U.S. persons and does not address all aspects of federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code, including, without limitation, holders of preferred stock or warrants, holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired our stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

      Superconductor has not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the reverse stock split. The following summary does not address the tax consequences of the reverse stock split under foreign, state, or local tax laws. Accordingly, each stockholder should consult his, her or its tax advisor with respect to the particular tax consequences of the reverse stock split to such holder.

      The federal income tax consequences for a stockholder pursuant to the reverse stock split will be as follows:

•	The stockholder should not recognize any gain or loss for federal income tax purposes (except for cash, if any, received in lieu of a fractional share of common stock);

•	The stockholder’s aggregate tax basis of the common stock received pursuant to the reverse stock split, including any fractional share of the common stock not actually received, should be equal to the aggregate tax basis of such holder’s common stock surrendered in the exchange;

•	The stockholder’s holding period for the common stock received pursuant to the reverse stock split should include such holder’s holding period for the common stock surrendered in the exchange;

•	Cash payments received by the stockholder for a fractional share of common stock generally should be treated as if such fractional share had been issued pursuant to the reverse stock split and then redeemed by us, and such holder generally should recognize capital gain or loss with respect to such payment, measured by the difference between the amount of cash received and such holder’s tax basis in such fractional share; and

•	The company declaring the split should not recognize gain or loss as a result of the reverse stock split.

No Appraisal Rights

      Stockholders have no rights under Delaware law or under Superconductor’s charter documents to exercise dissenters’ rights of appraisal with respect to the reverse stock split.

Vote Required

      An affirmative vote of the holders of a majority of the outstanding shares of Superconductor stock is required to approve the reverse stock split under Delaware law. “Withheld” votes, broker “non-votes” and abstentions by Superconductor stockholders will be counted towards determining a quorum for the transaction of business at the special meeting, but will have the effect of voting “AGAINST” the reverse stock split proposal.

Board Recommendation

      THE BOARD OF DIRECTOR RECOMMENDS A VOTE “FOR” APPROVAL OF THE REVERSE STOCK SPLIT.

FUTURE STOCKHOLDER PROPOSALS

      Conductus held its 2002 annual meeting of stockholders on May 30, 2002. Conductus will hold an annual meeting in 2003 only if the merger is not consummated. In the event that such a meeting is held, any proposal of a Conductus stockholder must have been received by the secretary of Conductus no later than February 22, 2003 in order to be considered at the annual meeting. Proposals must be received before December 20, 2002 for inclusion in the Conductus 2003 annual meeting proxy materials. Any such proposal will be subject to Rule 14a-8 of the rules and regulations under the Exchange Act.

      Superconductor held its 2002 annual meeting of stockholders on May 16, 2002. Proposals of Superconductor stockholders will be eligible for consideration for inclusion in the proxy materials for the 2003 annual meeting if such proposals are received by the secretary of Superconductor no later than January 16, 2003, and comply with all applicable requirements of Rule 14a-8 of the Rules and Regulations under the Exchange Act. Proposals of Superconductor stockholders intended to be presented at the 2003 annual meeting, but not intended to be included in the proxy materials for the 2003 annual meeting, must be received by the secretary of Superconductor no later than ten (10) days following the mailing of the proxy statement or the date on which the final proxy statement is publicly disclosed, whichever is earlier.

EXPERTS

      The financial statements of Superconductor as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 included in this proxy statement/ prospectus have been so included in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

      The financial statements of Conductus, Inc. as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 included in this proxy statement/ prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as discussed in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

      The validity of the shares of Superconductor stock to be issued in connection with the merger and offered hereby will be passed upon for Superconductor by GuthChristopher LLP. The federal income tax consequences of the merger will be passed upon for Conductus and for Superconductor by Orrick, Herrington & Sutcliffe LLP.

WHERE YOU CAN FIND MORE INFORMATION

      Each of Superconductor and Conductus is subject to the information filings requirements of the Securities and Exchange Act of 1934, or the Exchange Act, and, in accordance with that act, are obligated to file with the SEC periodic reports, proxy statements and other information relating to their respective businesses, financial conditions and other matters. These reports, proxy statements and other information may be inspected at the Commission’s office at the SEC’s Public Reference Room at 450 Fifth Street, NW, Washington, D.C. 20549, and are also available for inspection at the regional offices of the Commission located at Citicorp Center, 13th Floor, New York, New York 10048. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies of these materials can be obtained, upon payment of the Commission’s customary charges, by writing to the Commission’s principal office at 450 Fifth Street, NW, Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information.

SUPERCONDUCTOR TECHNOLOGIES INC.

BALANCE SHEET

	December 31,	September 28,
	2001	2002

		(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$15,205,000	$8,084,000
Accounts receivable, net	1,448,000	1,978,000
Inventory	5,734,000	6,225,000
Prepaid expenses and other current assets	595,000	689,000

Total Current Assets	22,982,000	16,976,000
Property and equipment, net of accumulated depreciation of $11,027,000 and $12,177,000 respectively	5,215,000	8,909,000
Patents and licenses, net of accumulated amortization of $2,075,000 and $2,274,000 respectively	1,681,000	1,908,000
Other assets	283,000	702,000

Total Assets	$30,161,000	$28,495,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,695,000	$4,710,000
Accrued expenses	1,254,000	1,826,000
Current portion of capitalized lease obligations	280,000	335,000

Total Current Liabilities	4,229,000	6,871,000
Capitalized lease obligations and other	271,000	212,000
Accrual for loss on contract — Note 5	1,998,000	688,000

Total Liabilities	6,498,000	7,771,000
Commitments and contingencies — Note 6
Stockholders’ Equity:
Preferred stock, $.001 par value, 2,000,000 shares authorized, Series E convertible preferred stock, 37,500 shares authorized, 34,500 and 32,500 issued and outstanding, respectively; liquidation preference of $37,044,000	—	—
Common stock, $.001 par value, 75,000,000 shares authorized, 18,579,160 and 23,043,009 shares issued and outstanding, respectively	19,000	23,000
Capital in excess of par value	110,871,000	123,032,000
Deferred warrant charges	(2,280,000)	(796,000)
Accumulated deficit	(84,947,000)	(101,535,000)

Total Stockholders’ Equity	23,663,000	20,724,000

Total Liabilities and Stockholders’ Equity	$30,161,000	$28,495,000

See accompanying notes to the financial statements

SUPERCONDUCTOR TECHNOLOGIES INC.

STATEMENT OF OPERATIONS

	Three Months Ended		Nine Months Ended

	September 29,	September 28,	September 29,	September 28,
	2001	2002	2001	2002

	(Unaudited)
Net revenues:
Net commercial product revenues — Note 5	$1,179,000	$4,310,000	$5,795,000	$13,292,000
Government contract revenues	955,000	429,000	3,361,000	2,123,000
Sub license royalties	—	—	10,000	10,000

Total net revenues	2,134,000	4,739,000	9,166,000	15,425,000
Costs and expenses:
Cost of commercial product revenues — Note 5	2,215,000	4,715,000	7,728,000	15,089,000
Contract research and development	658,000	316,000	2,396,000	1,515,000
Other research and development	987,000	1,230,000	3,575,000	3,951,000
Selling, general and administrative	3,239,000	3,336,000	8,487,000	11,592,000

Total costs and expenses	7,099,000	9,597,000	22,186,000	32,147,000

Loss from operations	(4,965,000)	(4,858,000)	(13,020,000)	(16,722,000)
Interest income	205,000	51,000	944,000	198,000
Interest expense	(35,000)	(20,000)	(113,000)	(64,000)

Net loss	(4,795,000)	(4,827,000)	(12,189,000)	(16,588,000)
Less:
Deemed distribution attributable to the preferred stock beneficial conversion feature	(655,000)	(570,000)	(1,965,000)	(1,756,000)

Net loss available to common stockholders	$(5,450,000)	$(5,397,000)	$(14,154,000)	$(18,344,000)

Basic and diluted loss per common share	$(0.30)	$(0.23)	$(0.79)	$(0.85)

Weighted average number of common shares outstanding	17,902,160	23,043,009	17,894,809	21,644,235

See accompanying notes to the financial statements

SUPERCONDUCTOR TECHNOLOGIES INC.

STATEMENT OF CASH FLOWS

	Nine Months Ended

	September 29,	September 28,
	2001	2002

	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(12,189,000)	$(16,588,000)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	1,400,000	1,426,000
Warrant charges	1,938,000	1,484,000
Amortization of accrued loss on sales contract	(1,823,000)	(1,310,000)
Changes in assets and liabilities:
Accounts receivable	2,452,000	(530,000)
Inventory	(3,037,000)	(490,000)
Prepaid expenses and other current assets	(142,000)	46,000
Patents and licenses	(302,000)	(427,000)
Other assets	(180,000)	(153,000)
Accounts payable and accrued expenses	1,042,000	2,671,000

Net cash used in operating activities	(10,841,000)	(13,871,000)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,356,000)	(4,782,000)
Other	—	(414,000)

Net cash used for investing activities	(1,356,000)	(5,196,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on long-term obligations	(178,000)	(220,000)
Proceeds from sale of common stock and warrants and exercise of stock options	242,000	12,166,000

Net cash provided by financing activities	64,000	11,946,000

Net (decrease) in cash and cash equivalents	(12,133,000)	(7,121,000)
Cash and cash equivalents at beginning of period	31,824,000	15,205,000

Cash and cash equivalents at end of period	$19,691,000	$8,084,000

Supplemental schedule of non-cash financing activities:
Capital leases entered into	$—	$129,000

See accompanying notes to the financial statements

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS

1.     General

      The unaudited financial information furnished herein has been prepared in accordance with generally accepted accounting principles and reflects all adjustments, consisting only of normal recurring adjustments, which in the opinion of management, are necessary to fairly state the Company’s financial position, the results of its operations and its cash flows for the periods presented.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates and such differences may be material to the financial statements. This quarterly report on Form 10-Q should be read in conjunction with the Company’s Form 10-K for the year ended December 31, 2001. The results of operations for the three and nine months ended September 28, 2002 are not necessarily indicative of results for the entire fiscal year ending December 31, 2002.

      The Company reports on a 13-week quarter period ending on the Saturday nearest the calendar quarter end. The Company’s fiscal year-end is December 31.

      Certain reclassifications have been made to the 2001 financial statements to conform to the 2002 presentation.

2.     Inventories

      Inventories are stated at the lower of cost (first-in, first out) or market and consist of the following:

	December 31,	September 28,
	2001	2002

Raw Materials	$1,389,000	$1,722,000
Work-in-Progress	2,947,000	2,678,000
Finished Goods	1,398,000	1,825,000

Total Inventory	$5,734,000	$6,225,000

3.     Short Term Borrowings

      The Company had a revolving line of credit that matured unused on July 20, 2002. The revolving line of credit was not to exceed the lesser of (i) $2.5 million or (ii) 80% of eligible accounts receivable. The revolving line of credit had an interest rate at the prime rate plus 1%. No amounts were outstanding under this line of credit at December 31, 2001 and July 20, 2002. The Company was required to maintain certain minimum tangible net worth, debt, cash flow and other financial and business covenants. Borrowings under the revolving line of credit were collateralized by substantially all of the Company’s assets.

4.     Stockholders’ Equity

      Convertible Preferred Stock On September 29, 2000, the Company issued in a private placement 37,500 shares of a newly created Series E Convertible Preferred Stock and warrants to purchase up to an additional 1,044,568 shares of common stock. Proceeds, net of issuance costs, totaled approximately $35,155,000.

      The preferred stock is non-voting, has a stated value and a liquidation preference of $1,000 per share, and is convertible into common stock at the lower of $17.95 per common share or the market price of the common stock at the time of conversion, subject to an implicit floor. The preferred stock automatically converts into common stock on the third anniversary of the closing and has no antidilution features. The optional and automatic conversions of preferred stock are limited to an aggregate maximum of 3,554,656 shares of common

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS — (Continued)

stock. Any preferred shares not converted through optional and the automatic conversions due to the limit on the number of shares that can be issued will be cancelled without any other obligation except to pay any accumulated conversion premium through the automatic conversion date. The preferred stock carries a 7% conversion premium, payable upon conversion in cash or common stock subject to certain limitations, at the Company’s option. The conversion premium is being included in the calculation of net loss available to common shareholders over the period it is earned by the preferred stockholder.

      At December 31, 2001, 34,500 Series E preferred shares were outstanding and were convertible into a maximum of 2,929,563 shares of common stock. During nine months ended September 28, 2002, 2,000 Series E preferred shares were converted into 645,474 shares of common stock and 77,616 shares of common stock were issued in connection with the conversion premium. At September 28, 2002, 32,500 Series E preferred shares were outstanding. Subsequent to the end of the quarter, these shares were converted into 2,155,261 common shares on September 30, 2002. The associated conversion premium was paid with $3 million in cash and an eighteen-month $1.7 million subordinated note. The subordinated note carries eight percent interest with interest only payable for the first six months and monthly amortization of principal and interest for the remaining twelve months.

      Common Stock. In March 2002 the Company raised net proceeds of $12.2 million from the private sales of 3,714,286 shares of common stock at $3.50 per share and 5-year warrants to purchase an additional 557,143 shares of common stock exercisable at $5.50 per share. The common stock was priced on February 27, 2002 when the term sheet was signed, and the Company’s common stock closed at $4.02 per share on that date. The underlying warrants were priced on March 6, 2002 when the definitive purchase agreement was signed, and the Company’s common stock closed at $4.45 per share on that date. In conjunction with this equity issuance, the Company also issued to the placement agent 5-year warrants to purchase up to 213,571 shares of common stock at an exercise price of $5.50 per share.

      This transaction caused the exercise price and the number of shares of the warrant under the Series E Convertible Preferred Stock to be adjusted to $20.58 and 1,093,269, respectively.

      During the nine months ended September 28, 2002, the Company (i) issued options to purchase 831,175 shares of common stock under the Company’s stock option plans and (ii) cancelled options in connection with employment terminations to purchase 162,679 shares of common stock. Options for 26,473 shares of common stock were exercised for $83,000 during the period. At September 28, 2002, options to purchase 3,192,511 shares of common stock were issued and outstanding under the Company’s stock option plans. The outstanding options expire by the end of September 2012. The exercise prices for these options range from $1.60 to $49.38 per share, for an aggregate exercise price of approximately $30.1 million. At September 28, 2002, there were 450,894 shares of common stock available for granting future options.

      The following is a summary of outstanding warrants at September 28, 2002:

	Number of Common Shares
			Price Per
	Total	Currently Exercisable	Share	Expiration Date

Warrants related to issuance of Series E Preferred	1,093,269	1,093,269	$20.58	September 29, 2005
Warrants related to issuance of common stock	770,714	770,714	$5.50	March 10, 2007
Warrants related to bank borrowings	62,500	62,500	$3.00	June 18, 2004
	33,333	33,333	$3.00	December 1, 2004
	27,692	27,692	$3.25	January 12, 2005
Warrants related to sales agreements	1,000,000	414,440	$4.00	August 27, 2004

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS — (Continued)

5.     Warrants Issued to U.S. Cellular

      In August 1999, the Company entered into a warrant agreement with United States Cellular Corporation (“U.S. Cellular”) where the exercise of a warrant to purchase up to 1,000,000 shares of common stock was conditioned upon future product purchases by U.S. Cellular. Under the terms of the warrant, U.S. Cellular vests in the right to purchase one share of common stock at $4 per share for every $25 of SuperFilter systems purchased from the Company. The warrant is immediately exercisable with respect to any vested shares and expires August 27, 2004. For accounting purposes proceeds from sales to U.S. Cellular under this agreement were initially allocated between commercial product revenues and the estimated value of the warrants vesting in connection with those sales. The estimated fair value of the warrants in excess of the related sales, when applicable, is recorded in cost of commercial product revenues.

      In September 2000, the Company received a $7.8 million non-cancelable purchase order from U.S.  Cellular for SuperFilter systems to be shipped over the next nine quarters. In consideration for the purchase order, the Company amended the August 1999 warrant agreement and vested 312,000 warrants to U.S. Cellular. The vested warrants are immediately exercisable, not subject to forfeiture, and U.S. Cellular has no other obligations to the Company.

      The estimated fair value of the warrants vesting upon receipt of this order was calculated to be $5,635,000 using the Black-Scholes option-pricing model and was recorded as a deferred warrant charge in the statement of stockholders’ equity. As SuperFilter systems are shipped under this purchase order, the related sales proceeds are allocated between stockholders’ equity and commercial product revenue using the percentage relationship which existed between the fair value of the warrants as recorded in September 2000 and the amount of the non-cancelable purchase order. The fair value of the warrants was calculated utilizing a volatility factor of 85%, risk-free interest rate of 6.01%, and an expected life of 3.92 years. During the three and nine months ended September 28, 2002 sales proceeds of $460,000 and $1,484,000, respectively, for shipments pursuant to this purchase order were allocated to the deferred warrant charge and proceeds of $170,000 and $557,000, respectively, were recorded as commercial product revenues. During the three and nine months ended September 29, 2001 sales proceeds of $549,000 and $1,938,000, respectively, for shipments pursuant to this purchase order were allocated to the deferred warrant charge and proceeds of $210,000 and $744,000, respectively, were recorded as commercial product revenues.

      In September 2000, after the allocation of the future sales proceeds to the fair value of the related warrants, the estimated cost of providing products under the purchase order exceeded related revenue by $5.3 million. The resulting loss was reflected in the results of operations for the quarter ended September 30, 2000. During the three and nine months ended September 28, 2002, $397,000 and $1,310,000, respectively, of this reserve was amortized against the cost of product delivered under this purchase order. During the three and nine months ended September 29, 2001, $516,000 and $1,823,000, respectively of this reserve was amortized against the cost of product delivered under this purchase order.

      As of September 28, 2002 U.S. Cellular has 585,560 unvested warrants that can be earned from future product orders through August 27, 2004. In each period in which these remaining warrants are earned, a non-cash charge will be recorded for the fair market value of the warrants shares earned or vested in the period.

6.	Legal Proceedings

      The Company is currently engaged in a patent dispute with ISCO International, Inc. relating to U.S. Patent No. 6,263,215 entitled “Cryoelectronically Cooled Receiver Front End for Mobile Radio Systems.” ISCO filed a complaint on July 17, 2001 in the United States District Court for the District of Delaware against us and Conductus, Inc., another company involved in the high-temperature superconducting industry. The ISCO complaint alleges that our SuperFilter product and Conductus’ ClearSite® product infringe ISCO’s patent.

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS — (Continued)

      After conducting separate investigations into the allegations, the Company and Conductus both filed responses denying ISCO’s allegations and asking the court to declare the ISCO patent invalid and not infringed. The Company is cooperating with Conductus in the defense of this lawsuit.

      On October 3, 2001, the Company’s response was amended to add allegations that ISCO failed to disclose relevant prior art to the U.S. Patent Office during the patent application process. At the same time, the Company also sued ISCO for threatening some of our customers. The Company’s standard terms and conditions of sale include an indemnity against any patent infringement claims, and the Company has informed our customers that it will defend them against any action brought by ISCO for any alleged infringement related to our products. The Company is seeking both compensatory and punitive damages from ISCO, as well as attorneys’ fees, arising from their threats against our customers. On March 26, 2002, ISCO added a new claim to their lawsuit alleging that the Company’s new IMT-2000 SuperFilter Tower Top System for use with third generation, or 3G, technology in international markets infringes two other ISCO patents — U.S. Patent No.’s 6,104,934 and 6,205,340. On April 17, 2002 the court ruled that these two claims are untimely and relegated ISCO to filing a separate lawsuit if it wants to pursue these claims. To date, ISCO has not pursued these claims.

      The parties completed the discovery process by June 28, 2002. The judge held a “Markman hearing” on October 15, 2002 to receive evidence concerning the scope and meaning of the patent claims asserted by ISCO. On October 30, 2002 the judge issued his ruling the hearing. The parties expect to complete expert discovery by December 23, 2002 and the trial is scheduled to start March 17, 2003.

      Litigation expenses on the ISCO matter totaled $674,000 and $2.5 million for the three and nine months ended September 28, 2002, respectively and $506,000 in the three and nine-month periods ended September 29, 2001.

7.     Earnings Per Share

      The computation of per share amounts for the three and nine months ended September 28, 2002 and September 29, 2001 is based on the average number of common shares outstanding for the period. Options and warrants to purchase 6,180,019 and 4,494,753 shares of common stock during the three and nine months ended September 28, 2002 and September 29, 2001, respectively, were not considered in the computation of diluted earnings per share because their inclusion would be antidilutive. Preferred stock convertible into 2,155,261 and 3,554,656 common shares, respectively, was also not considered in the computation of diluted earnings per share for the three and nine months ended September 28, 2002 and September 29, 2001, because their inclusion would also be antidilutive.

8.     Concentration of Customers and Suppliers

      Our two largest commercial customers accounted for 94% and 89% of our net commercial product revenues for the nine months ended September 28, 2002 and September 29, 2001, respectively, and 91% and 48% of accounts receivable as of September 28, 2002 and December 31, 2001, respectively.

      We currently purchase substrates for growth of high-temperature superconductor thin-films from one supplier because of the quality of its substrates.

9.     Recent Accounting Pronouncements

      Adoption of Statement of Financial Accounting Standard (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, SFAS No. 141, Accounting for Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets did not have an impact on the Company’s financial position, results of operations or cash flows for the period ended September 28, 2002.

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS — (Continued)

      In April 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This Statement rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking Fund Requirements and SFAS No. 44, Accounting for Intangible Assets of Motor Carriers. Also, this statement amends SFAS No. 13, Accounting for Leases and other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changes conditions. The provisions of this Statement related to the rescission of SFAS No. 4 shall be applied in fiscal years beginning after May 15, 2002. The provision relating to SFAS No. 13 shall be effective for transactions occurring after May 15, 2002. All other provisions of this Statement shall be effective for financial statements issued on or after May 15, 2002. The Company does not believe it will have a material impact on its financial position or results of its operations.

      In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This Statement addresses financial reporting for costs associated with exits or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The provisions of this Statement are effective for exit or disposal activities initiated after December 31, 2002. The Company does not believe it will have a material impact on its financial position or results of its operations.

10.     Subsequent Event

      On October 10, 2002, the Company entered into a definitive agreement to merge with Conductus, Inc. Under the terms of the agreement, which is subject to customary regulatory approvals and stockholder approval from each company, Conductus shareholders will receive 0.6 shares of newly issued Superconductor common stock for each outstanding share of Conductus common stock. Upon completion the Company expects to issue 13.5 million shares of STI common stock for all the outstanding shares of Conductus and assume an additional 3.2 million outstanding stock options and warrants. This transaction, which is expected to be tax-free to shareholders of both companies for U.S. federal income tax purposes, will be accounted for as a purchase and is expected to close by December 31, 2002.

      In addition, the Company has secured firm commitments from existing shareholders and affiliated entities for a $20.0 million equity investment through a private placement in the combined company, which is expected to close concurrent with, and is contingent upon, the close of the merger. At the closing, Superconductor will issue 21,096,954 shares of common stock at $0.95 per share and 5-year warrants to purchase an additional 5,274,240 shares of the common stock at $1.19 per share. The financing is subject to shareholder approval under NASDAQ’s corporate governance rules.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors

and Stockholders of
Superconductor Technologies Inc.

      In our opinion, the financial statements listed in the index on page F-1 present fairly, in all material respects, the financial position of Superconductor Technologies Inc. at December 31, 2000 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion the financial statement schedule listed in the index on page F-1 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements and financial statement schedule in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As discussed in Note 3 to the financial statements, in 2000 the Company changed its method of calculating the beneficial conversion feature associated with the issuance of convertible preferred stock.

/s/ PRICEWATERHOUSECOOPERS LLP

Los Angeles, California

February 18, 2002, except
for Note 14 “Subsequent Event”
for which the date is March 12, 2002

SUPERCONDUCTOR TECHNOLOGIES INC.

BALANCE SHEET

	December 31,	December 31,
	2000	2001

ASSETS
Current Assets:
Cash and cash equivalents	$31,824,000	$15,205,000
Accounts receivable, net	3,689,000	1,448,000
Inventory	3,775,000	5,734,000
Prepaid expenses and other current assets	500,000	595,000

Total Current Assets	39,788,000	22,982,000
Property and equipment, net of accumulated depreciation of $9,353,000 and $11,027,000 respectively	4,991,000	5,215,000
Patents and licenses, net of accumulated amortization of $1,761,000 and $2,075,000 respectively	1,877,000	1,681,000
Other assets	105,000	283,000

Total Assets	$46,761,000	$30,161,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,996,000	$2,695,000
Accrued expenses	1,364,000	1,254,000
Current portion of capitalized lease obligations	242,000	280,000

Total Current Liabilities	3,602,000	4,229,000
Capitalized lease obligations and other	509,000	271,000
Accrual for loss on contract — Note 8	4,241,000	1,998,000

Total Liabilities	8,352,000	6,498,000
Commitments and contingencies — Note 10 and 11
Stockholders’ Equity:
Preferred stock, $.001 par value, 2,000,000 shares authorized, Series E convertible preferred stock, 37,500 shares authorized, 37,500 and 34,500 issued and outstanding, respectively; liquidation preference of $37,530,000	—	—
Common stock, $.001 par value, 75,000,000 shares authorized, 17,823,164 and 18,579,160 shares issued and outstanding	18,000	19,000
Capital in excess of par value	110,654,000	110,871,000
Deferred warrant charges	(4,517,000)	(2,280,000)
Accumulated deficit	(67,746,000)	(84,947,000)

Total Stockholders’ Equity	38,409,000	23,663,000

Total Liabilities and Stockholders’ Equity	$46,761,000	$30,161,000

See accompanying notes to the financial statements

SUPERCONDUCTOR TECHNOLOGIES INC.

STATEMENT OF OPERATIONS

	For the Year Ended December 31

	1999	2000	2001

Net revenues:
Net commercial product revenues — Note 8	$2,053,000	$5,303,000	$7,601,000
Government contract revenues	5,059,000	4,643,000	4,782,000
Sub license royalties	10,000	10,000	10,000

Total net revenues	7,122,000	9,956,000	12,393,000
Costs and expenses:
Cost of commercial product revenues — Note 8	6,848,000	15,710,000	10,626,000
Contract research and development	3,427,000	4,235,000	3,359,000
Other research and development	1,747,000	2,633,000	4,606,000
Selling, general and administrative	5,664,000	8,357,000,000	11,907,000

Total costs and expenses	17,686,000	30,935,000	30,498,000
Loss from operations	(10,564,000)	(20,979,000)	(18,105,000)
Interest income	21,000	806,000	1,050,000
Interest expense	(332,000)	(483,000)	(146,000)

Net loss	(10,875,000)	(20,656,000)	(17,201,000)
Less:
Redeemable preferred stock dividends	(908,000)	—	—
Deemed distribution attributable to the inducement to convert preferred stock and beneficial conversion feature	(456,000)	(2,203,000)	(2,603,000)

Net loss available to common stockholders before cumulative effect of accounting change	(12,239,000)	(22,859,000)	(19,804,000)
Cumulative effect of accounting change on preferred stock beneficial conversion feature	—	(10,612,000)	—

Net loss available to common stockholders for computation of loss per common share	$(12,239,000)	$(33,471,000)	$(19,804,000)

Basic and diluted net loss per common share
Net loss per common share before cumulative effect of accounting change	$(1.58)	$(1.42)	$(1.10)
Cumulative effect of accounting change	—	(0.67)	—

Net loss per common share	$(1.58)	$(2.09)	$(1.10)

Weighted average number of common shares outstanding	7,744,008	16,050,423	17,955,553

See accompanying notes to the financial statements

SUPERCONDUCTOR TECHNOLOGIES INC.

STATEMENT OF STOCKHOLDERS’ EQUITY

			Convertible
	Common Stock		Preferred Stock		Capital in	Deferred
					Excess of	Warrant	Accumulated
	Shares	Amount	Shares	Amount	Par Value	Charges	Deficit	Total

Balance at December 31, 1998	7,722,591	$8,000	—	$—	$35,010,000	$—	$(36,215,000)	$(1,197,000)
Cumulative dividends on redeemable preferred stock					(95,000)			(95,000)
Issuance of warrants					491,000			491,000
Exercise of stock options	16,627				20,000			20,000
Net loss							(10,875,000)	(10,875,000)

Balance at December 31, 1999	7,739,218	8,000	—	—	35,426,000	—	(47,090,000)	(11,656,000)
Conversion of mandatory redeemable convertible preferred stock	5,633,901	6,000			17,119,000			17,125,000
Issuance of common stock for conversion of note payable	153,846				500,000			500,000
Issuance of common stock for cash	2,319,855	2,000			7,381,000			7,383,000
Exercise of warrants	1,152,174	1,000			3,968,000			3,969,000
Exercise of stock options	824,170	1,000			3,562,000			3,563,000
Issuance of warrants and stock options					7,543,000	(5,635,000)		1,908,000
Amortization of deferred warrant charges						1,118,000		1,118,000
Issuance of Series E Convertible Preferred Stock and warrants			37,500		35,155,000			35,155,000
Net loss							(20,656,000)	(20,656,000)

Balance at December 31, 2000	17,823,164	18,000	37,500	—	110,654,000	(4,517,000)	(67,746,000)	$38,409,000
Conversion of convertible preferred stock	676,305	1,000	(3,000)		(1,000)			—
Exercise of stock options	79,691				218,000			218,000
Amortization of deferred warrant charges						2,237,000		2,237,000
Net loss							(17,201,000)	(17,201,000)

Balance at December 31, 2001	18,579,160	$19,000	34,500	$—	$110,871,000	$(2,280,000)	$(84,947,000)	$23,663,000

See accompanying notes to the financial statements.

SUPERCONDUCTOR TECHNOLOGIES INC.

STATEMENT OF CASH FLOW

	For the Year Ended December 31,

	1999	2000	2001

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(10,875,000)	$(20,656,000)	$(17,201,000)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	1,306,000	1,794,000	2,141,000
Accrued loss and amortization of accrued loss on sales contract	—	4,241,000	(2,243,000)
Warrants and options charges	335,000	2,798,000	2,237,000
Changes in assets and liabilities:
Accounts receivable	349,000	(2,099,000)	2,241,000
Inventory	(329,000)	(1,030,000)	(1,959,000)
Prepaid expenses and other current assets	(155,000)	(159,000)	(95,000)
Patents and licenses	(94,000)	(165,000)	(259,000)
Other assets	3,000	90,000	(190,000)
Accounts payable and accrued expenses	(277,000)	691,000	631,000

Net cash used in operating activities	(9,737,000)	(14,495,000)	(14,697,000)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(615,000)	(2,193,000)	(1,898,000)
Proceeds from sale of property and equipment	900,000	—	—

Net cash (used in) provided by investing activities	285,000	(2,193,000)	(1,898,000)
CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from borrowings	3,200,000	1,500,000	—
Payments on short term borrowings	—	(2,953,000)	—
Payments on long-term obligations	(190,000)	(211,000)	(242,000)
Net proceeds from sale of preferred and common stock	6,198,000	50,110,000	218,000

Net cash provided by (used in) financing activities	9,208,000	48,446,000	(24,000)

Net increase (decrease) in cash and cash equivalents	(244,000)	31,758,000	(16,619,000)
Cash and cash equivalents at beginning of year	310,000	66,000	31,824,000

Cash and cash equivalents at end of year	$66,000	$31,824,000	$15,205,000

See accompanying notes to the financial statements

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO AUDITED FINANCIAL STATEMENTS

Note 1 — The Company

      Superconductor Technologies Inc. (the “Company”) was incorporated in Delaware on May 11, 1987 and maintains its headquarters in Santa Barbara, California. The Company, which operates in a single industry segment, manufactures and markets high-performance filters to service providers and original equipment manufacturers in the mobile wireless communications industry. The Company’s principal product, the SuperFilter®, combines high-temperature superconductors with cryogenic cooling technology to produce a filter with significant advantages over conventional filters. From 1987 to 1997, the Company was engaged primarily in research and development and generated revenues primarily from government research contracts. The Company began full-scale commercial production of the SuperFilter® in 1997 and shipped 393 units in 2000 and 438 in 2001.

      The Company continues to be involved as either contractor or subcontractor on a number of contracts with the United States government. These contracts have been and continue to provide a significant source of revenues for the Company. For the years ended December 31, 1999, 2000, and 2001, government related contracts accounted for 71%, 47%, and 39% respectively, of the Company’s net revenues.

Note 2 — Summary of Significant Accounting Policies

Cash and Cash Equivalents

      Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less. Cash and cash equivalents are maintained with quality financial institutions and from time to time exceed FDIC limits.

Accounts Receivable

      The Company sells predominantly to entities in the wireless communications industry and to entities of the United States government. The Company grants uncollateralized credit to its customers. The Company performs ongoing credit evaluations of its customers before granting credit.

Revenue Recognition

      Commercial revenues are principally derived from the sale of the Company’s SuperFilter® products and are recognized once all of the following conditions have been met: a) an authorized purchase order has been received in writing, b) customer’s credit worthiness has been established, c) shipment of the product has occurred, d) title has transferred, and e) if stipulated by the contract, customer acceptance has occurred and all significant vendor obligations, if any, have been satisfied.

      Contract revenues are principally generated under research and development contracts. Contract revenues are recognized utilizing the percentage-of-completion method measured by the relationship of costs incurred to total estimated contract costs. If the current contract estimate were to indicate a loss, utilizing the funded amount of the contract, a provision would be made for the total anticipated loss. Revenues from research related activities are derived primarily from contracts with agencies of the United States Government. Credit risk related to accounts receivable arising from such contracts is considered minimal. These contracts include cost-plus, fixed price and cost sharing arrangements and are generally short-term in nature.

      All payments to the Company for work performed on contracts with agencies of the U.S. Government are subject to adjustment upon audit by the Defense Contract Audit Agency. Based on historical experience and review of current projects in process, management believes that the audits will not have a significant effect on the financial position, results of operations or cash flows of the Company.

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO AUDITED FINANCIAL STATEMENTS — (Continued)

Warranties

      The Company recognizes the estimated cost of warranty expense at the time of revenue recognition. Warranty reserves are reviewed periodically and adjusted based on actual and anticipated experience.

Research and Development Costs

      Research and development costs are expensed as incurred. Research and development costs incurred solely in connection with research and development contracts are charged to contract research and development expense. Other research and development costs are charged to other research and development expense.

Inventories

      Inventories are stated at the lower of cost or market, with costs primarily determined using standard costs, which approximate actual costs utilizing the first-in, first-out method. Provision for potentially obsolete or slow moving inventory is made based on management’s analysis of inventory levels and sales forecasts.

Property and Equipment

      Property and equipment are recorded at cost. Equipment is depreciated using the straight-line method over their estimated useful lives ranging from three to five years. Leasehold improvements and assets financed under capital leases are amortized over the shorter of their useful lives or the lease term. Furniture and fixtures are depreciated over seven years. Expenditures for additions and major improvements are capitalized. Expenditures for repairs and maintenance and minor improvements are charged to expense as incurred. When property or equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts. Gains or losses from retirements and disposals are recorded as other income or expense.

Patents and Licenses

      Patents and licenses are recorded at cost and are amortized using the straight-line method over the shorter of their estimated useful lives or approximately seventeen years.

Long-Lived Assets

      The realizability of long-lived assets is evaluated periodically as events or circumstances indicate a possible inability to recover the carrying amount. Such evaluation is based on various analyses, including cash flow and profitability projections. The analyses necessarily involve significant management judgment. In the event the projected undiscounted cash flows are less than net book value of the assets, the carrying value of the assets will be written down to their fair value.

Income Taxes

      The Company accounts for taxes under the provisions of Statement of Financial Accounting Standards No. 109 (“SFAS 109”), “Accounting for Income Taxes.” SFAS 109 utilizes an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. In estimating future tax consequences, SFAS 109 generally considers all expected future events other than enactments of changes in the tax laws or rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO AUDITED FINANCIAL STATEMENTS — (Continued)

Marketing Costs

      All costs related to marketing and advertising the Company’s products are expensed as incurred or at the time the advertising takes place.

Net Loss Per Share

      Basic and diluted net loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding in each year. Net loss available to common stockholders is computed after deducting accumulated dividends on cumulative preferred stock, deemed dividends and accretion of redemption value on redeemable preferred stock for the period and beneficial conversion features on issuance of preferred stock. Common stock equivalents are not included in the calculation of diluted loss per share because their effect is antidilutive.

Stock-based Compensation

      As permitted under Statement of Financial Accounting Standards No. 123 (SFAS 123), “Accounting for Stock-Based Compensation”, the Company has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” in accounting for its stock options and other stock-based employee awards. Pro forma information regarding net loss and loss per share, as calculated under the provisions of SFAS 123, are disclosed in the notes to the financial statements. The Company accounts for equity securities issued to non-employees in accordance with the provision of SFAS 123 and Emerging Issues Task Force 96-18.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The significant estimates in the preparation of the financial statements relate to the assessment of the carrying amount of accounts receivable, inventory, intangibles, estimated provisions for warranty costs, income taxes and the loss contract with U.S. Cellular. Actual results could differ from those estimates and such differences may be material to the financial statements.

Fair Value of Financial Instruments

      The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short-term nature of these instruments. The Company estimates that the carrying amount of the debt approximates fair value based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

Comprehensive Income

      The Company has no items of other comprehensive income in any period and consequently does not report comprehensive income.

Segment Information

      The Company operates in a single business segment, the research, development, manufacture, marketing and sale of high temperature superconducting filter and low noise amplifier and multiplexer products for the wireless communications industry. The Company also markets and sells a multi-carrier power amplifier, a related product manufactured by a third party. Net revenues derived principally from government research

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO AUDITED FINANCIAL STATEMENTS — (Continued)

and development contracts are presented separately on the statement of operations for all periods presented. Management views its government research and development contracts as a supplementary source of revenue to fund its development of high temperature superconducting products.

Reclassifications

      Certain reclassifications have been made to the 1999 and 2000 financial statements to conform to the 2001 presentation.

Certain Risks and Uncertainties

      During the three year period ended December 31, 2001, the Company sold almost 954 SuperFilter® units, but the Company has continued to incur operating losses. The Company’s long-term prospects are dependent upon the continued and increased market acceptance for the product.

      The Company’s two largest commercial customers accounted for 69%, 49% and 85% of its net commercial revenues for fiscal 1999, 2000 and 2001, respectively, and 63% and 49% of accounts receivable as of December 31, 2000 and 2001, respectively.

      The Company currently purchases substrates for growth of high-temperature superconductor films from one supplier because of the quality of its substrates.

Recent Accounting Pronouncements

      In August 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144, which supercedes SFAS No. 121, Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of, provides a single accounting model for long-lived assets to be disposed of. The statement is effective January 1, 2002 and the Company does not believe it will have a material impact on its financial position or results of its operations.

      In June 2001, the FASB issued SFAS No. 141, “Accounting for Business Combinations”, and SFAS No. 142, “Goodwill and Other Intangible Assets”, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the statements. Other intangible assets will continue to be amortized over their useful lives. The Company does not believe that adoption of these statements will have a material impact on its financial position of results of operations.

Note 3 — Cumulative Accounting Change

      On November 6, 2000, the Emerging Issues Task Force (“EITF”) issued EITF 00-27, “Application of EITF Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios to Certain Convertible Instruments”. EITF 0-27 requires that any beneficial conversion feature associated with a convertible instrument be calculated using the intrinsic value of a conversion option after first allocating the proceeds received to the convertible instrument and any other detachable instruments included in the exchange (such as detachable warrants). As a result of adopting EITF 00-27, the Company included in the computation of basic and diluted loss per share for fiscal 2000 a non-recurring cumulative effect of an accounting change on a preferred stock beneficial conversion feature of $10,612,000 related to the issuance of its Series E Preferred Stock in September 2000 and to the issuance of its Series D Preferred Stock in June 1999.

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO AUDITED FINANCIAL STATEMENTS — (Continued)

Note 4 — Patents and Licenses

      The Company has focused its development efforts on thallium barium calcium copper oxide (“TBCCO”) materials and, to a lesser extent, on yttrium barium copper oxide (“YBCO”) materials. Several U.S. patents have been issued to the University of Arkansas covering TBCCO, and the Company has an exclusive worldwide license (including the right to sublicense) under these patents, subject to the University of Arkansas’ right to conduct research related to the patents. The Company is obligated to pay royalties of 4% on sales of TBCCO-based products, subject to a $100,000 annual minimum and royalties of 35% of sublicense revenues received by the Company. In the event that the Company fails to pay minimum annual royalties, the license automatically becomes non-exclusive. These royalty obligations terminate in 2009. Royalties under this agreement totaled $100,000 in each of the last three years.

Note 5 — Short Term Borrowings and Notes Payable

      The Company has a revolving line of credit maturing on June 20, 2002. The revolving line of credit is not to exceed the lesser of (i) $2.5 million or (ii) 80% of eligible accounts receivable. The revolving line of credit bears interest at the prime rate (9.5% at December 31, 2000 and 4.75% at December 31, 2001) plus 1%. Nothing was outstanding under this line of credit at December 31, 2000 and 2001. The Company is required to maintain certain minimum tangible net worth, debt, cash flow and other financial and business covenants. Borrowings under the revolving line of credit are collateralized by substantially all of the Company’s assets. In connection with the credit agreement in 1999, the Company issued warrants for the purchase of 62,500 shares of common stock at a price of $3 per share. In December 1999, five year warrants to purchase 33,333 shares of common stock at $3 per share were issued in connection with an amendment to the credit agreement. In January 2000, the credit facility was amended to include a $1.5 million term note. The term note bore interest at the prime rate (8.5% at January 12, 2000) plus 4%. Five year warrants to purchase 27,692 shares of common stock at $3.25 per share were issued in connection with this amendment. This term loan was paid in full on February 11, 2000.

      During 1999, the Company borrowed $2.4 million from the majority preferred stockholder. These borrowings were due on demand and bore interest at 8%. Notes totaling $1.9 million were used to purchase shares of Series C and D Convertible Preferred Stock. A demand note for $500,000 remained outstanding at December 31, 1999 and was subsequently used to purchase 153,846 shares of common stock on February 11, 2000. A five-year warrant to purchase 20,000 shares of common stock at $3 per share was issued in connection with this borrowing.

      The weighted average interest rate on short-term borrowings at December 31, 1999 was 8.4%.

      The fair values of the warrants issued in connection with borrowings were estimated using the Black-Scholes option pricing model and were accounted for as debt issuance costs and were amortized over the term of the related debt.

Note 6 — Income Taxes

      The Company has incurred a net loss in each year of operation since inception resulting in no current or deferred tax expense for the years ended December 31, 1999, 2000 and 2001.

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO AUDITED FINANCIAL STATEMENTS — (Continued)

      The benefit for income taxes differs from the amount obtained by applying the federal statutory income tax rate to loss before benefit for income taxes for the years ended December 31, 1999, 2000 and 2001 as follows:

	For the Year Ending
	December 31

	1999	2000	2001

Tax benefit computed at Federal statutory rate	34.0%	34.0%	34.0%
Increase (decrease) in taxes due to:
Change in valuation allowance	(39.8)	(42.8)	(41.3)
State taxes, net of federal benefit	5.8	8.5	7.0
Other	—	0.3	0.3

	—%	—%	—%

      The significant components of deferred tax assets (liabilities) at December 31 are as follows:

	1999	2000	2001

Loss carryforwards	$13,603,000	$25,851,000	$31,008,000
Capitalized research and development	2,155,000	3,220,000	4,475,000
Warrant charges	—	891,000	2,047,000
Accrued loss on contract	—	1,690,000	796,000
Depreciation	1,487,000	1,087,000	1,762,000
Tax credits	985,000	1,187,000	1,330,000
Inventory	80,000	160,000	246,000
Other	—	374,000	264,000
Less: valuation allowance	(18,310,000)	(34,460,000)	(41,928,000)

Net deferred tax asset	$—	$—	$—

      The valuation allowance increased by $3,242,000, $16,150,000, and $7,468,000 in 1999, 2000 and 2001, respectively.

      As of December 31, 2001, the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $84.6 million and $38.5 million, respectively, which expire in the years 2002 through 2022. Included in the net operating loss carryforwards are deductions related to stock options of approximately $24.7 million and $13.6 million for federal and California income tax purposes. To the extent net operating loss carryforwards are recognized for accounting purposes the resulting benefits related to the stock options will be credited to stockholders’ equity. In addition, the Company has research and development and other tax credits for federal and state income tax purposes of approximately $864,000 and $706,000 respectively, which expire in the years 2002 through 2020.

      Due to the uncertainty surrounding their realization, the Company has recorded a full valuation allowance against its net deferred tax assets. Accordingly, no deferred tax asset has been recorded in the accompanying balance sheet.

      Section 382 of the Internal Revenue Code imposes an annual limitation on the utilization of net operating loss carryforwards based on a statutory rate of return (usually the “applicable federal funds rate”, as defined in the Internal Revenue Code) and the value of the corporation at the time of a “change of ownership” as defined by Section 382. Recently the Company completed an analysis of it’s equity transactions and determined that it had a change in ownership control in August 1999. Therefore, the ability to utilize net

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO AUDITED FINANCIAL STATEMENTS — (Continued)

operating loss carryforwards incurred prior to the change of ownership totaling $32.6 million will be subject in future periods to an annual limitation of $2.3 million. Net operating losses incurred subsequent to the change totaled $52.0 million are not subject to this limitation, however, they may be subject to limitation should a subsequent change in ownership occur.

Note 7 — Stockholders’ Equity

Preferred Stock

      Pursuant to the Company’s Certificate of Incorporation, the Board of Directors is authorized to issue up to 2,000,000 shares of preferred stock (par value $.001 per share) in one or more series and to fix the rights, preferences, privileges, and restrictions, including the dividend rights, conversion rights, voting rights, redemption price or prices, liquidation preferences, and the number of shares constituting any series or the designation of such series.

Convertible Preferred Stock

      On September 29, 2000, the Company issued in a private placement 37,500 shares of a newly created Series E Convertible Preferred Stock and warrants to purchase up to an additional 1,044,568 shares of common stock. Proceeds, net of issuance costs, totaled approximately $35,155,000.

      The preferred stock is non-voting, has a stated value and a liquidation preference of $1,000 per share, and is convertible into common stock at the lower of $17.95 per common share or the market price of the common stock at the time of conversion, subject to an implicit floor. The preferred stock automatically converts into common stock on the second anniversary of the closing and has no antidilution features. The optional and automatic conversions of preferred stock are limited to an aggregate maximum of 3,554,656 shares of common stock. Any preferred shares not converted through optional and the automatic conversions due to the limit on the number of shares that can be issued will be cancelled without any other obligation except to pay any accumulated conversion premium through the automatic conversion date. The preferred stock carries a 7% conversion premium, payable upon conversion in cash or common stock subject to certain limitations, at the Company’s option. The conversion premium is being included in the calculation of net loss available to common shareholders over the period it is earned by the preferred stockholder.

      During 2001 3,000 Series E preferred shares were converted into 625,093 shares of common stock and 51,212 shares of common stock were issued in connection with the conversion premium. At December 31, 2001, the remaining 34,500 Series E preferred shares are convertible into a maximum of 2,929,563 shares of common stock.

      In connection with the sale of the preferred stock, the Company also issued two five-year warrants to purchase shares of common stock at an exercise price of $21.54 per share. The first warrant is for the purchase of 313,370 shares and the second warrant is for the purchase of up to 731,198 additional shares of common stock. Both warrants are currently exercisable and contain “weighted average” antidilution provisions which adjust the warrant exercise price and number of shares in the event the Company sells equity securities at a discount to then prevailing market prices. The amount of the adjustment depends on the size of the below-market transaction and the amount of the discount to the market price. The warrant exercise price cannot be reduced below a minimum of $18.91 as the result of adjustments under this provision. (See Note 13, Subsequent Event).

      The Company is prohibited from paying any dividends on, or repurchasing any shares of, common stock as long as any of the shares of the preferred stock remain outstanding. The Company has filed with the Securities and Exchange Commission a registration statement for resale of the shares of common stock issuable upon conversion of the preferred stock and exercise of the warrants.

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO AUDITED FINANCIAL STATEMENTS — (Continued)

Redeemable Convertible Preferred Stock

      In February 1999, the Company entered into an agreement to exchange all of the then outstanding redeemable preferred shares and related warrants for shares in a new series of preferred stock and modified warrants. The impact of the exchange was to eliminate the redemption provision of the then outstanding redeemable preferred stock. The Series A preferred stock and related warrants were exchanged for 64,584 shares of Series A-2 preferred stock and warrants to purchase 100,000 shares of common stock. The Series A-1 preferred stock and related warrants were exchanged for 12,500 shares of Series A-3 preferred stock and warrants to purchase 66,669 shares of common stock. The Series B preferred stock and related warrants were exchanged for 50,000 shares of Series B-1 preferred stock and warrants to purchase 120,000 shares of common stock. The warrants received in the exchange generally have the same terms as the warrants surrendered. In connection with the exchange, the Company issued to the preferred stockholders warrants to purchase up to 75,000 shares of common stock at $7.00.

      Each share of the Series A-2, Series A-3 and Series B-1 Convertible Preferred Stock was convertible into twenty shares of common stock and had voting rights. The Series A-2 Convertible Preferred Stock carried a cumulative annual dividend of 6% per share and a liquidation preference of $72 per share until March 26, 2001, and $60 per share plus accrued dividends, thereafter. Each share of the Series A-3 Convertible Preferred Stock carried a cumulative annual dividend of 6% per share and a liquidation preference of $96 per share until March 26, 2000, and $80 per share plus accrual dividends, thereafter. Each share of the Series B-1 Convertible Preferred Stock carried a cumulative annual dividend of 7% per share and had a liquidation preference of $80 per share plus unpaid dividends.

      In March 1999, the Company completed a private placement of 41,667 shares of Series C Convertible Preferred Stock to certain investors at $72 per share. The gross proceeds of the offering totaled $3 million. Each share of preferred stock carried a cumulative dividend of 7% per annum, had voting rights and a liquidation preference of the greater of $86.40 or $72 per share plus accrued dividends. A five-year warrant to purchase 120,000 shares of common stock at $4.50 per share was also issued in connection with this financing.

      In June 1999, the Company entered into a private equity financing agreement providing for the sale of securities in two traunches with gross proceeds of up to $5.3 million. Under the first transaction, the Company sold 77,296 shares of Series D Convertible Preferred Stock at $50 per share, which resulted in gross proceeds of approximately $3.9 million. Under the second transaction, the Company sold 28,704 shares of Series D Convertible Preferred Stock at $50 per share, resulting in gross proceeds of approximately $1.4 million. Each share was convertible into twenty shares of common stock, and carried a cumulative dividend of 6% per annum, had voting rights and a liquidation preference of $65 per share until December 17, 2003 and $50 per share plus accrued dividends per share thereafter. In connection with this financing, the Company also issued five year warrants for the purchase of up to 212,000 shares of common stock at $3 per share. The Company granted the Series D investors registration rights with respect to the common stock underlying the Series D preferred stock and related warrants.

      The Company recorded a deemed distribution for accounting purposes in 1999 totaling $456,000 relating to the issuance of the Series C and D Convertible Preferred Stock, which, at issuance, was convertible at a discount from the market price of the Company’s common stock. The deemed dividend was a non-cash, non-recurring accounting entry for determining net loss available to common stockholders and the related net loss per share.

      The issuance of the Series D Convertible Preferred Stock resulted in an anti-dilution adjustment to the Series A-2, A-3, B-1 and C Convertible Preferred Stock. Following the completion of the Series D financing,

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO AUDITED FINANCIAL STATEMENTS — (Continued)

the total number of common shares issuable upon conversion of the Company’s outstanding preferred stock was as follows:

		Common Stock Issuable
	Shares of Preferred	Upon Conversion

Series A-2	64,584	1,322,539
Series A-3	12,500	263,852
Series B-1	50,000	1,055,410
Series C	41,667	872,100
Series D	106,000	2,120,000

Total		5,633,901

As described below, all redeemable convertible preferred shares were converted into common shares in 2000.

      On February 11, 2000, the Company completed the registration and sale of 2,473,701 shares of common stock, priced at $3.25 per share, of which 2,319,855 shares of common stock were sold for a cash payment totaling $7,540,000 and 153,846 shares of common stock were exchanged for short-term indebtedness of $500,000. Net proceeds to the Company totaled $7.4 million. Concurrent with the offering, the holders of the Series A-2, A-3 and C Redeemable Convertible Preferred Stock converted their holdings into 2,458,391 shares of common stock. As an inducement to convert the preferred shares, the Company issued the preferred stockholders warrants to purchase 250,000 shares of common stock at $3.58 per share. The fair value of the warrants was estimated using the Black-Scholes option-pricing model utilizing a volatility factor of 75%, risk-free interest rate of 6.75%, and expected life of 5 years. and was accounted for as a deemed distribution of $1,548,000 to the preferred stockholders for determining the loss per common share in the first quarter and full year of 2000. Also during the year ended December 31, 2000, the holders of the outstanding Series B-1 and D preferred shares elected to convert their holdings into 3,175,409 shares of common stock.

Stock Options

      The Company has four stock option plans, the 1992 Stock Option Plan, the nonstatutory 1992 Directors Stock Option Plan, and the 1998 and 1999 Stock Option Plans (collectively, the “Stock Option Plans”). The 1988 Stock Option Plan expired in October 1998. Stock awards may be made to directors, key employees, consultants, and non-employee directors of the Company under the Stock Option Plans at prices no less than 100% of the market value on the date of grant. Generally, stock options become exercisable in installments over a minimum of four years, beginning one year after the date of grant, and expire not more than ten years from the date of grant, with the exception of 10% or greater stockholders which may have options granted at prices no less than the market value on the date of grant, and expire not more than five years from the date of grant. At December 31, 2001, options for 1,036,812 shares of common stock were exercisable.

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO AUDITED FINANCIAL STATEMENTS — (Continued)

      At December 31, 2001, 525,675 shares of common stock were available for future grants and 2,550,488 options had been granted but not yet exercised. Option activity during the three years ended December 31, 2001 was as follows:

	Number of	Weighted Average
	Shares	Exercise Price

Outstanding at December 31, 1998	1,765,297	$4.406
Granted	391,873	$3.423
Cancelled	(257,991)	$1.193
Exercised	(16,627)	$4.668

Outstanding at December 31, 1999	1,882,552	$4.194
Granted	984,030	$20.60
Canceled	(153,311)	$7.72
Exercised	(824,170)	$4.32

Outstanding at December 31, 2000	1,889,101	$12.40
Granted	853,500	$5.783
Canceled	(112,422)	$7.834
Exercised	(79,691)	$3.392

Outstanding at December 31, 2001	2,550,488	$10.67

      The following table summarizes information concerning currently outstanding and exercisable stock options at December 31, 2001:

		Weighted
		Average
	Number	Remaining	Weighted Average	Number	Weighted Average
Range of Exercise Prices	Outstanding	Contractual Life	Exercise Price	Exercisable	Exercise Price

$2.3130 - $3.938	585,809	6.74	$3.3937	415,191	$3.3197
$4.00 - $5.0000	521,766	8.37	$4.6444	198,751	$4.5152
$5.0630 - $7.9375	683,451	7.89	$6.8537	224,729	$6.4030
$7.9380 -$30.6880	717,312	8.40	$22.8347	180,811	$18.7867
$35.625 -$49.3750	42,150	8.35	$41.0995	17,330	$41.7310

	2,550,488	7.88	$10.6676	1,036,812	$7.5565

      The number of options exercisable and weighted average exercise price at December 31, 1999 and 2000 totaled 1,141,284 and $4.39 and 677,345 and $4.33, respectively.

      The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, (“SFAS 123”), “Accounting for Stock-Based Compensation.” Accordingly, no compensation cost has been recognized for the stock-based compensation other than for non-employees. If the Company had elected to recognize compensation expense for employee awards based upon the fair value at

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO AUDITED FINANCIAL STATEMENTS — (Continued)

the grant date consistent with the methodology prescribed by SFAS 123, the Company’s net loss and net loss per share would have been increased to the pro forma amounts indicated below:

	1999	2000	2001

Net Loss:
As reported	$(10,875,000)	$(20,656,000)	$(17,201,000)
Pro forma	$(11,689,000)	$(23,440,000)	$(21,171,000)
Loss per Share:
As reported	$(1.58)	$(2.09)	$(1.10)
Pro forma	$(1.69)	$(2.26)	$(1.32)

      These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years. The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the years ended December 31, 1999, 2000 and 2001, respectively: dividend yields of zero percent each year; expected volatilities of 75, 85, and 65 percent; risk-free interest rates of 5.62% 6.19%, and 4.375%; and expected life of 4.0, 4.0, and 4.0 years. The weighted average fair value of options granted in 1999, 2000 and 2001 for which the exercise price equals the market price on the grant date was $1.80, $13.86, and $3.05 respectively.

Warrants

      The following is a summary of outstanding warrants at December 31, 2001:

	Number of Common Shares

		Currently	Price Per
	Total	Exercisable	Share	Expiration Date

Warrants related to issuance of Series E Preferred	1,044,568	1,044,568	$21.54	September 29, 2005
Warrants related to borrowings and sales agreements	62,500	62,500	$3.00	June 18, 2004
	1,000,000	414,440	$4.00	August 27, 2004
	33,333	33,333	$3.00	December 1, 2004
	27,692	27,692	$3.25	January 12, 2005

Note 8 — Warrants Issued to U.S. Cellular

      In August 1999, the Company entered into a warrant agreement with United States Cellular Corporation (“U.S. Cellular”) where the exercise of a warrant to purchase up to 1,000,000 shares of common stock was conditioned upon future product purchases by U.S. Cellular. Under the terms of the warrant, U.S. Cellular vests in the right to purchase one share of common stock at $4 per share for every $25 of SuperFilter systems purchased from the Company. The warrant is immediately exercisable with respect to any vested shares and expires August 27, 2004. For accounting purposes proceeds from sales to U.S. Cellular under this agreement are allocated between commercial product revenue and the estimated value of the warrants vesting using the Black-Scholes option-pricing model. The estimated fair value of the warrants in excess of the related sales, when applicable is recorded in cost of commercial product revenues. For product sales in 1999 and 2000, respectively, U.S. Cellular vested in the right to exercise the warrant and purchase a total of 48,980 and 53,460 shares of common stock, respectively. As a result, sales proceeds allocated to warrants vesting in 1999 and 2000 were $124,000 and $1,660,000, respectively. In addition, the estimated value of warrants vesting in

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO AUDITED FINANCIAL STATEMENTS — (Continued)

excess of certain sales to U.S. Cellular in the second quarter of 2000 of $482,000 was recorded in cost of commercial product revenues.

      In September 2000, the Company received a $7.8 million non-cancelable purchase order from U.S. Cellular for SuperFilter systems to be shipped over the next nine quarters. In consideration for the purchase order, the Company amended the August 1999 warrant agreement and vested 312,000 warrants to U.S. Cellular. The vested warrants are immediately exercisable, not subject to forfeiture, and U.S. Cellular has no other obligations to the Company.

      The estimated fair value of the warrants vesting upon receipt of this order was calculated to be $5,635,000 using the Black-Scholes option-pricing model and has been recorded as a deferred warrant charge in the statement of stockholders’ equity. As SuperFilter systems are shipped under this purchase order, the related sales proceeds will be allocated between stockholders’ equity and commercial product revenue using the percentage relationship which existed between the fair value of the warrants as recorded in September 2000 and the amount of the non-cancelable purchase order. The fair value of the warrants was calculated utilizing a volatility factor of 85%, risk-free interest rate of 6.01%, and an expected life of 3.92 years. During fiscal 2000 and 2001 sales proceeds of $1,118,000 and $2,238,000, respectively, for shipments pursuant to this purchase order were allocated to the deferred warrant charge and proceeds of $1,765,000 and $879,000, respectively, were recorded as commercial product revenues.

      After the allocation of sales proceeds to the related warrants, the estimated cost of providing products under the purchase order exceeded related revenue by $5.3 million. The resulting loss was reflected in the results of operations for the year ended December 31, 2000. Through December 31, 2000 and 2001, $1,059,000 and $2,243,000, respectively, of this reserve was reversed against the cost of product delivered under this purchase order.

      As of December 31, 2001, U.S. Cellular has 585,560 unvested warrants that can be earned from future product orders through August 27, 2004.

Note 9 — Employee Savings Plan

      In December 1989, the Board of Directors approved a 401(k) savings plan (the “401(k) Plan”) for the employees of the Company that became effective in 1990. Eligible employees may elect to make contributions under the terms of the 401(k) Plan; however, contributions by the Company are made at the discretion of management. The Company has made no contributions to the Plan.

Note 10 — Commitments and Contingencies

Operating Leases

      The Company leases its offices and production facilities under non-cancelable operating leases that expire at various times over the next ten years. Generally leases contain escalation clauses for increases in annual renewal options and require the Company to pay utilities, insurance, taxes and other operating expenses.

      In March 1999, the Company entered into a master lease agreement for $1.5 million in lease financing. Under this agreement, the Company entered into agreements for the sale and leaseback of certain production equipment with a net book value of $944,000 for $900,000 cash. The loss of $44,000 realized on the sale transaction has been deferred and is being charged against income over the lease term. The Company has purchase and lease renewal options at fair market value. To help insure the Company’s performance under the terms of the lease agreement, the lessor has a collateral interest in its assets subject to previously granted liens. In connection with entering into this lease, the Company issued four year warrants for the purchase of 25,180 shares of common stock at $4.17 per share. The estimated fair value of the warrants was calculated using the Black-Scholes option-pricing model and is being amortized over the term of the lease.

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO AUDITED FINANCIAL STATEMENTS — (Continued)

      For the years ended December 31, 1999, 2000, and 2001, rent expense was $749,000, $851,000, and $1,064,000 respectively.

Capital Leases

      The Company leases certain property and equipment under capital lease arrangements that expire at various dates through 2003. The leases bear interest at various rates ranging from 13.01% to 18.84%.

      The minimum lease payments under operating and capital lease obligations are as follows:

Year Ending December 31,	Operating Leases	Capital Leases

2002	$1,318,000	$337,000
2003	1,125,000	226,000
2004	1,085,000	—
2005	1,123,000	—
2006	1,162,000	—
Thereafter	5,482,000	—

Total payments	$11,295,000	563,000

Less: amount representing interest		(54,000)

Present value of minimum lease		509,000
Less current portion		(280,000)

Long term portion		$229,000

Note 11 — Legal Proceedings

      The Company is currently engaged in a patent dispute with ISCO International, Inc. relating to U.S. Patent No. 6,263,215 entitled “Cryoelectronically Cooled Receiver Front End for Mobile Radio Systems.” ISCO filed a complaint on July 17, 2001 in the United States District Court for the District of Delaware against the Company and Conductus, Inc., another company involved in the high-temperature superconducting industry. The ISCO complaint alleges that the Company’s SuperFilter® product and Conductus’s ClearSite® product infringe ISCO’s patent.

      After conducting separate investigations into the allegations, the Company and Conductus both filed responses denying ISCO’s allegations and asking the court to declare the ISCO patent invalid and not infringed. The Company is cooperating with Conductus in the defense of this lawsuit.

      On October 3, 2001, the Company amended its response to add allegations that ISCO failed to disclose relevant prior art to the U.S. Patent Office during the patent application process. At the same time, the Company also sued ISCO for threatening some of its customers. The Company’s standard terms and conditions of sale include an indemnity against any patent infringement claims, and the Company has informed its customers that it will defend them against any action brought by ISCO for any alleged infringement related to its products. The Company is seeking both compensatory and punitive damages from ISCO, as well as attorneys’ fees, arising from their threats against its customers.

      The trial is scheduled to start January 13, 2003. The judge has instructed the parties to complete the discovery process by June 28, 2002 and scheduled a “Markman hearing” for September 10, 2002. At the Markman hearing, the judge will receive evidence and then decide the scope and meaning of the patent claims asserted by ISCO.

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO AUDITED FINANCIAL STATEMENTS — (Continued)

Note 12 — Earnings Per Share

      The computation of per share amounts for 1999, 2000, and 2001 is based on the average number of common shares outstanding for the period. Options and warrants to purchase 3,920,964, 4,062,194 and 4,718,581 shares of common stock during 1999, 2000, and 2001 respectively, were not considered in the computation of diluted earnings per share because their inclusion would have been antidilutive. Also, the preferred stock convertible into 5,633,900, 2,089,136 and 2,929,563 shares of common stock at December 31, 1999, 2000, and 2001 was not considered in the computation of diluted earnings per share because it’s inclusion would also have been antidilutive.

Note 13 — Details of Certain Financial Statement Components and Supplemental Disclosures of Cash Flow Information and Non-Cash Activities

Balance Sheet Data:

	December 31,

	2000	2001

Accounts receivable:
Accounts receivable — trade	$2,662,000	$1,036,000
U.S. government accounts receivable — billed	718,000	345,000
U.S. government accounts receivable — unbilled	321,000	91,000
Less: allowance for doubtful accounts	(12,000)	(24,000)

	$3,689,000	$1,448,000

Inventories:
Raw materials	$1,094,000	$1,389,000
Work-in-process	1,960,000	2,947,000
Finished goods	721,000	1,398,000

	$3,775,000	$5,734,000

Property and Equipment:
Equipment	$12,165,000	$14,003,000
Leasehold improvements	2,072,000	2,098,000
Furniture and fixtures	107,000	141,000

	14,344,000	16,242,000
Less: accumulated depreciation and amortization	(9,353,000)	(11,027,000)

	$4,991,000	$5,215,000

Patents and Licenses
Patents issued	$460,000	$780,000
Patents pending	612,000	410,000
Licenses	2,566,000	2,566,000

	3,638,000	3,756,000
Less, accumulated amortization	(1,761,000)	(2,075,000)

	$1,877,000	$1,681,000

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO AUDITED FINANCIAL STATEMENTS — (Continued)

	December 31,

	2000	2001

Accrued Expenses
Compensation related	$900,000	$840,000
Warranty reserve	250,000	242,000
Other	214,000	172,000

	$1,364,000	$1,254,000

      Unbilled accounts receivable represent costs and profits in excess of billed amounts on contracts-in-progress at year-end. Such amounts are billed based upon the terms of the contractual agreements. Such amounts are substantially collected within one year.

      At December 31, 2000 and 2001, equipment includes $1,211,000 of assets financed under capital lease arrangements, net of $718,000 and $943,000 of accumulated amortization, respectively. Depreciation expense amounted to $1,126,000, $1,299,000 and $1,674,000 for the years ended December 31, 1999, 2000 and 2001, respectively.

Supplemental Cash Flow Information:

	Dec. 31,	Dec. 31,	Dec. 31,
	1999	2000	2001

Cash paid for interest	$232,000	$230,000	$146,000
Non-cash investing and financing activities:
Equipment acquired through issuance of capital lease	34,000	—	—
Redeemable preferred stock exchanged for common stock	—	17,125,000	—
Common stock options issued for past services in lieu of accounts payable	14,000	72,000	—
Issuance of warrants in connection with debt and lease agreements	491,000	131,000	—
Dividends accrued not paid	95,000	—	—
Conversion of notes payable to purchase preferred and common stock	1,875,000	500,000	—
Equity issuance costs not yet paid	—	40,000	—
Assets acquired through issuance of stock options	—	26,000	—
Conversion of preferred shares into common shares	—	—	3,000,000

Note 14 — Subsequent Event

      On March 11, 2002 the Company had binding commitments totaling $13.0 million in a new equity private placement. The transaction is expected to generate net proceeds of $12.4 million. The Company closed commitments totaling $11.2 million on March 12, 2002 and expects to close the remaining commitment for $1.8 million pending a response to its request for guidance from Nasdaq. The Company may decline to accept the additional investment if Nasdaq concludes that shareholder approval is required. In that event, the net proceeds of the transaction would be $10.6 million.

      If the remaining commitment is accepted, the Company will have issued a total of 3,714,286 shares of common stock at $3.50 per share and 5-year warrants to purchase an additional 557,143 shares of the common stock at $5.50 per share. The common stock was priced on February 27, 2002 when the term sheet was signed,

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO AUDITED FINANCIAL STATEMENTS — (Continued)

and the Company’s common stock closed at $4.02 per share on that date. The underlying warrants were priced on March 6, 2002 when the definitive purchase agreement was signed, and the Company’s common stock closed at $4.45 per share on that date.

      The securities sold in this private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements of the Securities Act. The Company has agreed to file a registration statement by April 11, 2001 covering the shares of common stock issued at the closing and upon exercise of the warrants.

      This transaction caused the exercise price and the number of shares to be adjusted to $20.59 and 1,092,697, respectively under the warrants issued in connection with the issuance of the Series E Convertible Preferred Stock (See Note 7).

SUPERCONDUCTOR TECHNOLOGIES INC.

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

		Additions

		Charge to	Charge to	Charge to
	Beginning	Costs &	Other	Other	Ending
	Balance	Expenses	Accounts	Deductions	Balance

Valuation and Qualifying Accounts
Year Ended December 31, 2001
Allowance for Uncollectible Accounts	$12,000	$12,000	$—	$—	$24,000
Reserve for Inventory Obsolescence	403,000	617,000	(403,000)	—	617,000
Reserve for Warranty	250,000	102,000	(110,000)	—	242,000
Deferred Tax Asset Valuation Allowance	34,460,000	7,468,000	—	—	41,928,000
Year Ended December 31, 2000
Allowance for Uncollectible Accounts	—	12,000	—	—	12,000
Reserve for Inventory Obsolescence	201,000	202,000	—	—	403,000
Reserve for Warranty	100,000	240,000	(90,000)	—	250,000
Deferred Tax Asset Valuation Allowance	18,310,000	16,150,000	—	—	34,460,000
Year Ended December 31, 1999
Allowance for Uncollectible Accounts	30,000	—	(30,000)	—	—
Reserve for Inventory Obsolescence	140,000	131,000	(70,000)	—	201,000
Reserve for Warranty	76,000	60,000	(36,000)	—	100,000
Deferred Tax Asset Valuation Allowance	15,068,000	3,242,000	—	—	18,310,000

SUPPLEMENTARY FINANCIAL INFORMATION

QUARTERLY FINANCIAL DATA (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

	(In thousands, except per share amounts)
2001
Net revenues	$2,826,000	$4,206,000	$2,134,000	$3,227,000
Loss from operations	(4,312,000)	(3,743,000)	(4,965,000)	(5,085,000)
Net loss	(3,912,000)	(3,482,000)	(4,795,000)	(5,012,000)
Basic and diluted loss per common share
Net loss per common share	$(0.26)	$(0.23)	$(0.30)	$(0.31)
2000
Net revenues	$1,669,000	$2,249,000	$2,372,000	$3,666,000
Loss from operations	(3,616,000)	(4,014,000)	(9,292,000)	(4,057,000)
Net loss	(3,760,000)	(4,081,000)	(9,318,000)	(3,497,000)
Basic and diluted loss per common share
Net loss per common share before cumulative effect of accounting change	$(0.47)	$(0.23)	$(0.53)	$(0.23)
Cumulative effect of accounting change	—	—	—	$(0.60)
Net loss per common share	$(0.47)	$(0.23)	$(0.53)	$(0.83)

Interim Unaudited Financial Statements

CONDUCTUS, INC.

CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2002	2001

	(In thousands)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,085	$4,201
Short-term investments	450	2,696
Accounts receivable, net	938	1,151
Inventories	2,545	3,835
Prepaid expenses and other current assets	557	349

Total current assets	6,575	12,232
Property and equipment, net	2,521	3,033
Restricted cash	374	374
Other assets	503	587

Total assets	$9,973	$16,226

LIABILITIES
Current liabilities:
Accounts payable	$1,644	$725
Other accrued liabilities	1,753	1,909
Capital lease obligations	184	169

Total current liabilities	3,581	2,803
Capital lease obligations and long-term debt, net of current portion	66	205

Total liabilities	3,647	3,008

STOCKHOLDERS’ EQUITY
Common stock	2	2
Additional paid-in capital	110,591	103,590
Receivable from stockholder	(460)	(460)
Accumulated deficit	(103,807)	(89,914)

Total stockholders’ equity	6,326	13,218

Total liabilities and stockholders’ equity	$9,973	$16,226

The accompanying notes are an integral part of these condensed financial statements.

CONDUCTUS, INC.

CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2002	2001	2002	2001

Revenues:
Product	$341	$703	$2,320	$1,997
Contract	941	1,170	2,523	2,854

Total revenues	1,282	1,873	4,843	4,851

Operating costs and expenses:
Cost of product revenues	1,711	3,049	5,968	7,754
Research and development	2,232	2,212	6,360	6,668
Selling, general and administrative	2,022	1,901	6,513	5,384

Total operating costs and expense	5,965	7,162	18,841	19,806

Loss from operations	(4,683)	(5,289)	(13,998)	(14,955)
Interest and other income	51	140	178	566
Interest expense	(24)	(26)	(74)	(99)

Net loss	$(4,656)	$(5,175)	$(13,894)	$(14,488)

Net loss per share:
Basic and diluted	$(0.21)	$(0.28)	$(0.65)	$(0.84)

Shares used in per share calculations:
Basic and diluted	22,510	18,710	21,352	17,150

The accompanying notes are an integral part of these condensed financial statements.

CONDUCTUS, INC.

CONDENSED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,

	2002	2001

Cash flows from operating activities:
Net loss	$(13,894)	$(14,488)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	748	603
Amortization of discount on long term debt	44	15
Gain on disposal of equipment	(9)	(80)
Non-cash charge for warrants vesting upon commercial product sales	5	114
Changes in operating assets and liabilities:
Accounts receivable	213	(875)
Inventories	1,290	(1,121)
Prepaid expenses and other current assets	(191)	(310)
Accounts payable and other accrued liabilities	763	1,459

Net cash used in operating activities	(11,031)	(14,683)

Cash flows from investing activities:
Maturities of short-term investments	2,250	9,027
Purchases of short-term investments	(4)	(3,753)
Acquisition of property and equipment	(216)	(1,277)
Net proceeds from disposal of property and equipment	13	80

Net cash provided by investing activities	2,043	4,077

Cash flows from financing activities:
Net proceeds from issuance of common stock	6,997	12,143
Principal payments on long-term debt and capital leases	(125)	(712)

Net cash provided by financing activities	6,872	11,431

Net increase (decrease) in cash and cash equivalents	(2,116)	825
Cash and cash equivalents at beginning of period	4,201	7,202

Cash and cash equivalents at end of period	$2,085	$8,027

The accompanying notes are an integral part of these condensed financial statements.

CONDUCTUS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

1.     Summary of Significant Accounting Policies

Unaudited Financial Information

      The accompanying unaudited condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. These unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2001 included in this joint proxy statement/ prospectus. The unaudited condensed financial statements as of September 30, 2002 and for the three and nine months ended September 30, 2002 and 2001 include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial information set forth herein. The unaudited condensed results of operations for the interim periods are not necessarily indicative of the results to be expected for an entire year. The December 31, 2001 balance sheet included in these unaudited condensed financial statements was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America.

Substantial Future Capital Needs

      Conductus’ future capital requirements will depend, generally, on future levels of revenues and spending. Conductus believes that its cash balance at September 30, 2002 should be sufficient to fund anticipated cash requirements through December 2002.

      Conductus believes that the merger transaction contemplated between Conductus and Superconductor Technologies will close by the end of December 2002. If the close of the merger is delayed beyond the end of December 2002, Conductus believes that its cash balance should be sufficient to fund operations into the first quarter of 2003; however, there can be no assurance that changes in Conductus’ plans or other events affecting Conductus will not result in the expenditure of its resources before then. If the merger transaction is delayed significantly or is not completed at all, Conductus will be required to seek additional financing, however, it can give no assurance that additional financing will be available on acceptable terms or at all. Additionally, if the merger transaction is not completed and Conductus is unable to raise significant additional funds through debt or equity issuances, asset sales, or otherwise, it will be required to delay, reduce or eliminate one or more of its research and development programs or obtain funds from collaborative partners or others that may require Conductus to relinquish rights to its technologies or potential products that Conductus would not otherwise relinquish. Conductus’ financial statements have been prepared assuming that Conductus will continue as a going concern. The unaudited condensed financial statements do not include any adjustments that might be necessary if Conductus is unable to continue as a going concern or that may result from the outcome of any of these other uncertainties.

2.     Supplemental Schedule of Non-Cash Investing and Financing Activities

	Nine Months Ended
	September 30,

	2002	2001

Equipment acquired under capital lease	$—	514

CONDUCTUS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

3.     Basic and Diluted Net Loss Per Share

      A reconciliation of the numerator and denominator of the basic and diluted net loss per share is provided as follows (in thousands, except per share data):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2002	2001	2002	2001

Numerator — basic and diluted net loss per share:
Net loss	$(4,656)	$(5,175)	$(13,894)	$(14,488)

Denominator — basic and diluted net loss per share:
Weighted average common shares outstanding	22,510	18,710	21,352	17,150

Net loss per share:
Basic and diluted	$(0.21)	$(0.28)	$(0.65)	$(0.84)

      In the above computations, common equivalent shares are excluded from the diluted net loss per share calculations, as their effect is anti-dilutive. Common equivalent shares, including common stock options and warrants, that could potentially dilute basic earnings per share in the future and that were not included in the computations of diluted loss per share because of anti-dilution were approximately 3,000 and 842,000 for the three months ended September 30, 2002 and 2001, respectively, and 85,000 and 935,000 for the nine months ended September 30, 2002 and 2001, respectively.

4.     Inventories

      Inventories consist of the following (in thousands):

	September 30,	December 31,
	2002	2001

Raw materials	$658	$2,349
Work in process	785	888
Finished goods	1,102	598

Total	$2,545	$3,835

5.     Legal Proceedings

      On July 17, 2001, ISCO International, Inc. (“ISCO”) filed a complaint in the United States District Court for the District of Delaware against Conductus, alleging that its current base station front-end systems containing cryogenically cooled superconducting filters infringe ISCO’s U.S. Patent No. 6,263,215, entitled “Cryoelectronically Cooled Receiver Front End for Mobile Radio Systems,” which was issued on July 17, 2001. On September 17, 2001, ISCO amended its complaint to allege willful infringement and to seek treble damages for the alleged infringement. The complaint seeks injunctive relief and damages for infringement. Conductus denied infringement, denied that the patent is valid and alleged that the patent was procured through inequitable conduct.

Conductus filed counterclaims seeking declarations of invalidity and non-infringement and damages for unfair competition. Conductus believes that ISCO’s claims are without merit and are defending ourselves vigorously.

      The trial is scheduled to start March 17, 2003. The parties completed the discovery process by June 28, 2002. On October 30, 2002, the Court issued its “Markman” order concerning the scope and meaning of the

CONDUCTUS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

claims in the case. After review of the ruling, the Company believes that its position remains strong. Motions for summary judgment are pending.

      An adverse outcome in the pending litigation, or in litigation of other intellectual property claims could subject Conductus to significant liabilities or require it to cease using such technology. The cost of defending a patent lawsuit will likely constitute a major financial burden for Conductus. As the litigation is in an initial stage, Conductus is not able at this time to estimate the possibility of loss or range of loss, if any that might result. While the outcome of this claim cannot be predicted with certainty, Conductus does not believe that the outcome will have a material adverse effect on its financial position, results of operations or cash flows.

6.     Subsequent Events:

      On October 10, 2002, Conductus and Superconductor Technologies jointly announced they have signed a definitive agreement to merge the two companies and on October 31, 2002 Superconductor Technologies Inc. (“STI”) filed a Form S-4. The new company will retain the Superconductor Technologies name, and will combine the talents, technologies and assets of the two pioneers of commercial wireless and government applications of superconducting technology. In addition, the companies have secured firm commitments from existing shareholders and affiliated entities for a $20 million investment through a private placement in the combined company, which is expected to close concurrent with, and is contingent upon, the close of the merger.

      Under the terms of the agreement, which is subject to customary regulatory approvals and stockholder approval from each company, Conductus stockholders will receive 0.6 shares of newly issued STI common stock for each outstanding share of Conductus common stock. This transaction, which is expected to be tax-free to stockholders of both companies for U.S. federal income tax purposes, will be accounted for as a purchase and is expected to close by December 31, 2002.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders

of Conductus, Inc.

      In our opinion, the financial statements listed in the index appearing on page F-1 present fairly in all material respects, the financial position of Conductus, Inc. at December 31, 2000 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements. These financial statements and the financial statement schedule are the responsibility of Conductus’ management; our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      The accompanying financial statements have been prepared assuming Conductus will continue as a going concern. As discussed in Note 2 to the financial statements, Conductus has incurred significant losses from inception that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California

February 15, 2002

CONDUCTUS, INC.

BALANCE SHEETS

	December 31,

	2000	2001

	(In thousands, except
	share and per share
	amounts)
ASSETS
Current assets:
Cash and cash equivalents	$7,202	$4,201
Short-term investments	7,965	2,696
Accounts receivable, net	563	1,151
Inventories	3,273	3,835
Prepaid expenses and other current assets	341	349

Total current assets	19,344	12,232
Property and equipment, net	2,135	3,033
Restricted cash	514	374
Other assets	390	587

Total assets	$22,383	$16,226

LIABILITIES
Current liabilities:
Capital lease obligations and long-term debt, current portion	$597	$169
Accounts payable	1,477	725
Other accrued liabilities	1,523	1,909

Total current liabilities	3,597	2,803
Capital lease obligations and long-term debt, net of current portion	—	205

Total liabilities	3,597	3,008
Commitments and contingencies (Note 6)
STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value:
Authorized: 40,000,000 shares; Issued and outstanding: 16,073,019 and 18,792,968 in 2000 and 2001	2	2
Additional paid-in capital	91,161	103,590
Receivable from stockholder	(460)	(460)
Accumulated deficit	(71,917)	(89,914)

Total stockholders’ equity	18,786	13,218

Total liabilities and stockholders’ equity	$22,383	$16,226

The accompanying notes are an integral part of these financial statements.

CONDUCTUS, INC.

STATEMENTS OF OPERATIONS

	For the Years Ended December 31,

	1999	2000	2001

	(In thousands, except per share amounts)
Revenues:
Product	$872	$522	$2,595
Contract	1,915	1,496	4,029
Other	5,011	—	—

Total revenues	7,798	2,018	6,624

Costs and expenses:
Cost of product revenues	2,508	4,993	9,394
Research and development	4,430	5,507	8,666
Selling, general and administrative	3,976	5,679	7,076

Total costs and expenses	10,914	16,179	25,136

Loss from operations	(3,116)	(14,161)	(18,512)
Interest income	89	1,361	575
Other income	30	112	82
Interest expense	(339)	(231)	(142)

Net loss	(3,336)	(12,919)	(17,997)
Dividend accretion and deemed dividend on preferred stock	(734)	(8,090)	—

Net loss attributable to common stockholders before cumulative effect of accounting change	(4,070)	(21,009)	(17,997)
Cumulative effect of accounting change on deemed dividend on preferred stock	—	(2,239)	—

Net loss attributable to common stockholders	$(4,070)	$(23,248)	$(17,997)

Basic and diluted net loss per share:
Net loss per share attributable to common stockholders before cumulative effect of accounting change	$(0.57)	$(1.58)	$(1.03)
Cumulative effect of accounting change on deemed dividend on preferred stock	—	(0.17)	—

Net loss per share attributable to common stockholders	$(0.57)	$(1.75)	$(1.03)

Shares used in loss per share calculations	7,155	13,283	17,552

The accompanying notes are an integral part of these financial statements.

CONDUCTUS, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

AND REDEEMABLE PREFERRED STOCK

	Redeemable
	Preferred Stock			Additional	Receivable
			Common	Paid-In	from	Accumulated
	Series B	Series C	Stock	Capital	Stockholder	Deficit	Total

	(In thousands, except per share amounts)
Balances, December 31, 1998	$5,683	$—	$1	$42,278	$—	$(44,599)	$(2,320)
Issuance of 29,387 shares of common stock to employees under the employee stock purchase plan	—	—	—	48	—	—	48
Preferred B issuance costs	(58)	—	—	—	—	—	—
Issuance of 375,000 shares of preferred stock net of $94 issuance costs	—	4,856	—	7,812	—	—	7,812
Issuance of common stock warrants	—	—	—	2,239	—	—	2,239
Issuance of 30,136 shares of common stock upon exercise of warrants	—	—	—	—	—	—	—
Issuance of 52,875 shares of common stock to employees	—	—	—	166	—	—	166
Dividend accretion and deemed dividend on preferred stock	111	186	—	—	—	(734)	(734)
Net loss	—	—	—	—	—	(3,336)	(3,336)

Balances, December 31, 1999	5,736	5,042	1	52,543	—	(48,669)	3,875
Issuance of 57,798 shares of common stock to employees under the employee stock purchase plan	—	—	—	197	—	—	197
Issuance of 1,000,000 shares of common stock in a private placement, net of $40 issuance costs	—	—	—	13,629	—	—	13,629
Issuance of 713,203 shares of common stock upon exercise of warrants	—	—	—	1,571	—	—	1,571
Issuance of 187,843 shares of common stock upon conversion of Preferred B dividends	—	—	—	516	—	—	516
Issuance of 411,451 shares of common stock to employees for cash	—	—	—	1,291	—	—	1,291
Issuance of 135,301 shares of common stock for note receivable upon exercise of stock options	—	—	—	460	(460)	—	—
Vesting of common stock warrants issued to customer	—	—	—	138	—	—	138
Dividend accretion and deemed dividend on preferred stock	—	7,625	—	2,239	—	(10,329)	(8,090)
Conversion of preferred stock to 6,211,227 shares of common stock	(5,736)	(12,667)	1	18,402	—	—	18,403
Issuance of common stock warrants in connection with capital lease	—	—	—	175	—	—	175
Net loss	—	—	—	—	—	(12,919)	(12,919)

Balances, December 31, 2000	—	—	2	91,161	(460)	(71,917)	18,786
Issuance of 35,962 shares of common stock to employees for cash	—	—	—	65	—	—	373
Issuance of 105,109 shares of common stock to employees under the employee stock purchase plan	—	—	—	308	—	—	—
Issuance of 2,556,000 shares of common stock in a private placement, net of issuance costs of $839	—	—	—	11,941	—	—	11,941
Vesting of common stock warrants issued to customer	—	—	—	115	—	—	115
Net loss	—	—	—	—	—	(17,997)	(17,997)

Balances, December 31, 2001	$—	$—	$2	$103,590	$(460)	$(89,914)	$13,218

The accompanying notes are an integral part of these financial statements.

CONDUCTUS, INC.

STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,

	1999	2000	2001

	(In thousands)
Cash flows from operating activities:
Net loss	$(3,336)	$(12,919)	$(17,997)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	813	742	974
Amortization of discount on long term debt	52	40	69
Gain on sales of equipment	—	(107)	(82)
Non-cash charge for warrants vesting upon commercial product sales	—	138	115
Changes in operating assets and liabilities:
Accounts receivable	(272)	819	(588)
Inventories	(423)	(2,007)	(562)
Prepaid expenses and other current assets	(161)	(35)	(42)
Other assets	(28)	(57)	(251)
Accounts payable and other accrued liabilities	721	957	(366)

Net cash used in operating activities	(2,634)	(12,429)	(18,730)

Cash flows from investing activities:
Maturities of short-term investments	1,350	2,150	9,026
Purchases of short-term investments	(2,130)	(7,994)	(3,757)
Acquisition of property and equipment	(151)	(1,476)	(1,324)
Acquisition of license	(150)	—	—
Net proceeds from sales of equipment	—	113	82
Release of previously restricted cash	—	—	140
Purchase of certificate of deposit (restricted cash)	—	(514)	—

Net cash provided by (used) in investing activities	(1,081)	(7,721)	4,167

Cash flows from financing activities:
Net proceeds from issuance of common stock	214	15,117	12,314
Net proceeds from issuance of preferred stock	12,609	—	—
Net proceeds from issuance of common stock upon exercise of warrants	2,239	1,571	—
Preferred dividend payments	—	(502)	—
Principal payments on long-term debt	(937)	(791)	(612)
Principal payments under capital lease obligations	—	—	(140)

Net cash provided by financing activities	14,125	15,395	11,562

Net increase (decrease) in cash and cash equivalents	10,410	(4,755)	(3,001)
Cash and cash equivalents at beginning of period	1,547	11,957	7,202

Cash and cash equivalents at end of period	$11,957	$7,202	$4,201

The accompanying notes are an integral part of these financial statements.

CONDUCTUS, INC.

NOTES TO FINANCIAL STATEMENTS

1.     Formation and Business of Conductus

      Conductus, Inc. (“Conductus”), was incorporated in Delaware in 1987 and was formed to develop, manufacture and market superconductive electronic devices, circuits and systems for sensor, communications, test and instrumentation and digital electronics applications. In 1997, Conductus discontinued operation of its Instrument and System Division and is now focused on development, manufacturing and marketing electronic components and subsystems based on high-temperature superconductor (“HTS”) technology for applications in the worldwide telecommunications market. Conductus’ ClearSite product family integrates superior HTS technology to enhance the sensitivity and selectivity of wireless base station receivers, leading to reduced interference, enhanced coverage, increased capacity and higher bandwidth.

2.     Summary of Significant Accounting Policies

Substantial Future Capital Needs

      Conductus has incurred significant losses since inception. In 2001, Conductus incurred losses from operations of $17,997,000 and used cash totalling $18,730,000 in its operating activities. Conductus expects that operating losses and negative cash flows will continue at least through 2002 as it continues to market the ClearSite product and seeks to increase its customer base.

      In March 2002, Conductus received gross proceeds of $7.3 million upon the completion of a private placement of 3,650,000 shares of common stock at a price of $2.00 per share. In connection with the transaction, Conductus also issued warrants to purchase an additional 1,825,000 shares of its common stock at an exercise price of $2.75 per share. After deducting commissions and expenses, Conductus received proceeds of approximately $6.9 million from this transaction.

      Conductus believes its cash balance at December 31, 2001, together with the cash received from the private placement completed in March 2002 and the $2 million bank credit facility, should be sufficient to fund operations through December 2002. However, there can be no assurance that changes in its plans or other events affecting Conductus will not result in the expenditure of its resources before then. Additionally, Conductus can give no assurance that additional financing will be available on acceptable terms or at all. Unless Conductus is able to raise significant additional funds, through debt or equity issuances, asset sales, or otherwise, it will be required to delay, reduce or eliminate one or more of its research and development programs or obtain funds from collaborative partners or others that may require it to relinquish rights to its technologies or potential products that it would not otherwise relinquish. Conductus’s financial statements have been prepared assuming that it will continue as a going concern. The financial statements do not include any adjustments that might be necessary if it is unable to continue as a going concern or that may result from the outcome of any other uncertainties.

Fiscal Year

      Conductus uses a 52-week calendar year ending on the last day of the month for its financial presentations.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONDUCTUS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Certain Risks and Concentrations

      Conductus’ superconducting products are concentrated in the electronic component industry, which is highly competitive and rapidly changing. Revenues for its products are concentrated with a relatively limited number of customers and suppliers for certain components are concentrated among a few providers. In addition, approximately 25%, 74% and 61% of total revenues for each of the fiscal years 1999, 2000 and 2001, respectively, were from government-related contracts. The development of new technologies or commercialization of superconductive products by any competitor, or the conclusion of one or more government contracts could affect operating results adversely.

      In August 2000, Conductus entered into a transaction with Dobson Cellular Systems, Inc., to sell a minimum of 200 ClearSite systems to be deployed nationwide over the following two years, and this customer accounted for 15% and 21% of total net revenue for the years ended December 31, 2001 and 2000, respectively.

Cash and Cash Equivalents

      Conductus considers all highly liquid investments purchased with an original maturity date of three months or less to be cash equivalents. Investments, which consist of commercial paper and United States government agency debt, are stated at fair market value. Management believes that the financial institutions in which it maintains such deposits are financially sound and, accordingly, minimal credit risk exists with respect to these deposits. Cash and cash equivalents are held by two U.S. banks.

Fair Value of Financial Instruments

      Other financial instruments, principally accounts receivable, long-term debt and other borrowings, are considered to approximate fair value based upon comparable market information available at respective balance sheet dates.

Investments

      Investments are deemed by management to be available-for-sale and are reported at fair market value with net unrealized gains or losses reported as a separate component of stockholders’ equity. Available-for-sale marketable securities with maturities less than one year from the balance sheet date are classified as short-term and those with maturities greater than one year from the balance sheet date are classified as long-term, except when management has the intention and ability to redeem within one year from the balance sheet date, when they are included within current assets. As of December 31, 2001, no unrealized gains or losses on investments had been incurred. Realized gains and losses, which are calculated based on the specific identification method, are recorded in operations as incurred.

Inventories

      Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market. Conductus validates its perpetual inventory balances against a quarterly physical count making adjustments to the perpetual balance as necessary. Conductus writes down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required. Appropriate consideration is given to obsolescence, excessive levels, deterioration and other factors in evaluating net realizable value.

CONDUCTUS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Property and Equipment

      Property and equipment are stated at cost and depreciated on the straight-line method over estimated useful lives of five years for equipment and furniture and fixtures. Repairs and maintenance are charged to expense as incurred, and improvements are capitalized. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the useful life of the assets or the related lease term. When assets are disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gains and losses are included in results of operations.

Long-Lived Assets

      Conductus evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. In that event, a loss is recognized based on the amount by which the carrying value exceeds the estimated fair value of the long-lived asset. Estimated fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost of disposal. No losses from impairment have been recognized in the financial statements.

Revenue Recognition

      Conductus recognizes revenues upon the shipment of its products to the customer provided that it has received a purchase order, the price is fixed, title has transferred, collection of the resulting receivable is probable and there are no remaining obligations. Conductus provides for future returns and warranty claims based on historical experience at the time revenue is recognized.

      When Conductus issues warrants or other equity instruments in connection with sales transactions, the portion of the payments from the customer equal to the fair value of the equity instrument, as calculated using the Black-Scholes option pricing model is treated as a reduction of the amount of revenue recognized in the period, unless the reduction results in negative revenue for that specific customer on a cumulative basis, in which case the remainder, if any, increases cost of goods sold in Conductus’ financial statements.

Advertising

      Conductus does not engage in general advertising through print, radio, television or such other media, and as such, does not incur advertising expenses.

Research and Development Contracts

      Conductus has entered into contracts to perform research and development for the U.S. government. Revenues from these contracts are recognized utilizing the percentage-of-completion method measured by the relationship of costs incurred to total contract costs. Cost of contract revenues for the years ended December 31, 1999, 2000 and 2001 was $2,477,000, $1,920,000 and $6,939,000, respectively, allocated between research and development, and selling, general and administrative expenses. Costs include direct engineering and development costs and applicable overhead. Conductus accrues contract losses when they become reasonably estimable.

CONDUCTUS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Research and Development

      Internally funded research and development expenditures are charged to operations as incurred.

Income Taxes

      Conductus utilizes the liability method of accounting for income taxes, as set forth in SFAS No. 109, Accounting for Income Taxes. Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to amounts expected to be realized.

Comprehensive Loss

      There has been no difference between Conductus’ net loss and its total comprehensive loss through December 31, 2001.

Accounting for Stock-Based Compensation

      As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, Conductus accounts for grants of equity instruments to employees using the intrinsic value method described in Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, as modified under FASB Interpretation No. 44 (“FIN No. 44”) Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25. All other grants are accounted for using the fair value method described in SFAS No. 123 with appropriate compensation expense recognition in the statement of operations.

      Conductus accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force (“EITF”) 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services.

Basic and Diluted Loss Per Share

      A reconciliation of the numerator and denominator of the basic and diluted net loss per share is provided as follows:

	Years Ended December 31,

	1999	2000	2001

	(In thousands, except per share data)
Numerator-basic and diluted net loss per share:
Net loss	$(3,336)	$(12,919)	$(17,997)
Dividend accretion and deemed dividend on preferred stock	(734)	(8,090)	—
Cumulative effect of accounting change on deemed dividend on preferred stock	—	(2,239)	—

Net loss attributable to common stockholders	$(4,070)	$(23,248)	$(17,997)

Denominator-basic and diluted net loss attributable to common stockholders per share:
Weighted average common shares	7,155	13,283	17,552

Basic and diluted net loss attributable to common stockholders per share	$(0.57)	$(1.75)	$(1.03)

CONDUCTUS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

      In the 1999, 2000 and 2001 computations, common equivalent shares are excluded from the diluted loss per share, as their effect is antidilutive. Common equivalent shares, including common stock options, warrants and preferred stock, that could potentially dilute basic earnings per share in the future and that were not included in the computation of diluted loss per share because of antidilution were approximately 10,889,000, 553,000 and 558,000 at December 31, 1999, 2000 and 2001, respectively.

Recent Pronouncements

      In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, which is effective for fiscal years beginning after June 15, 2002. This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires, among other things, that the retirement obligations be recognized when they are incurred and displayed as liabilities on the balance sheet. In addition, the asset’s retirement costs are to be capitalized as part of the asset’s carrying amount and subsequently allocated to expense over the asset’s useful life. Conductus believes that the adoption of SFAS No. 143 will not have a significant impact on its financial statements.

      In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. The statement develops one accounting model for long-lived assets that are to be disposed of by sale, as well as addressing the principal implementation issues. Conductus believes that the adoption of SFAS No. 144 will not have a significant impact on its financial statements.

      In January 2002, EITF Topic No. D-103, Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred, was issued, and considered whether reimbursements received for “out-of-pocket” expenses incurred should be characterized in the income statement as revenue or as a reduction of expenses incurred. The FASB staff believes that the reimbursements received should be characterized as revenue. It is not expected that this issue will have a significant effect on total net revenue for Conductus.

3.     Supplemental Cash Flow Disclosure

	For the Years Ended
	December 31,

	1999	2000	2001

	(In thousands)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$297	$211	$97

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Conversion of preferred shares to common stock	$—	$18,403	$—

Conversion of preferred dividend to common stock	$—	$516	$—

Dividend accretion and deemed dividend on preferred stock	$734	$10,329	$—

Value of warrants issued in association with capital lease line	$—	$175	$—

Equipment acquired under capital lease	$—	$—	$514

CONDUCTUS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

4.     Balance Sheet Components (in thousands)

Short-Term Investments

      Short-term investments, all of which are classified as available-for-sale, are summarized below:

	Cost and Market Value

	December 31,

	2000	2001

Debt securities:
Commercial paper	$2,057	$—
Other	5,880	2,686
Accrued interest	28	10

Total	$7,965	$2,696

      At December 31, 2001, scheduled maturities on $2,245,000 of investments are within one year and scheduled maturities on $451,000 are more than one year, classified within current assets due to management’s intention and ability to redeem during 2002 to fund operations. Investments consisted primarily of United States government agencies debt and commercial paper bearing interest between 4.44% and 6.29% per annum, which are due to mature in February 2003.

Accounts Receivable

      Accounts receivable, net, consists of the following:

	December 31,

	2000	2001

U.S. government contracts:
Unbilled
Recoverable costs and accrued profit on progress completed — not billed	$—	$258
Billed	620	505
Commercial	57	406
Allowance for doubtful accounts	(114)	(18)

	$563	$1,151

Inventories

      Inventories consist of the following:

	December 31,

	2000	2001

Raw materials	$2,156	$2,349
Work in process	640	888
Finished goods	477	598

	$3,273	$3,835

CONDUCTUS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Property and Equipment

      Property and equipment, net, consists of the following:

	December 31,

	2000	2001

Equipment	$7,910	$9,761
Leasehold improvements	1,722	2,525
Furniture and fixtures	425	425
Construction in process	884	22

	10,941	12,733
Accumulated depreciation and amortization	(8,806)	(9,700)

	$2,135	$3,033

      At December 31, 2001, Conductus held equipment under capital leases with a cost and accumulated amortization of $514,000 and $140,000, respectively. Conductus held no equipment under capital leases at December 31, 2000.

      Depreciation expense for the years ended December 31, 1999, 2000 and 2001 was $785,000, $711,000 and $940,000, respectively.

Other Accrued Liabilities

      Other accrued liabilities consist of the following:

	December 31,

	2000	2001

Accrued consulting and professional	$182	$334
Accrued warranty costs	51	202
Deferred rent	106	313
Accrued compensation	1,037	874
Other accrued liabilities	147	186

	$1,523	$1,909

5.     Capital Lease Obligations and Long-Term Debt

      Credit facilities consist of a capital lease line of credit and a bank line of credit. Obligations related to credit facilities as of December 31, 2000 and 2001 were as follows (in thousands):

	December 31,

	2000	2001

Loan payable to leasing company	$612	$—
Capital lease obligation	—	374
Unamortized discount	(15)	—

	597	374
Less: current portion	(597)	(169)

Non current portion	$—	$205

CONDUCTUS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

      In April 1998, Conductus entered into a bank line of credit agreement, which provides for borrowings of up to the lesser of $2,000,000 or 80% of eligible receivables subject to a $10,000,000 tangible net worth covenant. Borrowings under this facility bear interest at the bank’s prime rate plus 2.0% and are collateralized by accounts receivable, equipment and other assets of Conductus. As of December 31, 2001 and 2000, there were no amounts outstanding under this facility. The line of credit is subject to renewal on November 30, 2002.

      In June 2000, Conductus entered into a 36-month master leasing agreement for the purchase of up to $514,000 of capital equipment. Payments for draw downs under the lease began on February 8, 2001 with the final payment due on January 8, 2004. The effective interest rate on the lease is 11.46%. This lease is collateralized by a bank letter of credit that expires on February 28, 2004 and requires Conductus to maintain a balance equal to the principal amount owed under the master lease agreement as a 90-day Certificate of Deposit. The Certificate of Deposit has been classified on the balance sheet as “Restricted Cash”. Total borrowings under the lease agreement, net of principal payments in 2001, were $374,000. There were no amounts outstanding as of December 31, 2001.

      At December 31, 2001, the future minimum lease payments under non-cancelable capital leases are as follows (in thousands):

Fiscal Year Ending December 31,

2002	$202
2003	202
2004	17
Total minimum lease payments	421
Less: Amount representing interest	(47)
Present value of capital lease obligations	374
Less: Current Portion	(169)
Long-term portion of capital lease obligations	$205

      All of Conductus’ credit facilities contain financial, reporting and other covenants, such as minimum tangible net worth, which Conductus is required to satisfy. Conductus was in compliance with all such covenants at December 31, 2001. In the event of default on any of these covenants, the party providing the financing under the applicable credit facility would not be obligated to advance further amounts to Conductus under that facility, the entire amount outstanding, if any, under that facility could be declared to be immediately due and payable, and the party providing the financing under the applicable credit facility could exercise its legal remedies against those assets that are collateral for that facility.

6.     Commitments and Contingencies

      In October 2000, Conductus entered into an operating lease line of credit, which provided for borrowings of up to $2,000,000 for the purchase of capital equipment. This transaction has an effective date of September 1, 2000. This line of credit is collateralized by equipment purchased and has an effective interest rate of 9.31%.

      Conductus also granted the leasing company warrants to purchase up to 10,000 shares of its common stock at $18.75 per share. Conductus valued the warrants using the Black-Scholes option pricing model applying an expected life of 7 years, a risk free interest rate of 5.91%, a dividend yield of 0% and a volatility of 129%. The fair value of the warrants was recorded as $175,000 and will be amortized over the term of the line of credit to interest expense. The amortization expense for the year ended December 31, 2001 was $54,000. This line of credit expired in June 2001, with final payment obligations due October 1, 2004.

CONDUCTUS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

      Conductus leases its administrative, sales, marketing, manufacturing, research and development facilities under noncancelable operating leases which are due to expire in February 2006.

      Conductus also has equipment leases that expire at different dates over the next three years.

      Future minimum payments under these noncancelable operating leases are as follows:

Fiscal Year Ending December 31,	Facilities	Equipment	Total

	(In thousands)
2002	$1,014	$232	$1,246
2003	1,038	193	1,231
2004	1,070	87	1,157
2005	1,101	—	1,101
2006	187	—	187

	$4,410	$512	$4,922

      Rent expense was $353,000, $576,000 and $1,022,000 for the years ending December 31, 1999, 2000 and 2001, respectively.

      On July 17, 2001, ISCO International, Inc. (“ISCO”) filed a complaint in the United District Court for the District of Delaware against Conductus, alleging that Conductus’ current base station front-end systems containing cryogenically cooled superconducting filters infringe ISCO’s U.S. Patent No. 6,263,215, entitled “Cryoelectronically Cooled Receiver Front End for Mobile Radio Systems,” which was issued on July 17, 2001. On September 17, 2001, ISCO amended its complaint to allege willful infringement and to seek treble damages for the alleged infringement. The complaint seeks injunctive relief and damages for infringement. Conductus has denied infringement, denied that the patent is valid and alleged that the patent was procured through inequitable conduct. Conductus has filed counterclaims seeking declarations of invalidity and non-infringement and damages for unfair competition. Conductus believes that ISCO’s claims are without merit and is defending itself vigorously.

      An adverse outcome in the pending litigation, or in litigation of other intellectual property claims could subject Conductus to significant liabilities or require it to cease using such technology. The cost of defending a patent lawsuit will likely constitute a major financial burden for Conductus. As the litigation is in an initial stage, Conductus is not able at this time to estimate the possibility of loss or range of loss, if any that might result. While the outcome of this claim cannot be predicted with certainty, Conductus does not believe that the outcome will have a material adverse effect on its financial position, results of operations or cash flows.

7.     Receivable From Stockholder

      In conjunction with the exercise of 135,301 stock options in December 2000 by an officer of Conductus, Conductus received a full recourse promissory note for $460,000. The note bears interest at a rate of 5.87% and is due and payable in full no later than December 28, 2005.

      In August 2001, Conductus received a full recourse note receivable for $360,000 from an officer of Conductus which is included in Other Assets in the Balance Sheet at December 31, 2001. The note bears interest at 4.99% and is due and payable in full no later than August 22, 2006.

8.     Stockholders’ Equity and Redeemable Preferred Stock

Capital Stock

      Under the terms of Conductus’ Certificate of Incorporation, the Board of Directors may determine the rights, preferences and terms of its authorized but un-issued preferred stock.

CONDUCTUS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Series B Preferred Stock

      In September 1998, Conductus issued 2,461,227 shares of its Series B preferred stock at $2.70 per share and issued warrants to purchase 492,242 shares of common stock at an exercise price of $2.70 per share in a private placement of its equity securities. The value of the warrants was determined to be $772,000 using the Black-Scholes option pricing model. The allocation of proceeds between preferred stock and warrants resulted in a beneficial conversion feature in the amount of $222,000. The value of the beneficial conversion feature was accreted as preferred dividends over six months.

      In January and February 2000, the Series B preferred stock was converted into 2,461,277 shares of common stock. The accrued dividends were converted into 187,843 shares of common stock. During the year ended December 31, 2000, warrants to purchase 96,302 shares of Conductus’ common stock were exercised for net proceeds of approximately $260,000. In addition, 277,106 warrants were exercised in a cashless transaction, in exchange for 262,233 shares of common stock.

Series C Preferred Stock

      In December 1999, Conductus sold and issued 375,000 shares of its Series C preferred stock at $40.00 per share and issued warrants to purchase 750,000 shares of common stock at an exercise price of $4.00 per share in a private placement of its equity securities. Each preferred share is convertible into ten shares of common stock and has a cumulative dividend at $2.40 per year. The value of the warrants was determined to be $2,239,000 using the Black-Scholes option pricing model. The warrants have a term of 5 years and were exercisable beginning in June 2000.

      In 1999, Conductus recorded a deemed dividend on preferred stock relating to the beneficial conversion feature on Series C preferred stock of $7,812,000, calculated in accordance with the guidance contained in EITF No. 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustment Conversion Ratios” that existed at that time.

      The beneficial conversion feature was recognized as a deemed dividend to the preferred stockholders over the six-month period prior to the earliest date at which the preferred shareholders can realize that return. As a result, using the effective interest method, $7,625,000 of the beneficial conversion feature was recognized in the year ended December 31, 2000.

      At the November 2000 meeting of the EITF, a further consensus was reached regarding the accounting for securities with beneficial conversion features that amended prior guidance. The EITF determined that the conversion price used to calculate the intrinsic value should be based on the “effective conversion price,” which is based on the proceeds allocated to the convertible instrument. This guidance was further explained in EITF Issue No. 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments.

      At the November 2000 meeting, the SEC Observer stated that, for public companies, the transition adjustment to record the beneficial conversion feature using the effective conversion price, for all convertible instruments issued after May 21, 1999, would be to record a cumulative effect adjustment.

      Accordingly, Conductus recorded a cumulative effect adjustment in the fourth quarter of 2000 to account for the adoption of EITF No. 00-27, and as a result, Conductus recorded an additional deemed dividend on preferred stock of $2,239,000 relating to Series C preferred stock.

      Had Conductus recorded the cumulative effect adjustment in the fourth quarter of 1999, when the Series C preferred stock was issued, the pro forma net loss attributable to common stockholders would have been $4,123,000 and $23,195,000 for 1999 and 2000, respectively. The pro forma net loss per share attributable to common stockholders would have been $(0.58) and $(1.75) per share for 1999 and 2000, respectively.

CONDUCTUS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

      In July 2000, the Series C preferred stock was converted into 3,750,000 shares of common stock. A total of $502,000 in accrued dividends was paid during the year ended December 31, 2000. During the year ended December 31, 2000, warrants to purchase 327,850 shares of Conductus’ common stock were exercised for net proceeds of approximately $1,311,000. In addition, during the years ended December 31, 2000 and 2001, 6,000 and 50,000 warrants, respectively, were exercised in a cashless transaction, in exchange for 3,943 and 22,875 shares of common stock, respectively.

Warrants

      In connection with certain financing arrangements and a commercial transaction, Conductus has issued warrants to purchase shares of its common stock. The following warrants were outstanding as of December 31, 2001:

	Fiscal
	Year of	Number	Number	Number	Exercise	Fiscal Year of
Transactions	Grant	Issued	Outstanding	Exercisable	Price	Expiration

Preferred B financing	1998	492,242	118,837	118,837	$2.70	2003
Preferred C financing	1999	750,000	366,150	366,150	$4.00	2004
Commercial product sale	2000	500,000	500,000	63,040	$13.43	2005
Lease line of credit	2000	10,000	10,000	10,000	$18.75	2007

      In August 2000, Conductus entered into a transaction with Dobson Cellular Systems, Inc. to sell a minimum of 200 ClearSite systems to be deployed nationwide over the next two years. Under the terms of the contract, Conductus issued a warrant to Dobson, to purchase up to 500,000 shares of common stock at $13.43 per share, which expires in August 2005. The number of warrants that vest is based on the amount of products purchased by Dobson. In 2000 and 2001, 17,660 and 45,380 warrants, respectively, vested. The warrants were valued using the Black-Scholes option pricing model applying an expected life of 5 years, a risk free rate of 5.00% to 5.92%, a dividend yield of 0% and a volatility of 129%. The fair value of the warrants was $138,000 and $115,000 in 2000 and 2001, respectively, and has been deducted from the total revenue recognized.

2001 Stock Option/ Stock Issuance Plan

      In May 2001, the stockholders approved the 2001 Stock Option/ Stock Issuance Plan, which serves as a successor to the 1987, 1989 and 1992 Stock Option/ Stock Issuance Plans. Under Conductus’ stock option/stock issuance plan, as amended, a total of 4,580,000 shares of common stock are authorized for issuance under the plan as of December 31, 2001. The plan is divided into three separate components: the discretionary option grant program, the automatic option plan program and the stock issuance program.

      Under the discretionary option grant program, eligible individuals may be granted incentive options or non-statutory options. The exercise price of incentive stock options granted under the plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of non-statutory options granted under the plan must be not less than 85% of the fair market value of the common stock on date of grant.

      Under the Automatic Grant Program, each non-employee board member is automatically granted, at the time of initial election or appointment, a non-statutory option to purchase 24,000 shares of common stock. Additionally each year the non-employee board members receive an additional option to purchase 8,000-shares. The options are immediately exercisable, subject to Conductus’ repurchase right, which lapses with respect to 25% of the optioned shares upon completion of 12 months of board service from the date of grant, and the remainder of the optioned shares in 36 equal monthly installments.

CONDUCTUS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

      Under the stock issuance program, eligible individuals are allowed to purchase shares of Conductus’ common stock at fair market value or for such consideration as the compensation committee deems advisable.

      Options granted under the plan may be immediately exercisable for all the option shares, on either a vested or unvested basis, or may become exercisable for fully vested shares in one or more installments over the participant’s period of service. Shares issued under the stock issuance program may either be vested upon issuance or subject to a vesting schedule tied to the participant’s period of future service or to the attainment of designated performance goals.

      No option may be granted with a term exceeding ten years. However, each such option may be subject to earlier termination within a designated period following the optionee’s cessation of service with Conductus.

      A summary of the status of Conductus’ stock option plans is presented below:

		Options Outstanding
	Available for
	Grant Under		Weighted Avg.
	Option Plan	Shares	Exercise Price

Balance, December 31, 1998	489,990	1,020,090	$3.55
Additional shares authorized	500,000	—	—
Granted	(1,012,489)	1,012,489	3.52
Exercised	—	(52,875)	3.42
Canceled	180,207	(180,207)	3.72
Balance, December 31, 1999	157,708	1,799,497	$3.52
Additional shares authorized	2,000,000	—	—
Granted	(795,850)	795,850	9.15
Exercised	—	(546,752)	3.20
Canceled	119,194	(119,194)	7.62
Balance, December 31, 2000	1,481,052	1,929,401	$5.70
Granted	(450,750)	450,750	4.89
Exercised	—	(35,962)	1.81
Canceled	185,279	(185,279)	5.71
Balance, December 31, 2001	1,215,581	2,158,910	$5.48

CONDUCTUS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

      The following table summarizes information with respect to stock options outstanding at December 31, 2001:

	Options Outstanding			Options Exercisable

		Weighted
		Average
		Remaining	Weighted		Weighted
	Number	Contractual Life	Average	Number	Average
Range of Exercise Prices	Outstanding	(Years)	Exercise Price	Exercisable	Exercise Price

$0.56-$1.44	269,998	6.72	$1.28	266,398	$1.28
$1.50-$3.63	262,893	7.10	$2.28	143,056	$2.45
$3.72-$4.63	234,252	9.05	$4.08	26,353	$4.06
$4.75-$5.25	34,250	4.02	$4.95	28,625	$4.91
$5.50	426,398	7.97	$5.50	342,878	$5.50
$5.63-$5.64	114,000	9.38	$5.64	—	—
$5.69	502,500	8.95	$5.69	125,625	$5.69
$5.75-$13.75	218,824	7.71	$8.29	155,679	$7.88
$15.75-$24.75	88,885	8.31	$19.23	36,145	$20.32
$55.50	7,250	8.16	$55.50	2,659	$55.50

$0.56-$55.50	2,158,910	8.05	$5.48	1,127,418	$5.01

      At December 31, 1999 and 2000, options to purchase 1,232,214 and 922,673 shares, respectively, were exercisable and the weighted average prices for the exercisable options were $3.55 and $4.26, respectively.

      At December 31, 1999, 2000 and 2001, options to purchase 550,423, 371,846 and 729,092 shares, respectively, were vested and the weighted average prices for the vested options were $3.81, $4.17 and $5.24, respectively.

      The following information concerning Conductus’ stock issuance plans is provided in accordance with SFAS No. 123. The fair value of each option grant and purchase right has been estimated on the date of grant using the Black-Scholes option pricing and valuation model with the following weighted average assumptions used for grants and purchase rights in 1999, 2000 and 2001.

	1999		2000		2001

	Group A	Group B	Group A	Group B	Group A	Group B

Risk-free interest rates	5.92%	5.47%	6.15%	6.15%	4.70%	4.70%
Expected life	5 years	6 months	4.53 years	6 months	4.52 years	6 months
Volatility	104%	104%	129%	129%	126%	126%
Dividend yield	—	—	—	—	—	—

      The weighted average expected life was calculated based on the exercise behavior of each group. Group A represents all grants of options to employees, officers, and directors. Group B represents the employees with purchase rights under the Employee Stock Purchase Plan.

      The weighted average fair value of those options granted in 1999, 2000 and 2001 was $2.75, $8.50 and $3.69 respectively. The weighted average fair value of those purchase rights granted in 1999, 2000 and 2001 was $0.73, $3.60 and $3.09, respectively.

CONDUCTUS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

      Had compensation cost for these plans been determined based on fair value of the options at that grant date in 1999, 2000 and 2001 consistent with the provisions of SFAS No. 123, Conductus’ net loss and net loss per share would have been as follows:

	1999	2000	2001

Net loss attributable to common stockholders (in thousands)
— As reported	$(4,070)	$(23,248)	$(17,997)
— Proforma	$(4,651)	$(25,449)	$(21,474)
Basic and diluted net loss attributable to common stockholders per share
— As reported	$(0.57)	$(1.75)	$(1.03)
— Proforma	$(0.65)	$(1.92)	$(1.22)

      The above proforma effect may not be representative of the effects on reported net income for future years as the proforma numbers presented do not take into account the effect of additional future grants.

Employee Stock Purchase Plan

      The board of directors adopted the Employee Stock Purchase Plan in July 1994. A total of 750,000 shares of common stock are authorized for issuance under the plan as of December 31, 2001. The purpose of the plan is to provide employees of Conductus with a means of acquiring common stock of Conductus through payroll deductions. The purchase price of such stock under the plan cannot be less than 85% of the lower of the fair market values on the specified purchase date and the beginning of the offering period. During 1999, 2000 and 2001, employees purchased 29,387, 57,798 and 105,109 shares for a total of approximately $48,000, $197,000 and $307,000 respectively. At December 31, 2001, 319,312 shares were available for future grants under the plan.

9.     401(k) Profit Sharing Plan

      Conductus has a 401(k) profit sharing plan, which covers substantially all employees. Under the plan, employees are permitted to contribute up to 25% of gross compensation not to exceed the annual 402(g) limitation for any plan year. Conductus may make discretionary contributions whether or not it has net profits. Conductus made no contributions during the years 1995 through 2001.

10.     Income Taxes

      The components of deferred tax assets are as follows:

	December 31,

	2000	2001

	(In thousands)
Property and equipment, principally due to differences in depreciation	$397	$683
Accrued liabilities and other nondeductible expenses	639	1,334
Tax credit carryforwards	1,460	1,258
Capitalized research and development costs	849	923
Net operating loss carryforward	19,954	25,603
Valuation allowance	(23,299)	(29,801)

Net deferred tax asset	$—	$—

CONDUCTUS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

      Due to the uncertainty surrounding the realization of the deferred tax assets in future tax years, Conductus has placed a valuation allowance against its otherwise recognizable net deferred tax assets.

      As of December 31, 2001, Conductus has federal and California net operating loss carryforwards of approximately $72,100,000 and $18,900,000 available to reduce future federal and California taxable income, respectively. These federal and California carryforwards will expire commencing in 2002 through 2021. Conductus also has approximately $866,000 and $471,000 in research and development tax credits available to offset future federal and state income taxes, respectively. The federal tax credits will expire commencing in years 2004 through 2017. The state tax credits may be carried forward to succeeding years until exhausted.

      Conductus’ ability to use its federal and state net operating loss carryforwards and federal and state tax credit carryforwards to offset future taxable income and future taxes, respectively, may be subject to restrictions attributable to equity transactions that result in changes in ownership as defined by Internal Revenue Code Section 382. In the event Conductus has had such a change in ownership, utilization of the carryforwards could be severely restricted.

11.     Business Segment and Major Customers

      Conductus has one reporting segment. Conductus markets its products primarily to customers in the United States in the wireless industry. Management uses one measurement of profitability and does not disaggregate its business for internal reporting.

      During 1999, 2000 and 2001, all long-lived assets are held in the United States. All contract revenue for 1999, 2000 and 2001 was generated from the United States government. In addition, one customer accounted for 15% and 21% of total net revenue for the years ended December 31, 2001 and 2000, respectively, and another customer accounted for 64% of revenue for the year ended December 31, 1999.

      At December 31, 2000 and 2001, Conductus had accounts receivable from one customer representing 92% and 66% of total accounts receivable, respectively.

12.     Subsequent Event (unaudited)

      In March 2002, Conductus received gross proceeds of $7.3 million upon the completion of a private placement of 3,650,000 shares of common stock at a price of $2.00 per share. In connection with the transaction, Conductus also issued warrants to purchase an additional 1,825,000 shares of its common stock at an exercise price of $2.75 per share. After deducting commissions and expenses, Conductus received proceeds of approximately $6.9 million from this transaction.

CONDUCTUS, INC.

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

		Charged
	Balance at	(credited) to
	Beginning of	costs and		Balance at
Description	Period	expenses	Deductions	End of Period

Year ended December 31, 1999:
Allowance for doubtful accounts	$293	$(53)	$(137)	$103
Year ended December 31, 2000:
Allowance for doubtful accounts	$103	$13	$(2)	$114
Year ended December 31, 2001:
Allowance for doubtful accounts	$114	$(96)	$—	$18

SUPPLEMENTARY FINANCIAL INFORMATION

Quarterly Financial Information (Unaudited)

      The following table sets forth unaudited statements of operations data for the eight quarters ended December 31, 2001. This data has been derived from unaudited interim financial statements prepared on the same basis as Conductus’ audited financial statements contained in this report and, in the opinion of Conductus, include all adjustments, consisting only of normal recurring adjustments, that Conductus considers necessary for a fair presentation of such information when read in conjunction with Conductus’ financial statements and notes to its statements appearing elsewhere in this Joint Proxy Statement/ Prospectus.

	Three Months Ended

	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,
	2000	2000	2000	2000	2001	2001	2001	2001

	(In thousands, except per share amounts)
Revenue:
Product	$88	$46	$192	$196	$542	$752	$703	$598
Contract	251	191	397	657	730	954	1,170	1,175

Total revenue	339	237	589	853	1,272	1,706	1,873	1,773
Cost of product sales	701	1,352	1,467	1,473	2,034	2,671	3,049	1,640
Research and development expenses	1,081	1,207	1,490	1,729	2,261	2,195	2,212	1,998
Selling, general and administrative expenses	1,210	1,520	1,335	1,614	1,662	1,821	1,901	1,692

Loss from operations	$(2,653)	$(3,842)	$(3,703)	$(3,963)	$(4,685)	$(4,981)	$(5,289)	$(3,557)

Net loss attributable to common stockholders	$(5,373)	$(8,519)	$(3,377)	$(5,979)	$(4,497)	$(4,816)	$(5,175)	$(3,509)

Net loss per common share attributable to common stockholders:
Basic and diluted	$(0.56)	$(0.70)	$(0.22)	$(0.38)	$(0.28)	$(0.29)	$(0.28)	$(0.19)

Shares used in per share calculations:
Basic and diluted	9,535	12,126	15,656	15,810	16,087	16,626	18,710	18,742

ANNEX A

AGREEMENT AND PLAN OF MERGER

among
SUPERCONDUCTOR TECHNOLOGIES INC.
STI ACQUISITION, INC.
and
CONDUCTUS, INC.
dated as of
October 10, 2002

GLOSSARY OF DEFINED TERMS

Location of
Defined Term	Definition

Acquisition Transaction	Section 6.05(c)
affiliate	Section 9.03(a)
Agreement	Preamble
Appraisal Rights Provisions	Section 2.06
business day	Section 9.03(c)
Certificate of Merger	Section 1.03
Certificates	Section 2.02(b)
CGCL	Section 2.06(a)
Closing Date	Section 1.02
Closing	Section 1.02
Code	Recitals
Company	Preamble
Company Affiliate Agreement	Section 6.15
Company Balance Sheet	Section 3.06(b)
Company Common Stock	Section 2.01(a)(i)
Company Contracts	Section 3.16
Company Disclosure Schedule	Article III
Company Financial Advisor	Section 3.08
Company Intellectual Property	Section 3.12(e)
Company Leased Properties	Section 3.15(b)
Company Material Adverse Effect	Section 3.01
Company Preferred Stock	Section 3.03(a)
Company Purchase Plan	Section 2.04(a)
Company SEC Reports	Section 3.06(a)
Company Stock Option Plans	Section 2.04(a)
Company Stock Options	Section 2.04(a)
Company Subsidiaries	Section 3.01
Company Tax Returns	Section 3.13
Competing Transaction	Section 6.05(b)
Compliance Expenses	Section 8.05(a)
control	Section 9.03(d)
controlled by	Section 9.03(d)
DGCL	Recitals
Dissenting Shares	Section 2.06
Effective Time	Section 1.02
Environmental Law	Section 3.18(d)(i)
ERISA Affiliate	Section 3.17(a)
ERISA	Section 3.17(b)
Exchange Act	Section 3.06(a)
Exchange Agent	Section 2.02(a)
Exchange Fund	Section 2.02(a)
Exchange Ratio	Section 2.01(a)(i)

i

Location of
Defined Term	Definition

GAAP	Section 3.06
Hazardous Materials	Section 3.18(d)(i)
hazardous substance	Section 3.18(d)(i)
hazardous waste	Section 3.18(d)(i)
HSR Act	Section 6.08(a)
Indemnified Parties	Section 6.05(b)
Infringement	Section 3.12(e)
Intellectual Property	Section 3.12(e)
knowledge	Section 9.03(e)
known	Section 9.03(e)
Laws	Section 3.18
Maximum Insurance Premium	Section 6.06(c)
Merger Sub	Preamble
Merger	Recitals
Nasdaq	Section 2.02(e)
Non-Disclosure Agreement	Section 6.04(b)
Notice of Superior Proposal	Section 6.01(c)
Order	Section 7.01(c)
Parent	Preamble
Parent Balance Sheet	Section 4.06(b)
Parent Common Stock	Section 2.01(a)
Parent Contracts	Section 4.16
Parent Disclosure Schedule	Article IV
Parent Financial Advisor	Section 4.20
Parent Intellectual Property	Section 4.12(e)
Parent Leased Property	Section 4.15(b)
Parent Material Adverse Effect	Section 4.01
Parent Preferred Stock	Section 4.03(a)
Parent SEC Reports	Section 4.06
Parent Stock Option Plans	Section 4.03
Parent Subsidiaries	Section 4.01
Parent Tax Return	Section 4.13
Permitted Liens	Section 3.14
person	Section 9.03(f)
plan of reorganization	Section 6.09(a)
Plans	Section 3.17(a)
Proxy Statement	Section 6.01(a)
Registration Statement	Section 6.01(a)
Representatives	Section 6.04(a)
Rights Plan	Section 2.01(a)(i)
SEC	Section 3.06(a)
Securities Act	Section 3.06(a)
Shares	Section 2.01(a)
Stockholder’s Meetings	Section 6.01(a)

ii

Location of
Defined Term	Definition

subsidiaries	Section 9.03(g)
Subsidiary	Section 9.03(g)
Superior Proposal	Section 6.05(c)
Surviving Corporation	Section 1.01
Takeover Laws	Section 3.21
Tax Authority	Section 3.13(a)
Tax	Section 3.13(a)
Taxable	Section 3.13(a)
Taxes	Section 3.13(a)
Terminating Company Breach	Section 8.01(g)
Terminating Parent Breach	Section 8.01(h)
under common control with	Section 9.03(d)
Warrant	Recitals

iii

AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER dated as of October 10, 2002 (this “Agreement”) among Superconductor Technologies Inc., a Delaware corporation (“Parent”), STI Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Conductus, Inc., a Delaware corporation (the “Company”).

WITNESSETH

      WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Parent will combine with the Company through the merger of Merger Sub with and into the Company with the Company being the surviving corporation (the “Merger”);

      WHEREAS, the Board of Directors of Parent has (i) approved, and deems it advisable and in the best interests of Parent and its stockholders to consummate, the Merger, upon the terms and subject to the conditions set forth in this Agreement and (ii) recommended the approval of the Merger and the adoption of this Agreement by the stockholders of Parent;

      WHEREAS, the Board of Directors of the Company has (i) approved, and deems it advisable and in the best interests of the Company and its stockholders to consummate, the Merger, upon the terms and subject to the conditions set forth in this Agreement and (ii) recommended the approval of the Merger and the adoption of this Agreement by the stockholders of the Company;

      WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Company’s willingness to enter into this Agreement, certain stockholders of Parent are entering into voting agreements (the “Voting Agreements”) with Company in substantially the form attached as Exhibit A hereto;

      WHEREAS, for United States federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”);

      WHEREAS, pursuant to the Merger, (i) each outstanding share of Common Stock of the Company and all outstanding options or other rights to acquire or receive shares of Common Stock of the Company and (ii) each outstanding warrant to acquire or receive shares of Common Stock of the Company (a “Warrant”) that does not by its terms terminate at or prior to the Effective Time (as defined below) shall be converted into the right to acquire or receive shares of Parent’s authorized Common Stock at the rate determined in this Agreement;

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

      SECTION 1.01 The Merger. Upon the terms of this Agreement and subject to the conditions set forth in Article VII, and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

      SECTION 1.02     Effective Time; Closing. As promptly as practicable and in no event later than the second business day following the satisfaction or, if permissible, waiver of each of the conditions set forth in Article VII (or such other date as may be agreed in writing by each of the parties hereto), the parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL. The term “Effective Time” means the date and time of the filing with, and the acceptance by, the Secretary of State of the State of Delaware of the Certificate of Merger (or such later time, not to exceed 30 days after such acceptance for record, as may be agreed in writing by each of the parties and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing (the “Closing”) will be held at the offices of Guth|Christopher LLP (or such other place as the parties hereto may agree). The date on which the Closing shall occur is referred to herein as the “Closing Date.”

      SECTION 1.03     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

      SECTION 1.04     Certificate of Incorporation; Bylaws.

      (a) At the Effective Time, the Certificate of Incorporation of the Company as the Surviving Corporation shall be amended and restated to read the same as the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, except that Article I of the amended and restated Certificate of Incorporation of Company, instead of reading the same as the Certificate of Incorporation of Merger Sub, shall read as follows: “The name of this corporation is Conductus, Inc.”

      (b) At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall, subject to SECTION 6.06(a) of this Agreement, be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

      SECTION 1.05     Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

      SECTION 2.01     Conversion of Securities.

      (a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following actions shall occur:

(i) Each share of Common Stock of the Company, par value $.0001 per share (the “Company Common Stock”), including, with respect to each such share of Company Common Stock, the associated Rights (as defined in that certain Rights Agreement dated January 29, 1998, by and between the Company and Boston EquiServe, L.P., as Rights Agent (the “Rights Plan”) (all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the “Shares”), issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to SECTION 2.01(a)(ii)) shall be converted, subject to SECTION 2.02(e), into the right to receive that number of shares of Common Stock of Parent, par value $.001 per share (the “Parent Common Stock”), equal to 0.6 (the “Exchange Ratio”). At the Effective Time, each Share shall be canceled, cease to be outstanding and cease to exist and each holder of Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive, without interest, shares of Parent Common Stock in accordance with this SECTION 2.01(a)(i) and cash for any fractional shares of Parent Common Stock in accordance with SECTION 2.02(e).

(ii) Each Share held in the treasury of the Company and each Share owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

(iii) Each share of Common Stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one duly authorized, validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

      (b) If between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or outstanding shares of Company Common Stock are changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event, the Exchange Ratio shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or similar event.

      (c) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then (i) the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and/or subject to the same repurchase option, risk of forfeiture or other condition, (ii) the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends and (iii) the Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

      SECTION 2.02     Exchange of Certificates.

      (a) Exchange Agent. Promptly after the Effective Time, Parent shall deposit, or shall cause to be deposited, with any bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of Shares, for exchange in accordance with this Article II through the Exchange Agent, certificates representing shares of Parent Common Stock issuable pursuant to SECTION 2.01 as of the Effective Time and cash, from time to time as required to make payments in lieu of any fractional shares pursuant to SECTION 2.02(e) (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the shares of Parent Common Stock contemplated to be issued pursuant to SECTION 2.01 out of the Exchange Fund. Except as contemplated by SECTION 2.02(f) hereof, the Exchange Fund shall not be used for any other purpose.

      (b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of any fractional shares. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock that such holder has the right to receive in respect of the Shares formerly represented by such Certificate (after taking into account all Shares then held by such holder), cash in lieu of any fractional share of Parent Common Stock to which such holder is entitled pursuant to SECTION 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to SECTION 2.02(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, cash in lieu of any fractional share of Parent Common Stock to which such holder is entitled pursuant to SECTION 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to SECTION 2.02(c) may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Surviving Corporation that any applicable share transfer taxes have been paid. Until surrendered as contemplated by this SECTION 2.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock, cash in lieu of any fractional share of Parent Common Stock to which such holder is entitled pursuant to SECTION 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to SECTION 2.02(c).

      (c) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to SECTION 2.02(e), until the holder of such Certificate shall surrender such Certificate as provided in SECTION 2.02(b). Subject to the effect of escheat, tax or other applicable Laws following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) the amount of any cash payable with respect to a fractional Parent Common Share to which such holder is entitled pursuant to SECTION 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore payable with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

      (d) No Further Rights in Company Common Stock. All shares of Parent Common Stock issued upon conversion of the Shares in accordance with the terms hereof and any cash paid pursuant to SECTION 2.02(c) or (e) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such Shares.

      (e) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Each holder of a fractional share interest shall be paid an amount in cash (without interest) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by the average closing price per share of Parent Common Stock for the 20 trading day period up to and including the trading day immediately preceding the Effective Time, as reported on The Nasdaq National Market (“Nasdaq”). As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of SECTION 2.02(b) and (c).

      (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares for three months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to SECTION 2.02(e) and any dividends or other distributions with respect to the shares of Parent Common Stock to which they are entitled pursuant to SECTION 2.02(c). Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

      (g) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

      (h) Withholding Rights. Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Exchange Agent, as the case may be.

      (i) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Surviving Corporation or the Exchange Agent, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation or the Exchange Agent may direct, as indemnity against any claim that may be made against the Surviving Corporation or the Exchange Agent with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any cash in lieu of any fractional share of Parent Common Stock to which the holder thereof is entitled pursuant to SECTION 2.02(e) and any dividends or other distributions to which the holder thereof is entitled pursuant to SECTION 2.02(c).

      SECTION 2.03 Stock Transfer Books.

      (a) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into shares of Parent Common Stock, any cash in lieu of any fractional share of Parent Common Stock to which the holders thereof are entitled pursuant to SECTION 2.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to SECTION 2.02(c).

      (b) Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any person constituting an Affiliate (as defined in SECTION 3.23 below) of the Company shall not be exchanged until Parent shall have received from such person a Company Affiliate Agreement as provided in SECTION 6.15.

      SECTION 2.04 Company Stock Options and Stock Purchase Plan.

      (a) At the Effective Time, Parent shall assume (i) all options to acquire Company Common Stock (the “Company Stock Options”) outstanding immediately prior to the Effective Time, whether or not exercisable and whether or not vested, under the Company’s 1992 Stock Option/ Stock Purchase Plan (the “Company Stock Option Plan”), and (ii) each Company Stock Option Plan, and the Company’s repurchase right with respect to any unvested shares acquired through the Company Stock Option Plan, shall be assigned to Parent by virtue of the Merger and without any further action on the part of the Company or the holder of the outstanding Company Stock Option. Each Company Stock Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such options immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Stock Option multiplied by the Exchange Ratio and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the exercise price per share of such Company Stock Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded upward to the nearest full cent). It is the intention of the parties that each Company Stock Option assumed by Parent shall qualify following the Effective Time as an incentive stock option as defined in section 422 of the Code to the extent permitted under section 422 of the Code and to the extent such option qualified as an incentive stock option prior to the Effective Time. All purchase rights of employees outstanding as of the date of this Agreement under the Company’s 1994 Employee Stock Purchase Plan (the “Company Purchase Plan”) shall be exercised immediately prior to the Effective Time, and each participant in the Company Purchase Plan shall accordingly be issued shares of Company Common Stock at that time pursuant to the terms of the Company Purchase Plan and each share of Company Common Stock so issued shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive shares of Parent Common Stock in accordance with Section 2.01(a)(i) and cash for any fractional share of Parent Common Stock in accordance with Section 2.02(e). Except with respect to the purchase rights outstanding under the Company Purchase Plan on the date of this Agreement, the Company shall not accept nor process any subscriptions or requests for the purchase of Company Common Stock under the Company Purchase Plan and any purchase rights arising after the date of this Agreement under the Company Purchase Plan shall be terminated immediately prior to the Effective Time. The Company Purchase Plan shall be terminated as of the Effective Time.

      (b) As soon as practicable after the Effective Time, Parent shall deliver to each person who, immediately prior to the Effective Time, was a holder of an outstanding Company Stock Option an appropriate notice setting forth such holder’s rights pursuant thereto. As soon as practicable after the Effective Time (but in any event not later than 45 days following the Effective Time), Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) that will register the shares of Parent Common Stock subject to Company Stock Options to the extent permitted by federal securities laws and shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as such options remain outstanding. In addition, Parent shall use all reasonable efforts to cause the shares of Parent Common Stock subject to Company Stock Options to be listed on Nasdaq and such exchanges as Parent shall determine.

      SECTION 2.05 Warrants. At the Effective Time, each Warrant granted and outstanding immediately prior to the Effective Time, whether contingent or earned, that does not terminate by its terms at or prior to the Effective Time shall be converted into a warrant to acquire shares of Parent Common Stock, and each Warrant so converted will continue to have, and be subject to, the same terms and conditions of such Warrant immediately prior to the Effective Time, except that (i) each Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock issuable upon exercise of such Warrant prior to the Effective Time multiplied by the Exchange Ratio and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Warrant will be equal to the exercise price per share of Company Common Stock at which such Warrant was exercisable immediately prior to the Effective Time divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded upward to the nearest whole cent).

      SECTION 2.06 Appraisal Rights.

      (a) Notwithstanding anything in this Agreement to the contrary and to the extent applicable as provided under SECTION 2.06(d), any shares of Company Common Stock (“Dissenting Shares”) which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders of the Company who have, before the taking of the vote of the stockholders of the Company to approve the Merger and adopt this Agreement, properly perfected their appraisal rights under Section 262 of the DGCL or the comparable provisions of the California General Corporation Law (“CGCL”) (collectively, the “Appraisal Rights Provisions”) will not be converted as described in SECTION 2.01 hereof, but will thereafter constitute only the right to receive payment of the fair value of such shares of Company Common Stock in accordance with any applicable provisions of the Appraisal Rights Provisions; provided, however, that all shares of Company Common Stock held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under the Appraisal Rights Provisions shall thereupon be deemed to have been canceled and retired and to have been converted, as of the Effective Time, into the right to receive the Merger Consideration, without interest, in the manner provided in SECTION 2.01 hereof. Persons who have perfected statutory rights with respect to Dissenting Shares as aforesaid will not be paid by the Surviving Corporation as provided in this Agreement and will have only such rights as are provided by the Appraisal Rights Provisions with respect to such Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, if Parent or Merger Sub abandons or is finally enjoined or prevented from carrying out, or the stockholders rescind their approval of the Merger and adoption of, this Agreement, the right of each holder of Dissenting Shares to receive the fair value of such Dissenting Shares in accordance with the Appraisal Rights Provisions will terminate, effective as of the time of such abandonment, injunction, prevention or rescission.

      (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL, or the CGCL if applicable, and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL, or the CGCL if applicable. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle any such demands.

      (c) Each dissenting stockholder who becomes entitled under the DGCL, or the CGCL if applicable, to payment for Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the DGCL, or the CGCL if applicable) and such Dissenting Shares shall be canceled.

      (d) This SECTION 2.06 is intended only to govern the appraisal rights provided by the statutory Appraisal Rights Provisions and only if and to the extent such provisions are legally applicable. It does not provide any contractual appraisal rights to holders of Company Common Stock, and the provisions of this SECTION 2.06 shall be disregarded and of no effect to the extent that the Appraisal Rights Provisions are not applicable to holders of Company Common Stock.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this ARTICLE III are true and correct except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged according to specific sections in this ARTICLE III and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this ARTICLE III and any other section in this ARTICLE III where it is reasonably clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section. For purposes of this ARTICLE III, where the context requires it, the term “Company” shall refer to the Company and the Company Subsidiaries.

      SECTION 3.01 Organization and Qualification; Subsidiaries. The Company Disclosure Schedule sets forth the jurisdiction of incorporation of Company and each subsidiary of Company (the “Company Subsidiaries”). Each of Company and the Company Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of such jurisdiction and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to obtain such governmental approvals has not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material

Adverse Effect (as defined below). Each of Company and the Company Subsidiaries is duly qualified or licensed as a foreign corporation or organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Other than the Company Subsidiaries, there are no corporations, partnerships, joint ventures, associations or other similar entities in which Company owns, of record or beneficially, any direct or indirect equity or other similar interest or any right (contingent or otherwise) to acquire the same. The term “Company Material Adverse Effect” means any changes in or effects on the business of Company that is materially adverse to the business, condition (financial or otherwise), assets (tangible or intangible), liabilities (including contingent liabilities), or results of operations or prospects of Company, except for any such changes or effects principally resulting from or principally arising in connection with (i) any changes affecting the wireless telecommunications equipment industry that do not have a disproportionate impact on Company, (ii) any changes in general economic conditions that do not disproportionately impact Company, (iii) in and of itself, any change in the trading price of the Company Common Stock (including any proceedings which may be initiated by Nasdaq with respect to the listing status of the Company Common Stock based on the failure of the trading price to meet the minimum bid requirements), (iv) the taking of any action expressly required by the terms of this Agreement or (v) a decline in commercial product revenues attributable to the public announcement of the Merger.

      SECTION 3.02     Certificate of Incorporation and Bylaws. The Company has heretofore made available to Parent a complete and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date. Such Certificate of Incorporation and Bylaws are in full force and effect. The Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

      SECTION 3.03     Capitalization.

      (a) The authorized capital stock of the Company consists of (i) 75,000,000 shares of Company Common Stock, and (ii) 5,000,000 shares of Preferred Stock, par value $.0001 per share (the “Company Preferred Stock”).

      (b) As of October 5, 2002, (i) 22,519,368 shares of Company Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, (ii) 8,967 shares of Company Common Stock were held in the treasury of the Company or by Company Subsidiaries, (iii) an aggregate of 3,371,097 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Option Plans, of which an aggregate of 2,833,757 shares are subject to outstanding, unexercised options, (iv) 255,273 shares of Company Common Stock are reserved for issuance pursuant to the Company Purchase Plan, of which an aggregate of up to 104,135 shares are subject to outstanding purchase rights and 151,138 shares are available for future issuance, (v) no shares of Company Preferred Stock were issued or outstanding, and (vi) an aggregate of 2,819,987 shares of Company Common Stock are reserved for issuance pursuant to outstanding warrants to acquire or receive shares of Company Common Stock.

      (c) Except as disclosed in SECTION 3.03(b), there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary, or conditionally or absolutely obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions (whether conditional or absolute) specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock or other equity interest of any Company Subsidiary, and the Merger will not give rise to any such obligations. Each outstanding share of capital stock or other equity interest of each Company Subsidiary is duly authorized, validly issued, fully paid and non-assessable, and each such share or other equity interest owned by the Company or another Company

Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or such other Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever. To the knowledge of the Company, there are no voting trusts, proxies or other agreements or understandings with respect to the capital stock of the Company.

      (d) The terms of each of the Company Stock Options Plan do not prohibit the assumption of the Company Stock Options as provided in SECTION 2.04. Neither the execution or delivery of this Agreement nor consummation of the Merger will accelerate vesting of any Company Option.

      SECTION 3.04     Authority Relative to This Agreement. The Company has all necessary corporate power and authority (a) to execute and deliver this Agreement, and (b) assuming the approval of the Merger and adoption of this Agreement by the requisite vote of the Company’s stockholders under the DGCL, the Company’s Bylaws and applicable Nasdaq rules, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the unanimous vote of the board of directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions so contemplated (other than, with respect to the Merger, the approval of the Merger and adoption of this Agreement by the requisite vote of the Company’s stockholders the DGCL, the Company’s Bylaws and applicable Nasdaq rules, and the filing and recordation of appropriate merger documents as required by the DGCL). The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholder’s Meeting is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve the Merger and adopt this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

      SECTION 3.05     No Conflict; Required Filings and Consents.

      (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in SECTION 3.05(b) have been obtained and all filings and obligations described in SECTION 3.05(b) have been made or complied with, conflict with or violate any Law applicable to the Company or (iii) conflict with, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or result in the creation of a lien, claim, security interest or other charge or encumbrance on any property or asset of the Company pursuant to, any Company Contract.

      (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, order, authorization, registration or permit of, or filing with or notification to, any governmental entity, except for applicable requirements, if any, of the Exchange Act, the Securities Act, Nasdaq, and the filing and recordation of appropriate merger documents as required by the DGCL.

      SECTION 3.06     SEC Filings; Financial Statements.

      (a) The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (“SEC”) since January 1, 1998 (collectively, the “Company SEC Reports”). As of the respective dates they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing), (i) the Company SEC Reports complied in all material respects with the requirements of the Securities Act of 1933 (the “Securities Act”) or the Securities and Exchange Act of 1934 (the “Exchange Act”), as the case may be, and (ii) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any form, report or other document with the SEC.

      (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Regulation S-X) and each presents fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount). The balance sheet of the Company contained in the Company SEC Reports as of December 31, 2001 is hereinafter referred to as the “Company Balance Sheet.”

      (c) The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

      SECTION 3.07     Tax Matters. To the knowledge of the Company, neither the Company nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      SECTION 3.08     Brokers. No broker, finder or investment banker (other than U.S. Bancorp Piper Jaffray (“Company Financial Advisor”)) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

      SECTION 3.09     Undisclosed Liabilities. The Company has no liabilities (absolute, accrued, contingent or otherwise and whether due or to become due) other than liabilities or obligations: (a) fully reflected or reserved against on the Company Balance Sheet; (b) liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

      SECTION 3.10     Absence of Certain Changes or Events. Since December 31, 2001, there has not been any Company Material Adverse Effect and the business of the Company has been conducted in the ordinary course.

      SECTION 3.11     Absence of Litigation. Except as disclosed under the heading “Legal Proceedings” in the Company’s SEC Reports, there is no other litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company, or any property or asset of the Company, before any court, arbitrator or governmental entity, domestic or foreign. Neither the Company nor any material property or asset of the Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any governmental entity, or any order, writ, judgment, injunction, decree, determination or award of any governmental entity or arbitrator.

      SECTION 3.12     Intellectual Property.

      (a) Company owns or is licensed to use, and in any event possesses sufficient and legally enforceable rights with respect to, all Company Intellectual Property (as defined below) necessary for the conduct of its business as currently conducted without, to Company’s knowledge, and without having conducted any special investigation or patent or trademark search, Infringement (as defined below) of any other person’s Intellectual Property, except for such items as have yet to be conceived or developed. The Company Disclosure Schedule sets forth any and all royalty obligations of Company concerning the Company Intellectual Property. Company has not developed jointly with any other Person any Intellectual Property that is material to the business of Company with respect to which such other person has any material exclusive rights. There is no Company contract pursuant to which any person has any right (whether or not currently exercisable) to use, license or otherwise exploit any material Company Intellectual Property.

      (b) None of the material issued patents, registered trademarks, registered service marks and registered copyrights owned by the Company has been declared invalid or unenforceable. To the Company’s knowledge, no other person is infringing, misappropriating or making any unlawful or unauthorized use of any material Company Intellectual Property. The Company has not (i) licensed any of the material Company Intellectual Property to any person on an exclusive basis, or (ii) entered into any covenant not to compete or contract limiting its ability to exploit fully any material Company Intellectual Property or to transact business in any market or geographical area or with any person.

      (c) Except as disclosed under the heading “Legal Proceedings” in the Company’s SEC Reports, to the knowledge of the Company, the Company has not been or may not be engaged in, liable for or contributing to any Infringement. The Company has received no written notice or, to its knowledge, other communication of any actual, alleged, possible or potential Infringement, or other unlawful or unauthorized use of, any Intellectual Property owned or used by any other Person.

      (d) The Company has taken reasonable steps to protect the Company’s rights in its confidential information and trade secrets. Each employee, consultant and contractor who ha had access to proprietary Intellectual Property which is necessary for the conduct of Company’s business as currently conducted, has executed an agreement to maintain the confidentiality of such Intellectual Property and has executed appropriate agreements that are substantially consistent with the Company’s standard forms thereof. Except under confidentiality obligations, there has been no material disclosure of any of the Company’s confidential information or trade secrets to any third party.

      (e) “Company Intellectual Property” means all Intellectual Property that is used in any business of the Company, or that may be necessary to conduct any such businesses as conducted. “Intellectual Property” means any: (i) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), domain name, copyright application, copyright registration, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, source code, algorithm, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset, or (ii) the right to use or exploit any of the foregoing. “Infringement” means infringing, misappropriating or making any unlawful or unauthorized use of any Intellectual Property owned or used by any other person.

      SECTION 3.13     Taxes.

      (a) Tax Returns. All Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including, without limitation, estimated Tax returns and reports and material information returns and reports) required to be filed with any Tax Authority (as defined below) with respect to any Taxable (as defined below) period ending on or before the Closing, by or on behalf of the Company (collectively, “Company Tax Returns” and individually a “Company Tax Return”), have been or will be completed and filed when due (including any extensions of such due date) and all amounts shown due on such Company Tax Returns on or before the Effective Time have been or will be paid on or before such date, except where the failure to complete and file such Company Tax Returns or to pay such amounts shown would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, the consolidated financial statements of the Company contained in the Company SEC Reports (i) fully accrue in accordance with GAAP all actual and contingent liabilities for Taxes (as defined below) with respect to all periods through the date of the Company Balance Sheet. All information set forth in the notes to the consolidated financial statements of the Company contained in the Company SEC Reports relating to Tax matters is correct and complete in all material respects. The Company has withheld and paid to the applicable financial institution or Tax Authority all amounts required to be withheld. As used in this SECTION 3.14, the term the “Company” means the Company and any entity included in, or required to be included in, any consolidated, combined or untaxed group with the Company. For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

      (b) Tax Claims. No material claim for assessment or collection of Taxes is presently being asserted against Company, and Company is not a party to any pending action, proceeding, or investigation by any governmental taxing authority.

      SECTION 3.14     Assets Other Than Real Property. Company has good title to all material assets reflected on the Company Balance Sheet or thereafter acquired, except those sold or otherwise disposed of since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, free and clear of all mortgages, liens, security interests or other encumbrances of any nature whatsoever except Permitted Liens. For purposes of this Agreement, “Permitted Liens” shall mean (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like liens arising in the ordinary course of business, (ii) liens arising under original purchase price conditional sale contracts and equipment leases with third parties entered into in the ordinary course, (iii) liens for Taxes and other governmental obligations and (iv) other imperfections of title, restrictions or encumbrances, if any, which liens, imperfections of title, restrictions or other encumbrances do not materially impair the continued use in the business of the respective owner thereof, and operation of the specific assets to which they relate. This SECTION 3.14 does not relate to real property or interests in real property, which are the subject of SECTION 3.15, or to intellectual property, which is the subject of SECTION 3.12.

      SECTION 3.15     Real Property.

      (a) Owned Property. Company does not own in fee any real property.

      (b) Leased Property. The Company Disclosure Schedule sets forth a complete list of all real property and interests in real property leased by Company (“Company Leased Properties”) and identifies any leases relating to the Leased Properties.

      (c) Rights in Leased Property. The lease for each of the Company Leased Properties is in full force and effect, and the interest of Company in each of the Company Leased Properties is free and clear of all mortgages, liens, security interests, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except (A) Permitted Liens, (B) easements, covenants, rights-of-way and other similar restrictions of record and (C) (x) zoning, building and other similar restrictions, (y) mortgages, liens, security interests or encumbrances that have been placed by any developer, landlord or other third party on property over which Company has easement rights or on any Company Leased Property and subordination or similar agreements relating thereto and (z) unrecorded easements, covenants, rights-of-way or other similar restrictions, none of which items set forth in clauses (x), (y) and (z) above materially impairs the continued use in the business of Company and the operation of the property to which they relate.

      SECTION 3.16     Contracts. The Company Disclosure Schedule sets forth a true and complete list of each of the following types of contracts to which Company is a party (together with the leases related to the Company Leased Properties, “Company Contracts”):

(a) Employment, Independent Contractor and Consulting Agreements. (i) Any employment agreement, employment contract or any agreement or contract providing for the payment of any severance compensation by Company to any person or for the provision, vesting and/or acceleration of any employee benefits following a change of ownership or control of Company and (ii) any independent contractor or consulting agreement that has an aggregate liability after the Effective Time in excess of $25,000 and is not terminable by notice of less than 60 calendar days for a cost of less than $25,000;

(b) Collective Bargaining Agreements. Any employee collective bargaining agreement or other contract with any labor union;

(c) Non-Competition Agreements. Any covenant or agreement that restricts the ability of Company to compete in any line of business in any place in the world;

(d) Agreements with Officers and Directors. Any material agreement or contract with any officer or director of Company (other than employment agreements covered by paragraph (a) above);

(e) Subleases of Leased Property. Any sublease or similar agreement under which Company makes available for use by any third party, all or any portion of any Company Leased Property;

(f) Personal Property Leases. Any lease or similar agreement under which (i) Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (ii) Company is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by Company, in any such case which has an aggregate liability after the Effective Time in excess of $25,000 and is not terminable by notice of less than 60 calendar days for a cost of less than $25,000;

(g) Supply and Service Agreements. (i) Any continuing agreement or contract for the future purchase by Company of materials, supplies or equipment or (ii) any advertising agreement or arrangement, in any such case which has an aggregate liability after the Effective Time in excess of $25,000 and is not terminable by notice of less than 60 calendar days for a cost of less than $25,000;

(h) Indebtedness. Any agreement or contract under which Company has borrowed or loaned any money or issued any note, bond, indenture or other evidence of indebtedness or directly or indirectly guaranteed indebtedness, liabilities or obligations of others (other than endorsements for the purpose of collection in the ordinary course of business), or any other note, bond, indenture or other evidence of indebtedness where the principal amount borrowed, loaned or guaranteed is in excess of $25,000;

(i) Guarantees. Any agreement or contract under which any other person has directly or indirectly guaranteed indebtedness, liabilities or obligations of Company (other than endorsements for the purpose of collection in the ordinary course of business);

(j) Partnerships, Limited Liability Companies and Joint Ventures. Any partnership agreement, limited liability company agreement or other joint venture agreement to which Company is a party; and

(k) Other Agreements. Any other agreement, contract, lease, license (including exclusive Intellectual Property licenses), commitment or instrument to which Company is a party or by or to which the assets or business of Company is bound or subject, which in any case has an aggregate liability after the Effective Time in excess of $25,000, and is not terminable by notice of less than 60 calendar days for a cost of less than $25,000.

Except as disclosed in the Company Disclosure Schedule, Company has performed all material obligations required to be performed by it to date under the Company Contracts to which it is a party and it is not in breach or default in any material respect thereunder and, to the knowledge of Company, no other party to any of the Company Contracts is in breach or default in any material respect thereunder.

      SECTION 3.17     Employee Benefit Plans; ERISA.

      (a) Plans. The Company Disclosure Schedule sets forth each employee pension, retirement, profit sharing, stock bonus, stock option, stock purchase, incentive, deferred compensation, hospitalization, medical, dental, vision, life insurance, accidental death and dismemberment insurance, business travel insurance, cafeteria and flexible spending, sick pay, disability, severance, golden parachute or other plan, fund, program, policy, contract or arrangement (including any contracts or agreements with certain employees that relate to the transactions contemplated by this Agreement) providing employee benefits (the “Plans”) maintained or contributed to by Company. Company has delivered to Parent true, complete and correct copies of (i) each Plan (or, in the case of any unwritten Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the IRS with respect to each Plan (if any such report was required), (iii) the most recent summary plan description for each Plan for which such a summary plan description is required and (iv) each trust agreement and group annuity contract relating to any Plan. Neither Company nor any corporation or trade or business (whether or not incorporated) which would be treated as a member of the controlled group including Company under Section 4001(a)(14) of ERISA (as defined below) (an “ERISA Affiliate”) would be liable for any amount pursuant to Section 4062, 4063 or 4064 of ERISA, if any Plan which is subject to Title IV of ERISA were to terminate.

      (b) Compliance with ERISA and the Code. None of Company or any of the Plans or any trust created thereunder, or any trustee or administrator thereof, has engaged in a transaction in connection with which Company would be subject to either a material liability or civil penalty assessed pursuant to Sections 409, 502(i) or 502(1) of ERISA or a material Tax imposed pursuant to Section 4971, 4972, 4974, 4975, 4976 or 4980B of the Code. Each of the Plans has been operated and administered in all material respects in accordance with applicable Laws, including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code. Each Plan intended to be a qualified plan under Code Section 401 has received a favorable determination letter to that effect and nothing has occurred since the issuance of such letter that would adversely affect the Tax qualification of any such Plan. There are no pending or, to the knowledge of Company, threatened claims by or on behalf of any of the Plans, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than ordinary course claims for benefits).

      (c) Multiemployer Plan Liabilities. None of Company or any ERISA Affiliate is, or has been within the last six years, obligated to contribute, on behalf of any current or former employee of Company, to a multiemployer plan (as defined in Section 3(37) of ERISA) and no such ERISA Affiliate is liable or reasonably expected to be liable for any withdrawal liability under Section 4201 of ERISA.

      (d) Accumulated Funding Deficiencies; Liens. None of the Plans or any trust established thereunder has incurred any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Plans. No contribution failure has occurred with respect to any Plan sufficient to give rise to a lien under Section 302(f) of ERISA.

      (e) Employee Welfare Benefit Plans. With respect to any Plan that is an employee welfare benefit plan, (i) no such Plan is unfunded or funded through a welfare benefits fund, as such term is defined in Section 419(e) of the Code and (ii) to the knowledge of Company, each such Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies with the applicable requirements of Section 4980B(f) of the Code.

      SECTION 3.18     Compliance with Applicable Laws. To the knowledge of Company:

(a) General. Company has not received notice of any alleged violation of any applicable statutes, laws, ordinances, rules, orders and regulations of any governmental authority or instrumentality, domestic or foreign (“Laws”), except for any such violations that would not have a Company Material Adverse Effect. This SECTION 3.18 does not relate to matters with respect to Taxes or any other taxes. This SECTION 3.18(a) does not relate to environmental matters, which are the subject of SECTION 3.18(c)and (d).

(b) Lobbying Regulatory Matters. Company is in compliance in all material respects with all substantive, registration and reporting requirements of the Lobbying Disclosure Act of 1995, as amended, the Foreign Agent Registration Act of 1938, as amended, the Federal Election Campaign Act, federal bribery laws and rules regarding the making of gifts to members of the United States House of Representatives, members of the United States Senate and members of the executive branch of the federal government of the United States.

(c) Notices of Certain Environmental Matters. Company has not received written notice of any alleged violation of Environmental Law or liability for any release of any Hazardous Material in connection with the present or past business or properties of Company or any of the Subsidiaries, and there exists no writ, injunction, decree, order or judgment outstanding, nor any lawsuit, proceeding, citation, summons or government agency investigation relating thereto, except for any such matters that would not have a Company Material Adverse Effect.

(d) Definitions. For purposes of SECTION 3.18(c) and SECTION 4.18(c):

(i) “Hazardous Material” means any chemical substance the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, or common law; or which is defined as a “hazardous waste” or “hazardous substance” under any federal, state or local statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) or the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.); or which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated as such by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States or state or any political subdivision thereof.

(ii) “Environmental Law” means any applicable statute, regulation, rule, ordinance, code, license or order, of any governmental agency, department, commission, board, bureau or instrumentality of the United States, states and political subdivisions thereof and all applicable judicial and administrative and regulatory decrees, judgments and orders relating to the protection of human health or the environment with respect to Hazardous Materials.

      SECTION 3.19     Employee and Labor Relations. (a) There is no labor strike, dispute, or work stoppage or lockout pending or, to the knowledge of Company, threatened against or affecting Company; (b) to the knowledge of Company, no union organizing campaign is in progress with respect to the employees of Company; (c) there is no unfair labor practice charge or complaint against Company pending or, to the knowledge of Company, threatened before the National Labor Relations Board; (d) there is no pending or, to the knowledge of Company, threatened grievance that would have a Company Material Adverse Effect; and (e) no charges with respect to or relating to Company are pending before the Equal Employment Opportunity Commission or any state agency responsible for the prevention of unlawful employment practices as to which there is a reasonable likelihood of adverse determination, other than those which, if so determined, would not have a Company Material Adverse Effect.

      SECTION 3.20     Affiliate Transactions. Except as covered by SECTION 3.16(a), Company has (i) not entered into any written agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, insurance policy or other legally binding commitment or undertaking of any nature with any of its officers or directors, except pursuant to the provisions of the Company Stock Option Plans or Company Purchase Plan, and (ii) has no accounts or loans receivable from any officer, director or affiliate of the Company involving, in any such case, obligations of the Company in excess of $25,000.

      SECTION 3.21     Board Approval; State Takeover Statutes. The board of directors of the Company has (a) approved and adopted this Agreement and declared it advisable, (b) determined that this Agreement is advisable, fair to and in the best interests of the stockholders of the Company, (c) resolved to recommend adoption of this Agreement to the stockholders of the Company, and (d) resolved that the Company take all action necessary to make inapplicable any restrictions on the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement that may result from the provisions of all applicable state Takeover Laws. For purposes of this Agreement, “Takeover Laws” means (a) any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state antitakeover laws and regulations, and (b) Section 203 of the Delaware Law.

      SECTION 3.22     Opinion of Financial Advisor. The Board of Directors of Company has received from Company Financial Advisor a written opinion, dated as of the date of this Agreement, satisfactory in form and substance to the Board of Directors of Company, to the effect that the Merger is fair to Company and to Company’s stockholders from a financial point of view. The Company will provide a copy of such opinion to Parent subsequent to the execution of this Agreement.

      SECTION 3.23     Affiliates. In accordance with SECTION 6.15, the Company has set forth in the Company Disclosure Schedule a list identifying all persons who to the Company’s knowledge are deemed to be “affiliates” of the Company for purposes of Rule 145 under the Securities Act (“Affiliates”).

      SECTION 3.24     Rights Plan. As of the date of this Agreement, the Company has taken all action necessary to amend the Rights Plan to provide that neither Parent nor any of its affiliates shall be deemed to be an Acquiring Person (as such term is, defined in the Rights Plan), that neither a Distribution Date nor Shares Acquisition Date (as each such term is defined in the Rights Plan) shall be deemed to occur and the Company Rights will not separate from the shares of Company Common Stock, in each case as a result of the execution, delivery or performance of this Agreement or the public announcement or consummation of the Merger, or the other transactions contemplated by this Agreement.

      SECTION 3.25     Disclosure. The representations, warranties and statements by the Company in this Agreement, the Company Disclosure Schedule and the certificates delivered pursuant hereto do not contain any untrue statement of a material fact and, when taken together with each other, do not omit to state a material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Parent and Merger Sub hereby represent and warrant to the Company that the statements contained in this ARTICLE IV are true and correct except as set forth in the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”). The Parent Disclosure Schedule shall be arranged according to specific sections in this ARTICLE IV and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this ARTICLE IV and any other section in this ARTICLE IV in where it is reasonably clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section. For purposes of this ARTICLE IV, where the context requires it, the term “Parent” shall mean Parent and the Parent Subsidiaries.

      SECTION 4.01     Organization and Qualification; Subsidiaries. The Parent Disclosure Schedule sets forth the jurisdiction of incorporation of Parent and each subsidiary of Parent (the “Parent Subsidiaries”). Each of Parent and the Parent Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of such jurisdiction and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to obtain such governmental approvals has not had, and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). Each of Parent and the Parent Subsidiaries is duly qualified or licensed as a foreign corporation or organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Other than the Parent Subsidiaries, there are no corporations, partnerships, joint ventures, associations or other similar entities in which Parent owns, of record or beneficially, any direct or indirect equity or other similar interest or any right (contingent or otherwise) to acquire the same. The term “Parent Material Adverse Effect” means any changes in or effects on the business of Parent that is materially adverse to the business, condition (financial or otherwise), assets (tangible or intangible), liabilities (including contingent liabilities), or results of operations or prospects of Parent, except for any such changes or effects principally resulting from or principally arising in connection with (i) any changes affecting the wireless telecommunications equipment industry that do not have a disproportionate impact on Parent, (ii) any changes in general economic conditions that do not disproportionately impact Parent, (iii) in and of itself, any change in the trading price of the Parent Common Stock or (iv) the taking of any action expressly required by the terms of this Agreement.

      SECTION 4.02     Certificate of Incorporation and Bylaws. Parent has heretofore made available to Company a complete and correct copy of the Certificate of Incorporation and Bylaws, each as amended to date of Parent and Merger Sub. Each such Certificate of Incorporation and Bylaws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

      SECTION 4.03     Capitalization.

      (a) The authorized capital stock of the Parent consists of (i) 75,000,000 shares of Parent Common Stock, and (ii) 2,000,000 shares of preferred stock, par value $.001 per share (“Parent Preferred Stock”).

      (b) As of October 5, 2002, (i) 25,198,270 shares of Parent Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, (ii) no shares of Parent Common Stock were held in the treasury of Parent, (iii) an aggregate of 3,643,405 shares of Parent Common Stock were reserved for issuance pursuant to the Parent’s 1992 Stock Option Plan, 1992 Directors Stock Option Plan, 1998 Stock Option Plan and 1999 Stock Option Plan (collectively, “Parent Stock Option Plans”), of which an aggregate of 3,192,511 shares were subject to outstanding, unexercised options, (iv) no shares of Parent Preferred Stock were issued or outstanding, and (v) an aggregate of 3,192,467 shares of Parent Common Stock were reserved for issuance pursuant to outstanding warrants to acquire or receive shares of Parent Common Stock.

      (c) Except as disclosed in Section 4.03(b), there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Parent, or conditionally or absolutely obligating Parent to issue or sell any shares of capital stock of, or other equity interests in, the Parent or any Parent Subsidiary. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions (whether conditional or absolute) specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital stock or other equity interest of any Parent Subsidiary, and the Merger will not give rise to any such obligations. Each outstanding share of capital stock or other equity interest of each Parent Subsidiary is duly authorized, validly issued, fully paid and non-assessable, and each such share or other equity interest owned by the Parent is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent’s voting rights, charges and other encumbrances of any nature whatsoever. To the knowledge of the Parent, there are no voting trusts, proxies or other agreements or understandings with respect to the capital stock of Parent.

      (d) The authorized stock of Merger Sub consists of 10,000 shares of common stock, par value $.001 per share, all of which are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereof, and there are 1,000 shares of common stock outstanding, all of which are owned by Parent. The shares of Parent Common Stock to be issued pursuant to the Merger in accordance with Section 2.01 (i) will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, Parent’s Certificate of Incorporation or Bylaws or any agreement to which Parent is a party or is bound and (ii) will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable state securities laws.

      SECTION 4.04     Authority Relative to This Agreement. Parent has all necessary corporate power and authority (a) to execute and deliver this Agreement, and (b) assuming the approval of the Merger and adoption of this Agreement by the requisite vote of Parent’s stockholders under the DGCL, Parent’s Bylaws and applicable Nasdaq rules, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the unanimous vote of the board of directors of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the Merger and the other transactions so contemplated (other than, with respect to the Merger, the approval of the Merger and adoption of this Agreement by the requisite vote of Parent’s stockholders the DGCL, Parent’s Bylaws and applicable Nasdaq rules, and the filing and recordation of appropriate merger documents as required by the DGCL). The affirmative vote of the holders of a majority of the shares of Parent Common Stock voting on the record date for Parent Stockholder’s Meeting is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the Merger and adopt this Agreement. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

      SECTION 4.05     No Conflict; Required Filings and Consents.

      (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(a) have been obtained and all filings and obligations described in Section 4.05(a) have been made or complied with, conflict with or violate any Law applicable to Parent or Merger Sub or (iii) conflict with, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or result in the creation of a lien, claim, security interest or other charge or encumbrance on any property or asset of Parent or Merger Sub pursuant to, any Parent Contract or any contract of Merger Sub.

      (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, order, authorization, registration or permit of, or filing with or notification to, any governmental entity, except for applicable requirements, if any, of the Exchange Act, the Securities Act, Nasdaq, and the filing and recordation of appropriate merger documents as required by the DGCL.

      SECTION 4.06     SEC Filings; Financial Statements.

      (a) Parent has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 1998 (collectively, the “Parent SEC Reports”). As of the respective dates they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing), (i) Parent SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) none of Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Parent Subsidiary is required to file any form, report or other document with the SEC.

      (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Regulation S-X) and each presents fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Parent and the consolidated Parent Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount). The balance sheet of the Parent contained in the Parent SEC Reports as of December 31, 2001 is hereinafter referred to as the “Parent Balance Sheet.”

      (c) Parent has heretofore furnished to the Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

      SECTION 4.07     Tax Matters. To the knowledge of Parent, neither Parent nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      SECTION 4.08     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

      SECTION 4.09     Undisclosed Liabilities. Parent has no liabilities (absolute, accrued, contingent or otherwise and whether due or to become due) other than liabilities or obligations: (a) fully reflected or reserved against on Parent Balance Sheet; (b) liabilities incurred since the date of Parent Balance Sheet in the ordinary course of business consistent with past practice, which, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

      SECTION 4.10     Absence of Certain Changes or Events. Since December 31, 2001, there has not been any Parent Material Adverse Effect and the business of Parent has been conducted in the ordinary course.

      SECTION 4.11     Absence of Litigation. Except as disclosed under the heading “Legal Proceedings” in Parent’s SEC Reports, there is no other litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent, or any property or asset of Parent, before any court, arbitrator or governmental entity, domestic or foreign. Neither Parent nor any material property or asset of Parent is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any governmental entity, or any order, writ, judgment, injunction, decree, determination or award of any governmental entity or arbitrator.

      SECTION 4.12     Intellectual Property.

      (a) Parent owns or is licensed to use, and in any event possesses sufficient and legally enforceable rights with respect to, all Parent Intellectual Property (as defined below) necessary for the conduct of its business as currently conducted without, to Parent’s knowledge, and without having conducted any special investigation or patent or trademark search, Infringement of any other person’s Intellectual Property, except for such items as have yet to be conceived or developed. Parent Disclosure Schedule sets forth any and all royalty obligations of Parent concerning the Parent Intellectual Property. Parent has not developed jointly with any other Person any Parent Intellectual Property that is material to the business of Parent with respect to which such other person has any material exclusive rights. There is no Parent contract pursuant to which any person has any right (whether or not currently exercisable) to use, license or otherwise exploit any material Parent Intellectual Property.

      (b) None of the material issued patents, registered trademarks, registered service marks and registered copyrights owned by Parent has been declared invalid or unenforceable. To Parent’s knowledge, no other person is infringing, misappropriating or making any unlawful or unauthorized use of any material Parent Intellectual Property. Parent has not (i) licensed any of the material Parent Intellectual Property to any person on an exclusive basis, or (ii) entered into any covenant not to compete or contract limiting its ability to exploit fully any material Parent Intellectual Property or to transact business in any market or geographical area or with any person.

      (c) Except as disclosed under the heading “Legal Proceedings” in Parent’s SEC Reports, to the knowledge of Parent, Parent has not been or may not be engaged in, liable for or contributing to any Infringement. Parent has not received any written notice or, to its knowledge, other communication of any actual, alleged, possible or potential Infringement, unlawful or unauthorized use of, any Intellectual Property owned or used by any other person.

      (d) Parent has taken reasonable steps to protect Parent’s rights in its confidential information and trade secrets. Each employee, consultant and contractor who has had access to proprietary Intellectual Property which is necessary for the conduct of Parent’s business as currently conducted, has executed an agreement to maintain the confidentiality of such Intellectual Property and has executed appropriate agreements that are substantially consistent with Parent’s standard forms thereof. Except under confidentiality obligations, there has been no material disclosure of any of Parent’s confidential information or trade secrets to any third party.

      (e) “Parent Intellectual Property” means all Intellectual Property that is used in any business of Parent, or that may be necessary to conduct any such businesses as conducted.

      SECTION 4.13 Taxes.

      (a) Tax Returns. All Tax returns, statements, reports, declarations and other forms and documents (including, without limitation, estimated Tax returns and reports and material information returns and reports) required to be filed with any Tax Authority with respect to any Taxable period ending on or before the Closing, by or on behalf of Parent (collectively, “Parent Tax Returns” and individually a “Parent Tax Return”), have been or will be completed and filed when due (including any extensions of such due date) and all amounts shown due on such Parent Tax Returns on or before the Effective Time have been or will be paid on or before such date, except where the failure to complete and file such Parent Tax Returns or to pay such amounts shown would not have a Parent Material Adverse Effect. Except as would not have a Parent Material Adverse Effect, the consolidated financial statements of Parent contained in Parent SEC Reports (i) fully accrue in accordance with GAAP all actual and contingent liabilities for Taxes (as defined below) with respect to all periods through the date of Parent Balance Sheet. All information set forth in the notes to the consolidated financial statements of Parent contained in Parent SEC Reports relating to Tax matters is correct and complete in all material respects. Parent has withheld and paid to the applicable financial institution or Tax Authority all amounts required to be withheld. As used in this SECTION 3.14, the term the “Parent” means Parent and any entity included in, or required to be included in, any consolidated, combined, or untaxed group with Parent.

      (b) Tax Claims. No material claim for assessment or collection of Taxes is presently being asserted against Parent, and Parent is not a party to any pending action, proceeding, or investigation by any governmental taxing authority.

      SECTION 4.14 Assets Other Than Real Property. Parent has good title to all material assets reflected on Parent Balance Sheet or thereafter acquired, except those sold or otherwise disposed of since the date of Parent Balance Sheet in the ordinary course of business consistent with past practice, free and clear of all mortgages, liens, security interests or other encumbrances of any nature whatsoever except Permitted Liens. This SECTION 4.14 does not relate to real property or interests in real property, which are the subject of SECTION 4.15, or to intellectual property, which is the subject of SECTION 4.12.

      SECTION 4.15 Real Property.

      (a) Owned Property. Parent does not own in fee any real property.

      (b) Leased Property. The Parent Disclosure Schedule sets forth a complete list of all real property and interests in real property leased by Parent (“Parent Leased Properties”) and identifies any leases relating to the Parent Leased Properties.

      (c) Rights in Leased Property. The lease for each of the Parent Leased Properties is in full force and effect, and the interest of Parent in each of the Parent Leased Properties is free and clear of all mortgages, liens, security interests, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except (A) Permitted Liens, (B) easements, covenants, rights-of-way and other similar restrictions of record and (C) (x) zoning, building and other similar restrictions, (y) mortgages, liens, security interests or encumbrances that have been placed by any developer, landlord or other third party on property over which Parent has easement rights or on any Parent Leased Property and subordination or similar agreements relating thereto and (z) unrecorded easements, covenants, rights-of-way or other similar restrictions, none of which items set forth in clauses (x), (y) and (z) above materially impairs the continued use in the business of Parent and the operation of the property to which they relate.

      SECTION 4.16 Contracts. Parent Disclosure Schedule sets forth a true and complete list of each of the following types of contracts to which Parent is a party (together with the leases related to the Parent Leased Properties, “Parent Contracts”):

(a) Employment, Independent Contractor and Consulting Agreements. (i) Any employment agreement, employment contract or any agreement or contract providing for the payment of any severance compensation to any Parent Person (as defined below) or for the provision, vesting and/or acceleration of any employee benefits following a change of ownership or control of Company and (ii) any independent contractor or consulting agreement that has an aggregate liability after the Effective Time in excess of $25,000 and is not terminable by notice of less than 60 calendar days for a cost of less than $25,000;

(b) Collective Bargaining Agreements. Any employee collective bargaining agreement or other contract with any labor union;

(c) Non-Competition Agreements. Any covenant or agreement that restricts the ability of Parent to compete in any line of business in any place in the world;

(d) Agreements with Officers and Directors. Any material agreement or contract with any officer or director of Parent (other than employment agreements covered by paragraph (a) above);

(e) Subleases of Leased Property. Any sublease or similar agreement under which Parent makes available for use by any third party, all or any portion of any Parent Leased Property;

(f) Personal Property Leases. Any lease or similar agreement under which (i) Parent is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (ii) Parent is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by Parent, in any such case which has an aggregate liability after the Effective Time in excess of $25,000 and is not terminable by notice of less than 60 calendar days for a cost of less than $25,000;

(g) Supply and Service Agreements. (i) Any continuing agreement or contract for the future purchase by Parent of materials, supplies or equipment or (ii) any advertising agreement or arrangement, in any such case which has an aggregate liability after the Effective Time in excess of $25,000 and is not terminable by notice of less than 60 calendar days for a cost of less than $25,000;

(h) Indebtedness. Any agreement or contract under which Parent has borrowed or loaned any money or issued any note, bond, indenture or other evidence of indebtedness or directly or indirectly guaranteed indebtedness, liabilities or obligations of others (other than endorsements for the purpose of collection in the ordinary course of business), or any other note, bond, indenture or other evidence of indebtedness where the principal amount borrowed, loaned or guaranteed is in excess of $25,000;

(i) Guarantees. Any agreement or contract under which any other person has directly or indirectly guaranteed indebtedness, liabilities or obligations of Parent (other than endorsements for the purpose of collection in the ordinary course of business);

(j) Partnerships, Limited Liability Companies and Joint Ventures. Any partnership agreement, limited liability company agreement or other joint venture agreement to which Parent is a party; and

(k) Other Agreements. Any other agreement, contract, lease, license (including exclusive Intellectual Property licenses), commitment or instrument to which Parent is a party or by or to which the assets or business of Parent is bound or subject, which in any case has an aggregate liability after the Effective

Time in excess of $25,000, and is not terminable by notice of less than 60 calendar days for a cost of less than $25,000.

      Except as disclosed in the Parent Disclosure Schedule, Parent has performed all material obligations required to be performed by it to date under the Parent Contracts to which it is a party and it is not in breach or default in any material respect thereunder and, to the knowledge of Parent, no other party to any of the Parent Contracts is in breach or default in any material respect thereunder.

      SECTION 4.17 Employee Benefit Plans; ERISA.

      (a) Plans. The Parent Disclosure Schedule sets forth each employee pension, retirement, profit sharing, stock bonus, stock option, stock purchase, incentive, deferred compensation, hospitalization, medical, dental, vision, life insurance, accidental death and dismemberment insurance, business travel insurance, cafeteria and flexible spending, sick pay, disability, severance, golden parachute or other plan, fund, program, policy, contract or arrangement (including any contracts or agreements with certain employees that relate to the transactions contemplated by this Agreement) providing employee benefits (as defined in SECTION 3.17(a) above, “Plans”) maintained or contributed to by Parent. Parent has delivered to Company true, complete and correct copies of (i) each Parent Plan (or, in the case of any unwritten Parent Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the IRS with respect to each Parent Plan (if any such report was required), (iii) the most recent summary plan description for each Parent Plan for which such a summary plan description is required and (iv) each trust agreement and group annuity contract relating to any Parent Plan. Neither Parent nor any ERISA Affiliate would be liable for any amount pursuant to Section 4062, 4063 or 4064 of ERISA, if any Parent Plan which is subject to Title IV of ERISA were to terminate.

      (b) Compliance with ERISA and the Code. None of Parent or any of its Plans or any trust created thereunder, or any trustee or administrator thereof, has engaged in a transaction in connection with which Parent would be subject to either a material liability or civil penalty assessed pursuant to Sections 409, 502(i) or 502(1) of ERISA or a material Tax imposed pursuant to Section 4971, 4972, 4974, 4975, 4976 or 4980B of the Code. Each of the Parent’s Plans has been operated and administered in all material respects in accordance with applicable Laws, including ERISA and the Code. Each Parent Plan intended to be a qualified plan under Code Section 401 has received a favorable determination letter to that effect and nothing has occurred since the issuance of such letter that would adversely affect the Tax qualification of any such Plan. There are no pending or, to the knowledge of Parent, threatened claims by or on behalf of any of the Parent Plans, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than ordinary course claims for benefits).

      (c) Multiemployer Plan Liabilities. None of Parent or any ERISA Affiliate is, or has been within the last six years, obligated to contribute, on behalf of any current or former employee of Parent, to a multiemployer plan (as defined in Section 3(37) of ERISA) and no such ERISA Affiliate is liable or reasonably expected to be liable for any withdrawal liability under Section 4201 of ERISA.

      (d) Accumulated Funding Deficiencies; Liens. None of the Parent Plans or any trust established thereunder has incurred any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Plans. No contribution failure has occurred with respect to any Parent Plan sufficient to give rise to a lien under Section 302(f) of ERISA.

      (e) Employee Welfare Benefit Plans. With respect to any Parent Plan that is an employee welfare benefit plan, (i) no such Plan is unfunded or funded through a welfare benefits fund, as such term is defined in Section 419(e) of the Code and (ii) to the knowledge of Parent, each such Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies with the applicable requirements of Section 4980B(f) of the Code.

      SECTION 4.18     Compliance with Applicable Laws. To the knowledge of Parent:

(a) General. Parent has not received notice of any alleged violation of any applicable Laws, except for any such violations that would not have a Parent Material Adverse Effect. This SECTION 4.18(a) does not relate to matters with respect to Taxes or any other taxes. This SECTION 4.18(a) does not relate to environmental matters, which are the subject of SECTION 4.18(c).

(b) Lobbying Regulatory Matters. Parent is in compliance in all material respects with all substantive, registration and reporting requirements of the Lobbying Disclosure Act of 1995, as amended, the Foreign Agent Registration Act of 1938, as amended, the Federal Election Campaign Act, federal bribery laws and rules regarding the making of gifts to members of the United States House of Representatives, members of the United States Senate and members of the executive branch of the federal government of the United States.

(c) Notices of Certain Environmental Matters. Parent has not received written notice of any alleged violation of Environmental Law or liability for any release of any Hazardous Material in connection with the present or past business or properties of Parent or any of the Subsidiaries, and there exists no writ, injunction, decree, order or judgment outstanding, nor any lawsuit, proceeding, citation, summons or government agency investigation relating thereto, except for any such matters that would not have a Parent Material Adverse Effect.

      SECTION 4.19     Employee and Labor Relations. (a) There is no labor strike, dispute, or work stoppage or lockout pending or, to the knowledge of Parent, threatened against or affecting Parent; (b) to the knowledge of Parent, no union organizing campaign is in progress with respect to the employees of Parent; (c) there is no unfair labor practice charge or complaint against Parent pending or, to the knowledge of Parent, threatened before the National Labor Relations Board; (d) there is no pending or, to the knowledge of Parent, threatened grievance that would have a Parent Material Adverse Effect; and (e) no charges with respect to or relating to Parent are pending before the Equal Employment Opportunity Commission or any state agency responsible for the prevention of unlawful employment practices as to which there is a reasonable likelihood of adverse determination, other than those which, if so determined, would not have a Parent Material Adverse Effect.

      SECTION 4.20     Opinion of Financial Advisor. The Board of Directors of Parent has have received from Standard & Poor’s (“Parent Financial Advisor”) a written opinion, dated as of the date of this Agreement, satisfactory in form and substance to the Board of Directors of Parent, to the effect that the Merger is fair to Parent and to Parent’s stockholders from a financial point of view. Parent will provide a copy of such opinion to Company subsequent to the execution of this Agreement.

      SECTION 4.21     Disclosure. The representations, warranties and statements by Parent in this Agreement, Parent Disclosure Schedule and the certificates delivered pursuant hereto do not contain any untrue statement of a material fact and, when taken together with each other, do not omit to state a material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

      SECTION 5.01     Conduct of Business by Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in SECTION 5.01 of the Company Disclosure Schedule or as specifically contemplated by any other provision of this Agreement, unless Parent shall otherwise consent in writing:

(a) the businesses of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

(b) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company, to keep available the services of the current officers, employees and consultants of the Company and to preserve the current relationships of the Company with customers, suppliers, licensors, licensees, alliance partners and other persons with which the Company has business relations.

By way of amplification and not limitation, except as contemplated by this Agreement or as set forth in SECTION 5.01 of the Company Disclosure Schedule, the Company shall not, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

(i) Capital Stock. Issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of capital stock of any class or any securities convertible into, or any right, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest other than (a) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement, (b) the issuance of shares of Company Common Stock under the Company Purchase Plan pursuant to purchase rights outstanding on the date of this Agreement, or (c) the issuance of shares of Company Common Stock upon the exercise of Warrants outstanding on the date of this Agreement.

(ii) Qualification. Intentionally take any action that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this Article V or fail to take any action reasonably necessary to cause the Merger to so qualify;

(iii) Dividends. Declare, set aside or pay any dividends on or make any other distributions in cash in respect of any capital stock;

(iv) Charter and Bylaws. Cause, permit or propose any amendments to its Certificate of Incorporation or Bylaws (or similar governing instruments of any of its subsidiaries), except as contemplated by this Agreement,

(v) Representations and Warranties. Take any action (or fail to take any action) to cause the Company’s representations and warranties set forth in ARTICLE III to be untrue in any respect;

(vi) Redemption. Redeem or otherwise acquire any shares of its capital stock;

(vii) Employee Matters. Adopt or amend in any material respect any Plan or collective bargaining agreement, except as required by applicable Law or as contemplated by this Agreement;

(viii) Compensation. (a) Grant to any executive officer or employee any increase in compensation or benefits or any rights to receive severance payments or other benefits upon a termination of employment or a change of ownership or control of the employer, except (I) as may be required under existing agreements or (II) in the ordinary course of business consistent with past practice or (b) terminate any executive officer or employee other than for cause or in the ordinary course of business, consistent with past practice;

(ix) Indebtedness. Incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than any liabilities, obligations or indebtedness owing to any person incurred in the ordinary course of business consistent with past practice provided that in no event shall Company incur, assume or guarantee any indebtedness for borrowed money in excess of $25,000;

(x) Encumbrances. Other than in the ordinary course of business consistent with past practice, permit, allow or suffer any of its assets to be subjected to any mortgage, pledge, lien, encumbrance, restriction or charge of any kind, other than Permitted Liens;

(xi) Cancellation of Indebtedness. Cancel any indebtedness owing to Company, or waive any claims or rights thereto where such indebtedness exceeds individually or in the aggregate $25,000;

(xii) Related-Party Transactions. Pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with any affiliate other than the payment of salary and the provision of benefits consistent with current salary and benefits;

(xiii) Accounting Policies. Make any material change in any method of accounting or accounting practice or policy other than those required by GAAP;

(xiv) Reorganizations. Acquire or agree to acquire by merging or consolidating with, or by purchasing the stock of, or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets except in the ordinary course or business;

(xv) Asset Dispositions. Sell, lease or otherwise dispose of assets, except in the ordinary course or business; or

(xvi) Agreements to Take Actions. Agree in writing or otherwise to take any of the actions described in SECTION 5.01(b)(i) through (xv) above.

      SECTION 5.02     Conduct of Business by Parent Pending the Merger. Parent agrees that, between the date of this Agreement and the Effective Time, except as set forth in SECTION 5.02 of the Parent Disclosure Schedule or as specifically contemplated by any other provision of this Agreement unless Company shall otherwise consent in writing:

(a) the businesses of Parent shall be conducted only in, and Parent shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

(b) Parent shall use its reasonable best efforts to preserve substantially intact the business organization of Parent, to keep available the services of the current officers, employees and consultants of Parent and to preserve the current relationships of Parent with customers, suppliers, licensors, licensees, alliance partners and other persons with which Parent has business relations.

By way of amplification and not limitation, except as contemplated by this Agreement or as set forth in SECTION 5.02 of the Parent Disclosure Schedule, Parent shall not, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Company:

(i) Capital Stock. Issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of capital stock of any class or any securities convertible into, or any right, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest other than (a) the issuance of shares of Parent Common Stock upon the exercise of Parent Stock Options outstanding on the date of this Agreement under the Parent Stock Option Plans, (b) the issuance of shares of Parent Common Stock upon the exercise of Warrants outstanding on the date of this Agreement, (c) the grant of options to purchase shares of Parent Common Stock in the ordinary course of business consistent with past practice, in each case at an exercise price no less than the fair market value of share of Parent Common Stock on the date of grant, or (d) the issuance to a bank or other lender of warrants to purchase shares of Parent Common Stock in connection with the creation, renewal or extension of a credit facility for the benefit of Parent;

(ii) Qualification. Intentionally take any action that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this Article V or fail to take any action reasonably necessary to cause the Merger to so qualify;

(iii) Dividends. Declare, set aside or pay any dividends on or make any other distributions in cash in respect of any capital stock;

(iv) Charter and Bylaws. Cause, permit or propose any amendments to its Certificate of Incorporation or Bylaws (or similar governing instruments of any of its subsidiaries), except as contemplated by this Agreement,

(v) Representations and Warranties. Take any action (or fail to take any action) to cause Parent’s representations and warranties set forth in ARTICLE IV to be untrue in any respect;

(vi) Redemption. Redeem or otherwise acquire any shares of its capital stock;

(vii) Cancellation of Indebtedness. Cancel any indebtedness owing to Parent, or waive any claims or rights thereto where such indebtedness exceeds individually or in the aggregate $25,000;

(viii) Related-Party Transactions. Pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with any affiliate other than the payment of salary and the provision of benefits consistent with current salary and benefits;

(ix) Accounting Policies. Make any material change in any method of accounting or accounting practice or policy other than those required by GAAP;

(x) Reorganizations. Acquire or agree to acquire by merging or consolidating with, or by purchasing the stock of, or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets except in the ordinary course or business;

(xi) Asset Dispositions. Sell, lease or otherwise dispose of assets, except in the ordinary course or business; or

(xii) Agreements to Take Actions. Agree in writing or otherwise to take any of the actions described in SECTION 5.02(b)(i) through (xi) above.

      SECTION 5.03     Notification of Certain Matters. Parent shall give notice to the Company, and the Company shall give prompt notice to Parent, of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate, or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (b) any failure or inability of Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this SECTION 5.03 shall not limit or otherwise affect the representations, warranties, covenants or agreements of the Parent or the Company, as the case may be, the conditions to the obligations of the parties hereto to consummate the Merger or the remedies available hereunder to Parent or the Company, as the case may be.

ARTICLE VI

ADDITIONAL AGREEMENTS

      SECTION 6.01     Registration Statement; Proxy Statement.

      (a) As promptly as practicable after the execution of this Agreement, (Parent and the Company shall prepare and file with the SEC proxy statements (together with any amendments thereof or supplements thereto, the “Proxy Statements”) relating to the meetings of the Company’s stockholders and Parent’s stockholders (the “Stockholders’ Meetings”) to be held to consider approval of the Merger and adoption of this Agreement and (ii) a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger. Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and prior to the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. The Company shall furnish all information concerning the Company as Parent may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, the Company and Parent shall mail the Proxy Statements to their respective stockholders.

      (b) Subject to SECTION 6.01(c), each of the Proxy Statements shall include the unanimous recommendation of the Board of Directors of the Company or the Parent, as applicable, to stockholders to vote in favor of approving the Merger and adoption of this Agreement and neither the Board of Directors of either the Company or Parent nor any committee thereof shall withhold, withdraw, amend, modify or change, or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to the other party, the unanimous recommendation of the Board of Directors that the vote in favor of and adopt and approve this Agreement and approve the Merger. For purposes of this Agreement, such recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to the other party if such recommendation shall no longer be unanimous.

      (c) Prior to the adoption and approval of this Agreement and the approval of the Merger by the requisite vote of the stockholders of the Company, nothing in this Agreement shall prevent the Company’s Board of Directors from withholding, withdrawing, amending, modifying or changing its unanimous recommendation in favor of the Merger or from accepting a Superior Proposal (as defined in SECTION 6.05(c) below) if (i) a Superior Proposal is made to the Company and is not withdrawn, (ii) the Company shall have immediately provided written notice to Parent advising Parent that the Company has received a Superior Proposal, identifying the person or entity making such Superior Proposal (a “Notice of Superior Proposal”), (iii) Parent shall not have, within five business days of Parent’s receipt of the Notice of Superior Proposal, made an offer that the Company’s Board of Directors by a majority vote determines in its good faith judgment (based on the written advice of its financial advisor) to be more favorable to the Company and its stockholders as such Superior Proposal (it being agreed that the Company’s Board of Directors shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), (iv) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal, the withholding, withdrawal, amendment, modification or change of such recommendation is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company and its stockholders under applicable Law and (v) the Company shall not have violated any of the restrictions set forth in SECTION 6.05 or this SECTION 6.01(c). The Company shall provide Parent with at least three business days’ notice of any meeting of the Company’s Board of Directors at which the Company’s Board of Directors is reasonably expected to consider any Competing Transaction (as defined in SECTION 6.05(b) below). Subject to applicable Law, nothing contained in this SECTION 6.01(c) shall limit the Company’s obligation to convene and hold the Company Stockholders’ Meeting (regardless of whether the unanimous recommendation of the Board of Directors of the Company shall have been withheld, withdrawn, amended, modified or changed).

      (d) Subject to SECTION 6.01(c), no amendment or supplement to either Proxy Statement or the Registration Statement will be made by Parent or the Company without the approval of the other party (such approval not to be unreasonably withheld or delayed). Each of Parent and the Company will advise the other, promptly after it receives notice thereof, of the time at which the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of either Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

      (e) The information supplied by Parent for inclusion in the Registration Statement or either Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time either Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company or Parent, as applicable, (iii) the time of either Stockholders’ Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or any

Parent Subsidiary, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Registration Statement or the Company’s Proxy Statement should be discovered by Parent, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

      (f) The information supplied by the Company for inclusion in the Registration Statement or either Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time either Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company or Parent, as applicable, (iii) the time of either Stockholders’ Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or its officers or directors, that should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement should be discovered by the Company, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

      SECTION 6.02     Parent Stockholders’ Meeting. Parent shall (i) call and hold its Stockholders’ Meeting as promptly as practicable for the purpose of voting upon the approval of the Merger and adoption of this Agreement, (ii) use its reasonable best efforts to hold its Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective and (iii) shall in any event hold its Stockholders’ Meeting within 45 days after the date on which the Registration Statement becomes effective. Parent shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the Merger and adoption of this Agreement, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the rules of Nasdaq or the DGCL to obtain such approvals.

      SECTION 6.03     Company Stockholders’ Meeting. The Company shall (i) call and hold its Stockholders’ Meeting as promptly as practicable for the purpose of voting upon the approval of the Merger and adoption of this Agreement, (ii) use its reasonable best efforts to hold its Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective and (iii) shall in any event hold its Stockholders’ Meeting within 45 days after the date on which the Registration Statement becomes effective. The Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the Merger and adoption of this Agreement, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the rules of Nasdaq or the DGCL, to obtain such approvals.

      SECTION 6.04     Access to Information; Confidentiality.

      (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Parent or the Company or any of their subsidiaries is a party or pursuant to applicable Law, from the date of this Agreement to the Effective Time, Parent and the Company shall (and shall cause their respective subsidiaries to): (i) provide to the other (and its officers, directors, employees, subsidiaries, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives, collectively, “Representatives”) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of it and its subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of it and its subsidiaries as the other party or its Representatives may reasonably request.

      (b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their obligations under the Mutual Non-Disclosure Agreement dated July 11, 2002, as supplemented by a letter agreement dated August 14, 2002 (the “Non-Disclosure Agreement”), between the Company and Parent. All information obtained by the parties pursuant to paragraph (a) above shall be subject to the Non-Disclosure Agreement.

      (c) No investigation pursuant to this SECTION 6.04 shall affect any representation or warranty in this Agreement or any condition to the obligations of the parties hereto to consummate the Merger.

      SECTION 6.05     No Solicitation of Transactions.

      (a) The Company will not, directly or indirectly, and will instruct its Representatives not to, directly or indirectly, solicit or initiate any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its Representatives to take any such action. The Company shall immediately notify Parent if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made, and the Company shall immediately inform Parent as to the material details of any such proposal, offer, inquiry or contact, including, without limitation, the identity of the party making any such proposal, offer, inquiry or contact, and, if in writing, promptly deliver or cause to be delivered to Parent a copy of such proposal, offer, inquiry or contact and any other written material relating thereto. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. Notwithstanding anything to the contrary in this SECTION 6.05, the Company’s Board of Directors may furnish information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction if the Company’s Board of Directors has (i) reasonably concluded after consultation with the Company Financial Advisor or other financial advisor of nationally recognized reputation that such proposal or offer constitutes a Superior Proposal (as defined below), (ii) reasonably concluded, after consultation with its outside legal counsel, that, in light of such Superior Proposal, the furnishing of such information or entering into discussions is required to comply with its fiduciary obligations to the Company and its stockholders under applicable Law, (iii) provided written notice to Parent of its intent to furnish information or enter into discussions with such person at least three business days prior to taking any such action and (iv) obtained from such person an executed confidentiality agreement on terms substantially similar to those contained in the Non-Disclosure Agreement; provided, however, that no information may be furnished and no discussions may be entered into in the event that the Company has taken any actions inconsistent with this SECTION 6.05(a); provided further, however, that the Company’s Board of Directors shall furnish to Parent all information provided to the person who has made the Superior Proposal to the extent that such information has not been previously provided to Parent and shall keep Parent promptly and reasonably informed as to the status of any discussions regarding such Superior Proposal.

      (b) A “Competing Transaction” means any of the following involving the Company (other than the Merger and the other transactions contemplated by this Agreement): (i) a merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of the Company and the Company Subsidiaries, taken as a whole; (iii) a tender offer or exchange offer for, or any offer to purchase directly from the Company, 20% or more of the outstanding voting securities of the Company; (iv) any solicitation in opposition to adoption by the Company’s stockholders of this Agreement; or (v) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company.

      (c) A “Superior Proposal” means an unsolicited written bona fide offer made by a third party to consummate an Acquisition Transaction (as defined below) (i) that is not attributable to a material breach by the Company of SECTION 6.05(a) hereof and (ii) on terms (including conditions to consummation of the contemplated transaction) that the Board of Directors of the Company determines, in its good faith reasonable judgment (based on the written advice of the Company Financial Advisor or another financial advisor of nationally recognized reputation), to be more favorable to the Company stockholders from a financial point of view than the terms of the Merger and with any financing required to consummate the transaction contemplated by such offer committed or likely, in the reasonable good faith judgment of the Company’s Board of Directors (based on the written advice of a financial adviser of nationally recognized reputation), to be obtained by such third party on a timely basis. For purposes of this Agreement, an “Acquisition

Transaction” shall mean a merger, consolidation, business combination, recapitalization, liquidation, dissolution, sale or disposition or similar transaction involving the Company pursuant to which a person (or its stockholders) would own, if consummated, all or substantially all of the outstanding capital stock of the Company (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company and the Company Subsidiaries taken as a whole.

      (d) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

      SECTION 6.06     Directors’ and Officers’ Indemnification and Insurance.

      (a) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain the same provisions with respect to indemnification, advancement and director exculpation as are set forth in the Certificate of Incorporation and Bylaws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of persons who at any time prior to the Effective Time were entitled to indemnification, advancement or exculpation under the Certificate of Incorporation or Bylaws of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law.

      (b) The Company shall, to the fullest extent permitted under applicable Law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director or officer of the Company and each Company Subsidiary and each such person that served at the request of the Company or any Company Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the “Indemnified Parties”) against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacities as officers or directors, in each case occurring before the Effective Time (including the transactions contemplated by this Agreement). The Company (or from and after the Effective Time, Parent and Surviving Corporation) will be entitled to participate in and, to the extent that may desire, assume the defense of any action, with counsel reasonably satisfactory to the Indemnified Party; provided, however, if any Indemnified Party reasonably believes that, by reason of an actual or potential conflict of interest, it is advisable for such Indemnified Party to be represented by separate counsel, or if the Company (or from and after the Effective Time, Parent and Surviving Corporation) shall fail to assume responsibility for such defense, such Indemnified Party may retain counsel reasonably satisfactory to Company (or from and after the Effective Time, Parent and Surviving Corporation) who will represent such Indemnified Party and the Company (or from and after the Effective Time, Parent and Surviving Corporation) shall pay all reasonable legal fees and expenses of such counsel promptly as statements therefore are received to the fullest extent permitted by applicable Law upon receipt of any undertaking contemplated by Section 145(e) of the DGCL. The Indemnified Parties and the Company (or from and after the Effective Time, Parent and Surviving Corporation) shall cooperate in the defense of any such matter; provided, however, that neither the Company, Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed).

      (c) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current directors’ and officers’ liability insurance policies maintained by the Company and shall pay the aggregate cost of maintaining such policies for such six (6) year period up to a maximum of $700,000 plus the amount of any refund or credit resulting from the termination of the Company’s directors’ and officers’ liability insurance policies (the “Maximum Insurance Premium”); provided, however, that the Company agrees to cooperate in good faith with Parent in order to obtain the lowest premium for the above-referenced coverage.

In the event that such maximum insurance Premium is insufficient for the above-referenced coverage, the Company may spend up to the Maximum Insurance Premium to purchase such lesser coverage that may be obtained for the Maximum Insurance Premium.

      (d) This SECTION 6.06 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns. In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this SECTION 6.06.

      SECTION 6.07     Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

      SECTION 6.08     Further Action; Consents; Filings.

      (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and (iii) make all necessary filings, and thereafter make any other reasonably required submissions, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement that are required under (A) the Exchange Act and the Securities Act and any other applicable federal or state securities laws, (B) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and foreign antitrust regulations, if any, applicable to the Merger and the other transactions contemplated hereunder and (C) any other applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

      (b) If required or agreed by Parent and the Company to be advisable, Parent and the Company shall file as soon as practicable after the date of this Agreement notifications under the HSR Act and shall respond as promptly as practicable to all reasonable inquiries or reasonable requests received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation and shall respond as promptly as practicable to all reasonable inquiries and reasonable requests received from any State Attorney General or other governmental entity in connection with antitrust matters. The parties shall cooperate with each other in connection with the making of all such filings or responses. Notwithstanding anything to the contrary in this SECTION 6.08, Parent shall not be required to agree to (i) the divestiture (including, without limitation, through a licensing arrangement) by Parent or the Company or any of their respective businesses, product lines or assets, or (ii) the imposition of any material or the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

      SECTION 6.09     Plan of Reorganization.

      (a) This Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. Following the Effective Time, neither the Surviving Corporation, Parent nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. The parties hereto agree to report the Merger as a reorganization under the provisions of Section 368(a) of the Code

      (b) As of the date of this Agreement, the Company does not know of any reason why it would not be able to deliver to Orrick, Herrington & Sutcliffe LLP, at the date of the legal opinions referred to below, certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by SECTION 7.02(d) and SECTION 7.03(c), and the Company hereby agrees to deliver such certificates effective as of the date of such opinions and the certifications and representations contained in such certificate will be true at the Effective Time.

      (c) As of the date of this Agreement, Parent and Merger Sub do not know of any reason why they would not be able to deliver to Orrick, Herrington & Sutcliffe LLP, at the date of the legal opinions referred to below, certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by SECTION 7.02(d) and SECTION 7.03(c), and Parent hereby agrees to deliver such certificates effective as of the date of such opinions and the certifications and representations contained in such certificate will be true at the Effective Time.

      SECTION 6.10     Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of Nasdaq, each of Parent and the Company shall use its reasonable best efforts to consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

      SECTION 6.11     Listing. Prior to the Effective Time, to the extent required under the applicable listing agreement, Parent shall file with Nasdaq a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock referred to in SECTION 2.01.

      SECTION 6.12     Reasonable Best Efforts and Further Assurances. Subject to the terms and conditions hereof, each of the parties to this Agreement shall use reasonable best efforts to effect the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to the Merger under this Agreement. Subject to the terms and conditions hereof, each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

      SECTION 6.13     Employee Benefits. All Company employees shall continue on their existing benefit plans until such time as, in Parent’s sole discretion, an orderly transition can be accomplished and such employees may be transferred to employee benefit plans and programs maintained by Parent for its and its affiliates’ employees in the United States. Parent shall take such reasonable actions, to the extent permitted by Parent’s benefit programs, as are necessary to allow eligible employees of the Company to participate in the health, welfare and other employee benefits (it being understood that equity incentive plans are not considered employee benefits) programs of Parent or alternative benefits programs in the aggregate substantially equivalent to those applicable to employees of Parent in similar functions and positions on similar terms. Pending such action, Parent shall maintain the effectiveness of the Company’s benefit plans. Each continuing employee shall be given credit, for purposes of any service requirements for participation or vesting, for his or her period of service with the Company credited under a similar benefit plan or program prior to the Closing Date.

      SECTION 6.14     Parent’s Board of Directors. Prior to the Effective Time, Parent shall take all steps necessary to enlarge it Board of Directors, as of the Effective Time, to eleven (11) members and fill the newly created vacancies with the following three (3) individuals from the current directors of Company: Martin A.

Kaplan, David L. Short and Charles E. Shalvoy. Effective as of the closing of the private equity financing described in SECTION 7.02(j), Parent shall take steps necessary to enlarge its Board of Directors to add one (1) individual (the “Special Situations Nominee”) acceptable to the current directors of parent designated jointly by Special Situations Fund III, L.P., Special Situations Fund Cayman, L.P., Special Situations Private Equity Fund, L.P. and Special Situations Technology Fund, L.P. Effective as of the date of the next annual stockholder meeting, Parent shall take all steps necessary to reduce the size of its Board of Directors to ten (10) members, consisting of (a) six (6) individuals chosen by the current directors of Parent from among the current directors of Parent, (b) two (2) individuals chosen by the current directors of Parent from among the current directors of Company (who shall be Messrs. Kaplan and Short), (c) Mr. John Shoch (or another person designated by Alloy Ventures Fund 2000, LLC acceptable to the current directors of Parent) and (d) the Special Situations Nominee.

      SECTION 6.15     Company Affiliate Agreements. Pursuant to SECTION 3.23, the Company Disclosure Schedule lists the names of all persons who may be deemed to be “affiliates” of the Company at for purposes of Rule 145 under the Securities Act. The Company shall use its commercially reasonable efforts to deliver a written agreement in substantially the form of Exhibit A hereto (a “Company Affiliate Agreement”) executed by each person identified as an Affiliate within ten (10) days after the execution of this Agreement.

      SECTION 6.16     Financial and Other Statements. During the term of this Agreement, the Company shall furnish to Parent such current financial and other data as Parent may reasonably request from time to time.

ARTICLE VII

CONDITIONS TO THE MERGER

      SECTION 7.01     Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) Registration Statement Effective. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.

(b) Stockholder Approval. The Merger, this Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company and of the Parent in accordance with the DGCL and the applicable corporate charter and Bylaws and the rules of Nasdaq.

(c) No Order. No governmental entity or court of competent jurisdiction shall have enacted, threatened, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, injunction, executive order or award, whether temporary, preliminary or permanent (an “Order”), that is then in effect, pending or threatened and has, or would have, the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(d) Antitrust Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any waiting period (and any extension thereof) applicable to the consummation of the Merger under any foreign antitrust Law (or any approval thereunder) shall have expired or been terminated or obtained.

(e) Listing of Additional Shares. The filing with Nasdaq of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable (i) upon conversion of the Company Common Stock in the Merger, (ii) upon exercise of the options under the Company Stock Option Plan assumed by Parent, and (iii) upon exercise of the Warrants assumed by Parent shall have been made.

      SECTION 7.02     Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Company contained in this Agreement shall (i) as of the date of this Agreement and (ii) as of the Effective Time (except for those representations and warranties that address matters only as of a particular date) be true and correct except to the extent that any breach of the representations and warranties could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and Parent shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Company to that effect.

(b) Agreements and Covenants. Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

(c) Consents. All consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from and made with all Governmental Entities and all consents for all material agreements, contracts, licenses, leases or other instruments (as listed on the Company Disclosure Schedule) to which the Company is a party or is bound which is required as a result of the transactions contemplated by this Agreement or the Merger shall have been obtained.

(d) Tax Opinion. Parent shall have received the opinion of Orrick, Herrington & Sutcliffe LLP, based upon representations of Parent, Merger Sub and the Company and normal assumptions, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of section 368(b) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on receipt by Orrick, Herrington & Sutcliffe LLP of representation letters from each of Parent and Company as contemplated in SECTION 6.09 of this Agreement. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time.

(e) Resignation. All members of the Board of Directors and all officers of the Company and each Company Subsidiary shall have executed written resignations effective as of the Effective Time.

(f) Fairness Opinion. Parent Financial Advisor shall not have withdrawn the opinion referenced in SECTION 4.20.

(g) Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(h) Rights Plan. All actions necessary to extinguish and cancel all outstanding Rights (as defined in the Rights Plan) under the Rights Plan at the Effective Time and to render such rights inapplicable to the Merger and the other transactions contemplated by this Agreement shall have been taken.

(i) Dissenting Stockholders. Either (a) the Appraisal Rights Provisions of DGCL and the CGCL are not applicable to holders of Company Common Stock in connection with the Merger or (b), if applicable, the number of shares for which holders of Company Common Stock have perfected their rights thereunder shall not exceed five percent (5.0%) of the number of shares of outstanding Company Common Stock as of the record date of the meeting of the Company’s stockholders.

(j) Private Equity Financing. Parent shall have closed, or concurrently with the Merger shall close, the transactions contemplated by that certain Securities Purchase Agreement dated on or about October 10, 2002, by and between Parent and the investors named therein, or another private placement equity financing on other terms satisfactory to both Parent and the Company, resulting in either case in receipt by the Parent of gross proceeds of not less than $15.0 million.

(k) Affiliate Agreements. The Parent shall have received an executed copy of an Affiliate Agreement from each Affiliate of the Company.

      SECTION 7.03     Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall (i) as of the date of this Agreement and (ii) as of the Effective Time (except for those representations and warranties that address matters only as of a particular date) be true and correct except to the extent that any breach of the representations and warranties could not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, and the Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Parent to that effect.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect with respect to the foregoing.

(c) Tax Opinion. The Company shall have received the opinion of Orrick, Herrington & Sutcliffe LLP, counsel to the Company, based upon representations of Parent, Merger Sub and the Company, and normal assumptions, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of section 368(b) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on receipt by Orrick, Herrington & Sutcliffe LLP of representation letters from each of Parent and Company as contemplated in SECTION 6.10 of this Agreement. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time.

(d) Fairness Opinion. Company Financial Advisor shall not have withdrawn the opinion referenced in SECTION 3.22.

(e) Board of Directors. The obligations of Parent under SECTION 6.14 shall have been performed and satisfied.

(f) Material Adverse Effect. No Parent Material Adverse Effect shall have occurred since the date of this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

      SECTION 8.01     Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, as follows:

(a) by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company;

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before February 15, 2003; provided however, however that the right to terminate this Agreement under this SECTION 8.01(b) shall not be available to any party whose action or failure to act has caused the failure of the Merger to occur on or before such date;

(c) by either Parent or the Company if there shall be any Order which is final and nonappealable preventing the consummation of the Merger;

(d) by Parent if (i) the Board of Directors of the Company withholds, withdraws, amends, modifies or changes its unanimous recommendation of the adoption of this Agreement or the approval of the Merger or the other transactions contemplated hereby in a manner adverse to Parent or shall have resolved to do so, (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company a Competing Transaction or shall have resolved to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Competing Transaction, (iii) the Board of Directors of the Company fails to reject a Competing Transaction within 10 days following receipt by the Company of the proposal for such Competing Transaction, (iv) the Company shall have failed to include in the Proxy Statement the unanimous recommendation of the Company’s Board of Directors in favor of the approval of the Merger or this Agreement, (v) the Company’s Board of Directors fails to reaffirm its unanimous recommendation in favor of the approval of the Merger and this Agreement within five business days after Parent requests in writing that such recommendation be reaffirmed, (vi) the Company shall have breached its obligations under SECTION 6.04 or (vii) a tender offer or exchange offer for 20% or more of the outstanding shares of stock of the Company is commenced, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

(e) by the Company if (i) the Board of Directors of Parent withholds, withdraws, amends, modifies or changes its unanimous recommendation of the adoption of this Agreement or the approval of the Merger or the other transactions contemplated hereby in a manner adverse to the Company or shall have resolved to do so, (ii) Parent shall have failed to include in the Proxy Statement the unanimous recommendation of Parent’s Board of Directors in favor of the approval of the Merger or this Agreement, (iii) Parent’s Board of Directors fails to reaffirm its unanimous recommendation in favor of the approval of the Merger and this Agreement within five business days after Parent requests in writing that such recommendation be reaffirmed, (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of stock of Parent is commenced, and the Board of Directors of Parent fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders), of (v) if the Company accepts a Superior Proposal and has satisfied the conditions set forth in SECTION 6.01(c) with respect thereto;

(f) by either Parent or the Company if this Agreement shall fail to receive the requisite vote for approval and adoption at the applicable Stockholders’ Meeting;

(g) by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth either in SECTION 7.02(a) or SECTION 7.01(b) would not be satisfied (“Terminating Company Breach”); provided, however, that if such Terminating Company Breach is curable by the Company within 30 days of the occurrence of such Terminating Company Breach through the exercise of its best efforts and for as long as the Company continues to exercise such best efforts, Parent may not terminate this Agreement under this SECTION 8.01(f) until the expiration of such 30-day period;

(h) by Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case such that the conditions set forth either in SECTION 7.03(a) or SECTION 7.03(b) would not be satisfied (“Terminating Parent Breach”); provided, however, that if such Terminating Parent Breach is curable by Parent and Merger Sub within 30 days of the occurrence of such Terminating Parent Breach through the exercise of their respective best efforts and for as long as Parent and Merger Sub continue to exercise such best efforts, Company may not terminate this Agreement under this SECTION 8.01(h) until the expiration of such 30-day period; or

(i) by Company if the stockholders of Parent affiliated with The Hillman Company have not executed and delivered to Company within ten (10) days of the date of this Agreement a Voting Agreement in substantially the form attached hereto as Exhibit A.

      SECTION 8.02     Effect of Termination. Except as provided in SECTION 8.05 and SECTION 9.01, in the event of termination of this Agreement pursuant to SECTION 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations and warranties, or breach of its covenants or agreements set forth in this Agreement.

      SECTION 8.03     Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval of the Merger and adoption of this Agreement by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended, except by an instrument in writing signed by each of the parties hereto.

      SECTION 8.04     Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

      SECTION 8.05     Expenses.

      (a) All expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger or any other transaction is consummated, except that the Company and Parent each shall pay one-half of all Compliance Expenses (as defined below) relating to printing, filing and mailing the Registration Statement and the Proxy Statements and all SEC and other regulatory filing fees incurred in connection with the Merger, the Registration Statement or the Proxy Statements. “Compliance Expenses” as used above shall include all reasonable out-of-pocket expenses incurred by a party or on its behalf in connection with or related to the printing, filing and mailing of the Registration Statement and the Proxy Statements, the solicitation of stockholder approval, the filing of any required notices under the HSR Act or other similar regulations and any other out-of-pocket expenses associated with any regulatory filing or other regulatory action associated with the Merger; provided, however, in no event shall Compliance Expenses include any fees or expenses of counsel, accountants, financial advisors, experts or consultants to a party hereto, except to the extent that any of such parties may advance an expense (such as a filing fee) that otherwise would be considered a Compliance Expense if incurred directly by a party hereto.

      (b) If the Company terminates this Agreement pursuant to SECTION 8.01(e)(v) and the transaction contemplated by the Superior Proposal closes, then the Company (or its successor) shall pay to Parent, in cash, not later than three business days after such closing, an amount equal to three percent (3%) of the aggregate value of such Superior Proposal, measured by the gross consideration received by the Company’s stockholders as part of such Competing Transaction. If such gross consideration is payable other than in cash, the amount thereof will be considered to be the fair market value thereof, determined either by reference to an applicable market price or otherwise in good faith by the Board of Directors of the Company (or its successor).

ARTICLE IX

GENERAL PROVISIONS

      SECTION 9.01     Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to SECTION 8.01, as the case may be, except that the agreements set forth in Articles I and II and SECTION 6.04(b), SECTION 6.06, SECTION 6.07, SECTION 6.08, SECTION 6.09 SECTION 6.10, SECTION 6.13, SECTION 6.14 and this ARTICLE IX shall survive the Effective Time and those set forth in SECTION 6.04(b), SECTION 8.02, SECTION 8.03 and SECTION 8.05 and this ARTICLE IX shall survive termination of this Agreement.

      SECTION 9.02     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this SECTION 9.02):

if to Parent or Merger Sub:

Superconductor Technologies Inc.

460 Ward Drive
Santa Barbara, CA 93111
Facsimile No.: (805) 683-9496
Attention: M. Peter Thomas

with a copy to:

Guth|Christopher LLP

10866 Wilshire
Suite 1250
Los Angeles, CA 90024
Facsimile: (310) 470-8354
Attention: Daniel G. Christopher

if to the Company:

Conductus, Inc.

969 West Maude Avenue
Sunnyvale, CA 94085]
Facsimile No.: (408) 523-9999
Attention: Charles E. Shalvoy

with a copy to:

Orrick, Herrington & Sutcliffe LLP

400 Sansome Street
San Francisco, CA 94111
Facsimile No.: 415-773-5759
Attention: Richard S. Grey

      SECTION 9.03     Certain Definitions. For purposes of this Agreement, the term:

(a) “affiliate” of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified person;

(b) “beneficial owner” with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) that such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly,

(ii) that such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) that are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

(c) “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of San Francisco;

(d) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

(e) “knowledge” or “known” means, with respect to any matter in question, if any of the executive officers of the Company or Parent, as the case may be, has actual knowledge of such matter, or would have had such actual knowledge upon reasonable inquiry of appropriate employees of Company or Parent, as applicable;

(f) “person” means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

(g) “subsidiary” or “subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

      SECTION 9.04     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect as long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

      SECTION 9.05     Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, other than as provided in SECTION 6.06.

      SECTION 9.06     Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

      SECTION 9.07     Governing Law; Forum.

      (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

      (b) Each party hereby irrevocably submits to the exclusive jurisdiction of the Federal courts located in the State of Delaware and the state courts of the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this SECTION 9.07(b) and shall not be deemed to be a general submission to the jurisdiction of such court or in the State of Delaware other than for such purposes.

      SECTION 9.08     Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 9.09     Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      SECTION 9.10     Attorney’s Fees. In any dispute between the parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any Person hereunder, the party or parties prevailing in such dispute will be entitled, in addition to such other relief as may be granted, to the attorneys’ fees and court costs incurred by reason of such dispute.

      SECTION 9.11     Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

      SECTION 9.12     Entire Agreement. This Agreement (including the Exhibits, the Company Disclosure Schedule and the Parent Disclosure Schedule) and the Non-Disclosure Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

*** [NEXT PAGE IS SIGNATURE PAGE] ***

      IN WITNESS WHEREOF, the Company, Parent, and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SUPERCONDUCTOR TECHNOLOGIES INC.

By:	/s/ M. PETER THOMAS

Name: M. Peter Thomas

Title:	President and Chief Executive Officer

STI ACQUISITION, INC.

By:	/s/ M. PETER THOMAS

Name: M. Peter Thomas
Title: President

CONDUCTUS, INC.

By:	/s/ CHARLES E. SHALVOY

Name: Charles E. Shalvoy

Title:	President and Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

ANNEX B

PROPOSED AMENDMENT TO SUPERCONDUCTOR CERTIFICATE

PROPOSED AMENDMENT TO ARTICLE IV OF THE

RESTATED CERTIFICATE OF INCORPORATION OF
SUPERCONDUCTOR TECHNOLOGIES INC.
TO EFFECT A REVERSE STOCK SPLIT

      The following resolutions would amend Article IV of the Restated Certificate of Incorporation of Superconductor Technologies Inc. by adding a new Section 2 (set forth below) effecting a reverse stock split. Section 2 would become effective only upon affirmative action by the Board of Directors on or prior to December      , 2003, setting a split ratio between one-for-two (1:2) and one-for-ten (1:10). The Board of Directors has the authority to abandon the proposed amendment to the Restated Certificate of Incorporation and not effect the reverse stock split.

RESOLVED, that Article IV of the Company’s Restated Certificate be amended to add a new Section 2 as follows:

“Section 2. Immediately upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, each [*] shares of the issued and outstanding shares of Common Stock of this corporation shall thereby and thereupon automatically be combined into one (1) validly issued, fully paid and nonassessable share of Common Stock of this corporation (the “Reverse Stock Split”). No scrip or fractional shares will be issued by reason of the Reverse Stock Split. In lieu thereof, cash shall be distributed to each stockholder of the Company who would otherwise have been entitled to receipt of a fractional share and that the amount of cash to be distributed shall be based upon the closing price of a share of Common Stock on the Nasdaq National Market on the effective date of this Certificate of Amendment.”

RESOLVED FURTHER, that, at any time prior to the effectiveness of the foregoing amendment, the Board of Directors may abandon such proposed amendment without further action by the stockholders.

*	By approving this amendment, Superconductor stockholders will approve the combination of any whole number of shares of Common Stock between and including two and ten (including numbers consisting of whole shares and tenths of shares) into one share. The certificate of amendment filed with the Delaware Secretary of State will include only that number determined by Superconductor’s Board of Directors to be in the best interests of the corporation and its stockholders. In accordance with these resolutions, the Board of Directors will not implement any amendment providing for a different split ratio.

B-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers

      Section 145 of the Delaware Law General Corporation (the “Delaware Law”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Under Section 145, a corporation shall indemnify an agent of the corporation for expenses actually and reasonably incurred if and to the extent such person was successful on the merits in a proceeding or in defense of any claim, issue or matter therein.

      The Company may from time to time be subject to Section 2115 of the California Corporations Code (the “California Code”), according to which Section 317 of the California Code applies to the indemnification of officers and directors of the Registrant. Under Section 317 of the California Code, permissible indemnification by a corporation of its officers and directors is substantially the same as permissible indemnification under Section 145 of the Delaware Law, except that (i) permissible indemnification does not cover actions the person reasonably believed were not opposed to the best interests of the corporation, as opposed to those the person believed were in fact in the best interests of the corporation, (ii) the Delaware Law permits advancement of expenses to agents other than officers and directors only upon approval of the board of directors, (iii) in a case of stockholder approval of indemnification, the California Code requires certain minimum votes in favor of such indemnification and excludes the vote of the potentially indemnified person, and (iv) the California Code only permits independent counsel to approve indemnification if an independent quorum of directors is not obtainable, while the Delaware Law permits the directors in any circumstances to appoint counsel to undertake such determination.

Item 21.     Exhibits and Financial Statement Schedules

Number

2.1	Agreement and Plan of Merger dated as of October 10, 2002, by and among Superconductor, STI Acquisition Inc. and Conductus, Inc. (incorporated by reference from Annex A to the proxy statement/ prospectus included in this Registration Statement)
3.1	Restated Certificate of Incorporation of the Company(14)
3.2	Certificate of Amendment of Restated Certificate of Incorporation(15)
3.3	Bylaws of the Registrant(9)
3.4	Certificate of Amendment of Bylaws dated May 17, 2001(15)
3.5	Certificate of Amendment of Bylaws dated August 8, 2001(15)
4.1	Form of Common Stock Certificate(1)
4.2	Third Amended and Restated Stockholders Rights Agreement(8)
4.3	Warrant Issued to PNC Bank, National Association in connection with Credit Agreement(8)
4.4	Registration Rights Agreement to United States Cellular Corporation(9)
4.5	Form of Warrant to United States Cellular Corporation(9)
4.6	Warrant Purchase Agreement dated December 1, 1999 with PNC Bank(11)
4.7	Warrant Purchase Agreement dated January 12, 2000 with PNC Bank(11)

Number

4.8	Certificate of Designations, Preferences and Rights of Series E Convertible Stock(12)
4.9	Securities Purchase Agreement dated as of September 29, 2000 between the Company and RGC International Investors, LDC.(12)
4.10	Registration Rights Agreement dated as of September 29, 2000 between the Company and RGC International Investors, LDC.(12)
4.11	Initial Stock Purchase Warrant dated as of September 29, 2000 between the Company and RGC International Investors, LDC.(12)
4.12	Incentive Stock Purchase Warrant dated as of September 29, 2000 between the Company and RGC International Investors, LDC.(12)
4.13	Registration Rights Agreement dated March 6, 2002(16)
4.14	Warrants to Purchase Shares of Common Stock dated March 11, 2002(16)
4.15	Registration Rights Agreement dated October 10, 2002(18)
4.16	Warrants to Purchase Common Stock dated October 10, 2002(18)
5.1	Opinion of GuthChristopher LLP regarding the legality of the shares of Superconductor common stock to be issued in the merger (filed herewith)
8.1	Opinion of Orrick, Herrington & Sutcliffe LLP regarding the tax consequences of the merger (filed herewith)
9.1	Form of Conductus Voting Agreement(19)
10.1	Technical Information Exchange Agreement between the Registrant and Philips dated September 1989(2)
10.2	1992 Director Option Plan(2)
10.3	Form of Indemnification Agreement(2)
10.4	License Agreement between the Registrant and the University of Arkansas dated April 9, 1992, as amended(2)
10.5	1992 Stock Option Plan(2)
10.6	Proprietary Information & Patents Inventions Agreement among the Registrant, E-Systems, Inc. and various other parties; Purchase Order dated October 10, 1991(2)
10.7	Joint Venture Company (JDC) Agreement between the Registrant and Sunpower Incorporated dated April 2, 1992(2)*
10.8	Government Contract issued to Registrant by the Defense Advanced Research Projects Agency through the Office of Naval Research dated September 4, 1991(2)
10.9	License Agreement between the Registrant and E.I. DuPont de Nemours and Company dated December 1992(2)*
10.10	Superconductor Technologies Inc. Purchase Agreement(3)*
10.11	Form of Distribution Agreement(4)
10.12	Amended and Restated 1988 Stock Option Plan, as amended, with form of stock option agreement(4)
10.13	Joint Venture Agreement between Registrant and Analeptic Technologies (S) Pet Ltd., dated May 20, 1996(5)*
10.14	Employment Offer Letter to M. Peter Thomas dated April 3, 1997(6)
10.15	Employment Agreement with E. Ray Cotten dated July 1, 1997(7)
10.16	PNC Bank, National Association Credit Agreement(8)
10.17	1999 Stock Option Agreement(10)
10.18	Second Amendment to Credit Agreement dated January 12, 2000 between Registrant and PNC Bank(11)
10.19	Third Amendment to Credit Agreement dated March 29, 2000 between Registrant and PNC Bank(17)

Number

10.20		Fourth Amendment to Credit Agreement dated December 21, 2000 between Registrant and PNC Bank(17)
10.21		1998 Stock Option Plan(14)
10.22		Employment Agreement with M. Peter Thomas dated January 1, 2001(15)
10.23		Promissory Note from M. Peter Thomas dated April 9, 2001(15)
10.24		Securities Purchase Agreement dated March 6, 2002(16)
10.25		Agreement Concerning Additional Investors, dated March 8, 2002(16)
10.26		Letter Agreement dated September 29, 2002 between Superconductor and RGC International Investors, LPC(18)
10.27		Subordinated Promissory Note dated September 30, 2002 issued to RGC International Investors, LPC(18)
10.28		Form of Change in Control Agreement dated October 10, 2002 (previously filed)
10.29		Charles E. Shalvoy Change in Control Agreement dated October 10, 2002 (previously filed)
10	.30(a)	Securities Purchase Agreement dated October 10, 2002(19)
10	.30(b)	Supplement to Securities Purchase Agreement dated October 28, 2002 for additional investment (previously filed)
10.31		Promissory Note between Charles E. Shalvoy and Conductus dated December 28, 2000 (previously filed)
10.32		Security Agreement between Charles E. Shalvoy and Conductus dated December 28, 2000 (previously filed)
10.33		Promissory Note Agreement between Charles E. Shalvoy and Conductus dated August 21, 2001 (previously filed)
10.34		Security Agreement between Charles E. Shalvoy and Conductus dated August 21, 2001 (previously filed)
10.35		Form of Affiliate Agreement(19)
21.1		Subsidiaries(16)
23.1		Consent of PricewaterhouseCoopers LLP, Independent Accountants for Superconductor (filed herewith)
23.2		Consent of PricewaterhouseCoopers LLP, Independent Accountants for Conductus (filed herewith)
23.3		Consent of GuthChristopher LLP (included in their Opinion filed in Exhibit 5.1)
23.4		Consent of Orrick, Herrington & Sutcliffe LLP (included in their Opinion filed in Exhibit 8.1)
24.1		Power of Attorney (included on signature page hereto)
99.1		Opinion of S&P CVC (previously filed)
99.2		Opinion of U.S. Bancorp Piper Jaffray (previously filed)
99.3		Consent of S&P CVC (filed herewith)
99.4		Consent of U.S. Bancorp Piper Jaffray (filed herewith)
99.5		Form of Consent of Persons about to become directors (filed herewith)
99.6		Superconductor Form of Proxy Card (filed herewith)
99.7		Conductus Form of Proxy Card (filed herewith)

(1)	Incorporated by reference from the Registrant’s Registration Statement on Form S-1 (Reg. No. 33-56714).

(2)	Incorporated by reference from Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 33-56714).

(3)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K filed for the year ended December 31, 1993.

(4)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K filed for the year ended December 31, 1994.

(5)	Incorporated by reference from the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-10569).

(6)	Incorporated by reference from the Registrant’s Report on Form 10-Q filed on May 8, 1997 for the quarter ended March 29, 1997. The exhibit listed is incorporated by reference to Exhibit 10.1 of Registrant’s Report on Form 10-Q.

(7)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K filed for the year ended December 31, 1997.

(8)	Incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q filed for the quarter ended July 3, 1999.

(9)	Incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q filed for the quarter ended October 2, 1999.

(10)	Incorporated by reference from the Registrant’s Registration Statement on Form S-8 (Reg. No. 333-90293).

(11)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K filed for the year ended December 31, 1999.

(12)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed October 4, 2000.

(13)	Incorporated by reference from the Registrant’s Registration Statement on Form S-3 (Reg. No. 333-48540).

(14)	Incorporated by reference from the Registrant’s Registration Statement on Form S-8 (Reg. No. 333-56606).

(15)	Incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q filed for the quarter ended June 30, 2001.

(16)	Incorporated by reference from the Registrants Annual Report on Form 10-K for the year ended December 31, 2001.

(17)	Incorporated by reference from the Registrants Annual Report on Form 10-K for the year ended December 31, 2000.

(18)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed October 2, 2002.

(19)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed October 14, 2002.

*	Confidential treatment has been previously granted for certain portions of these exhibits.

      (c) Not applicable.

Item 22.     Undertakings

      (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (c) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/ prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

      (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

      (g) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on November 15, 2002.

SUPERCONDUCTOR TECHNOLOGIES INC.

By:	/s/ M. PETER THOMAS

M. Peter Thomas
President and Chief Executive Officer

POWER OF ATTORNEY

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ M. PETER THOMAS M. Peter Thomas	President, Chief Executive Officer and Director (Principal Executive Officer)	November 15, 2002

* Martin S. McDermut	Senior Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)	November 15, 2002

* William J. Buchanan	Controller (Principal Accounting Officer)	November 15, 2002

* H. Vaughan Blaxter, III	Director	November 15, 2002

* Robert P. Caren	Director	November 15, 2002

* E. Ray Cotten	Director, Senior Vice President, Business Development and Chief Marketing Officer	November 15, 2002

* Dennis J. Horowitz	Director	November 15, 2002

* John D. Lockton	Chairman of the Board	November 15, 2002

Signature	Title	Date

* Joseph C. Manzinger	Director	November 15, 2002

* J. Robert Schrieffer	Director	November 15, 2002

*By: /s/ M. PETER THOMAS M. Peter Thomas as attorney-in-fact	President, Chief Executive Officer and Director (Principal Executive Officer)	November 15, 2002

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Agreement and Plan of Merger dated as of October 10, 2002, by and among Superconductor, STI Acquisition Inc. and Conductus, Inc. (incorporated by reference from Annex A to the proxy statement/ prospectus included in this Registration Statement)
3.1	Restated Certificate of Incorporation of the Company(14)
3.2	Certificate of Amendment of Restated Certificate of Incorporation(15)
3.3	Bylaws of the Registrant(9)
3.4	Certificate of Amendment of Bylaws dated May 17, 2001(15)
3.5	Certificate of Amendment of Bylaws dated August 8, 2001(15)
4.1	Form of Common Stock Certificate(1)
4.2	Third Amended and Restated Stockholders Rights Agreement(8)
4.3	Warrant Issued to PNC Bank, National Association in connection with Credit Agreement(8)
4.4	Registration Rights Agreement to United States Cellular Corporation(9)
4.5	Form of Warrant to United States Cellular Corporation(9)
4.6	Warrant Purchase Agreement dated December 1, 1999 with PNC Bank(11)
4.7	Warrant Purchase Agreement dated January 12, 2000 with PNC Bank(11)
4.8	Certificate of Designations, Preferences and Rights of Series E Convertible Stock(12)
4.9	Securities Purchase Agreement dated as of September 29, 2000 between the Company and RGC International Investors, LDC.(12)
4.10	Registration Rights Agreement dated as of September 29, 2000 between the Company and RGC International Investors, LDC.(12)
4.11	Initial Stock Purchase Warrant dated as of September 29, 2000 between the Company and RGC International Investors, LDC.(12)
4.12	Incentive Stock Purchase Warrant dated as of September 29, 2000 between the Company and RGC International Investors, LDC.(12)
4.13	Registration Rights Agreement dated March 6, 2002(16)
4.14	Warrants to Purchase Shares of Common Stock dated March 11, 2002(16)
4.15	Registration Rights Agreement dated October 10, 2002(18)
4.16	Warrants to Purchase Common Stock dated October 10, 2002(18)
5.1	Opinion of GuthChristopher LLP regarding the legality of the shares of Superconductor common stock to be issued in the merger (filed herewith)
8.1	Opinion of Orrick, Herrington & Sutcliffe LLP regarding the tax consequences of the merger (filed herewith)
9.1	Form of Conductus Voting Agreement(19)
10.1	Technical Information Exchange Agreement between the Registrant and Philips dated September 1989(2)
10.2	1992 Director Option Plan(2)
10.3	Form of Indemnification Agreement(2)
10.4	License Agreement between the Registrant and the University of Arkansas dated April 9, 1992, as amended(2)
10.5	1992 Stock Option Plan(2)
10.6	Proprietary Information & Patents Inventions Agreement among the Registrant, E-Systems, Inc. and various other parties; Purchase Order dated October 10, 1991(2)
10.7	Joint Venture Company (JDC) Agreement between the Registrant and Sunpower Incorporated dated April 2, 1992(2)*
10.8	Government Contract issued to Registrant by the Defense Advanced Research Projects Agency through the Office of Naval Research dated September 4, 1991(2)

Exhibit
Number		Description

10.9		License Agreement between the Registrant and E.I. DuPont de Nemours and Company dated December 1992(2)*
10.10		Superconductor Technologies Inc. Purchase Agreement(3)*
10.11		Form of Distribution Agreement(4)
10.12		Amended and Restated 1988 Stock Option Plan, as amended, with form of stock option agreement(4)
10.13		Joint Venture Agreement between Registrant and Analeptic Technologies (S) Pet Ltd. dated May 20, 1996(5)*
10.14		Employment Offer Letter to M. Peter Thomas dated April 3, 1997(6)
10.15		Employment Agreement with E. Ray Cotten dated July 1, 1997(7)
10.16		PNC Bank, National Association Credit Agreement(8)
10.17		1999 Stock Option Agreement(10)
10.18		Second Amendment to Credit Agreement dated January 12, 2000 between Registrant and PNC Bank(11)
10.19		Third Amendment to Credit Agreement dated March 29, 2000 between Registrant and PNC Bank(17)
10.20		Fourth Amendment to Credit Agreement dated December 21, 2000 between Registrant and PNC Bank(17)
10.21		1998 Stock Option Plan(14)
10.22		Employment Agreement with M. Peter Thomas dated January 1, 2001(15)
10.23		Promissory Note from M. Peter Thomas dated April 9, 2001(15)
10.24		Securities Purchase Agreement dated March 6, 2002(16)
10.25		Agreement Concerning Additional Investors dated March 8, 2002(16)
10.26		Letter Agreement dated September 29, 2002 between Superconductor and RGC International Investors, LPC(18)
10.27		Subordinated Promissory Note dated September 30, 2002 issued to RGC International Investors, LPC(18)
10.28		Form of Change in Control Agreement dated October 10, 2002 (filed herewith)
10.29		Charles E. Shalvoy Change in Control Agreement dated October 10, 2002 (filed herewith)
10	.30(a)	Securities Purchase Agreement dated October 10, 2002(19)
10	.30(b)	Supplement to Securities Purchase Agreement dated October 28, 2002 for additional investment (filed herewith)
10.31		Promissory Note between Charles E. Shalvoy and Conductus dated December 28, 2000 (filed herewith)
10.32		Security Agreement between Charles E. Shalvoy and Conductus dated December 28, 2000 (filed herewith)
10.33		Promissory Note Agreement between Charles E. Shalvoy and Conductus dated August 21, 2001 (filed herewith)
10.34		Security Agreement between Charles E. Shalvoy and Conductus dated August 21, 2001 (filed herewith)
10.35		Form of Affiliate Agreement(18)
21.1		Subsidiaries(16)
23.1		Consent of PricewaterhouseCoopers LLP, Independent Accountants for Superconductor (filed herewith)
23.2		Consent of PricewaterhouseCoopers LLP, Independent Accountants for Conductus (filed herewith)
23.3		Consent of GuthChristopher LLP (included in their Opinion filed in Exhibit 5.1)
23.4		Consent of Orrick, Herrington & Sutcliffe LLP (included in their Opinion filed in Exhibit 8.1)
24.1		Power of Attorney (included on signature page hereto)

Exhibit
Number	Description

99.1	Opinion of S&P CVC (filed previously)
99.2	Opinion of U.S. Bancorp Piper Jaffray (filed previously)
99.3	Consent of S&P CVC (filed herewith)
99.4	Consent of U.S. Bancorp Piper Jaffray (filed herewith)
99.5	Form of Consent of Persons about to become directors (filed herewith)
99.6	Superconductor Form of Proxy Card (filed herewith)
99.7	Conductus Form of Proxy Card (filed herewith)

(1)	Incorporated by reference from the Registrant’s Registration Statement on Form S-1 (Reg. No. 33-56714).

(2)	Incorporated by reference from Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 33-56714).

(3)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K filed for the year ended December 31, 1993.

(4)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K filed for the year ended December 31, 1994.

(5)	Incorporated by reference from the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-10569).

(6)	Incorporated by reference from the Registrant’s Report on Form 10-Q filed on May 8, 1997 for the quarter ended March 29, 1997. The exhibit listed is incorporated by reference to Exhibit 10.1 of Registrant’s Report on Form 10-Q.

(7)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K filed for the year ended December 31, 1997.

(8)	Incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q filed for the quarter ended July 3, 1999.

(9)	Incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q filed for the quarter ended October 2, 1999.

(10)	Incorporated by reference from the Registrant’s Registration Statement on Form S-8 (Reg. No. 333-90293).

(11)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K filed for the year ended December 31, 1999.

(12)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed October 4, 2000.

(13)	Incorporated by reference from the Registrant’s Registration Statement on Form S-3 (Reg. No. 333-48540).

(14)	Incorporated by reference from the Registrant’s Registration Statement on Form S-8 (Reg. No. 333-56606).

(15)	Incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q filed for the quarter ended June 30, 2001.

(16)	Incorporated by reference from the Registrants Annual Report on Form 10-K for the year ended December 31, 2001.

(17)	Incorporated by reference from the Registrants Annual Report on Form 10-K for the year ended December 31, 2000.

(18)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed October 2, 2002.

(19)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed October 14, 2002.

*	Confidential treatment has been previously granted for certain portions of these exhibits.